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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CURAGEN CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SPECIAL MEETING OF STOCKHOLDERS
MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

        The boards of directors of Celldex Therapeutics, Inc. ("Celldex") and CuraGen Corporation ("CuraGen") have each unanimously approved a merger combining CuraGen with and into a wholly-owned subsidiary of Celldex.

        If the acquisition is consummated, a wholly-owned subsidiary of Celldex will be merged with and into CuraGen and as a result, CuraGen will become a wholly owned subsidiary of Celldex. The terms of the merger agreement provide for Celldex to issue shares of its common stock to CuraGen stockholders in exchange for all of the outstanding common stock of CuraGen (plus cash in lieu of fractional shares). The number of shares of Celldex common stock that will be issued in exchange for each share of CuraGen common stock will be determined at the closing of the merger by:

  (1)
  dividing the "purchase price," which is initially set at $94,500,000 (but which is subject to adjustment as summarized below and fully described in the merger agreement), by the sum of the total number of shares of CuraGen common stock outstanding immediately prior to the closing plus the total number of shares of CuraGen common stock issuable to option holders upon the exercise of stock options under CuraGen's 2007 Stock Incentive Plan, which is referred to in the joint proxy statement/prospectus as the 2007 Stock Plan, which have an exercise price less than or equal to $1.67 per share and are outstanding immediately prior to the closing; and

  (2)
  dividing the result obtained in (1) by the volume weighted average of the closing prices of Celldex common stock on fifteen randomly selected days during the period of thirty trading days ending on the trading day that is two days prior to the closing date.

        The "purchase price" used to determine the per share consideration as set forth above is initially set at $94,500,000 but is subject to adjustment based, in part, on CuraGen's cash at the closing of the merger (the calculation of which is set forth in the merger agreement). If CuraGen's cash at the closing of the merger exceeds $54,500,000, then the purchase price will be adjusted upward by $1.30 for each $1.00 of excess until the aggregate purchase price reaches $97,500,000, and thereafter by $1.00 for each $1.00 of excess up to a maximum aggregate purchase price of $100,000,000. If CuraGen's cash at the closing of the merger is less than $54,500,000, then the purchase price will be adjusted downward by $1.00 for each $1.00 of the shortfall. A complete description of the foregoing adjustment is set forth in the merger agreement. The merger agreement provides limits on the maximum and minimum number of shares of Celldex that will be issued pursuant to the merger. As a result, immediately after the effective time of the merger, Celldex stockholders will retain between 67.5% and 42% of Celldex's outstanding shares of common stock.

        At the effective time of the proposed merger, Celldex will assume all options to purchase common stock outstanding under the 2007 Stock Plan, and such options will be converted into options to purchase shares of Celldex common stock in accordance with the terms of the merger agreement. All options under CuraGen's 1997 Employee, Director and Consultant Stock Plan, which is referred to in this joint proxy statement/prospectus as the 1997 Stock Plan, that are not exercised prior to the effective time of the proposed merger will terminate and be of no further force and effect upon the effective time of the merger.

        Stockholders of Celldex will be asked, at Celldex's special meeting of stockholders, to approve the following proposals: (i) the issuance of shares of Celldex common stock pursuant to the merger (including shares issuable upon exercise of CuraGen options with an exercise price of $1.67 or less assumed by Celldex in the merger) in the amount necessary to result in the issuance of shares of Celldex common stock equal to between 32.5% and 58% of the sum of the total number of shares of Celldex common stock outstanding immediately after the effective time of the merger (which number includes the shares of CuraGen common stock outstanding immediately prior to the effective time of the merger that are converted into shares of Celldex common stock in the merger) plus the maximum number of shares of Celldex common stock issuable upon exercise of CuraGen options with an exercise price of $1.67 or less assumed by Celldex in the merger; and (ii) adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are insufficient votes to constitute a quorum or approve the issuance of Celldex common stock pursuant to the merger agreement.

        Stockholders of CuraGen will be asked, at CuraGen's special meeting of stockholders, to approve the following proposals: (i) the adoption of the merger agreement; and (ii) adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are insufficient votes to constitute a quorum or to adopt the merger agreement.

        The special meeting of Celldex stockholders will be held at the offices of Lowenstein Sandler PC, 1251 Avenue of the Americas, New York, New York 10020, on September 30, 2009 at 5 p.m. local time. The special meeting of CuraGen stockholders will be held at The Omni New Haven Hotel at Yale, located at 155 Temple Street, New Haven, Connecticut 06510, on September 30, 2009 at 5 p.m. local time. This joint proxy statement/prospectus provides you with important information about Celldex, CuraGen and the proposed merger. You may obtain other information about Celldex and CuraGen from documents filed with the Securities and Exchange Commission. We encourage you to read carefully the entire joint proxy statement/prospectus.

        FOR A DISCUSSION OF SIGNIFICANT MATTERS THAT SHOULD BE CONSIDERED BEFORE VOTING AT THE SPECIAL MEETINGS, SEE "RISK FACTORS" COMMENCING ON PAGE 10.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED OF THE CELLDEX COMMON STOCK TO BE ISSUED PURSUANT TO THE MERGER OR DETERMINED WHETHER THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        This joint proxy statement/prospectus is dated August 28, 2009, and is first being mailed to stockholders of Celldex and CuraGen on or about September 1, 2009.

        THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Page
THE SPECIAL MEETING OF CELLDEX'S STOCKHOLDERS	36
Date, Time and Place	36
Matters to be Considered	36
Recommendation of Celldex's Board of Directors	36
Record Date and Voting Power	36
Required Vote	37
Voting and Revocation of Proxies	37
Solicitation of Proxies	38
Stockholders Sharing an Address	38
Other Matters	38
THE SPECIAL MEETING OF CURAGEN'S STOCKHOLDERS	39
Date, Time and Place	39
Matters to be Considered	39
Recommendation of CuraGen's Board of Directors	39
Record Date and Quorum	39
Required Vote	40
Voting and Revocation of Proxies	40
Solicitation of Proxies	41
Stockholders Sharing an Address	41
CELLDEX PROPOSAL 1 AND CURAGEN PROPOSAL 1: THE MERGER	42
Background of the Transaction	42
General Description of the Merger	50
Celldex's Reasons for the Merger	51
Recommendation of Celldex's Board of Directors	53
CuraGen's Reasons for the Merger	53
Recommendation of CuraGen's Board of Directors	55
Opinion of Celldex's Financial Advisor	55
CuraGen Unaudited Financial Projections	64
Opinion of CuraGen's Financial Advisor	66
Accounting Treatment of the Merger	73
Material United States Federal Income Tax Consequences of the Merger	74
Appraisal Rights	77
Federal Securities Laws Consequences	77
Interests of Celldex's Directors and Executive Officers	77
Interests of CuraGen's Directors and Executive Officers	77
Delisting and Deregistration of CuraGen Common Stock After the Merger	82
Listing of Celldex Common Stock	82
CELLDEX AND CURAGEN PROPOSAL NO. 2: ADJOURNMENT OF THE SPECIAL MEETING	83
Recommendation of Celldex's Board of Directors	83
Recommendation of CuraGen's Board of Directors	83
COMPARISON OF RIGHTS OF CELLDEX AND CURAGEN STOCKHOLDERS	83
SUMMARY OF MATERIAL DIFFERENCES BETWEEN THE CURRENT RIGHTS OF CURAGEN STOCKHOLDERS AND RIGHTS THOSE STOCKHOLDERS WILL HAVE AS CELLDEX STOCKHOLDERS FOLLOWING THE MERGER	84
Litigation Related to the Merger	89

Page
THE MERGER AGREEMENT	91
Structure of the Merger	91
Effective Time of the Transaction	91
Officers and Directors	91
Conversion of CuraGen Shares	91
The Exchange Ratio	92
Stock Options	93
Convertible Notes	94
Fractional Shares	94
Exchange and Payment Procedures	94
CuraGen stockholders should not return their stock certificates with the enclosed proxy card, and should not forward their stock certificates to the exchange agent without a letter of transmittal	94
Representations and Warranties	95
Conduct of Business Prior to the Completion of the Merger	97
Stockholders Meetings	101
Restrictions on Solicitation of Third-Party Acquisition Proposals	101
Celldex's Board of Directors Recommendation	102
Directors' and Officers' Indemnification and Liability Insurance	103
Public Announcements	103
Employee Matters	103
Listing	103
Tax Matters	104
Board of Directors of Celldex	104
Other Covenants and Agreements	104
Conditions to the Completion of the Merger	104
Termination of the Merger Agreement	105
Termination Fee	107
Amendment and Waiver	108
COMBINED COMPANY MANAGEMENT AFTER THE MERGER	109
Management and Board of Directors	109
Board of Directors	109
Officers	111
Committees of the Board	112
Compensation of Celldex's Board of Directors	113
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CURAGEN	114
DESCRIPTION OF CELLDEX COMMON STOCK	117
DESCRIPTION OF CELLDEX RIGHTS PLAN	117
EXPERTS	117
LEGAL MATTERS	118
STOCKHOLDER PROPOSALS	118
COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	118
WHERE YOU CAN FIND MORE INFORMATION	119
ANNEX A Agreement and Plan of Merger	A-1
ANNEX B Opinion of Brean Murray, Carret & Co.	B-1
ANNEX C Opinion of Piper Jaffray & Co.	C-1

Celldex Therapeutics, Inc.

119 Fourth Avenue
Needham, Massachusetts 02494
(781) 433-0771

NOTICE OF SPECIAL MEETING OF CELLDEX STOCKHOLDERS
TO BE HELD ON SEPTEMBER 30, 2009

To the Stockholders of Celldex Therapeutics, Inc:

        On behalf of the board of directors of Celldex Therapeutics, Inc., a Delaware corporation ("Celldex"), we are pleased to deliver this joint proxy statement/prospectus for the proposed merger combining a wholly-owned subsidiary of Celldex with and into CuraGen Corporation, a Delaware corporation ("CuraGen"). A special meeting of stockholders of Celldex will be held on September 30, 2009 at 5 p.m., local time, at the offices of Lowenstein Sandler PC, 1251 Avenue of the Americas, New York, New York 10020, for the following purposes:

  1.
  To consider and vote upon the issuance of a number of shares of Celldex common stock to CuraGen stockholders pursuant to the merger determined in accordance with the Agreement and Plan of Merger, dated as of May 28, 2009, by and among Celldex, Cottrell Merger Sub, Inc., a wholly-owned subsidiary of Celldex, and CuraGen, as such agreement may be amended from time to time, which will result in the issuance of shares of Celldex common stock equal to at least 32.5%, and no more than 58%, of the sum of the total number of shares of Celldex common stock outstanding immediately after the effective time of the merger (which number includes the shares of CuraGen common stock outstanding immediately prior to the effective time of the merger that are converted into shares of Celldex common stock in the merger) plus the maximum number of shares of Celldex common stock issuable upon exercise of CuraGen options with an exercise price of $1.67 or less assumed by Celldex in the merger;

  2.
  To consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are insufficient votes to constitute a quorum or to approve Proposal No. 1 at the time of the special meeting; and

  3.
  To transact any other business which may properly come before the meeting.

        The board of directors of Celldex has fixed August 20, 2009 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only record holders of shares of Celldex common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. At the close of business on the Celldex record date, Celldex had 15,879,475 shares of common stock outstanding and entitled to vote.

        Your vote is important.    We cannot complete the transactions contemplated by the merger agreement without the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Celldex special meeting in favor of the approval of Proposal No. 1. Even if you plan to attend the special meeting in person, we request that you sign and return the enclosed proxy card or submit a proxy by telephone or via the internet and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card or submit a proxy by telephone or via the internet without indicating how you wish to vote, your proxy will be counted as a vote in favor of Proposal Nos. 1 and 2. If you fail to submit a proxy, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If you do attend the Celldex special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

        The Celldex board of directors unanimously recommends that you vote "FOR" the above proposals.

By Order of the Board of Directors,
ANTHONY S. MARUCCI President and Chief Executive Officer
Needham, Massachusetts August 28, 2009

CURAGEN CORPORATION

322 EAST MAIN STREET
BRANFORD, CONNECTICUT 06405
(203) 481-1104

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 30, 2009

To the Stockholders of CuraGen Corporation:

        The Special Meeting of Stockholders (the "CuraGen Special Meeting") of CuraGen Corporation, a Delaware corporation, will be held on September 30, 2009 at 5 p.m., local time, at The Omni New Haven Hotel at Yale, located at 155 Temple Street, New Haven, Connecticut 06510, for the following purposes:

  1.
  To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of May 28, 2009, by and among CuraGen Corporation, Celldex Therapeutics, Inc., and Cottrell Merger Sub, Inc., as such agreement may be amended from time to time (the "merger agreement");

  2.
  To consider and vote upon a proposal to approve the adjournment of the CuraGen Special Meeting, if necessary, to solicit additional proxies, in the event that there are insufficient votes to constitute a quorum or approve Proposal No. 1 at the time of the CuraGen Special Meeting; and

  3.
  To transact such other business as may properly come before the CuraGen Special Meeting and any adjournment or adjournments thereof.

        These items of business are more fully described in the joint proxy statement/prospectus accompanying this notice. Only stockholders of record at the close of business on August 17, 2009 are entitled to notice of, and to vote at, the CuraGen Special Meeting and any adjournments or postponements thereof. A complete list of such stockholders will be open to the examination of any stockholder at our principal executive offices at 322 East Main Street, Branford, Connecticut 06405, during ordinary business hours, for a period of 10 days prior to the CuraGen Special Meeting as well as on the day of the CuraGen Special Meeting.

        We cannot complete the transactions contemplated by the merger agreement unless holders of a majority of the outstanding shares of CuraGen common stock entitled to vote at the CuraGen Special Meeting vote in favor of the proposal to adopt the merger agreement.

        The CuraGen Special Meeting may be adjourned from time to time without notice other than by announcement at the CuraGen Special Meeting. All stockholders are invited to attend the CuraGen Special Meeting in person.

        WHETHER YOU PLAN TO ATTEND THE CURAGEN SPECIAL MEETING OR NOT, IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED. THEREFORE, YOU ARE URGED TO PROMPTLY MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE, OR TO SUBMIT A PROXY BY TELEPHONE OR VIA THE INTERNET, PURSUANT TO THE INSTRUCTIONS IN THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY STOCKHOLDER OF RECORD ATTENDING THE CURAGEN SPECIAL MEETING MAY VOTE IN PERSON EVEN IF SUCH STOCKHOLDER HAS PREVIOUSLY SUBMITTED A PROXY.

By Order of the Board of Directors,
Timothy M. Shannon, M.D. President and Chief Executive Officer
Branford, Connecticut August 28, 2009

ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates important business and financial information about Celldex and CuraGen from documents that are not included in or delivered with this joint proxy statement/prospectus. You can review documents incorporated by reference in this joint proxy statement/prospectus, other than certain exhibits to those documents, free of charge at the Securities and Exchange Commission's, referred to as the SEC, public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC's website (www.sec.gov). You can also receive copies of any such documents, free of charge, by requesting them in writing or by telephone from the appropriate company at the following addresses:

Celldex Therapeutics, Inc. 119 Fourth Avenue Needham, Massachusetts 02494 (781) 433-0771 Attn: Investor Relations www.celldextherapeutics.com/wt/page/investors	CuraGen Corporation 322 East Main Street Branford, Connecticut 06405 (203) 481-1104 Attn: Investor Relations http://ir.curagen.com

        If you would like to request any documents, for Celldex documents please do so by September 23, 2009 (five business days before the date of the Celldex special meeting) in order to receive them before the Celldex special meeting and for CuraGen documents by September 23, 2009 (five business days before the date of the CuraGen special meeting) in order to receive them before the CuraGen special meeting.

        For more information, see "Where You Can Find More Information" beginning on page 119.

        You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated August 28, 2009. You should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this joint proxy statement/prospectus to Celldex stockholders or CuraGen stockholders nor the issuance by Celldex of common stock in connection with the merger will create any implication to the contrary.

        Information on the websites of Celldex or CuraGen is not part of this joint proxy statement/prospectus. You should not rely on that information in deciding how to vote.

        In addition, if you have any questions about the merger, this joint proxy statement/prospectus, voting your shares, you would like additional copies of this joint proxy statement/prospectus or you need to obtain proxy cards or other information related to the proxy solicitation, you may contact:

IF YOU ARE A CELLDEX STOCKHOLDER: Georgeson Inc. 199 Water Street New York, New York 10038 Banks and Brokers Call (212) 440-9800 All Others Call Toll Free (800) 279-6505	IF YOU ARE A CURAGEN STOCKHOLDER: Laurel Hill Advisory Group, LLC 100 Wall Street, 22nd Floor New York, NY 10005 Toll Free (888) 742-1305

QUESTIONS AND ANSWERS ABOUT THE ACQUISITION OF CURAGEN
AND OTHER PROPOSALS

        The following are some questions that you, as a stockholder of Celldex or CuraGen, may have regarding the stockholders' meetings and the answers to those questions. Celldex and CuraGen urge you to read the remainder of this joint proxy statement/prospectus carefully because the information in this section does not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference into, this joint proxy statement/prospectus.

Q:
Why am I receiving this joint proxy statement/prospectus?

A:
You are receiving this joint proxy statement/prospectus because you were a stockholder of record of Celldex or CuraGen on the record date for the applicable Celldex or CuraGen special meeting. You may also be receiving this joint proxy statement/prospectus because your shares of Celldex or CuraGen are held on your behalf by a broker, bank or other nominee. If your shares of Celldex or CuraGen are held on your behalf by a broker, bank or other nominee, you are the beneficial owner of such shares, but the broker, bank or other nominee is the stockholder of record and your shares are referred to as being held in "street name."

  Celldex and CuraGen have agreed to the acquisition of CuraGen by Celldex under the terms of the merger agreement described in this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. In order to complete the merger, Celldex stockholders and CuraGen stockholders must vote to approve the following proposals:

  •
  Celldex stockholders must approve the issuance of shares of Celldex common stock pursuant to the merger.

  •
  CuraGen stockholders must adopt the merger agreement.

  Celldex and CuraGen will hold separate stockholders' meetings to obtain these approvals, although the meetings are scheduled to be held on the same day.

  This joint proxy statement/prospectus contains important information about the merger and the special meetings of the respective stockholders of Celldex and CuraGen, and you should read it carefully. The enclosed proxy card and instructions allow you to vote your shares without attending your respective stockholders' meeting in person. If your shares are held in street name, then as the beneficial owner of such shares you are entitled to instruct your broker, bank or other nominee how to vote such shares. Your bank, broker or other nominee will provide you with an instruction card that will allow you to vote your shares without attending your respective stockholders' meeting in person.

  Your vote is important. We encourage you to vote as soon as possible.

  The Celldex board of directors unanimously recommends that the Celldex stockholders vote "FOR" the proposal to issue shares of Celldex common stock pursuant to the merger.

  The CuraGen board of directors unanimously recommends that the CuraGen stockholders vote "FOR" the proposal to adopt the merger agreement.

Q:
Why are Celldex and CuraGen planning a merger?

A:
Celldex and CuraGen are planning a merger because they believe the resulting combined company will be a stronger, more competitive company capable of achieving greater financial strength, operational efficiencies, earning power, access to capital and growth potential than either company would have separately.

i

  Celldex and CuraGen believe that the merger may result in a number of benefits, including:

  •
  a combined company with significant cash resources;

  •
  a greater ability to mitigate overall development risk through creation of a fully-integrated, development stage biopharmaceutical company with a deep product development pipeline;

  •
  an increased pool of near-term development milestones;

  •
  a broader, more balanced portfolio of product candidates, with significant market potential;

  •
  the synergies that could be created in combining CuraGen's pipeline with Celldex's research, development, manufacturing and technological strengths;

  •
  the opportunity for each company's stockholders to participate in the potential growth of the combined company after the merger; and

  •
  efficiencies created by eliminating redundant expenses.

Q:
What will happen in the proposed merger?

A:
In the merger, Cottrell Merger Sub, Inc., a wholly owned subsidiary of Celldex, will merge with and into CuraGen and, as a result, CuraGen will become a wholly owned subsidiary of Celldex. See Celldex Proposal 1 and CuraGen Proposal 1: The Merger—General Description of Merger commencing on page 50.

Q:
What will a CuraGen stockholder be entitled to receive in exchange for CuraGen stock pursuant to the merger and how will it be determined?

A:
In the merger, each CuraGen stockholder will be entitled to receive shares of Celldex common stock in exchange for the shares of CuraGen common stock that such stockholder owns, and cash in lieu of fractional shares. At the closing of the merger, Celldex will issue to holders of CuraGen common stock a number of shares of Celldex common stock in respect of each share of CuraGen common stock determined by:

(1)
dividing the "purchase price" (described below) by the sum of the total number of outstanding shares of CuraGen common stock immediately prior to the closing plus the number of shares of CuraGen common stock issuable to option holders upon the exercise of stock options under CuraGen's 2007 Stock Plan, which have an exercise price less than or equal to $1.67 per share and are outstanding immediately prior to the closing; and

(2)
dividing the result obtained in (1) by the volume weighted average of the closing prices of Celldex common stock on fifteen (15) randomly selected days during the period of thirty trading days ending on the trading day that is two days prior to the closing date. In order to select the fifteen (15) trading days, the closing prices of Celldex common stock on each of the thirty trading days ending on the trading day that is two days prior to the closing date will be marked on a separate sheet of paper and folded so that the date is hidden from view and then counsel to Celldex and CuraGen will alternately select a folded sheet of paper until fifteen (15) sheets have been chosen.

        The "purchase price" used to determine the number of shares of Celldex common stock issued for each share of CuraGen common stock is initially set at $94,500,000, but is subject to adjustment based, in part, on CuraGen's cash at the closing of the merger (the calculation of which is set forth in the merger agreement). If CuraGen's cash at the closing of the merger exceeds $54,500,000, then the purchase price will be adjusted upward by $1.30 for each $1.00 of excess until the aggregate purchase price reaches $97,500,000, and thereafter by $1.00 for each $1.00 of excess up to a maximum aggregate purchase price of $100,000,000. If CuraGen's cash at the closing of the merger is less than $54,500,000, then the purchase price will be adjusted downward by $1.00 for each $1.00 of the shortfall.

        Because we will not know the values of any of the foregoing amounts until the closing of the merger, the exact number of Celldex shares issuable for one CuraGen share (what we refer to as the "exchange ratio") cannot be definitively calculated until the closing. However, if we assume that as of the closing of the merger:

  (a)
  there will be 57,205,231 shares of CuraGen common stock outstanding;

  (b)
  there will be up to 3,508,475 shares of CuraGen stock that could be issued upon the exercise of stock options under the 2007 Stock Plan which have an exercise price less than or equal to $1.67 per share and are outstanding immediately prior to the closing;

  (c)
  CuraGen's cash at the closing of the merger is $53,500,000, resulting in a purchase price of $93,500,000 million; and

  (d)
  the volume weighted average of the closing prices of Celldex common stock as determined above is $7.60 (which was the closing price of Celldex common stock on July 31, 2009);

then we estimate that the exchange ratio would be 0.2026335 shares of Celldex common stock for each share of CuraGen common stock. We estimate that use of the foregoing estimated exchange ratio would result in Celldex issuing a total of 12,302,631 shares of common stock (which would include those reserved for issuance pursuant to the stock options that are being assumed) pursuant to the merger. Under the foregoing assumptions, Celldex shareholders would own 56.3% of Celldex common stock and former CuraGen shareholders would own 43.7% of Celldex common stock, upon the consummation of the merger. A fuller description of how the exchange ratio will be calculated is set forth in the section entitled "The Merger Agreement—The Exchange Ratio" on page 92.

Q:
How will the amount of CuraGen's cash at the closing of the merger be determined for purposes of calculating the "Purchase Price"?

A:
The amount of CuraGen's cash at the closing of the merger will be determined by

          (i)  adding together

    •
    CuraGen's cash, cash equivalents, marketable securities and short term investments as of the closing;

    •
    the amount of CuraGen's non-cash current assets, property and equipment (net) and other assets (net), reflected on a closing balance sheet to be prepared by CuraGen in connection with the closing; and

    •
    the aggregate exercise price of the CuraGen options assumed by Celldex in the merger with an exercise price less than or equal to $1.67 (the "in-the-money options"); and

         (ii)  subtracting from the total of (i) the sum of:

    •
    CuraGen's transaction expenses in connection with the merger, including the cost of a prepaid tail insurance policy of directors' and officer's liability insurance (as described below under "The Merger Agreement—Directors' and Officers' Indemnification and Liability Insurance" on page 103);

    •
    the aggregate principal amount of CuraGen's outstanding convertible notes at the time of the closing, and any accrued but unpaid interest on those notes to the extent not reflected as a liability on the closing balance sheet;

    •
    the aggregate severance costs expected to be incurred by CuraGen as a result of the merger; and

    •
    the aggregate amount of other current liabilities reflected on the closing balance sheet prepared by CuraGen in connection with the closing.

Q:
Are there limits on the maximum number of shares of Celldex common stock that will be issued to CuraGen stockholders in the merger?

A:
Yes. The parties have agreed to a collar on the exchange ratio—meaning that the aggregate number of shares of common stock Celldex will issue pursuant to the merger (including shares issuable upon exercise of CuraGen in-the-money options assumed by Celldex in the merger) will not be more than 58%, nor less than 32.5%, of the sum of the total number of shares of Celldex common stock outstanding immediately after the effective time of the merger (which number includes the shares of CuraGen common stock outstanding immediately prior to the effective time of the merger that are converted into shares of Celldex common stock in the merger) plus the maximum number of shares of Celldex common stock issuable upon exercise of CuraGen in-the-money options assumed by Celldex in the merger. That means that if the closing price of Celldex's common stock (determined by the calculation described in the question above) is less than $4.26 (assuming a $93.5 million purchase price and 15,879,475 shares of Celldex common stock outstanding immediately after the effective time of the merger, excluding shares issued or issuable by Celldex pursuant to the merger), the number of shares of Celldex common stock issuable in the merger (including shares issuable upon exercise of CuraGen in-the-money options assumed by Celldex in the merger) would be fixed at 21,928,801 shares. Conversely, if the closing price of Celldex's shares determined by the calculation described above is greater than $12.23 (assuming a $93.5 million purchase price and 15,879,475 shares of Celldex common stock outstanding immediately after the effective time of the merger, excluding shares issued or issuable by Celldex pursuant to the merger), the number of shares of Celldex common stock issuable in the merger (including shares issuable upon exercise of CuraGen in-the-money options assumed by Celldex in the merger) would be fixed at 7,645,671 shares.

Q:
What percentage of Celldex will the former CuraGen stockholders and option holders be entitled to own collectively immediately following the merger?

A:
The percentage of Celldex that former CuraGen stockholders, and option holders will be entitled to own upon completion of the merger will be determined by the exchange ratio, which depends on the net cash of CuraGen, certain of CuraGen's current assets, CuraGen's transaction expenses and related costs and the market price of Celldex common stock leading up to the merger closing date. The merger agreement, however, includes a collar on the exchange ratio, ensuring that the number of shares that Celldex will issue pursuant to the merger (including shares issuable upon exercise of CuraGen in-the-money options assumed by Celldex in the merger) does not exceed 58% or fall below 32.5% of the sum of the total number of shares of Celldex common stock outstanding immediately after the effective time of the merger (which number includes the shares of CuraGen common stock outstanding immediately prior to the effective time of the merger that are converted into shares of Celldex common stock in the merger) plus the maximum number of shares of Celldex common stock issuable upon exercise of CuraGen in-the-money options assumed by Celldex in the merger.

Q:
Who will be the directors of Celldex following the merger?

A:
Following the merger, the board of directors of Celldex will be comprised of nine individuals, consisting of eight existing directors from Celldex: Herbert J. Conrad, Larry Ellberger, George O. Elston, Karen Shoos Lipton, Anthony S. Marucci, Rajesh B. Parekh, Harry H. Penner, and Charles R. Schaller, and one additional director agreed upon by Celldex and CuraGen, who is expected to be Timothy M. Shannon, M.D.

Q:
Who will be the executive officers of Celldex following the merger?

A:
Following the merger, the executive management team of the combined company will remain the same as the current Celldex executive management team.

Q:
What vote is needed by Celldex stockholders at the special meeting to complete the merger?

A:
The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Celldex special meeting is required for approval of Proposal Nos. 1 and 2, unless there is less than a quorum, in which case the affirmative vote of the holders of a majority of the shares present and entitled to vote at the Celldex Special Meeting is required for approval of Proposal No. 2.

  In addition to obtaining stockholder approval, to complete the merger, each of the other closing conditions set forth in the merger agreement must be satisfied or waived. For a more complete description of the closing conditions under the merger agreement, we urge you to read the section entitled "The Merger Agreement—Conditions to the Completion of the Merger" commencing on page 104.

Q:
What vote is needed by CuraGen stockholders at the special meeting to complete the merger?

A:
For Proposal No. 1, the stockholders holding at least a majority of the outstanding shares of CuraGen common stock must vote to adopt the merger agreement. The affirmative vote of the holders of a majority of the votes cast affirmatively or negatively in person or by proxy at the CuraGen Special Meeting is required for approval of Proposal No. 2, unless there is less than a quorum, in which case the affirmative vote of the holders of a majority of the shares present and entitled to vote at the CuraGen Special Meeting is required for approval of Proposal No. 2.

  In addition to obtaining stockholder approval, to complete the merger each of the other closing conditions set forth in the merger agreement must be satisfied or waived. For a more complete description of the closing conditions under the merger agreement, we urge you to read the section entitled "The Merger Agreement—Conditions to the Completion of the Merger" commencing on page 104.

Q:
How many votes do I have?

A:
At the Celldex special meeting, Celldex stockholders will be entitled to one vote for each share of Celldex common stock that they owned as of the Celldex record date. As of the close of business on the Celldex record date, there were approximately 15,879,475 outstanding shares of Celldex common stock.

  At the CuraGen special meeting, CuraGen stockholders will be entitled to one vote for each share of CuraGen common stock that they owned as of the CuraGen record date. As of the close of business on the CuraGen record date, there were approximately 57,205,231 outstanding shares of CuraGen common stock.

Q:
What do I need to do now?

A:
After carefully reading and considering the information contained in and incorporated by reference into this joint proxy statement/prospectus, please submit your proxy in the manner set forth herein as soon as possible.

  If you are a Celldex stockholder of record, you may submit a proxy by

  (1)
  marking, signing and dating the Celldex proxy card enclosed herewith and returning it to Celldex in the postage-paid envelope provided before the Celldex special meeting

  (2)
  calling toll-free 1-800-690-6903 using a touch-tone phone prior to 11:59 p.m., New York City time on September 29, 2009 and following the recorded instructions; and

  (3)
  accessing the internet website http://www.proxyvote.com using the company number and control number from the enclosed Celldex proxy card to complete an electronic proxy card prior to 11:59 p.m., New York City time on September 29, 2009.

v

  Please note that there are separate arrangements for submitting voting instructions if your shares are registered in Celldex' stock records in the name of a broker, bank or other nominee and held on your behalf in street name. Celldex's stockholders, who own shares through a broker or bank, should check the instructions forwarded by their broker, bank or other holder of record to see which methods are available for submitting voting instructions.

  If you are a CuraGen stockholder of record, you may submit a proxy by

  (1)
  marking, signing and dating the CuraGen proxy card included with this joint proxy statement/prospectus and returning it in the postage-paid envelope provided, to American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219 before the CuraGen special meeting;

  (2)
  calling the toll-free number 1-800-PROXIES (1-800-776-9437) using a touch-tone phone prior to 11:59 p.m., New York City time on September 29, 2009 and following the recorded instructions; or

  (3)
  accessing the Internet website www.voteproxy.com and following the instructions on the website to complete an electronic proxy card prior to 11:59 p.m., New York City time on September 29, 2009.

  Please note that there are separate arrangements for submitting voting instructions if your shares are registered in CuraGen's stock records in the name of a broker, bank or other nominee and held on your behalf in street name. CuraGen stockholders, who own shares through a broker or bank, should check the instructions forwarded by their broker, bank or other holder of record to see which methods are available for submitting voting instructions.

  If you are a stockholder of record and you do not submit a proxy or attend your special meeting and vote in person, your shares will not be represented or voted at your special meeting.

Q:
What risks should I consider in deciding whether to vote in favor of the share issuance?

A:
You should review carefully the section of this joint proxy statement/prospectus entitled "Risk Factors" commencing on page 10, which sets forth certain risks and uncertainties related to the merger and to an investment in Celldex's common stock, risks and uncertainties to which the combined company's business will be subject and risks and uncertainties to which each of Celldex and CuraGen, as an independent company, is subject.

Q:
What happens if I do not vote?

A:
For Celldex's stockholders, the failure to execute and return your proxy card or to submit a proxy by telephone or over the Internet will not affect the outcome of either proposal but will reduce the number of votes required to approve such proposal.

  For CuraGen's stockholders, with respect to Proposal No. 1, the failure to execute and return your proxy card or to submit a proxy by telephone or over the Internet will have the same effect as voting against the adoption of the merger agreement and the approval of the merger. With respect to Proposal No. 2, the failure to execute and return your proxy card or to submit a proxy by telephone or over the Internet will not affect the outcome of such proposal but will reduce the number of votes required to approve such proposal.

Q:
What happens if I submit my proxy or voting instructions but do not indicate how I want to vote?

A:
If you are a CuraGen or a Celldex stockholder of record and you submit a proxy but do not indicate how you want to vote and do not indicate that you wish to abstain, your shares will be voted "FOR" Proposal No. 1 and "FOR" Proposal No. 2. If you choose "Abstain" for a proposal on your proxy, your shares will not be voted for that proposal, but will be counted the purpose of determining whether a quorum exists for the CuraGen special meeting or the Celldex special meeting, as applicable.

  If you hold shares of CuraGen or Celldex common stock in street name and submit your voting instructions to your broker, bank or other nominee but do not indicate how to vote your shares, your shares will not be voted with respect to Proposal No. 1 or Proposal No. 2 (which we refer to as a broker non-vote). Broker non-votes, if any, will not be counted for the purpose of determining whether a quorum exists either for the CuraGen special meeting or the Celldex special meeting.

Q:
May I vote in person?

A:
If your shares of Celldex or CuraGen common stock are registered directly in your name with Celldex's or CuraGen's transfer agent, as applicable, you are considered, with respect to those shares, the stockholder of record, and the proxy materials and proxy card are being sent directly to you. If you are a Celldex or CuraGen stockholder of record, you may attend the special meeting of stockholders to be held on September 30, 2009 and vote your shares in person, rather than signing and returning your proxy card or otherwise providing proxy instructions. If you are a beneficial owner of shares held in street name, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors of election with your ballot when you vote at the meeting.

Q:
May I change my vote after I have submitted a proxy or voting instructions?

A:
Yes. You may change your vote at any time before your proxy is voted at the applicable special meeting of stockholders. If you are a stockholder of record, you can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can submit new proxy instructions either on a new proxy card, by telephone or via the Internet. Third, you can attend the meeting and vote in person. Your attendance at your special meeting alone will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your shares of common stock, you must follow directions received from your broker, bank or other nominee to change those instructions.

Q:
Am I entitled to appraisal rights?

A:
No. CuraGen's common stock is quoted on the NASDAQ Global Market and CuraGen's stockholders will be entitled to receive shares of Celldex common stock pursuant to the merger (plus cash in lieu of fractional shares). Therefore, pursuant to the General Corporation Law of the State of Delaware, CuraGen stockholders will not be entitled to appraisal rights.

Q:
Is the merger expected to be taxable to CuraGen stockholders or to Celldex and/or CuraGen?

A:
Generally, no. The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, except with respect to cash received in lieu of fractional shares of Celldex common stock, the holders of CuraGen common stock generally will not recognize any gain or loss for United States federal income tax purposes on the exchange of shares of CuraGen common stock for shares of Celldex common stock pursuant to the merger and neither Celldex, CuraGen nor Cottrell Merger Sub, Inc. will recognize any gain or loss for United States federal income tax purposes as a result of the merger. You should read the section entitled "Celldex Proposal 1 and CuraGen Proposal 1: The Merger—Material United States Federal Income Tax Consequences of the Merger" commencing on page 74 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor to determine the tax consequences of the merger to you.

Q:
Will Celldex common stock that the CuraGen stockholders receive pursuant to the merger be listed on NASDAQ?

A:
Yes. Celldex and CuraGen anticipate that the common stock of Celldex to be received by stockholders of CuraGen will be listed on the NASDAQ Global Market under the symbol "CLDX."

Q:
Do I need to send in my CuraGen stock certificate now?

A:
No. CuraGen stockholders should not send in any stock certificates now. After the merger is completed, Celldex's exchange agent will send former CuraGen stockholders a letter of transmittal explaining what they must do to exchange their CuraGen stock certificates for the merger consideration payable to them.

  If you are a Celldex stockholder, you are not required to take any action with respect to your Celldex stock certificates.

Q:
Who is paying for this proxy solicitation?

A:
Celldex and CuraGen are each conducting this proxy solicitation of their respective stockholders and each company will bear its own cost of soliciting proxies, including the preparation, assembly, printing and mailing of this joint proxy statement/prospectus, the proxy card and any additional information furnished to stockholders. Celldex and CuraGen may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding proxy and solicitation materials to beneficial owners.

Q:
When do you expect the merger to be completed?

A:
Celldex and CuraGen are working to complete the merger as quickly as possible. Celldex and CuraGen currently anticipate completing the merger in the third quarter of 2009.

Q:
Whom should I call with questions?

A:
If you would like additional copies, without charge, of this joint proxy statement/prospectus or a replacement proxy card or if you have questions about the merger, including the procedures for voting your shares, you should contact:

IF YOU ARE A CELLDEX STOCKHOLDER: Georgeson Inc. 199 Water Street New York, New York 10038 Banks and Brokers Call (212) 440-9800 All Others Call Toll Free (800) 279-6505	IF YOU ARE A CURAGEN STOCKHOLDER: Laurel Hill Advisory Group, LLC 100 Wall Street, 22nd Floor New York, NY 10005 Toll Free (888) 742-1305

SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

        This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which we refer below for a more complete understanding of the proposals, the merger agreement and the other information set forth in this summary. See "Where You Can Find More Information" on page 119. Each item in this summary refers to the page of this joint proxy statement/prospectus on which that subject is discussed in more detail.

        This summary and the balance of this joint proxy statement/prospectus contain forward-looking statements about events that are not certain to occur and are subject to risks, and you should not place undue reliance on those statements. Please carefully read "Cautionary Information Regarding Forward-Looking Statements" on page 34 of this joint proxy statement/prospectus.

        This joint proxy statement/prospectus contains trademarks, trade names, service marks, and service names of Celldex, CuraGen and other companies.

 The Companies

  Celldex Therapeutics, Inc.

        Celldex (NASDAQ: CLDX) is an integrated biopharmaceutical company that applies its comprehensive Precision Targeted Immunotherapy Platform to generate a pipeline of clinical-stage and pre-clinical candidates to treat cancer and other difficult-to-treat diseases. Celldex's immunotherapy platform includes a complementary portfolio of monoclonal antibodies, antibody-targeted vaccines and immunomodulators to create novel disease-specific drug candidates.

        On March 27, 2008, a wholly-owned subsidiary of Celldex (formerly named AVANT Immunotherapeutics, Inc.) merged into Celldex Research Corporation (then named Celldex Therapeutics, Inc.), which was then a privately-held company. Through that merger, Celldex acquired a therapeutic cancer vaccine candidate, known as CDX-110, which is currently in Phase 2 development for the treatment of glioblastoma multiforme. On April 16, 2008, Celldex and Pfizer Inc. entered into a license and development agreement under which Pfizer was granted an exclusive worldwide license to CDX-110 for the treatment of glioblastoma multiforme and exclusive rights to use EGFRvIII vaccines in other potential indications. Under that license and development agreement, Pfizer made an upfront payment to Celldex of $40 million and made a $10 million equity investment in Celldex; Pfizer agreed to fund all development costs for CDX-110 and Celldex could receive potential milestone payments exceeding $390 million for the successful development and commercialization of CDX-110 and additional EGFRvIII vaccine products. In connection with the license and development agreement with Pfizer, Celldex paid a total of $6.9 million in sublicense fees to Duke University and Thomas Jefferson University.

        In 1997, Celldex entered into an agreement with GlaxoSmithKline plc to collaborate on the development and commercialization of an oral rotavirus strain, and Glaxo assumed responsibility for all subsequent clinical trials and development activities. Glaxo used that strain, which Celldex had licensed from Cincinnati Children's Hospital Medical Center, to develop Glaxo's Rotarix® rotavirus vaccine. In 2005, Celldex entered into an agreement under which an affiliate of Paul Royalty Fund purchased an interest in the net royalties that Celldex receives on worldwide sales of Glaxo's Rotarix® vaccine. On April 3, 2008, Glaxo's Rotarix® vaccine received FDA market approval for the prevention of rotavirus gastroenteritis in infants, which triggered a $1.5 million milestone payment to Celldex, half of which Celldex retained under its agreement with the affiliate of Paul Royalty Fund.

        Celldex has an additional pipeline of several pre-clinical programs, as well as several programs at early stages of clinical development.

        Celldex common stock is listed on the NASDAQ Global Market. The principal executive offices of Celldex are located at 119 Fourth Avenue, Needham, Massachusetts 02494 and its telephone number is (781) 433-0771. Celldex has a manufacturing facility located in Fall River, Massachusetts, and operates additional clinical and development activity at a facility located in Phillipsburg, New Jersey.

        Additional information about Celldex and its subsidiaries is included in the documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" on page 119.

  Cottrell Merger Sub, Inc.

        Cottrell Merger Sub is a wholly-owned (100%) subsidiary of Celldex that was recently incorporated in Delaware solely for the purpose of implementing the merger. Pursuant to the merger, Cottrell Merger Sub will merge with and into CuraGen, with CuraGen as the surviving corporation. Cottrell Merger Sub will not be a reporting entity with financial statement requirements. It does not conduct any business and has no material assets. Its principal executive offices have the same address and telephone number as Celldex.

  CuraGen Corporation

        CuraGen (NASDAQ: CRGN) is a clinical-stage biopharmaceutical company developing novel therapeutics for the treatment of cancer. CuraGen common stock is listed on the NASDAQ Global Market. The principal executive offices of CuraGen are located at 322 East Main Street, Branford, Connecticut 06405 and its telephone number is (203) 481-1104. CuraGen takes a systematic approach to identifying and validating promising therapeutics and is focused on developing and advancing a potential oncology therapeutic drug candidate through clinical development. The Company's major pipeline product is CR011-vcMMAE.

  CR011-cvMMAE

        CR011 is a fully-human monoclonal antibody that utilizes antibody-drug conjugation (ADC) technology licensed from Seattle Genetics. The ADC technology links monomethylauristatin E, or vcMMAE, a potent chemotherapeutic, to the CR011 antibody resulting in the antibody-drug conjugate CR011-vcMMAE. CR011-vcMMAE targets GPNMB, a protein overexpressed on the surface of cancer cells, including melanoma, breast cancer and gliomas. After CR011-vcMMAE binds to GPNMB, it is transported inside the cancer cell where the chemotherapy payload, auristatin E, is cleaved from the antibody and activated. CR011-vcMMAE is currently in Phase I/II for metastatic melanoma and breast cancer.

  CR011-vcMMAE Clinical Development Program

        In June 2006, CuraGen initiated a Phase I/II open-label, multi-center, dose escalation study evaluating the safety, tolerability and pharmacokinetics of CR011-vcMMAE for patients with unresectable Stage III or Stage IV melanoma who have failed no more than one prior line of cytotoxic therapy. CuraGen is currently evaluating CR011-vcMMAE in clinical trials for the treatment of patients with advanced melanoma and breast cancer.

  Phase II Trial Results for the Treatment of Metastatic Melanoma Cancer

        On June 1, 2008, CuraGen announced the presentation of results from this ongoing study at the 2008 American Society of Clinical Oncology, or ASCO, Annual Meeting. A total of 32 patients were enrolled in the Phase I dose-escalation portion of the trial, which aimed to identify the safety and maximum tolerated dose, or MTD, of CR011-vcMMAE. Doses of CR011-vcMMAE between 0.03 mg/kg to 2.63 mg/kg administered intravenously (IV) once every three weeks were evaluated and were generally well tolerated, with rash and neutropenia emerging at higher doses. Based on dose-limiting toxicities of rash, the MTD was determined to be 1.88 mg/kg IV every three weeks. The activity of CR011-vcMMAE appeared dose dependent with 50% of those patients treated with doses at or above 1.34 mg/kg exhibiting tumor shrinkage and 64% progression-free at 12 weeks compared to 17% with tumor shrinkage and 28% progression-free at 12 weeks for patients treated at lower doses. One confirmed partial response was reported in Phase I. Based on the results of the Phase I portion of the trial, the dose selected for the Phase II portion was 1.88 mg/kg IV every three weeks.

        On September 11, 2008, CuraGen announced the completion of enrollment into the Phase II portion of the melanoma clinical trial. Preliminary results from the trial were presented on November 1, 2008 at the 2008 International Society for Biologic Therapy of Cancer, or iSBTc, Annual Meeting.

        Thirty-six patients were enrolled in the Phase II portion of the trial. Of the patients enrolled, 94% had Stage IV disease, of which two-thirds were classified as M1c, the poorest risk group. The overall median progression-free survival, or PFS, was approximately 4.5 months. RECIST-defined partial responses were reported in 3 patients, 2 of whom were ongoing, and an unconfirmed partial response was noted in 1 patient. As expected based upon the expression of GPNMB and as observed in Phase I, dermatologic adverse events consisting of rash, alopecia, and pruritus were the most common toxicities in this study. A preliminary exploratory analysis assessing the relationship of rash and PFS was performed and showed a trend toward longer PFS in patients with rash. CuraGen expects updated results for this study to be presented during the second half of 2009.

        CuraGen is also exploring more frequent dosing schedules of CR011-vcMMAE, including a weekly and a two out of every three week regimen, to determine if more frequent administration can provide additional activity in patients with metastatic melanoma. CuraGen anticipates presenting updated results during the second half of 2009.

  Phase II Trial Results for the Treatment of Breast Cancer

        On June 25, 2008, CuraGen announced the initiation of patient dosing in an open-label, multi-center Phase II study of CR011-vcMMAE IV every three weeks to patients with locally advanced or metastatic breast cancer who have received prior therapy. CuraGen expects to enroll up to approximately 40 patients to confirm the MTD in this population and to assess efficacy using a Simon 2-Stage design with an endpoint of progression-free rate at 12 weeks. CuraGen anticipates presenting preliminary results from this study during the second half of 2009.

  Seattle Genetics Collaboration

        CuraGen licenses antibody-drug conjugate (ADC) technology, from Seattle Genetics for use with CuraGen's fully-human monoclonal antibodies. As noted above, the ADC technology permits CuraGen to link vcMMAE, a potent chemotherapeutic, to CR011. CuraGen is responsible for research, product development, manufacturing and commercialization under this collaboration. CuraGen also pays maintenance and material supply fees for ongoing assistance provided by Seattle Genetics in developing ADC products. Under the agreement, CuraGen is obligated to make milestone payments to Seattle Genetics for the advancement of CR011-vcMMAE through clinical trials and regulatory approval. In addition, CuraGen is obligated to pay royalties to Seattle Genetics based upon net sales of CR011-vcMMAE once commercialized. CuraGen may terminate any license under the agreement by providing not less than 90 days prior written notice to Seattle Genetics.

  Additional Information

        Additional information about CuraGen and its business is included in the documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" on page 119.

  The Combined Company

        Celldex's principal executive office will be the combined company's principal executive office. The merger agreement provides that in no event will Celldex issue shares of Celldex common stock pursuant to the merger (including shares issued upon the exercise of CuraGen in-the-money options assumed by Celldex in the merger) in an aggregate number that exceeds 58%, or constitutes less than 32.5%, of the sum of the total number of shares of Celldex common stock outstanding immediately after the effective time of the merger (which number includes the shares of CuraGen common stock outstanding immediately prior to the effective time of the merger that are converted into shares of Celldex common stock in the merger) plus the maximum number of shares of Celldex common stock issuable upon exercise of CuraGen in-the-money options assumed by Celldex in the merger. The combined company's board of directors will consist of the eight existing Celldex directors and one additional director agreed upon by Celldex and CuraGen, who is expected to be Timothy M. Shannon, M.D.

Risks Associated with Celldex, CuraGen and the Merger

        The merger poses a number of risks to each company and its respective stockholders. In addition, both Celldex and CuraGen are subject to various risks associated with their businesses and their industry. These risks are discussed in detail under the caption "Risk Factors" commencing on page 10. You are encouraged to read and consider all of these risks carefully.

Stockholder Special Meetings (See page 36 and page 39)

  Time, Date and Place.

        A special meeting of the stockholders of Celldex will be held on September 30, 2009, at the offices of Lowenstein Sandler PC, 1251 Avenue of the Americas, New York, New York 10020, at 5 p.m. local time, to vote on Proposal Nos. 1 and 2.

        A special meeting of the stockholders of CuraGen will be held on September 30, 2009 at The Omni New Haven Hotel at Yale, located at 155 Temple Street, New Haven, Connecticut 06510, at 5 p.m. local time to vote on Proposal Nos. 1 and 2.

  Required Vote.

        The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Celldex special meeting is required for approval of Proposal Nos. 1 and 2, unless there is less than a quorum present, in which case the affirmative vote of the holders of a majority of the shares present and entitled to vote at the Celldex special meeting is required for approval of Proposal No. 2.

        The affirmative vote of the holders of a majority of the outstanding shares of CuraGen common stock is required for approval of Proposal No. 1. The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the CuraGen special meeting is required for approval of Proposal No. 2, unless there is less than a quorum present, in which case the affirmative vote of the holders of a majority of the shares present and entitled to vote at the CuraGen Special Meeting is required for approval of Proposal No. 2.

  Share Ownership of Management.

        As of the Celldex record date, the directors and executive officers of Celldex, together with their affiliates, beneficially owned approximately 5.3% of the shares entitled to vote at the Celldex special meeting.

        As of the CuraGen record date, the directors and executive officers of CuraGen, together with their affiliates, beneficially owned approximately 4.8% of the shares entitled to vote at the CuraGen special meeting.

Recommendation to Stockholders (See page 53 and page 55)

        The Celldex board of directors has determined and believes that the issuance of shares of Celldex common stock pursuant to the merger is advisable and fair to, and in the best interest of, Celldex and its stockholders. The Celldex board of directors unanimously recommends that the holders of Celldex common stock vote:

  •
  "FOR" Proposal No. 1 to approve the issuance of shares of Celldex common stock pursuant to the merger; and

  •
  "FOR" Proposal No. 2 to adjourn the special meeting, if necessary, to solicit additional proxies, in the event there are insufficient votes to constitute a quorum or approve Proposal No. 1 at the time of the special meeting.

        The CuraGen board of directors has determined and believes that the adoption of the merger agreement is advisable and fair to, and in the best interest of, CuraGen and its stockholders. The CuraGen board of directors unanimously recommends that the holders of CuraGen common stock vote:

  •
  "FOR" Proposal No. 1 to adopt the merger agreement; and

  •
  "FOR" Proposal No. 2 to adjourn the special meeting, if necessary, to solicit additional proxies, in the event there are insufficient votes to constitute a quorum or approve Proposal No. 1 at the time of the CuraGen Special Meeting.

Fairness Opinion Received by Celldex (See page B-1)

        Brean Murray, Carret & Co. delivered its opinion to Celldex's board of directors that, as of May 28, 2009 and based on and subject to the factors and assumptions set forth therein, the exchange ratio was fair to Celldex from a financial point of view.

        The full text of the written opinion of Brean Murray, Carret & Co., dated May 28, 2009, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex B. Brean Murray, Carret & Co. provided its opinion for the information and assistance of Celldex's board of directors in connection with its consideration of the merger. The written opinion of Brean Murray, Carret & Co. is not a recommendation as to how any holder of Celldex common stock should vote with respect to the issuance of shares of Celldex common stock pursuant to the merger. Celldex urges you to read the entire opinion carefully.

 Fairness Opinion Received by CuraGen (See page C-1)

        CuraGen's board of directors retained Piper Jaffray & Co., or Piper Jaffray, to act as its financial advisor, and if requested, to render an opinion to it as to the fairness, from a financial point of view, of the purchase price to be paid by Celldex in connection with the merger. On May 28, 2009, Piper Jaffray delivered its fairness opinion to CuraGen's board of directors to the effect that, as of May 28, 2009, and based upon and subject to the factors, assumptions made, matters considered, procedures followed and limitations on the scope of the review undertaken by Piper Jaffray set forth in its written opinion, the merger consideration specified in the merger agreement is fair, from a financial point of view, to the holders (other than Celldex and its affiliates, if any) of CuraGen common stock.

        The full text of Piper Jaffray's opinion, which sets forth the factors, assumptions made, matters considered, procedures followed and limitations on the scope of the review undertaken by Piper Jaffray in rendering its opinion, is included as Annex C to this joint proxy statement/prospectus and is incorporated in its entirety herein by reference. You are urged to read carefully this opinion in its entirety for a description of the factors, assumptions made, matters considered, procedures followed and limitations on the scope of the review undertaken by Piper Jaffray in rendering its opinion. Piper Jaffray's opinion was provided to the CuraGen board of directors in connection with its evaluation of the merger consideration, did not address any other aspect of the merger, the merger agreement, any related agreements or agreement ancillary thereto, and did not constitute a recommendation to the CuraGen board of directors or to any stockholder as to how to vote or act in connection with the merger.

Interests of Celldex's Directors and Executive Officers (See page 77)

        When considering the recommendation of Celldex's board of directors and in considering how to vote on the issuance of shares of Celldex common stock pursuant to the merger agreement, you should be aware that Celldex's directors and executive officers have interests in the merger which may be additional to, or different from the interests of Celldex's stockholders, and that may create potential or actual conflicts of interest. Together, upon completion of the merger the current directors and officers of Celldex will collectively beneficially own approximately 3.0% of the outstanding stock of Celldex. Upon completion of the merger, the current directors of Celldex are expected to remain members of the Celldex board of directors, specifically: Herbert J. Conrad, Larry Ellberger, George O. Elston, Karen Shoos Lipton, Anthony S. Marucci, Rajesh B. Parekh, Harry H. Penner, and Charles R. Schaller. Celldex's board of directors was aware of these interests and considered them, among other matters, in approving the issuance of shares of Celldex common stock pursuant to the merger agreement and recommending that Celldex's stockholders vote to approve such issuance.

Interests of CuraGen's Directors and Executive Officers (See page 77)

        When considering the recommendation of CuraGen's board of directors and in considering how to vote on the adoption of the merger agreement, you should be aware that CuraGen's directors and executive officers may have interests in the merger which may be in addition to, and different from, the interests of CuraGen's stockholders, and that may create potential or actual conflicts of interest. Together these persons controlled 4.8% of CuraGen's common stock outstanding as of the CuraGen record date (excluding options held by such directors and officers). In addition, CuraGen executive officers will become entitled to certain payments and benefits as a result of the consummation of the merger, as further discussed in "Celldex Proposal No. 1 and CuraGen Proposal No. 1: The Merger—Interests of CuraGen's Directors and Executive Officers," commencing on page 77. Upon completion of the merger, Timothy M. Shannon, M.D is expected to become a member of the Celldex board of directors. CuraGen's board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and recommending that CuraGen's stockholders vote to adopt the merger agreement.

The NASDAQ Global Market Listing

        Celldex anticipates that its common stock will remain listed on the NASDAQ Global Market following the completion of the merger under its current trading symbol "CLDX."

 Completion and Effectiveness of the Merger

        Celldex and CuraGen expect to complete the merger shortly after all of the conditions to completion of the merger contained in the merger agreement have been satisfied or waived. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

        Celldex and CuraGen are working to complete the merger as quickly as possible and currently anticipate closing in the third quarter of 2009. Celldex and CuraGen intend to complete the merger promptly following the special meetings.

        CuraGen has agreed that it will not, and has further agreed to ensure that its representatives do not, prior to the completion of the merger, directly or indirectly, initiate, solicit, knowingly encourage (including furnishing information), have negotiations with respect to or take certain other actions that could reasonably be expected to result in the initiation or submission of any inquiries, proposals or offers regarding, or approve, adopt or recommend, any acquisition, merger, take-over bid, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions. However, if prior to the adoption of the merger agreement by its stockholders, CuraGen receives an unsolicited bona fide written acquisition proposal that, in the good faith judgment of CuraGen's board, would be or is reasonably likely to lead to a superior acquisition proposal, then CuraGen may provide nonpublic information to, and engage in discussions and negotiations with, the third party making the acquisition proposal so long as certain conditions are satisfied. CuraGen may also terminate the merger agreement in order to enter an agreement providing for a superior acquisition proposal, upon the payment of a termination fee of $3,500,000. CuraGen has also agreed to notify Celldex upon receipt of any alternative acquisition proposal or any inquiry relating to an alternative acquisition proposal, including the material terms of the alternative acquisition proposal or inquiry and the identity of the person making the alternative acquisition proposal or inquiry.

Regulatory Approvals

        There are no regulatory approvals as a condition to the completion of the merger.

Litigation Related to the Merger

        Following the announcement of the proposed acquisition by Celldex of CuraGen, a putative class action complaint, Margaret Capps v. Timothy Shannon, et al., was filed in the Connecticut Superior Court, Judicial District of New Haven, on June 9, 2009. A second putative class action complaint, Cheryl Smith v. CuraGen Corporation, et al., was filed in the Court of Chancery of the State of Delaware on June 15, 2009. Both lawsuits (referred to in this joint proxy statement/prospectus as the "Actions") purport to be brought on behalf of all public stockholders of CuraGen, and name CuraGen, all of its directors, Celldex, and Cottrell Merger Sub as defendants. The complaints allege, among other things, that the merger consideration to be paid to CuraGen stockholders in the merger is unfair and undervalues CuraGen. In addition, the complaints allege that CuraGen's directors violated their fiduciary duties by, among other things, failing to maximize stockholder value and failing to engage in a fair sale process. The Plaintiffs in the Actions also sought to add claims that CuraGen's directors breached their fiduciary duty of disclosure by making purportedly misleading and incomplete disclosures in the preliminary joint proxy statement/prospectus concerning the merger. The complaints also allege that CuraGen and Celldex aided and abetted the alleged breaches of fiduciary duties by CuraGen's directors.

        On July 21, 2009, the attorneys for the parties in the Actions executed a memorandum of understanding (the "MOU") pursuant to which such Actions will be dismissed with prejudice, subject to final court approval of the settlement in the MOU. CuraGen agreed to make certain revisions to this joint proxy statement/prospectus as part of the agreement among the parties to settle the Actions and agreed to pay attorneys' fees and expenses as awarded by the court (which payment of attorneys' fees and expenses is expressly conditioned on, among things, the closing of the merger). As part of the settlement outlined in the MOU, CuraGen agreed to provide in this joint proxy statement/prospectus (i) the non-public, unaudited financial projections and estimates that were made available to Piper Jaffray in connection with the merger and Piper Jaffray's preparation of its fairness opinion, which are included in "Celldex Proposal 1 and CuraGen Proposal 1: The Merger—CuraGen Unaudited Financial Projections" beginning at page 64 and (ii) additional disclosure regarding

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  the analyses performed by and the criteria for selecting comparable companies and comparable and precedent transactions employed by Piper Jaffray in connection with rendering its fairness opinion, included in "Celldex Proposal 1 and CuraGen Proposal 1: The Merger—Opinion of CuraGen's Financial Advisor," beginning on page 66,

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  CuraGen's conduct of the sale process and evaluation of Celldex's bid described under "Celldex Proposal 1 and CuraGen Proposal 1: The Merger—Background of the Transaction" beginning on page 42; and

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  CuraGen's board of directors' reasons for the merger, including reasons why CuraGen's board decided to cease negotiations with certain bidders and the positive and negative factors CuraGen's board weighed in deciding to approve the merger, including its evaluation of options for realizing value from CR011, described in "Celldex Proposal 1 and CuraGen Proposal 1: The Merger—CuraGen's Reasons for the Merger" beginning at page 53.

        The settlement of the Actions, subject to court approval, will result in a dismissal of all merger-related claims against CuraGen's Board of Directors, CuraGen and Celldex. The MOU resolves the allegations by the plaintiffs against the defendants in connection with the proposed acquisition, and includes no admission of wrongdoing. The settlement outlined in the MOU is subject to, among other things, (i) drafting and execution of a formal stipulation of settlement and such other documentation as may be required to obtain final court approval of the settlement, (ii) consummation of the merger, (iii) final court approval of the settlement and entry of a final order and judgment by the court providing for such release language as is contained in the settlement documents, and (iv) the entry of orders dismissing the Actions with prejudice on the merits.

Conditions to the Completion of the Merger (See page 104)

        Celldex and CuraGen's obligations to complete the merger are subject to certain conditions described under the heading "The Merger Agreement—Conditions to the Completion of the Merger." Among the conditions to closing are requirements that Celldex's and CuraGen's stockholders shall have approved with respect to CuraGen, the adoption of the merger agreement, and with respect to Celldex, the issuance of shares of Celldex common stock to be issued in connection with the merger.

Termination of the Merger Agreement and Payment of Certain Termination Fees (See pages 105 and 107)

        Celldex and CuraGen may terminate the merger agreement by mutual agreement and under certain other circumstances. Celldex and CuraGen have agreed that if the merger agreement is terminated under the circumstances described under "The Merger Agreement—Termination Fee," a termination fee of $3,500,000 may be payable from CuraGen to Celldex or from Celldex to CuraGen, depending on the circumstances of the termination.

Material United States Federal Income Tax Consequences of the Merger (See page 74)

        The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, (1) a CuraGen stockholder that receives only Celldex common stock pursuant to the merger generally will not recognize any gain or loss, and (2) a CuraGen stockholder that receives Celldex common stock and cash in lieu of a fractional share of Celldex common stock pursuant to the merger generally will recognize gain or loss in an amount equal to the difference between the amount of cash received and the basis in his or her fractional share interest.

        The merger is conditioned on, among other things, the receipt by each of Celldex and CuraGen of a legal opinion from its respective counsel to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Each of Celldex and CuraGen will resolicit stockholder approval of the proposals subject to this joint proxy statement/prospectus if its respective board of directors waived this condition to the merger.

        Tax matters are very complicated and the consequences of the merger to any particular stockholder will depend on that stockholder's particular facts and circumstances. You are urged to consult your own tax advisor to determine your own tax consequences from the merger.

        For a more complete description of the material U.S. federal income tax consequences of the merger, see "Celldex Proposal 1 and CuraGen Proposal 1: The Merger—Material United States Federal Income Tax Consequences of the Merger" commencing on page 74.

Accounting Treatment of the Merger (See page 73)

        The merger will be accounted for by applying the acquisition method in accordance with Statement of Financial Accounting Standards ("SFAS") No. 141(R), Business Combinations (Revised) ("SFAS 141(R)") with CuraGen considered the acquiree and Celldex the acquirer for accounting and financial reporting purposes. CuraGen's assets, liabilities and other items will be adjusted to their estimated fair value on the closing date of the merger and combined with the historical book values of the assets and liabilities of Celldex. The difference between the estimated fair value of CuraGen's assets, liabilities and other items (adjusted as discussed above) and the purchase price will be recorded as goodwill on the financial statements of Celldex. The financial statements of Celldex issued after the merger will reflect the estimated fair values of CuraGen's assets, liabilities and other items (adjusted as discussed above) and will not be restated retroactively to reflect the historical financial position or results of operations of CuraGen.

Appraisal Rights (See page 77)

        As CuraGen's common stock is listed on the NASDAQ Global Market, and CuraGen's stockholders will be entitled to receive shares of Celldex common stock pursuant to the merger (plus cash in lieu of fractional shares), under the General Corporation Law of the State of Delaware, CuraGen stockholders will not be entitled to appraisal rights.

RISK FACTORS

        In addition to the other information included in and incorporated by reference into this joint proxy statement/prospectus, including the risk factors and other information set forth in Celldex's Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on March 18, 2009, Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 8, 2009 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed with the SEC on August 8, 2009 and in CuraGen's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as amended by Amendment No. 1 to CuraGen's Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on April 30, 2009 and Amendment No. 2 to CuraGen's Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on June 19, 2009, Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 7, 2009 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed with the SEC on August 5, 2009 and the matters addressed in "Cautionary Statement Regarding Forward-Looking Statements," you should carefully consider the following risk factors before deciding whether to vote for the adoption of the merger agreement, in the case of CuraGen stockholders, or for the issuance of shares of Celldex common stock pursuant to the merger, in the case of Celldex stockholders. For further discussion of these and other risk factors, please see Celldex's and CuraGen's periodic reports and other documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information", commencing on page 119.

 RISKS RELATING TO THE MERGER

Because certain of the components of the exchange ratio will fluctuate prior to closing, CuraGen's and Celldex's stockholders cannot be certain of the value of the merger consideration or their percentage ownership of the combined company following the merger.

        Upon completion of the merger, each share of CuraGen common stock will be converted into the right to receive a number of shares of Celldex's common stock in accordance with an exchange ratio calculated based upon a formula described in the section entitled "The Merger Agreement—The Exchange Ratio" commencing on page 92. Because the exchange ratio formula is based in part on CuraGen's net cash and related resources at the time of the closing, as well as the average market price of Celldex's stock over a period of time prior to the closing, it will be impossible to determine at the time of the CuraGen and Celldex stockholder meetings the precise value of the merger consideration payable in respect of each share of CuraGen common stock, the number of shares of Celldex common stock that will be issued pursuant to the merger, or the percentage of the combined company that will be owned by former CuraGen stockholders immediately after the effective time of the merger. However, the merger agreement provides that, to the extent the exchange ratio formula would require Celldex to issue shares of its common stock pursuant to the merger (including shares issued upon exercise of CuraGen in-the-money options assumed by Celldex in the merger) equal to more than 58% of the sum of the total number of shares of Celldex common stock outstanding immediately after the effective time of the merger (which number includes the shares of CuraGen common stock outstanding immediately prior to the effective time of the merger that are converted into shares of Celldex common stock in the merger) plus the maximum number of shares of Celldex common stock issuable upon exercise of CuraGen in-the-money options assumed by Celldex in the merger, the exchange ratio will become fixed so that Celldex will issue pursuant to the merger shares constituting 58% of such number of shares. Similarly, the merger agreement provides that, to the extent the exchange ratio would require Celldex to issue shares of Celldex's common stock pursuant to the merger (including shares issued upon exercise of CuraGen in-the-money options assumed by Celldex in the merger) equal to less than 32.5% of the sum of the total number of shares of Celldex common stock outstanding immediately after the effective time of the merger (which number includes the shares of CuraGen common stock outstanding immediately prior to the effective time of the merger that are converted into shares of Celldex common stock in the merger) plus the maximum number of shares of

Celldex common stock issuable upon exercise of CuraGen in-the-money options assumed by Celldex in the merger, the exchange ratio will become fixed so that Celldex will issue shares pursuant to the merger constituting 32.5% of such number of shares.

        Neither Celldex nor CuraGen is permitted to terminate the merger agreement or re-solicit the vote of its stockholders solely because of changes in the market prices of either company's stock or CuraGen's net cash and related resources at closing. There will be no adjustment to the exchange ratio formula for changes in the market price of shares of CuraGen or Celldex common stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Celldex's or CuraGen's business, operations and prospects, and regulatory considerations. Many of these factors are beyond Celldex's and CuraGen's control. You should obtain current market quotations for shares of Celldex common stock and for shares of CuraGen common stock.

Each of Celldex and CuraGen will be subject to business uncertainties and contractual restrictions while the merger is pending.

        Uncertainty about the effect of the merger on employees and customers may have an adverse effect on CuraGen and consequently on Celldex. These uncertainties may impair CuraGen's ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that deal with CuraGen to seek to change existing business relationships with CuraGen. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with Celldex. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Celldex, Celldex's business following the merger could be harmed. In addition, the merger agreement restricts each of CuraGen and Celldex from making certain acquisitions and taking other specified actions until the merger occurs without the consent of the other party. These restrictions may prevent each of Celldex and CuraGen from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled "The Merger Agreement—Conduct of Business Prior to the Completion of the Merger" commencing on page 97.

        In addition to the restrictions described above, CuraGen is prohibited from soliciting or entering into an acquisition proposal with a third party during the pendency of the merger, but CuraGen has the right to terminate the merger agreement in connection with a superior proposal. Please see the section entitled "The Merger Agreement—Restrictions on Solicitation of Third Party Acquisition Proposals" commencing on page 101.

The opinions obtained by each of Celldex and CuraGen from their financial advisors will not reflect changes in circumstances between signing the merger agreement and completion of the merger.

        Neither Celldex nor CuraGen has obtained an updated opinion as of the date of this joint proxy statement/prospectus from its financial advisor. Changes in the operations and prospects of Celldex or CuraGen or other factors that may be beyond the control of Celldex or CuraGen, and on which the relevant financial advisor's opinion was based, may significantly alter the value of Celldex or CuraGen or the number of shares of Celldex common stock issuable in the merger by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date other than the date of such opinions. The opinions do not and will not address, in the case of Celldex's financial advisor, the fairness of the exchange ratio from a financial point of view at the time the merger is completed or, in the case of CuraGen's financial advisor, the fairness of the purchase price from a financial point of view at the time the merger is completed. Celldex and CuraGen do not currently anticipate asking their financial advisors to update their opinions. Celldex's board of directors' recommendation that Celldex stockholders vote "FOR" the approval of the issuance of shares of Celldex common stock pursuant to the merger, and CuraGen's board of directors' recommendation that CuraGen stockholders vote "FOR" the adoption of the merger agreement, however, are made as of the date of this joint proxy statement/prospectus. For a description of the opinion that Celldex received from its financial advisor, please refer to "Celldex Proposal 1 and CuraGen Proposal 1: The Merger—Opinion of Celldex's Financial Advisor," commencing on page 55. For a description of the other factors considered by Celldex's board of directors in determining to declare the merger and the other transactions contemplated in the merger agreement to be advisable, please refer to "Celldex Proposal 1 and CuraGen Proposal 1: The Merger—Background of the Transaction," and "Celldex Proposal 1 and CuraGen Proposal 1: The Merger—Celldex's Reasons for the Merger; Recommendation of Celldex's Board of Directors," commencing on page 42 and page 51, respectively. For a description of the opinion that CuraGen received from its financial advisor, please refer to "Celldex Proposal 1 and CuraGen Proposal 1: The Merger—Opinion of CuraGen's Financial Advisor," commencing on page 66. For a description of the other factors considered by CuraGen's board of directors in determining to declare the merger and the other transactions contemplated in the merger agreement to be advisable, please refer to "Celldex Proposal 1 and CuraGen Proposal 1: The Merger—Background of the Transaction," and "The Merger—CuraGen's Reasons for the Merger; Recommendation of CuraGen's Board of Directors," commencing on page 42, page 53 and page 55, respectively.

If we are not successful in integrating CuraGen's organization, we may not be able to operate efficiently after the merger, which may harm the value of our common stock.

        Achieving the benefits of the merger will depend in part on the successful integration of CuraGen's operations and personnel in a timely and efficient manner. The integration process requires coordination of different development, regulatory, manufacturing and commercial teams, and involves the integration of systems, applications, policies, procedures, business processes and operations. This may be difficult and unpredictable because of possible cultural conflicts and different opinions on scientific and regulatory matters. If we cannot successfully integrate CuraGen's operations and personnel, we may not realize the expected benefits of the merger.

Integrating CuraGen's organization may divert management's attention away from our operations.

        The successful integration of CuraGen's operations, products and personnel may place a significant burden on our management and internal resources, including time that will be spent on winding down CuraGen's facility in Connecticut and transitioning certain CuraGen employees to a Celldex facility. The diversion of management's attention and any difficulties encountered in the transition and integration process could result in delays in the companies' clinical trial programs and could otherwise harm our business, financial condition and operating results.

We expect to incur significant costs integrating the companies into a single business.

        We expect to incur significant costs integrating CuraGen's operations, products and personnel. These costs may include costs for:

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  employee redeployment or relocation;

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  conversion of information systems;

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  combining development, regulatory, manufacturing and commercial teams and processes;

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  reorganization of facilities; and

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  relocation or disposition of excess equipment.

If one or more of our products cannot be shown to be safe and effective in clinical trials, is not approvable or not commercially successful, then the benefits of the merger may not be realized.

        The combined company will have four products in clinical development and two products scheduled to enter clinical testing in 2010. All of these products must be rigorously tested in clinical trials, and shown to be safe and effective before the U.S. Food and Drug Administration, or its foreign counterparts, will consider them for approval. Failure to demonstrate that one or more of the products is safe and effective, or significant delays in demonstrating safety and efficacy, could diminish the benefits of the merger. All of these products must be approved by a government authority such as the U.S. Food and Drug Administration before they can be commercialized. Failure of one or more of the products to obtain such approval, or significant delays in obtaining such approval, could diminish the benefits of the merger. Once approved for sale, the products must be successfully commercialized. Failure to commercialize successfully one or more of the products could diminish the benefits of the merger.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of Celldex and CuraGen.

        If the merger is not completed, the ongoing businesses of Celldex and CuraGen may be adversely affected and, without realizing any of the benefits of having completed the merger, Celldex and CuraGen will be subject to a number of risks, including the following:

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  Celldex may be required to pay CuraGen a termination fee of $3,500,000 if the merger agreement is terminated under certain circumstances, or CuraGen may be required to pay Celldex a termination fee of $3,500,000 if the merger agreement is terminated under certain other circumstances, all as described in the merger agreement and summarized in this joint proxy statement/prospectus;

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  Celldex and CuraGen will be required to pay certain costs relating to the merger, whether or not the merger is completed; and

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  matters relating to the merger (including integration planning) may require substantial commitments of time and resources by Celldex and CuraGen management, which could otherwise have been devoted to other opportunities that may have been beneficial to Celldex and CuraGen as independent companies, as the case may be.

        Celldex and CuraGen also could be subject to litigation related to any failure to complete the merger. If the merger is not completed, these risks may materialize and may adversely affect Celldex's and CuraGen's business, financial results and stock price.

Celldex stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management of the combined company.

        Celldex may issue shares of common stock in the merger equal to more than 50% of the total number of shares of Celldex common stock outstanding immediately after the merger. Regardless of the actual number of shares of Celldex common stock issued, after the effective time of the merger, Celldex stockholders will own in the aggregate a significantly smaller percentage of the combined company than they currently own. Immediately after the effective time of the merger, Celldex's current stockholders will own between 42% and 67.5% of the combined company. Consequently, Celldex stockholders, as a general matter, may have less influence over the management and policies of the combined company than they currently exercise over the management and policies of Celldex.

Certain directors and executive officers of CuraGen may have potential conflicts of interest in recommending that you vote in favor of the merger.

        CuraGen's directors and executive officers may have interests in the merger as individuals that may be in addition to, or different from, the interests of CuraGen's stockholders. See "Celldex Proposal 1 and CuraGen Proposal 1: The Merger—Interests of CuraGen's Directors and Executive Officers" commencing on page 77.

 RISKS RELATED TO CELLDEX'S CAPITAL STOCK

Celldex's history of losses and uncertainty of future profitability make its common stock a highly speculative investment.

        Celldex has had no commercial revenues to date from sales of its human therapeutic or vaccine products and cannot predict when it will. Celldex has accumulated net losses of approximately $137.6 million as of June 30, 2009. Celldex expects to spend substantial funds to continue research and product testing of the following products it has in the pre-clinical and clinical testing stages of development:

Product	Use	Stage
CDX-110	Glioblastoma multiforme	Clinical phase 2
CDX-1307	Colorectal, bladder, pancreas, ovarian and breast tumors	Clinical phase 1
CDX-1401	Multiple solid tumors	Pre-clinical
CDX-1127	Immuno-modulation, multiple tumors	Pre-clinical
CDX-1135 (formerly TP10)	Transplantation Renal disease	Clinical phase 1/2 Pre-clinical
CDX-1189	Renal disease	Pre-clinical
Ty800 vaccine	Typhoid fever	Clinical phase 2
CDX-2401	HIV infection	Pre-clinical

        In anticipation of FDA approval of these products, Celldex will need to make substantial investments to establish sales, marketing, quality control, and regulatory compliance capabilities. These investments will increase if and when any of these products receive FDA approval. Celldex cannot predict how quickly its lead products will progress through the regulatory approval process. As a result, Celldex may continue to lose money for several years.

        Celldex cannot be certain that the company will achieve or sustain profitability in the future. Failure to achieve profitability could diminish Celldex's ability to sustain operations, pay dividends on its common stock, obtain additional required funds and make required payments on its present or future indebtedness.

Celldex's share price has been and could remain volatile.

        The market price of Celldex's common stock has historically experienced and may continue to experience significant volatility. From June 2008 through July 2009, the market price of Celldex's common stock has fluctuated from a high of $19.79 per share in the second quarter of 2008, to a low of $4.24 per share in the fourth quarter of 2008. Celldex's progress in developing and commercializing its products, the impact of government regulations on Celldex's products and industry, the potential sale of a large volume of Celldex's common stock by selling stockholders, Celldex's quarterly operating results, changes in general conditions in the economy or the financial markets and other developments affecting Celldex or its competitors could cause the market price of Celldex's common stock to fluctuate substantially. In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of Celldex's common stock. In addition, Celldex could be subject to a securities class action litigation as a result of volatility in the price of Celldex's stock, which could result in substantial costs and diversion of management's attention and Celldex's resources, which could harm Celldex's stock price, business prospects, results of operations and financial condition.

If Celldex's principal stockholders sell shares of common stock in large volumes, the trading price of Celldex's common stock could suffer.

        If Celldex's principal stockholders sell a substantial number of shares of common stock, especially if those sales are made during a short period of time, those sales could adversely affect the market price of Celldex's common stock and could impair Celldex's ability to raise capital. As of July 31, 2009, Medarex, Inc. owned approximately 18.6% of Celldex's outstanding common stock, Apax WW Nominees Ltd. owned approximately 8.7%, and Pfizer Vaccines owned approximately 4.9%. Celldex's officers and directors, and their affiliates, beneficially owned approximately 5.2% of Celldex's common stock as of July 31, 2009. None of Celldex's principal stockholders is subject to a "lock-up" agreement pursuant to which it has agreed not to sell shares of common stock (nor is any stockholder of CuraGen).

Celldex's principal stockholders, officers and directors own a large percentage of Celldex's voting stock and could exert significant influence over matters requiring stockholder approval.

        As of July 31, 2009, Medarex, Inc., Apax WW Nominees Ltd., Pfizer Vaccines and Celldex's officers and directors, together beneficially owned approximately 36% of Celldex's common stock. Accordingly, although their collective interest in the combined company will be reduced as a result of the merger, these stockholders will still be able to exert significant influence over matters requiring approval by Celldex's stockholders, including the election of directors and the approval of mergers or other business combinations. This concentration could have the effect of delaying or preventing a change in control of the company.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF CELLDEX

        Set forth below are Celldex's consolidated financial data as of and for the six months and three months ended June 30, 2009 and June 30, 2008 and consolidated financial data as of and for the years ended December 31, 2004 through 2008. The selected historical financial data set forth below are only a summary and are derived from Celldex's historical financial statements.

        The selected historical financial data for each of the three years ended December 31, 2008, 2007 and 2006 and as of December 31, 2008 and 2007 is derived from Celldex's audited consolidated financial statements, which are incorporated by reference into this joint proxy statement/prospectus. The financial information for the years ended December 31, 2005 and 2004 and as of December 31, 2006, 2005 and 2004 is derived from Celldex's audited historical consolidated or combined financial statements, which are not included or incorporated by reference into this joint proxy statement/prospectus. The consolidated financial information as of and for the six months and three months ended June 30, 2008 and 2009 are derived from Celldex's unaudited consolidated financial statements incorporated by reference into this joint proxy statement/prospectus. In Celldex's opinion, such unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations for such periods. Interim results for the six months and three months ended June 30, 2009 are not necessarily indicative of, and are not projections for, the results to be expected for the full year ending December 31, 2009. For more information regarding Celldex, see "Where You Can Find More Information" commencing on page 119.

        The selected historical financial data below should be read in conjunction with the consolidated or combined financial statements and their accompanying notes that are incorporated by reference into this document.

        On March 7, 2008, the merger between Celldex (formerly known as AVANT Immunotherapeutics, Inc., "AVANT") and Celldex Research Corporation (formerly known as Celldex Therapeutics, Inc., "Celldex Research"), became effective. The merger was accounted for using the purchase method of accounting and was treated as the acquisition of AVANT, a publicly registered company, by Celldex Research, a private company. Accordingly, the financial information presented below for periods prior to March 8, 2008 reflects the financial position and the results of operations of Celldex Research alone, and for periods from March 8, 2008 forward the combined financial position and combined results of operations of AVANT and Celldex Research. AVANT changed its name to Celldex Therapeutics, Inc. on October 1, 2008. All amounts are in thousands except per share data.

	Six Months Ended June 30,		Three Months Ended June 30,		Year Ended December 31,
CONSOLIDATED STATEMENTS OF OPERATIONS DATA	2009	2008	2009	2008	2008	2007	2006(2)	2005	2004
REVENUE:
Product Development and Licensing Agreements	$2,999	$990	$1,497	$871	$3,716	$466	$466	$14	$—
Contracts and Grants	139	282	—	254	533	940	433	57	—
Product Royalties	3,279	837	1,188	837	3,207	—	—	—	—

Total Revenue	6,417	2,109	2,685	1,962	7,456	1,406	899	71	—

OPERATING EXPENSE:
Research and Development	16,488	12,117	7,802	7,612	26,347	9,892	10,013	4,826	4,480
Charge for In-Process Research and Development(1)	—	14,756	—	—	14,756	—	—	8,447	—
Other Operating Expense	6,438	7,773	3,606	4,710	15,109	7,022	9,681	4,167	1,586

Total Operating Expense	22,926	34,646	11,408	12,322	56,212	16,914	19,694	17,440	6,066

Operating Loss	(16,509)	(32,537)	(8,732)	(10,360)	(48,756)	(15,508)	(18,795)	(17,369)	(6,066)
Investment and Other Income, Net	101	146	18	99	1,255	435	960	290	—

Net Loss	$(16,408)	$(32,391)	$(8,705)	$(10,261)	$(47,501)	$(15,073)	$(17,835)	$(17,079)	$(6,066)

Basic and Diluted Net Loss Per Common Share(3)	$(1.04)	$(2.56)	$(0.55)	$(0.67)	$(3.34)	$(1.81)	$(2.15)	$(3.00)	$(1.22)

Shares Used in Calculating Basic Diluted Net Loss Per Share(3)	15,826	12,677	15,834	15,227	14,217	8,309	8,279	5,699	4,961

	June 30,		December 31,
CONSOLIDATED BALANCE SHEET DATA	2009	2008	2008	2007	2006	2005	2004
Working Capital	$20,653	$48,870	$32,975	$(4,438)	$12,178	$24,852	$(467)
Total Assets	54,412	86,343	69,793	9,375	22,163	33,133	1,283
Long Term Liabilities	37,253	36,754	37,558	370	914	1,152	—
Accumulated Deficit	(137,557)	(106,040)	(121,149)	(73,648)	(58,575)	(40,739)	(23,660)
Total Stockholders' Equity (Deficit)	4,303	29,433	18,134	(1,132)	15,144	28,007	816

(1)
The 2008 amount arose as a result of the merger between AVANT and Celldex Research. The 2005 amount arose from the acquisition of Lorantis Limited.

(2)
As discussed in Note 3 to the consolidated financial statements, Celldex changed the manner in which it accounts for stock-based compensation in 2006.

(3)
Weighted average common shares outstanding for the years 2004 to 2007 have been adjusted to reflect the merger between AVANT and Celldex Research and a reverse stock split of 1-for-12 effective March 7, 2008.

SELECTED HISTORICAL FINANCIAL DATA OF CURAGEN

        Set forth below are CuraGen's condensed financial data as of and for the six months and three months ended June 30, 2009 and June 30, 2008, consolidated financial data as of and for the years ended December 31, 2004 through 2008. The selected historical financial data set forth below are only a summary and are derived from CuraGen's historical financial statements.

        The selected historical financial data for the years ended December 31, 2006, 2007 and 2008 should be read in conjunction with CuraGen's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and audited financial statements and related notes found in CuraGen's Annual Report on Form 10-K for the year ended December 31, 2008, as amended by Amendment No. 1 to CuraGen's Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on April 30, 2009 and Amendment No. 2 to CuraGen's Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on June 19, 2009, which are incorporated by reference into this joint proxy statement/prospectus. The selected historical financial data for the six months and three months ended June 30, 2008 and 2009 are derived from and should be read in conjunction with CuraGen's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and unaudited interim condensed financial statements incorporated by reference into this joint proxy statement/prospectus. The selected historical financial data for the years ended December 31, 2004 and 2005 is derived from CuraGen's historical audited consolidated financial statements which are not included or incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" commencing on page 119. In the opinion of CuraGen's management the unaudited interim condensed financial statements of CuraGen have been prepared on the same basis as CuraGen's audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. Results of interim periods are not necessarily indicative of the results expected for a full year or for future periods. All amounts are in thousands, except per share amounts.

	Six Months Ended June 30,		Three Months Ended June 30,		Years Ended December 31,
	2009	2008	2009	2008	2008	2007	2006	2005	2004
Statement of Operations Data
Revenue	$—	$1,174	$—	$1,152	$1,174	$88	$2,298	$4,825	$4,684
Total Operating Expenses	8,327	12,165	4,740	5,078	20,756	59,710	57,657	72,503	80,235
(Loss) Income from Continuing Operations(1)	(6,197)	32,485	(4,660)	39,258	24,781	(49,963)	(57,165)	(69,168)	(79,588)
Income (Loss) from Discontinued Operations(2)	—	—				75,361	(2,675)	(4,076)	(10,809)
Net (Loss) Income	(6,197)	32,485	(4,660)	39,258	24,781	25,398	(59,839)	(73,244)	(90,397)
Basic (Loss) Income per Share from Continuing Operations	(0.11)	0.56	(0.08)	0.68	0.43	(0.89)	(1.04)	(1.33)	(1.59)
Basic Income (Loss) Per Share from Discontinued Operations	—	—	—	—	—	1.34	(0.05)	(0.08)	(0.22)

Basic Net (Loss) Income Per Share(3)	(0.11)	0.56	(0.08)	0.68	0.43	0.45	(1.09)	(1.41)	(1.81)

Diluted (Loss) Income per Share	(0.11)	0.53	(0.08)	0.64	0.43	0.45	(1.09)	(1.41)	(1.81)
Weighted Average Number of Shares Used in Computing Basic Net (Loss) Income Per Share	57,027	56,629	57,051	56,736	56,738	55,853	54,896	51,991	49,943

Weighted Average Number of Shares Used in Computing Diluted (Loss) Income Per Share	57,027	62,443	57,051	61,148	60,642	55,853	54,896	51,991	49,943

	As of June 30,		As of December 31,
	2009	2008	2008	2007	2006	2005	2004

Balance Sheet Data
Cash and Investments	$76,040	$80,237	$87,664	$100,444	$164,393	$211,238	$320,296
Restricted Cash	—	14,739	—	14,533	—	—	—

Total Cash, Restricted Cash and Investments	$76,040	$94,976	$87,664	$114,977	$164,393	$211,238	$320,296

Working Capital	73,753	90,722	84,044	107,844	95,985	205,610	316,516
Total Assets	76,866	96,444	88,546	119,282	227,294	269,979	366,671
4% Convertible Subordinated Notes Due 2011(4)	14,142	18,967	18,967	69,890	110,000	110,000	110,000
6% Convertible Subordinated Debentures Due 2007	—	—	—	—	66,228	66,228	130,000

Total Convertible Subordinated Notes and Debentures	14,142	18,967	18,967	69,890	176,228	176,228	240,000

Total Long-Term Liabilities	14,142	18,967	18,967	70,975	111,174	176,228	240,000
Accumulated Deficit	468,990	455,089	462,793	487,574	512,972	453,133	379,889
Stockholders' Equity	59,869	72,346	65,465	38,465	8,767	56,484	106,926
Cash Dividends Declared Per Common Share	—	—	—	—	—	—	—

(1)
In the second quarter of 2008, CuraGen entered into a transfer and termination agreement with TopoTarget to transfer CuraGen's ownership and development rights to belinostat, a Phase I/II HDAC Inhibitor, and any other HDAC Inhibitors and recognized a gain of $36,397.

(2)
In connection with the sale of 454 Life Sciences Corporation in May 2007, CuraGen recognized income from discontinued operations of $75,361 for the year ended December 31, 2007. Results of 454 Life Sciences Corporation's operations for prior periods are classified as discontinued operations herein.

(3)
Effective January 1, 2009, CuraGen adopted FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Pay and Transactions Are Participating Securities ("FSP EITF 03-6-1"). FSP EITF 03-6-1 required retrospective application. The effect was not material.

(4)
In July 2009, CuraGen repurchased $1,639 of its 4% convertible subordinated debentures due February 2011 and at July 31, 2009 $12,503 is outstanding.

PRO FORMA FINANCIAL DATA

Celldex and CuraGen Unaudited Pro Forma Condensed Combined Financial Statements

        The following unaudited pro forma condensed combined financial statements give effect to the merger of Celldex and CuraGen in a transaction to be accounted for under the acquisition method of accounting in accordance with Statement of Financial Accounting Standards ("SFAS") No. 141(R), Business Combinations (Revised) ("SFAS 141(R)"), with Celldex treated as the acquirer and surviving legal entity in the transaction. The unaudited pro forma condensed combined balance sheet is based on the individual historical consolidated balance sheets of Celldex and CuraGen as of June 30, 2009, and has been prepared to reflect the merger of Celldex and CuraGen as of June 30, 2009. The unaudited pro forma condensed combined statements of operations are based on the individual historical consolidated statements of operations of Celldex and CuraGen and combine the results of operations of Celldex and CuraGen for the year ended December 31, 2008 and the six months ended June 30, 2009, giving effect to the merger as if it occurred on January 1, 2008 for both pro forma statements of operations, reflecting only pro forma adjustments expected to have a continuing impact on the combined results.

        These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have actually been obtained had the merger been completed on the assumed date or for the periods presented, or which may be realized in the future. To produce the pro forma financial information, Celldex allocated the purchase price using its best estimates of fair value. These estimates are based on the most recently available information. To the extent there are significant changes to Celldex's or CuraGen's business, including results from ongoing clinical trials, the assumptions and estimates herein could change significantly. The allocation is dependent upon certain valuation and other studies that are not yet final. Accordingly, the pro forma purchase price adjustments are preliminary, subject to further adjustments as additional information becomes available and as additional analyses are performed. Upon completion of the merger, final valuations will be performed. There can be no assurances that these final valuations will not result in material changes to the purchase price allocation. Furthermore, the parties expect to have reorganization and restructuring expenses as well as potential operating efficiencies as a result of combining the companies. The pro forma financial information does not reflect these potential expenses and efficiencies, except for the CuraGen severance obligation described below. The unaudited pro forma condensed combined financial statements should be read in conjunction with:

  •
  Celldex's audited consolidated financial statements including the related notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Celldex's Annual Report on Form 10-K for the year ended December 31, 2008 and Celldex's unaudited interim financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Celldex's Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, which are incorporated by reference into this joint proxy statement/prospectus; and

  •
  CuraGen's audited consolidated financial statements, including the related notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in CuraGen's Annual Report on Form 10-K for the year ended December 31, 2008, as amended by Amendment No. 1 to CuraGen's Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on April 30, 2009 and Amendment No. 2 to CuraGen's Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on June 19, 2009, and CuraGen's unaudited interim financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in CuraGen's Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 filed with the SEC on August 5, 2009 and CuraGen's Current Report on Form 8-K filed with the SEC on June 18, 2009 regarding the adoption of FASB Staff Position EITF 03-6-1, which are incorporated by reference into this joint proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2009

(Amounts in thousands)

	Celldex	CuraGen	Pro Forma Adjustments	Note Reference	Pro Forma Combined
ASSETS:
Current Assets:
Cash and Cash Equivalents	$31,633	$56,738	$(3,100)	I	$85,271
Short-Term Investments	—	6,016	—		6,016
Marketable Securities	—	13,286	—		13,286
Accounts and Other Receivables	1,013	122	—		1,135
Prepaid and Other Current Assets	863	446	—		1,309

Total Current Assets	33,509	76,608	(3,100)		107,017

Property and Equipment, Net	12,551	58	—		12,609
Intangible Assets, Net	2,036	—	25,300	E	27,336
Other Assets	6,316	200	(115)	C	6,401
Goodwill	—	—	9,185	J	9,185

Total Assets	$54,412	$76,866	$31,270		$162,548

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities:
Accounts Payable	$1,375	$189	$—		$1,564
Accrued Expenses	3,024	2,666	4,097	K	9,787
Payable Due Medarex	2,957	—	—		2,957
Current Portion of Deferred Revenue	5,279	—	—		5,279
Current Portion of Long-Term Liabilities	221	—	—		221

Total Current Liabilities	12,856	2,855	4,097		19,808

Deferred Revenue	36,227	—	—		36,227
Other Long-Term Liabilities	1,026	—	—		1,026
Convertible Subordinated Debt	—	14,142	(2,121)	B	12,021

Total Liabilities	50,109	16,997	1,976		69,082

Stockholders' Equity:
Convertible Preferred Stock	—	—	—		—
Common Stock(1)	16	572	(572)	F
			12	A	28
Additional Paid-In Capital	139,253	527,982	(527,982)	F
			96,348	A	235,601
Accumulated Other Comprehensive Income	2,591	305	(305)	F	2,591
Accumulated Deficit	(137,557)	(468,990)	468,990	F
			(4,097)	K
			(3,100)	I	(144,754)

Total Stockholders' Equity	4,303	59,869	29,294		93,466

Total Liabilities and Stockholders' Equity	$54,412	$76,866	$31,270		$162,548

(1)
For purposes of preparing the pro forma condensed combined financial statements, Celldex estimated a purchase price of $93,500,000 and used the closing price for Celldex common stock on July 31, 2009 of $7.60 per share. Based on those assumptions, the combined number of shares outstanding at closing would be 28,180,624.

See the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Six Months Ended June 30, 2009

(Amounts in thousands, except per share amounts)

	Celldex	CuraGen	Pro Forma Adjustments	Note Reference	Pro Forma Combined
REVENUE:
Product Development and Licensing Agreements	$2,999	$—	$—		$2,999
Contracts and Grants	139	—	—		139
Product Royalties	3,279	—	—		3,279

Total Revenue	6,417	—	—		6,417

OPERATING EXPENSE:
Research and Development	16,488	3,497	—		19,985
Other Operating Expense	6,438	4,830	(2,319)	I
			458	E	9,407

Total Operating Expense	22,926	8,327	(1,861)		29,392

Operating Loss	(16,509)	(8,327)	1,861		(22,975)
Investment and Other Income, Net	101	345	(339)	D
			35	C	142
Realized Gain on Sale of Available-for-Sale Investments, net	—	83	—		83
Gain on Extinguishment of Debt	—	962	—		962

Loss Before Income Tax Benefit	(16,408)	(6,937)	1,557		(21,788)
Income Tax Benefit	—	740	—	H	740

Net Loss	$(16,408)	$(6,197)	$1,557		$(21,048)

Basic and Diluted Net Loss Per Common Share	$(1.04)				$(0.77)

Shares Used in Calculating Basic and Diluted Net Loss Per Share	15,826	57,027	(45,471)	G	27,382

See the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year Ended December 31, 2008

(Amounts in thousands, except per share amounts)

	Celldex	CuraGen	Pro Forma Adjustments	Note Reference	Pro Forma Combined
REVENUE:
Product Development and Licensing Agreements	$3,716	$1,174	$—		$4,890
Contracts and Grants	533	—	—		533
Product Royalties	3,206	—	—		3,206

Total Revenue	7,455	1,174	—		8,629

OPERATING EXPENSE:
Research and Development	26,347	15,076	485	K	41,908
Other Operating Expense	29,864	5,680	915	E	36,459

Total Operating Expense	56,211	20,756	1,400		78,367

Gain on Sale of Intangible Asset	—	36,397	—		36,397

Operating (Loss) Income	(48,756)	16,815	(1,400)		(33,341)
Investment and Other Income, Net	1,255	1,669	(679)	D
			63	C	2,308
Realized Loss on Sale of Available-for-Sale Investments, net	—	(372)	—		(372)
Gain on Extinguishment of Debt	—	6,991	—		6,991

(Loss) Income Before Income Tax Provision	(47,501)	25,103	(2,016)		(24,414)
Income Tax Provision	—	(322)	—	H	(322)

Net (Loss) Income	$(47,501)	$24,781	$(2,016)		$(24,736)

Basic and Diluted Net Loss Per Common Share	$(3.34)				$(0.96)

Shares Used in Calculating:
Basic Net Loss Per Share	14,217	56,738	(45,241)	G	25,714

Diluted Net Income Per Share	14,217	60,642	(34,928)	G	25,714

See the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.     DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

        On May 28, 2009, Celldex and CuraGen signed an Agreement and Plan of Merger under which a wholly owned subsidiary of Celldex will merge with and into CuraGen in a transaction to be accounted for under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States of America, with Celldex treated as the accounting acquirer. Under the acquisition method of accounting, all of CuraGen's assets acquired and liabilities assumed in the transaction will be recorded by Celldex at their acquisition date fair values while transaction costs associated with the transaction are expensed as incurred. The transaction is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. Under the terms of the merger agreement, each share of CuraGen common stock outstanding at the closing of the merger will be exchanged for shares of Celldex common stock at an exchange ratio (the "Common Stock Exchange Ratio") determined as set forth in the merger agreement, plus cash in lieu of a fractional share of Celldex Common Stock. In addition, each option to purchase CuraGen common stock issued under the 2007 Stock Plan that is outstanding on the closing date ("CuraGen 2007 Options") will be assumed by Celldex and will thereafter constitute an option to acquire the number of shares of Celldex common stock determined by multiplying the number of shares of CuraGen common stock subject to the option immediately prior to the merger by the Common Stock Exchange Ratio, rounded down to the nearest whole share, with an exercise price equal to the exercise price of the assumed CuraGen option divided by the Common Stock Exchange Ratio, rounded up to the nearest whole cent. Each of these assumed options will be subject to the same terms and conditions that were in effect for the related CuraGen options. The merger is subject to certain closing conditions, including approval by Celldex and CuraGen stockholders.

2.     CALCULATION OF ESTIMATED CONSIDERATION TRANSFERRED

        A preliminary estimate of the consideration transferred is as follows (table in thousands):

Fair value of Celldex shares issued ("Purchase Price" as defined in the merger agreement)	$93,500
Fair value of CuraGen 2007 Options assumed	2,860

Total estimated consideration transferred	$96,360

        The fair value of the Celldex shares used in determining the purchase price was $7.60 per share based on the closing price for Celldex common stock on July 31, 2009. In accordance with SFAS 141(R), the fair value of the Celldex shares issued as part of the consideration transferred will be measured using the market price of Celldex common stock on the closing date.

        SFAS 141(R) requires that the fair value of replacement awards attributable to precombination service be included in the consideration transferred. Approximately 97% of the CuraGen 2007 Options immediately vest upon change of control and 100% of the CuraGen 2007 Options immediately vest upon the employment termination of the option holder as a result of a change of control. On July 20, 2009, in accordance with Section 7.9(a) of the Merger Agreement, Celldex provided notice (which we refer to as the employment notice) to CuraGen of its intent to make offers of employment to five of CuraGen's employees (none of whom were officers of CuraGen). For purposes of preparing the pro forma condensed combined financial statements, Celldex has assumed that all CuraGen employees will be terminated, except those CuraGen employees who have received the employment notice from Celldex as discussed below under CuraGen Severance Obligations, and that all CuraGen 2007 Options will immediately vest at the effective time of the merger. The fair value of the CuraGen 2007 Options has been attributed to precombination service and included in the consideration transferred.

3.     PRELIMINARY ALLOCATION OF CONSIDERATION TRANSFERRED TO NET ASSETS ACQUIRED

        The estimated consideration transferred has been allocated to the acquired tangible and identifiable intangible assets and liabilities assumed based on their estimated fair values as of June 30, 2009 (table in thousands):

Cash and cash equivalents	$56,738
Short-term investments	6,016
Marketable securities	13,286
Identifiable intangible assets	25,300
Other current and long-term assets	711
CuraGen severance obligations	4,097
Goodwill	9,185
Assumed convertible subordinated debt	(12,021)
Assumed liabilities	(6,952)

Total	$96,360

        The allocation of consideration transferred is preliminary and the final determination will be based on (i) the fair values of assets acquired, including the fair values of in-process research and development and other identifiable intangibles, (ii) the fair values of liabilities assumed, and (iii) the fair value of common stock issued, as of the date that the merger is consummated. The excess of consideration transferred over the fair value of assets and liabilities acquired is allocated to goodwill. The allocation of consideration transferred will remain preliminary until Celldex completes a final valuation of significant identifiable intangible assets acquired and determines the fair values of other assets and liabilities acquired. The final determination of the allocation of consideration transferred is expected to be completed as soon as practicable after consummation of the merger. The final amounts allocated to assets and liabilities acquired could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

  Identifiable Intangible Assets

        The amount allocated to identifiable intangible assets has been attributed to the following categories (table in thousands):

In-process research and development	$8,900
Amgen Amendment	16,400

Total	$25,300

        The estimated fair value attributed to in-process research and development ("IPR&D") intangible assets represents an estimate of the fair value of purchased in-process technology for CuraGen's research programs that, as of the expected closing date of the merger, will not have reached technological feasibility and have no alternative future use. Only those research programs that had advanced to a stage of development where management believed reasonable net future cash flow forecasts could be prepared and a reasonable likelihood of technical success existed were included in the estimated fair value. Accordingly, the IPR&D programs primarily represent the estimated fair value of CuraGen's CR011 programs. The estimated fair value of the IPR&D programs was determined based on estimates of expected future net cash flows. These expected future net cash flows included estimates for revenue and associated costs for the IPR&D programs based on (i) relevant industry factors, (ii) current and expected trends in the product development life cycle, (iii) the ability to engage a strategic partner, (iv) the ability to obtain regulatory approval, and (v) the ability to manufacture and commercialize the products. The probability-adjusted future net cash flows which reflect the different stages of development of each program are then present valued utilizing an estimate of the appropriate discount rate which is consistent with the uncertainties of the cash flows utilized. Finally, the expected future net cash flows were calculated assuming the Amgen Amendment (defined below) was not entered into because the fair value attributable to the Amgen Amendment is separated from the fair value of the IPR&D programs. At the time of the preparation of the unaudited pro forma condensed combined financial statements, Celldex does not have complete information as to the amount, timing and risk of the net cash flows. For purposes of preparing the unaudited pro forma condensed combined financial statements, Celldex used publicly available information, market participant assumptions, CuraGen's existing cost and development assumptions, and certain other high-level assumptions.

        Celldex will periodically evaluate these IPR&D indefinite-life intangible assets. If a project is completed, the carrying value of the related intangible asset will be amortized over the remaining estimated life of the asset beginning in the period in which the project is completed. If a project becomes impaired or is abandoned, the carrying value of the related intangible asset will be written down to its fair value and an impairment charge will be taken in the period in which the impairment occurs. These intangible assets will be tested for impairment on an annual basis, or earlier if impairment indicators are present.

        The estimated fair value attributed to the May 2009 amendment to the CuraGen and Amgen (successor in-interest to Abgenix) license agreement relates to CuraGen's exclusive rights to develop and commercialize CR011 and 11 other licensed antigens ("Amgen Amendment"). Under the Amgen Amendment, CuraGen and Amgen agreed to modify the terms of their existing cross-license of antigens whereby the amended license would be fully paid-up and royalty-free (except for any potentially required payments by CuraGen to the original licensor of CR011). The estimated fair value of the Amgen Amendment was based on the increase in expected future net cash flows for the IPR&D programs related to CR011 after the Amgen Amendment was entered into as compared to the expected future net cash flows if the Amgen Amendment was not entered into. The estimated fair value attributed to the Amgen Amendment will be amortized over its estimated useful life of approximately 16 years on a straight-line basis (no other method was deemed preferable) from the expected closing date of the merger through the date of the last expiring patent covering CR011.

  CuraGen Severance Obligations

        All of CuraGen's employees are eligible for severance payments upon termination of employment under certain circumstances, including following a merger. The merger agreement required Celldex to notify CuraGen of the identity of the employees to whom it intends to make offers of employment no less than 40 business days prior to closing. However, no employment terms were negotiated in advance of the signing of the merger agreement, and the merger is not conditioned on any such arrangements. On July 20, 2009, in accordance with Section 7.9(a) of the Merger Agreement, Celldex provided notice to CuraGen of its intent to make offers of employment to five of CuraGen's employees (none of whom were officers of CuraGen). CuraGen employees who do not receive offers of employment will be terminated upon the consummation of the merger. SFAS 141(R) requires severance obligations that are incurred by the acquiree for the benefit of the acquirer to be recognized as an expense in the post-combination period. Because the offer of employment was at the option of Celldex, Celldex has deemed the severance obligations to be at its benefit. This results in an increase to accumulated deficit and accrued liabilities in the unaudited pro forma condensed financial statements. Celldex has allocated estimated severance obligation of $4.1 million from total consideration transferred as an expense and accrued liability in the post-combination period. For purposes of preparing the unaudited pro forma condensed combined financial statements, Celldex has assumed that (i) all CuraGen employees that will not be offered employment will be terminated and (ii) no severance payouts will be made prior to the effective time of the merger.

  Convertible Subordinated Debt

        The $12.0 million represents the estimated fair value as of the pro forma date attributable to CuraGen's 4% convertible subordinated notes due February 15, 2011 ("CuraGen Debt") that Celldex will be assuming as part of the merger. For purposes of preparing the unaudited pro forma condensed combined financial statements, Celldex estimated the fair value of CuraGen Debt at $12.0 million, or 85.0% of the $14.1 million face value. The Company estimated the fair value of the CuraGen Debt by reviewing relevant market price data consistent with SFAS No. 157, Fair Value Measurements.

4.     PRO FORMA ADJUSTMENTS

(A)
To record the fair value of common stock and stock options issued and issuable in connection with the merger. Cash paid in lieu of fractional shares will be from existing cash balances and has not been reflected.

(B)
To adjust CuraGen's convertible subordinated debt to fair value as described above.

(C)
To eliminate the deferred financing costs related to CuraGen's convertible subordinated debt and to adjust amortization expense accordingly.

(D)
To record interest expense to accrete the fair value of CuraGen's convertible subordinated debt to its face value over the remaining term through maturity.

(E)
To record intangible assets to identifiable intangible assets as described above and to record amortization expense for the Amgen Amendment over its estimated useful life.

(F)
To eliminate CuraGen's historical stockholders' equity accounts.

(G)
To reflect the issuance of Celldex shares to CuraGen stockholders in connection with the merger. For purposes of preparing the pro forma condensed combined financial statements Celldex estimated a purchase price of $93,500,000 and the price of Celldex shares used in determining the purchase price of $7.60 per share based on the closing price for Celldex common stock on July 31, 2009.

(H)
The tax effect of the above pro forma adjustments was calculated at the statutory rate and was determined to be zero because of the availability of net operating loss (NOL) and R&D credit carry forwards. Utilization of the NOL and R&D credit carry forwards may be subject to a substantial annual limitation due to ownership change limitations provided by Section 382 of the Code, as well as similar state provisions. It is expected that the combined company will continue to provide a full valuation allowance on its deferred tax assets.

(I)
Celldex estimates that the expenses incurred by Celldex on a stand alone basis for this transaction will be approximately $2.0 million, of which $1.0 million was incurred through the six months ended June 30, 2009 and $1.0 million will be reflected as an expense of Celldex in the period the expense is incurred. CuraGen estimates that the expenses incurred by CuraGen on a stand alone basis for this transaction will be approximately $3.4 million, of which $1.3 million was incurred through the six months ended June 30, 2009 and $2.1 million will be reflected as an expense of CuraGen in the period the expense is incurred. These costs include fees for investment banking services, legal, accounting, due diligence, tax, valuation, printing and other various services necessary to complete the transaction.

The estimate of combined future expenses of Celldex and CuraGen are reflected in the pro forma balance sheet as of June 30, 2009 as a reduction to cash of $3.1 million and a charge to accumulated deficit of $3.1 million. Because they will not have a continuing impact, the combined actual incurred transaction expenses for Celldex's and CuraGen's of $2.3 million during the six months ended June 30, 2009 have been eliminated and are not reflected in the unaudited pro forma condensed combined statement of operations.

  The Merger Agreement also provides for certain termination rights that may result in either Celldex or CuraGen paying a termination fee. The pro forma financial statements have been prepared under the assumption that the merger will be completed and reflect an estimate of those costs to be incurred by Celldex in connection with the merger. The pro forma financial statements do not reflect any potential termination fees that could be required if the merger was not completed.

(J)
To record the excess of consideration transferred over the fair value of assets acquired and liabilities assumed as goodwill.

(K)
To record the CuraGen severance obligation of $4.1 million as a Celldex post-combination expense and accrued liability as described above. In addition, to record $485,000 in the unaudited pro forma condensed combined statement of operations as a retention bonus payable on the one-year anniversary of the closing to the five employees anticipated to be offered employment.

5.     FORWARD-LOOKING STATEMENTS

        The statements contained in this section may be deemed to be forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements are typically identified by the words "believe," "expect," "anticipate," "intend," "estimate" and similar expressions. These forward-looking statements are based largely on management's expectations and are subject to a number of uncertainties. Actual results could differ materially from these forward-looking statements. Neither Celldex nor CuraGen undertake any obligation to update publicly or revise any forward-looking statements. For a more complete discussion of the risks and uncertainties which may affect such forward-looking statements, please refer to the section entitled "Cautionary Information Regarding Forward-Looking Statements" on page 35.

COMPARATIVE PER SHARE DATA

        The following table sets forth selected historical share information of Celldex and CuraGen and unaudited pro forma share information after giving effect to the merger between Celldex and CuraGen, assuming that 12,302,631 shares of Celldex common stock had been issued in exchange for all outstanding shares of CuraGen common stock.

        This assumption is based on an estimate of the exchange ratio assuming that Celldex's stock price is $7.60 (which is the closing price for Celldex's shares on July 31, 2009) and that CuraGen's cash at closing will be $53.5 million, resulting in a purchase price of $93.5 million and an exchange ratio of 0.2026335. The pro forma equivalent information of CuraGen was derived using the historical share information assuming that 12,302,631 shares of Celldex common stock had been issued in exchange for all outstanding shares of CuraGen common stock. You should read this information in conjunction with the selected historical financial information, the unaudited pro forma condensed combined financial statements and the separate historical financial statements of Celldex and CuraGen and the notes thereto included elsewhere in or incorporated by reference in this joint proxy statement/prospectus. The historical share information as of and for the six month period ended June 30, 2009 is derived from unaudited consolidated financial statements of Celldex and CuraGen as of and for the six months ended June 30, 2009. The historical share information as of and for the year ended December 31, 2008 is derived from audited financial statements of Celldex and from audited consolidated financial statements of CuraGen as of and for the year ended December 31, 2008. The amounts set forth below are in thousands, except per share amounts. The unaudited pro forma condensed combined financial statements and the pro forma share information are not necessarily indicative of the operating results or financial position that would have been achieved had the merger been consummated at the beginning of the period presented and should not be construed as representative of future operations.

	Year Ended December 31, 2008
	Celldex		CuraGen
	Historical	Pro Forma	Historical	Pro Forma Equivalent of One Celldex Share(1)
Basic and diluted net (loss) income per common share	$(3.34)	$(0.96)	$0.43	$(0.19)

Shares used in calculating basic net (loss) income per share	14,217	25,714	56,738	11,497

Shares used in calculating diluted net (loss) income per share	14,217	25,714	60,642	11,497

	Six Months Ended June 30, 2009
	Celldex		CuraGen
	Historical	Pro Forma	Historical	Pro Forma Equivalent of One Celldex Share(1)
Basic and diluted net loss per common share	$(1.04)	$(0.77)	$(0.11)	$(0.16)

Book value per share	$0.27	$3.41	$1.05	$0.69

Shares used in calculating:
Basic and diluted net loss per share	15,826	27,382	57,027	11,556

Book value per share(2)	15,878	27,434	57,205	11,592

(1)
These amounts were calculated by applying an assumed exchange ratio of 0.2026335 to the historical CuraGen shares.

(2)
The historical book value per common share is computed by dividing total stockholders' equity by the number of shares of common stock outstanding at the end of the period. The pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock as of each of the periods presented.

 MARKET PRICE AND DIVIDEND INFORMATION

Celldex

        Celldex's common stock currently trades on the NASDAQ Global Market under the symbol "CLDX" (prior to October 1, 2008, it traded under the symbol "AVAN"). The following table sets forth for the periods indicated the high and low sales prices per share of Celldex's common stock, as reported by the NASDAQ Global Market. The numbers below reflect the 1-for-12 reverse stock split effected on March 7, 2008.

	Price Range
Period	High	Low
Third Quarter (July 1 – August 25, 2009)	$8.10	$4.80
Second Quarter (April 1 – June 30, 2009)	$14.19	$6.28
First Quarter (Jan. 1 – Mar. 31, 2009)	$11.75	$5.13
Year Ended December 31, 2008
Fourth Quarter (Oct. 1 – Dec. 31, 2008)	$12.69	$4.24
Third Quarter (July 1 – Sept. 30, 2008)	$16.98	$9.67
Second Quarter (April 1 – June 30, 2008)	$19.79	$9.55
First Quarter (Jan. 1 – Mar. 31, 2008)	$9.91	$5.65
Year Ended December 31, 2007
Fourth Quarter (Oct. 1 – Dec. 31, 2007)	$9.48	$4.80
Third Quarter (July 1 – Sept. 30, 2007)	$11.16	$4.80
Second Quarter (April 1 – June 30, 2007)	$18.00	$8.88
First Quarter (Jan. 1 – Mar. 31, 2007)	$18.60	$15.36

        On May 28, 2009, the last full trading day immediately preceding the public announcement date of the merger, and on August 25, 2009, the last practicable trading date prior to the filing of this joint proxy statement/prospectus, the last reported sales prices of Celldex's common stock, as reported by the NASDAQ Global Market, were $8.13 and $6.48 per share, respectively. You are encouraged to obtain current trading prices for Celldex's common stock in considering how to vote in connection with the merger. As of August 20, 2009, there were approximately 597 holders of record of Celldex's common stock. Celldex has never paid cash dividends on its common stock and has no intention to do so in the foreseeable future. Celldex anticipates that its common stock will continue to be listed on the NASDAQ Global Market following the completion of the merger under its current trading symbol "CLDX."

 CuraGen

        CuraGen's common stock is quoted on the NASDAQ Global Market under the symbol "CRGN." The following table sets forth the high and low sales prices per share of CuraGen's common stock, as reported by the NASDAQ Global Market, for the quarters indicated:

	Price Range
Period	High	Low
Third Quarter (July 1 – August 25, 2009)	$1.46	$1.32
Second Quarter (April 1 – June 30, 2009)	$1.48	$0.85
First Quarter (Jan. 1 – Mar. 31, 2009)	$0.95	$0.47
Year Ended December 31, 2008
Fourth Quarter (Oct. 1 – Dec. 31, 2008)	$0.81	$0.41
Third Quarter (July 1 – Sept. 30, 2008)	$1.20	$0.44
Second Quarter (April 1 – June 30, 2008)	$1.20	$0.71
First Quarter (Jan. 1 – Mar. 31, 2008)	$0.95	$0.60
Year Ended December 31, 2007
Fourth Quarter (Oct. 1 – Dec. 31, 2007)	$1.58	$0.73
Third Quarter (July 1 – Sept. 30, 2007)	$2.05	$1.08
Second Quarter (April 1 – June 30, 2007)	$3.19	$1.82
First Quarter (Jan. 1 – Mar. 31, 2007)	$4.99	$2.95

        On May 28, 2009, the last full trading day before the public announcement of the execution of the merger agreement, CuraGen's closing sales price per share was $1.25. On August 25, 2009, the last practicable trading date prior to the filing of this joint proxy statement/prospectus, CuraGen's closing sales price per share was $1.40. You should obtain current market price quotations for CuraGen's common stock in connection with voting your CuraGen shares.

        CuraGen has never paid cash dividends on its common stock. CuraGen is restricted by the merger agreement from declaring dividends. CuraGen does not anticipate declaring any cash dividends in the foreseeable future.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF CELLDEX FOLLOWING CONSUMMATION OF THE MERGER

        The following table sets forth information regarding beneficial ownership of Celldex's common stock, giving effect to the consummation of the merger and assuming the exchange ratio is 0.2026335, by:

  •
  each person or group of affiliated persons who Celldex and CuraGen believe will beneficially own more than more than 5% of the outstanding shares of Celldex's common stock upon consummation of the merger, based on beneficial ownership of each of Celldex's and CuraGen's common stock as of July 31, 2009 and assuming consummation of the merger and based on currently available Schedules 13D and 13G filed with Securities and Exchange Commission, or the SEC;

  •
  each of Celldex's current directors, including persons who are expected to become directors of Celldex following the closing of the proposed merger with CuraGen;

  •
  Celldex's chief executive officer, chief financial officer, and other anticipated executive officers following the closing of the proposed merger with CuraGen, referred to as the executive officers; and

  •
  all of Celldex's anticipated directors and executive officers as a group.

        The number of shares of common stock beneficially owned by each person or entity is determined in accordance with the applicable rules of the SEC and includes shares of Celldex common stock (or in the case of beneficial owners of CuraGen common stock, shares of CuraGen common stock) over which such individual has voting or investment power. The information is not necessarily indicative of beneficial ownership for any other purpose. Shares of Celldex common stock issuable under option awards exercisable on or before September 29, 2009 and shares of CuraGen common stock issuable under option awards exercisable on or before September 29, 2009 are each deemed beneficially owned for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, to CuraGen's and Celldex's knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws where applicable. The inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares.

Name and Address*	Number of Shares Beneficially Owned(1)		Percentage of Shares Beneficially Owned(2)
Holders of more than 5% of Celldex's common stock
Medarex, Inc.(3)	2,960,848	(4)	10.5%
Directors and executive officers
Charles R. Schaller	29,882	(5)	**
Herbert J. Conrad	29,879	(6)	**
Larry Ellberger	29,728	(7)	**
George O. Elston	29,879	(8)	**
Karen Shoos Lipton	29,728	(9)	**
Dr. Rajesh B. Parekh	29,879	(10)	**
Harry H. Penner, Jr.	29,728	(11)	**
Timothy M. Shannon, M.D.	263,044	(12)	**
Anthony S. Marucci	276,137	(13)	1.0
Avery W. Catlin	53,693	(14)	**
Tibor Keler, Ph.D.	235,825	(15)	**
Thomas Davis, M.D.	86,446	(16)	**
All directors and executive officers as a group (12 persons)	1,123,848	(17)	3.8%

*
Unless otherwise indicated, the address is c/o Celldex Therapeutics, Inc., 119 Fourth Avenue, Needham, Massachusetts 02494-2725.

**
Less than 1%.

(1)
Unless otherwise indicated, the persons shown have sole voting and investment power over the shares listed.

(2)
Common stock includes all outstanding common stock plus, as required for the purpose of determining beneficial ownership (in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended), all common stock subject to any right of acquisition, through exercise or conversion of any security, within 60 days of the record date.

(3)
The principal business address for Medarex, Inc., a New Jersey corporation ("Medarex") is 707 State Road, Princeton, New Jersey 08540.

(4)
Represents 2,960,848 shares of common stock which Medarex acquired as a result of the Merger. Medarex may be deemed to have sole voting power and the sole power to dispose of such shares of common stock. We have been advised that to the extent that the directors of Medarex may be deemed to share the power to vote (and direct the vote of) or dispose of (or direct the disposition of) such shares of common stock owned of record by Medarex, each such director disclaims beneficial ownership of the shares of common stock owned by Medarex.

(5)
Includes 26,882 shares of common stock underlying options which are or may be exercisable as of July 31, 2009 or 60 days after such date. Does not include 2,960,848 shares of common stock owned by Medarex. Mr. Schaller is a director of Medarex and to the extent that by virtue of his role as director Mr. Schaller may be deemed to share the power to vote (and direct the vote of) or dispose of (or direct the disposition of) such shares of common stock owned of record by Medarex, Mr. Schaller disclaims beneficial ownership of the shares of common stock owned by Medarex.

(6)
Includes 29,879 shares of common stock underlying options which are or may be exercisable as of July 31, 2009 or 60 days after such date.

(7)
Includes 29,728 shares of common stock underlying options which are or may be exercisable as of July 31, 2009 or 60 days after such date.

(8)
Includes 29,879 shares of common stock underlying options which are or may be exercisable as of July 31, 2009 or 60 days after such date.

(9)
Includes 29,728 shares of common stock underlying options which are or may be exercisable as of July 31, 2009 or 60 days after such date.

(10)
Includes 29,879 shares of common stock underlying options which are or may be exercisable as of July 31, 2009 or 60 days after such date.

(11)
Includes 29,728 shares of common stock underlying options which are or may be exercisable as of July 31, 2009 or 60 days after such date.

(12)
Includes 216,717 shares of common stock underlying options which are or may be exercisable as of July 31, 2009 or 60 days after such date.

(13)
Includes 270,269 shares of common stock underlying options which are or may be exercisable as of July 31, 2009 or 60 days after such date.

(14)
Includes 45,834 shares of common stock underlying options which are or may be exercisable as of July 31, 2009 or 60 days after such date.

(15)
Includes 229,957 shares of common stock underlying options which are or may be exercisable as of July 31, 2009 or 60 days after such date.

(16)
Includes 80,578 shares of common stock underlying options which are or may be exercisable as of July 31, 2009 or 60 days after such date.

(17)
Please refer to footnotes 5 - 16.

 CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus and the documents that are incorporated into this joint proxy statement/prospectus by reference may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words, such as "may," "will," "could," "project," "believe," "anticipate," "expect," "estimate," "continue," "potential," "plan," "forecast" and other similar words. Those statements represent Celldex's and CuraGen's individual and collective intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside the control of Celldex and CuraGen, which could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. Important factors that might cause such a difference include, but are not limited to:

  •
  costs related to the merger;

  •
  the failure of Celldex's and CuraGen's stockholders to approve the matters presented relating to the transaction;

  •
  Celldex's and CuraGen's inability to satisfy the conditions of the transaction;

  •
  the risk that Celldex's and CuraGen's businesses will not be integrated successfully;

  •
  the inability to further identify, develop and achieve commercial success for new products and technologies;

  •
  the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials;

  •
  the risk that clinical trials may not result in marketable products;

  •
  the risk that the combined company may be unable to successfully secure regulatory approval of and market its drug candidates;

  •
  the risks associated with reliance on outside financing to meet capital requirements;

  •
  the risks of the development of competing technologies;

  •
  the risks related to the combined company's ability to protect its proprietary technologies;

  •
  the risks related to patent-infringement claims;

  •
  the risks of new, changing and competitive technologies and regulations in the U.S. and internationally; and

  •
  the risk factors disclosed under "Risk Factors" in this joint proxy statement/prospectus as well as other events and risk factors disclosed previously and from time to time in Celldex's and CuraGen's filings with the SEC, including Celldex's Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on March 18, 2009, Celldex's Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed with the SEC on May 8, 2009, Celldex's Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed with the SEC on August 8, 2009, CuraGen's Annual Report on Form 10-K for the year ended December 31, 2008, as amended by Amendment No. 1 to CuraGen's Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on April 30, 2009, and Amendment No. 2 to CuraGen's Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on June 19, 2009, CuraGen's Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 7, 2009 and CuraGen's Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed with the SEC on August 5, 2009 each of which are incorporated herein by reference.

        Actual results may differ materially from those contained in the forward-looking statements in this joint proxy statement/prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus. Except for their ongoing obligations to disclose material information under the U.S. federal securities laws, neither Celldex nor CuraGen undertakes any obligation update or revise any forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement.

THE SPECIAL MEETING OF CELLDEX'S STOCKHOLDERS

Date, Time and Place

        The special meeting of Celldex stockholders (the "Celldex special meeting") will be held on September 30, 2009, at the offices of Lowenstein Sandler PC, 1251 Avenue of the Americas, New York, New York 10020 commencing at 5 p.m. local time. We are sending this joint proxy statement/prospectus to you in connection with the solicitation of proxies by the Celldex board of directors for use at the Celldex special meeting and any adjournments or postponements of the Celldex special meeting.

Matters to be Considered

        The purposes of the Celldex special meeting are:

  1.
  To consider and vote upon the issuance of a number of shares of Celldex common stock to CuraGen stockholders pursuant to the merger determined in accordance with the Agreement and Plan of Merger, dated as of May 28, 2009, by and among Celldex, Cottrell Merger Sub, a wholly-owned subsidiary of Celldex, and CuraGen, as such agreement may be amended from time to time, which will result in the issuance of shares of Celldex common stock equal to at least 32.5%, and no more than 58%, of the sum of the total number of shares of Celldex common stock outstanding immediately after the effective time of the merger (which number includes the shares of CuraGen common stock outstanding immediately prior to the effective time of the merger that are converted into shares of Celldex common stock in the merger) plus the maximum number of shares of Celldex common stock issuable upon exercise of CuraGen in-the-money options assumed by Celldex in the merger.

  2.
  To consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are insufficient votes to constitute a quorum or approve Proposal No. 1 at the time of the special meeting; and

  3.
  To transact any other business which may properly come before the meeting.

Recommendation of Celldex's Board of Directors

        Celldex's board of directors believes that the terms of the merger agreement, the proposed merger and issuance of Celldex common stock as a result thereof are advisable and in the best interests of Celldex and its stockholders. Celldex's board of directors approved the issuance of shares of Celldex common stock in connection with the merger and unanimously recommends that you vote FOR the issuance of the shares of Celldex common stock in connection with the merger and FOR the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of such issuance.

        In considering the recommendation of the Celldex board of directors with respect to the issuance of the shares of Celldex common stock pursuant to the merger, you should be aware that directors and executive officers of Celldex may have interests in the merger that may be different from, or may be in addition to, the interests of Celldex stockholders. Please see "Celldex Proposal 1 and CuraGen Proposal 1: The Merger—Interests of Celldex's Directors and Executive Officers" commencing on page 77.

Record Date and Voting Power

        Only holders of record of Celldex common stock at the close of business on the Celldex record date, August 20, 2009, are entitled to notice of, and to vote at, the Celldex special meeting. There were approximately 597 holders of record of Celldex common stock at the close of business on the Celldex record date. Because many of such shares are held by brokers and other institutions on behalf of stockholders, Celldex is unable to estimate the total number of stockholders represented by these record holders. At the close of business on the Celldex record date, 15,879,475 shares of Celldex common stock were issued and outstanding. Each share of Celldex common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. Additional information regarding persons known to management of Celldex to be beneficial owners of more than 5% of the outstanding shares of Celldex common stock is included in the documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" commencing on page 119.

Required Vote

        The presence, in person or by proxy, at the special meeting of the holders of a majority of the shares of Celldex common stock outstanding and entitled to vote at the special meeting is necessary to constitute a quorum at the meeting. Abstentions will be counted towards a quorum. If you hold shares of CuraGen or Celldex common stock in street name and submit your voting instructions to your broker, bank or other nominee but do not indicate how to vote your shares, your shares will not be voted with respect to Proposal No. 1 or Proposal No. 2 (which we refer to as a broker non-vote). Broker non-votes, if any, will not be counted for the purpose of determining whether a quorum exists either for the CuraGen special meeting or the Celldex special meeting. The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Celldex special meeting is required for approval of Proposal Nos. 1 and 2.

        Votes will be counted by the inspector of election appointed for the meeting, who will separately count "For" and "Against" votes, abstentions and broker non-votes. Broker non-votes, abstentions and the failure to vote will have no effect and will not be counted towards the vote total for Proposal Nos. 1 and 2.

        At the Celldex record date for the Celldex special meeting, the directors and executive officers of Celldex owned approximately 0.2% of the outstanding shares of Celldex common stock entitled to vote at the meeting.

Voting and Revocation of Proxies

        The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the board of directors of Celldex for use at the Celldex special meeting.

        If you are a stockholder of record, you may vote in person at the Celldex special meeting or submit a proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to submit a proxy to ensure your vote is counted. You may still attend the Celldex special meeting and vote in person if you have already submitted a proxy.

  •
  To vote in person, come to the Celldex special meeting and we will give you a ballot when you arrive.

  •
  To submit the proxy card, simply mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If you return your signed proxy card to us before the Celldex special meeting, we will vote your shares as you direct.

  •
  To submit a proxy over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your proxy must be received by 11:59 p.m., New York City time on September 29, 2009 to be counted.

  •
  To submit a proxy on the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your proxy must be received by 11:59 p.m., New York City time on September 29, 2009 to be counted.

        All properly executed proxies that are not revoked will be voted at the Celldex special meeting and at any adjournments or postponements of the Celldex special meeting in accordance with the instructions contained in the proxy. If a holder of Celldex common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted "FOR" Proposal Nos. 1 and 2.

        A Celldex stockholder who has submitted a proxy may revoke it at any time before it is voted at the Celldex special meeting by executing and returning a proxy bearing a later date, providing proxy instructions via the telephone or the Internet (your latest telephone or Internet proxy is counted), filing written notice of revocation with the Secretary of Celldex stating that the proxy is revoked or attending the Celldex special meeting and voting in person.

        Please note that there are separate arrangements for submitting voting instructions if your shares are registered in Celldex's stock records in the name of a broker, bank or other nominee and held on your behalf in street name. Celldex's stockholders who own shares through a broker or bank should check the instructions forwarded by their broker, bank or other holder of record to see which methods are available for submitting voting instructions.

Solicitation of Proxies

        In addition to solicitation by mail, the directors, officers, employees and agents of Celldex may solicit proxies from Celldex's stockholders by personal interview, telephone, or otherwise. Celldex will bear the costs of the solicitation of proxies from its stockholders. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Celldex common stock for the forwarding of solicitation materials to the beneficial owners of Celldex common stock. Celldex will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials. Celldex has retained Georgeson Inc. to assist in soliciting proxies for the meeting for an estimated cost of $7,500 plus out of pocket expenses.

Stockholders Sharing an Address

        Consistent with notices sent to record stockholders sharing a single address, Celldex is sending only one copy of this joint proxy statement/prospectus to that address unless Celldex receives contrary instructions from any stockholder at that address. This "householding" practice reduces Celldex's printing and postage costs. Stockholders may request to discontinue householding, or may request a separate copy of this joint proxy statement/prospectus by one of the following methods:

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  record stockholders wishing to discontinue or begin householding, or any record stockholder residing at a household address wanting to request delivery of a copy of this joint proxy statement/prospectus should contact Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department or by calling 1-800-542-1061; and

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  stockholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or begin householding should contact their record holder.

Other Matters

        As of the date of this joint proxy statement/prospectus, the Celldex board of directors does not know of any business to be presented at the Celldex special meeting other than as set forth in the notice accompanying this joint proxy statement/prospectus. If any other matters should properly come before the Celldex special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies, subject to applicable SEC rules.

 THE SPECIAL MEETING OF CURAGEN'S STOCKHOLDERS

        This section contains information about the special meeting of CuraGen stockholders (the "CuraGen special meeting") that has been called to consider and adopt the merger agreement. This joint proxy statement/prospectus is being furnished to the stockholders of CuraGen in connection with the solicitation of proxies by CuraGen's board of directors for use at the CuraGen special meeting. CuraGen is first mailing this joint proxy statement/prospectus and accompanying CuraGen proxy card to its stockholders on or about September 1, 2009.

Date, Time and Place

        The CuraGen special meeting will be held on September 30, 2009, at 5 p.m., local time, at The Omni New Haven Hotel at Yale, located at 155 Temple Street, New Haven, Connecticut 06510.

Matters to be Considered

        At the CuraGen special meeting, you will be asked to consider and vote upon proposals to adopt the merger agreement, to adjourn the CuraGen special meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the merger agreement and to transact such other matters as may be properly brought before the CuraGen special meeting or any adjournment or postponement thereof. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A, and the merger agreement is summarized in the section "The Merger Agreement" commencing on page 91.

Recommendation of CuraGen's Board of Directors

        CuraGen's board of directors believes that the terms of the merger agreement and the proposed merger are advisable and in the best interests of CuraGen and its stockholders. CuraGen's board of directors approved the merger agreement and unanimously recommends that you vote FOR the adoption of the merger agreement and FOR the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement.

        In considering the recommendation of CuraGen's board of directors, you should be aware that CuraGen's directors and executive officers may have interests in the merger that may be different from yours. See the section "Celldex Proposal I and CuraGen Proposal I: The Merger—Interests of CuraGen's Directors and Executive Officers" commencing on page 77.

Record Date and Quorum

        CuraGen's board of directors has fixed the close of business on August 17, 2009 as the record date for the CuraGen special meeting. Accordingly, only CuraGen's stockholders of record at the close of business on such date will be entitled to notice of and to vote at the CuraGen special meeting. Brokers or other nominees who hold shares of our common stock in "street name" for customers who are the beneficial owners of those shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers, resulting in broker "non-votes." On the CuraGen record date, there were 57,205,231 shares of CuraGen common stock outstanding, held of record by approximately 186 registered holders.

        The presence, in person or by proxy, of the holders of a majority of CuraGen's outstanding shares of common stock entitled to vote, as of the record date, will constitute a quorum for the conduct of business at the CuraGen special meeting. Abstentions will be counted as present for purposes of determining the existence of a quorum. Broker "non-votes," if any, will not be counted as present for purposes of determining the existence of a quorum. In the event a quorum is not present at the

CuraGen special meeting, CuraGen may propose adjournment of the CuraGen special meeting to solicit additional proxies.

Required Vote

        The affirmative vote of the holders of a majority of CuraGen's outstanding shares of common stock entitled to vote is required to adopt the merger agreement. Abstentions, the failure to submit an executed proxy by mail, fax, telephone or through the Internet or to vote in person at the CuraGen special meeting, and broker non-votes have the effect of a vote "AGAINST" the adoption of the merger agreement.

        If there is less than a quorum present at the CuraGen special meeting, the affirmative vote of the holders of a majority of CuraGen's outstanding shares of common stock present and entitled to vote at the CuraGen special meeting is required to approve the adjournment of the CuraGen special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the CuraGen special meeting to adopt the merger agreement. If there is a quorum, approval of the adjournment requires the affirmative vote of the holders of a majority of the shares representing votes cast affirmatively or negatively. Thus, if there is less than a quorum, an abstention will have the same effect as a vote "AGAINST" the proposal to adjourn the CuraGen special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the CuraGen special meeting to adopt the merger agreement. If there is a quorum, an abstention will have no effect on the outcome of the proposal. A failure to vote at the CuraGen special meeting or to submit an executed proxy by mail, fax, telephone or through the Internet, or a broker non-vote will have no effect on the outcome of the proposal to adjourn the CuraGen special meeting to solicit additional proxies if there are not sufficient votes at the time of the CuraGen special meeting to adopt the merger agreement.

        CuraGen stockholders will have one vote for each share of CuraGen common stock they own on the record date.

Voting and Revocation of Proxies

        All shares of CuraGen's common stock represented by properly submitted proxies received prior to or at, and which are not revoked before or at, the CuraGen special meeting will be voted in accordance with the instructions indicated in those proxies. To submit a proxy for the CuraGen special meeting, a CuraGen stockholder may:

  (1)
  complete, sign and date the CuraGen proxy card included with this joint proxy statement/prospectus and mail the signed proxy card in the enclosed return envelope;

  (2)
  access the Internet website www.voteproxy.com using the control number that appears on the CuraGen proxy card enclosed herewith prior to 11:59 p.m. New York City time on September 29, 2009 and follow the instructions set forth on such website; or

  (3)
  call, toll-free, 1-800-PROXIES (1-800-766-9437), using a touch-tone phone prior to 11:59 p.m. New York City time on September 29, 2009 and follow the prompted instructions.

The Internet and telephone voting procedures for submitting a proxy are designed to authenticate CuraGen stockholders' identities, to allow CuraGen stockholders to have their shares voted and to confirm that their instructions have been properly recorded. CuraGen stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that would be borne by the CuraGen stockholder. Please note that there are separate arrangements for submitting voting instructions if your shares are registered in CuraGen's stock records in the name of a broker, bank, or other nominee and held on your behalf in street name. CuraGen stockholders, who own shares through a broker, bank or other nominee, should check the instructions forwarded by their broker, bank or other holder of record to see which methods are available for submitting voting instructions.

        If an otherwise properly submitted proxy fails to indicate how to vote on either proposal, the shares represented by that proxy will be voted "FOR" the proposal to adopt the merger agreement and "FOR" the proposal to adjourn the CuraGen special meeting to solicit additional proxies if there are not sufficient votes at the time of the CuraGen special meeting to adopt the merger agreement.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to CuraGen a written notice of revocation or a duly executed proxy bearing a later date, or, in the case of a CuraGen stockholder who has voted electronically via the Internet or by telephone, by submitting a later vote using the same methods. Any CuraGen stockholder of record who has executed a proxy but is present at the CuraGen special meeting and who wishes to vote in person, may do so and by so doing will revoke any prior proxy such stockholder had made. CuraGen shares represented by validly submitted proxies, received in time for use at the CuraGen special meeting and not revoked at or prior to the CuraGen special meeting, will be voted at the CuraGen special meeting. Attendance at the CuraGen special meeting will not by itself constitute the revocation of a proxy.

Solicitation of Proxies

        The cost of soliciting proxies from CuraGen stockholders, including expenses in connection with preparing and mailing this joint proxy statement/prospectus to such stockholders, will be borne by CuraGen. In addition, CuraGen will reimburse brokerage firms and other persons representing beneficial owners of CuraGen common stock for their expenses in forwarding proxy material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, facsimile, email and personal solicitation by CuraGen's directors, officers or employees. No additional compensation will be paid for such solicitation. In addition, CuraGen may request banks, brokers, and other custodians, nominees and fiduciaries to solicit customers of theirs who have CuraGen shares registered in the name of the nominee. CuraGen will reimburse any such persons for their reasonable out-of-pocket expenses. CuraGen has retained Laurel Hill Advisory Group, LLC, a proxy solicitation firm, to assist in the solicitation of proxies for CuraGen's special meeting for a fee of approximately $7,500 plus expenses.

        CuraGen's board of directors is currently unaware of any other matters that may be presented for action at the CuraGen special meeting. If other matters do properly come before the CuraGen special meeting or at any adjournment or postponement of the CuraGen special meeting, however, the persons named as proxies on the CuraGen proxy card will vote on those matters in accordance with their judgment, subject to the applicable rules of the SEC. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the CuraGen proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the CuraGen special meeting.

Stockholders Sharing an Address

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements. This means that only one copy of this joint proxy statement/prospectus may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of this joint proxy statement/prospectus to you if you write to us at 322 East Main Street, Branford, Connecticut 06405, or call us at (203) 481-1104. If you want to receive separate copies of proxy statements and annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

CELLDEX PROPOSAL 1 AND CURAGEN PROPOSAL 1: THE MERGER

Background of the Transaction

        As part of its evaluation of its business, CuraGen regularly considers opportunities for certain business combinations and other strategic transactions in order to enhance stockholder value. In particular, throughout 2008 and through May 2009, CuraGen, with the assistance of several different financial and strategic advisors, evaluated a range of strategic alternatives for the company, including a sale of the company as a whole, a sale or licensing transaction with respect to CR011, liquidating the company and distributing the proceeds to stockholders, and acquiring new assets or businesses.

        Following the sale of its belinostat asset in the second quarter of 2008, CuraGen was approached over the remainder of the year by several companies expressing interest in an acquisition of CuraGen, a merger of equals, or an acquisition of an existing product or entity by CuraGen. Celldex and Party A were among the companies with whom CuraGen met in person or by phone several times during the remainder of 2008. The focus of the meetings was primarily due diligence with respect to CuraGen's business and assets.

        Anthony Marucci, now Celldex's CEO and President, and at the time Celldex's Executive Vice President, Corporate Development, identified CuraGen as an acquisition candidate and authorized Jeffrey Sacher, then at Needham & Company and now at WBB Securities, to arrange an introduction. Following a discussion between Mr. Marucci and Paul Finigan, CuraGen's Executive Vice President, General Counsel and Corporate Secretary, on May 12, 2008, Celldex and CuraGen entered into a confidentiality agreement with respect to any confidential information shared with the other.

        On May 23, 2008, members of Celldex and CuraGen management held an introductory meeting at CuraGen's offices in Branford, Connecticut, during which they reviewed their respective business operations and their respective clinical and pre-clinical development programs. Members of CuraGen management participating were Dr. Timothy M. Shannon, President and CEO; Sean A. Cassidy, Vice President and Chief Financial Officer; Mr. Finigan; and, for portions of the meeting, Dr. Ronit Simantov, Chief Medical Officer; Cyrus Karkaria, Vice President of Bioprocess Sciences and Operations; and Elizabeth Crowley, Vice President of Development Operations. Members of Celldex management participating were Mr. Marucci, Dr. Thomas Davis, Chief Medical Officer, and Dr. Tibor Keler, Chief Scientific Officer. Jeffrey Sacher also attended this meeting. Topics discussed included CR011 and plans for its development, Celldex's products, Celldex's development plans for CDX-110 and Celldex's and CuraGen's relationships with strategic partners. The parties agreed to continue a dialog regarding the development results of their respective programs.

        On June 11, 2008 and June 24, 2008, members of Celldex and CuraGen management met again to discuss their respective clinical and preclinical development programs, including the topics discussed at the May 23 meeting, in further detail. Members of CuraGen management participating were Dr. Shannon, Mr. Cassidy, Mr. Finigan and, for portions of the meeting, Dr. Simantov, Dr. Karkaria, Ms. Crowley, and members of Celldex management participating were Mr. Marucci, Avery Catlin, Chief Financial Officer, Dr. Davis, and Dr. Keler. Mr. Sacher also attended this meeting.

        On July 8, 2008, Messrs. Marucci and Catlin of Celldex and Messrs. Cassidy and Finigan of CuraGen participated in a conference call to review certain financial information regarding the companies, including expected cash flows of the combined entity based on the projected development path of CR011, CDX-1307 and CDX-1401, potential general and administrative cost synergies and expected milestone payments for CDX-110 and Glaxo's Rotarix® vaccine. After a review of the combined cash flow of the companies, the parties agreed to continue discussions.

        On September 15, 2008, Celldex's board of directors authorized Celldex to propose a non-binding letter of intent to acquire CuraGen, which Celldex and CuraGen executed on October 2, 2008. The letter of intent provided for the acquisition of CuraGen by Celldex for consideration of up to

$100,000,000, payable in shares of Celldex common stock. The valuation ascribed to CuraGen in the non-binding letter of intent was explicitly conditioned on CuraGen having net cash at the closing of the transaction of no less than $65,000,000 (for purposes of this description, "net cash" means CuraGen's cash resources net of, among other things, the par value of CuraGen's outstanding convertible securities and any other indebtedness, severance payments to executives, transaction and any other change of control expenses and other current liabilities as of the closing of the transaction) and reflected a technology value of between $25,000,000 and $35,000,000, subject to completion of Celldex's due diligence on CuraGen's clinical and pre-clinical programs.

        On October 10, 2008, Lowenstein Sandler PC ("Lowenstein"), outside counsel to Celldex, sent a draft merger agreement based on the letter of intent to CuraGen's outside counsel, Wilmer Cutler Pickering Hale and Dorr LLP ("WilmerHale"). That draft merger agreement included a cap on the amount of stock that Celldex would be required to issue in connection with the acquisition, such that the stockholders of CuraGen would not own more than a to-be-determined percentage of the outstanding Celldex common stock immediately following the closing.

        On October 15, 2008, Messrs. Cassidy and Finigan of CuraGen, Mr. Marucci of Celldex, and Mr. Sacher, held a meeting to discuss the proposed transaction. At the conclusion of the meeting, Celldex and CuraGen agreed to terminate discussions concerning a transaction because the parties could not reach agreement on price. In addition, even if the price issues could be resolved, following the decline in global capital markets that occurred in the third quarter of 2008, the parties believed that Celldex's then-current stock price would not support a mutually acceptable transaction. Similarly, because of the deterioration in the financial markets, discussions with Party A also ceased.

        In November 2008, CuraGen had introductory meetings with Party B and Party C, each of whom expressed interest in a potential acquisition of CuraGen.

        In late December 2008, a board member of Party A approached a board member of CuraGen expressing interest in resuming discussions, but no terms were proposed at that time. It was agreed that the possibility of resuming discussions with Party A would be discussed by the CuraGen board at its meeting in January 2009. In January 2009, Mr. Marucci and Messrs. Finigan and Cassidy also had a discussion about a possible transaction. Celldex and CuraGen agreed valuation expectations were still too far apart to begin steps to negotiate a definitive agreement.

        In January 2009, CuraGen had due diligence meetings with both Party B and Party C.

        On January 20 and 21, 2009, the board of directors of CuraGen held a meeting during which it was agreed that CuraGen should hire an investment banking firm in order to assist in evaluating strategic alternatives for CuraGen and that CuraGen should hire a consultant in order to assist in evaluating alternatives for the license or sale of CR011.

        In January and February 2009, members of CuraGen management contacted and evaluated the potential services of various investment banking firms in order to assist in evaluating strategic alternatives for CuraGen, and contacted and evaluated the potential services of a consultant for assistance in licensing or selling CR011.

        On February 11, 2009, the board of directors of CuraGen evaluated potential investment banking firms and consultants and approved the engagement of Piper Jaffray & Co. ("Piper Jaffray") to evaluate the company's strategic alternatives and the engagement of JSB Partners to assist in the licensing or sale of CR011.

        On February 13, 2009, CuraGen hired JSB Partners to assist in the license or sale of CR011. During the rest of February, JSB Partners prepared and distributed marketing material related to the CR011 Program for distribution to potential licensors or acquirors of the CR011 Program. During

February, March and April 2009, JSB contacted hundreds of potential licensors and acquirors of the CR011 Program.

        On February 19, 2009, CuraGen hired Piper Jaffray to assist in identifying and evaluating strategic transactions for CuraGen, and CuraGen issued a press release announcing that CuraGen was considering a broad range of strategic alternatives to enhance stockholder value, ranging from selling or licensing CR011, to acquiring additional assets or business lines, to selling the company. The press release also indicated that CuraGen would retain an investment bank to assist in its strategic review, and had retained JSB Partners to identify potential acquirors of CR011.

        Upon review of the press release noted above, Party A indicated it was no longer interested in pursuing discussions with CuraGen.

        On February 20, 2009, Party C submitted a bid for CuraGen. The consideration to CuraGen stockholders would be a combination of shares of Party C with value equal to CuraGen's net cash at closing and a contingent value right for CR011. CuraGen responded by letter dated February 28, 2009 indicating that offers for the acquisition of CuraGen would be evaluated through Piper Jaffray as part of CuraGen's overall review of strategic alternatives.

        On February 24, 2009, CuraGen's board of directors met and discussed the process for identifying and evaluating strategic transactions for the company as a whole and for CR011. The board was advised by Piper Jaffray as to the process for identifying bids for the sale of CuraGen as well as opportunities for CuraGen to acquire other assets and business, and was advised by JSB Partners as to a process for identifying buyers or licensors for CR011.

        On February 24, 2009, CuraGen instructed WilmerHale to prepare a draft asset purchase agreement covering the sale of CR011 for distribution by JSB Partners to potential buyers or licensors of CR011.

        In March 2009, Piper Jaffray prepared and distributed marketing materials related to CuraGen to potential strategic and financial bidders. During March and April 2009, Piper Jaffray contacted 65 companies. Piper Jaffray's marketing materials expressly stated that bids for the acquisition of CuraGen must be submitted through Piper Jaffray rather than CuraGen. A total of 22 preliminary bids were received by Piper Jaffray for CuraGen through this process.

        On March 6, 2009, Mr. Marucci and Mr. Sacher, who had then joined WBB Securities, LLC ("WBB Securities") (Celldex's financial advisor) participated in a conference call with Piper Jaffray to discuss CuraGen's process for evaluating its options with respect to CuraGen as a whole and CR011.

        On March 18 and 19, 2009, the board of directors of CuraGen held a meeting during which JSB Partners reviewed with the board the process for identifying and evaluating buyers or licensors for CR011 and Piper Jaffray reviewed progress with respect to bids for a sale of the entire company. The board then discussed other strategic alternatives for CuraGen, including the liquidation and dissolution of the company and the continuation of the company as a standalone entity focused on the development of CR011.

        On March 24, 2009, Celldex entered into another confidentiality agreement with CuraGen in connection with its receipt of marketing materials from Piper Jaffray.

        Also in March 2009, diligence was resumed with Party A, which had again indicated interest in an acquisition of CuraGen but did not offer any proposed terms for the acquisition. On March 30, 2009, Party A entered into a confidentiality agreement with CuraGen in connection with its receipt of marketing materials from Piper Jaffray.

        On April 8, 2009, Party D submitted a bid for CuraGen through the Piper Jaffray process, offering consideration to CuraGen stockholders consisting of shares of Party D stock with a value equal to CuraGen's net cash at closing plus a premium for CuraGen's technology value.

        On April 9, 2009:

  •
  Party A submitted a letter of intent and exclusivity agreement directly to CuraGen. The consideration to CuraGen stockholders proposed in Party A's letter of intent consisted of shares of Party A valued at CuraGen's net cash plus a premium for CuraGen's technology value. CuraGen declined to enter into an exclusivity agreement with Party A and advised Party A that any proposals for the acquisition of CuraGen would be treated as part of the strategic review process being conducted by Piper Jaffray;

  •
  Party B submitted a bid for CuraGen through the Piper Jaffray process offering consideration to CuraGen stockholders consisting of shares of Party B stock with a value equal to CuraGen's net cash at closing and a contingent value right for CR011;

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  Party C submitted a bid for CuraGen through the Piper Jaffray process offering consideration to CuraGen stockholders consisting of shares of Party C stock with a value equal to CuraGen's net cash at closing and a contingent value right for CR011; and

  •
  Celldex submitted a non-binding bid through the Piper Jaffray process that provided for the acquisition of CuraGen for consideration of up to $85,000,000 in Celldex shares, assuming that CuraGen had net cash at the closing of the transaction of no less than $57,000,000. The bid letter also contemplated an upward dollar-for-dollar adjustment to the purchase price in the event that CuraGen's net cash at closing exceeded $57,000,000, up to a maximum purchase price of $100,000,000 in Celldex shares.

        On April 15, 2009, a telephonic meeting of CuraGen's board of directors was held. Piper Jaffray presented and discussed the merits of the 22 preliminary bids received by Piper Jaffray for CuraGen. After reviewing the 22 preliminary bids, CuraGen's board instructed management and Piper Jaffray to negotiate with Celldex, Party A, Party B, Party C and Party D. Criteria for selection included but were not limited to the potential acquiror being a public company; the viability of the combined entity as a public company (based on the following factors, among others: technology and business model, near term risks and value drivers, management and board and additional financing requirements); valuation expectations (taking into account, among other things, relative ownership / premium to CuraGen stockholders and potential for flexibility regarding structure or valuation); and expected liquidity for CuraGen stockholders. CuraGen's board also considered that the JSB process focused on CR011 had resulted in over 20 companies entering into confidentiality agreements and conducting diligence, but no bids for the asset.

        During the remainder of April 2009, CuraGen management and Piper Jaffray held meetings with Celldex, Party D, and Party C and an update diligence call with Party A, including the April 29th meeting with Celldex described below.

        On April 21, 2009, the board of directors of CuraGen held a meeting during which Dr. Shannon provided an update regarding the JSB Partners process with respect to CR011 and Piper Jaffray provided an update on the company sale process. The board discussed the five remaining bidders, Celldex, Party A, Party B, Party C and Party D, and the timelines and process over the next two weeks in an attempt to improve the bids, narrow the list of bidders to a smaller number and begin to negotiate definitive agreements.

        On April 26, 2009, the board of directors of CuraGen met by teleconference. The board discussed progress in the Piper Jaffray process, and decided not to proceed further with negotiations with Party D due to the board's determination that Party D's bid was inadequate compared to other bids. The board also discussed next steps with respect to the remaining bidders.

        On April 27, 2009, Party B withdrew its bid.

        On April 28, 2009, Party A submitted a revised bid that increased the prior bid's premium paid to net cash to reflect technology value.

        On April 29, 2009, CuraGen representatives (consisting of board member Vincent T. DeVita, executive chairman of the board John H. Forsgren, Dr. Shannon, Mr. Cassidy, Ms. Crowley, Dr. Simantov and Dr. Karkaria) and Celldex representatives (consisting of Messrs. Marucci and Catlin, Dr. Davis and Dr. Keler) held a meeting. Topics discussed included a comprehensive corporate update on both companies (including balance sheets, current products and product plans), the strategic fit of the two companies and potential attributes of a combined company. Representatives of Piper Jaffray and WBB Securities also participated in the call.

        Also on April 29, 2009, Piper Jaffray informed Celldex that its bid was not adequate and invited Celldex to submit an updated non-binding indication of interest.

        On May 1, 2009, Celldex submitted a revised bid that provided for the acquisition of CuraGen for consideration of up to $97,500,000 in Celldex shares, assuming that CuraGen had net cash at the closing of the transaction of no less than $57,000,000.

        Also on May 1, 2009, a telephonic meeting of CuraGen's board of directors was held at which Piper Jaffray reviewed revised bids from Celldex, Party A, Party C and Party D. Celldex's revised bid of May 1 increased its prior bid by approximately 14% and included a potential upward adjustment based on net cash at closing. Party A's revised bid of April 28 increased its prior bid by approximately 15% and eliminated certain restrictive terms contained in its initial bid. Party C's revised bid of April 28 increased its prior bid by approximately 12%. Party D's revised bid of May 1 increased its prior bid by approximately 11% and made certain changes to the proposed structure of the transaction. CuraGen's board instructed management and Piper Jaffray to continue to negotiate with Celldex and Party A. The board's decision to cease negotiations with Party C and Party D was due to its determination that the bids from Celldex and Party A offered a higher combined value attributed to CuraGen's technology (i.e. CR011-vcMMAE and other preclinical drug candidates) and CuraGen's balance sheet; that Celldex and Party A's businesses were better aligned strategically with CuraGen's stockholder base; and that the offers from Celldex and Party A would result in greater liquidity for former CuraGen stockholders following the transaction.

        During the week of May 4, Piper Jaffray informed Party A that their current bid was not adequate and that if they were unable to increase their bid that negotiations with Party A would be terminated. Party A did not increase their bid and negotiations with Party A were terminated. Also during the week of May 4, representatives of Piper Jaffray contacted representatives of Party C and Party D to inform them that CuraGen would not be continuing negotiations with them.

        On May 6, 2009, Celldex's board of directors held its regularly-scheduled meeting. A substantial portion of the meeting was spent analyzing, discussing and considering CuraGen, its financial condition, its clinical and pre-clinical programs, and the terms of the proposed transaction with CuraGen.

        On May 8, 2009, representatives of CuraGen (Dr. Shannon, Mr. Cassidy, Dr. Simantov and Ms. Crowley) and Mr. Catlin held a meeting to conduct due diligence and review the proposed transaction at Celldex's headquarters in Needham, Massachusetts. Due diligence focused on a review of Celldex's financial statements and clinical and regulatory matters.

        Later on May 8, 2009, WilmerHale sent Lowenstein a markup of the merger agreement reflecting CuraGen's comments to the October draft merger agreement as well as changes based upon Celldex's May 1, 2009 revised bid letter.

        On May 10, 2009, Lowenstein and WilmerHale conducted a teleconference to discuss WilmerHale's May 8, 2009 markup of the draft merger agreement.

        On May 11 and 12, 2009, representatives of CuraGen (Dr. Shannon, Mr. Cassidy, Dr. Simantov and Ms. Crowley) and Celldex management (Messrs. Marucci and Catlin, Dr. Davis and Dr. Keler) continued due diligence meetings at CuraGen's headquarters in Branford, Connecticut, focusing on review of CuraGen financial and clinical documents.

        On May 13, 2009, CuraGen's board met by teleconference for an update on negotiations with Celldex and to review outstanding issues, including the treatment of stock options, board composition of the combined company and the calculation of net cash. Representatives of CuraGen management, Piper Jaffray and WilmerHale also participated in the call.

        On May 13, 2009, Lowenstein sent a revised draft merger agreement to WilmerHale. The revised draft reflected, among other things, a dollar-for-dollar downward adjustment in the purchase price in the event CuraGen's net cash at closing was below $57,000,000; further modifications to the calculation of net cash; one representative for CuraGen on the combined company board; and a ceiling on Celldex shares to be issued under the merger agreement of 49.9% of the outstanding shares of Celldex common stock (on a fully diluted basis) following the closing of the transaction.

        On May 13, 2009, after discussions with its legal and financial advisors, CuraGen proposed, and Celldex indicated such changes were acceptable, certain changes to the revised draft merger agreement, including the inclusion of proceeds from exercise of CuraGen in-the-money options in the computation of net cash at closing, certain other changes to the calculation of net cash at closing and the elimination of the 49.9% ceiling on the number of Celldex shares that could be issued pursuant to the merger.

        On May 15, 2009, WilmerHale and Lowenstein held a conference call to review the revised draft merger agreement sent by Lowenstein on May 13.

        On May 18, 2009, representatives of WilmerHale, Lowenstein, Piper Jaffray, WBB Securities, Celldex management (consisting of Messrs. Marucci and Catlin) and CuraGen management (consisting of Dr. Shannon, Mr. Cassidy and Mr. Forsgren) met at Lowenstein's offices in Roseland, New Jersey, to negotiate the merger agreement. Among the issues discussed was an adjustment to the purchase price to reflect CuraGen's revised estimate of net cash at closing, which was approximately $54,500,000 assuming an August 31, 2009 closing date; the pricing at which CuraGen's convertible debt could be repurchased by CuraGen during the period between the announcement of the merger and the closing of the merger; and the definition of "in-the-money" options for purposes of calculation of net cash at closing, which was determined to be all options outstanding under CuraGen's 2007 Stock Incentive Plan with an exercise price less than or equal to $1.67. The parties agreed that Lowenstein would revise the draft merger agreement to reflect changes agreed upon at the meeting.

        On May 19, 2009, Lowenstein sent WilmerHale a revised draft merger agreement.

        Also on May 19, 2009, Celldex indicated through its legal and financial advisors that the merger agreement would need to include a ceiling on the number of Celldex shares to be issued pursuant to the merger. In a telephone conversation between a representative of Piper Jaffray and a representative of WBB Securities, WBB Securities indicated that Celldex was proposing a 55% ceiling.

        Also on May 19, 2009, WilmerHale sent to each member of CuraGen's board the current draft merger agreement as well as a summary of the merger agreement, including open issues. A draft of the merger agreement was also sent to the members of the Celldex board of directors on May 19, along with a summary of the merger agreement prepared by Lowenstein.

        On May 20, 2009, a representative of Piper Jaffray spoke again by telephone to a representative of WBB Securities, and WBB Securities indicated that Celldex was proposing a downward adjustment to the purchase price on a greater than dollar-for-dollar basis in the event that CuraGen did not deliver a specified amount of net cash at closing. The representatives also discussed various mechanisms that would permit CuraGen's stockholders to obtain greater assurance of value in the merger, including a floor on the number of shares of Celldex common stock issuable in the transaction to ensure that CuraGen stockholders would receive a specified minimum percentage of the combined company in the event of a significant increase in Celldex's stock price.

        On May 20, 2009, the Celldex board held a special meeting to discuss the status of the negotiations between Celldex and CuraGen, the progress of Celldex's due diligence review of CuraGen's financial condition, clinical and pre-clinical programs, and other matters, and to provide additional guidance to Celldex management as to acceptable transaction terms.

        Later in the day on May 20, 2009, Lowenstein indicated to WilmerHale that in order for Celldex to continue to incur the significant time and expense required for conducting its due diligence and negotiating the merger agreement, Celldex was requiring that CuraGen enter into an exclusivity agreement with Celldex that would be in effect until May 29, 2009.

        On May 21, 2009, a telephonic meeting of the CuraGen board of directors was held. CuraGen's management, WilmerHale and Piper Jaffray reviewed the terms of the draft merger agreement and the status of existing open issues, including Celldex's request for an exclusivity agreement. The board of directors authorized CuraGen management to enter into an exclusivity agreement with Celldex in exchange for Celldex's agreement on several outstanding issues, including a dollar-for-dollar downward adjustment to the purchase price based upon CuraGen's net cash at closing, and a floor and sufficiently high ceiling on the issuance of Celldex shares pursuant to the merger.

        On May 22, 2009, Mr. Marucci and Dr. Shannon spoke by phone and reached agreement on several outstanding issues, and accordingly both parties signed an exclusivity agreement in a form negotiated by the parties providing for exclusivity through May 29, 2009.

        On May 22, 2009, the audit committee of Celldex's board of directors met and discussed financial and tax due diligence with Celldex's management and with PricewaterhouseCoopers and authorized PricewaterhouseCoopers to perform additional tax analysis with respect to CuraGen's operations.

        On May 23, 2009, WilmerHale circulated a revised draft merger agreement reflecting the comments of CuraGen, including a ceiling of 58% on the percentage of Celldex shares to be issued pursuant to the merger as well as a floor of 32.2%, which lower threshold was based upon an analysis by Piper Jaffray, calculated in each case by reference to the fully diluted number of shares of Celldex's common stock. The revised draft also reflected CuraGen's position on net cash at closing, which was that the purchase price would be $94,500,000 if CuraGen delivered $54,500,000 of net cash at closing, would increase by $1.30 for each additional dollar of net cash at closing above $54,500,000, up to $57,000,000, and would decrease on a dollar-for-dollar basis for each dollar below $54,500,000 in net cash at closing.

        On May 25, 2009, Lowenstein sent WilmerHale a memo reflecting Celldex's concerns with the May 23 revised draft merger agreement. The memo indicated that Celldex's position was that the purchase price should decrease on a dollar-for-dollar basis for each dollar of CuraGen net cash at closing below $54,500,000 until it reached $54,000,000, and by $1.30 per for each dollar thereafter, and that the purchase price should increase by $1.30 each additional dollar of cash at closing until the purchase price reached a ceiling of $97,500,000, and on a dollar-for-dollar basis thereafter to a maximum purchase price of $100,000,000. The memo also indicated that Celldex did not agree to the 32.2% floor on the issuance of Celldex stock pursuant to the merger or the method of calculating the 58% ceiling.

        On May 26, 2009, the audit committee of Celldex's board of directors met with Celldex management and PricewaterhouseCoopers to discuss the results of additional due diligence performed by PricewaterhouseCoopers.

        After consultation with their respective legal and financial advisors, on May 27, 2009, Celldex (Messrs. Marucci and Catlin) and CuraGen (Dr. Shannon and Mr. Cassidy), together with their legal and financial advisors, held a conference call during which they reached agreement on the purchase price, purchase price adjustments based upon net cash at closing, including the removal of the adjustment of $1.30 per each dollar shortfall for net cash at closing of less than $54,000,000, and the inclusion in the merger agreement of a floor for the issuance of Celldex stock, which was set at 32.5%. The parties also agreed that the ceiling and the floor on the number of shares of Celldex common stock issuable in connection with the merger would be calculated on the basis of the number of shares of Celldex common stock outstanding immediately after the closing.

        On May 27, 2009, a telephonic meeting of CuraGen's board of directors was held. Dr. Shannon, Mr. Cassidy, WilmerHale and Piper Jaffray reviewed and discussed developments in the terms of the merger agreement and the resolution of outstanding issues since the previous board call on May 21, 2009.

        On May 27, 2009, a telephonic meeting of Celldex's board of directors was held. Celldex management (Messrs. Marucci and Catlin), Lowenstein, and WBB Securities reviewed and discussed the latest changes to the draft merger agreement, the resolution of outstanding issues since the previous board call on May 20, 2009, and the results of financial, tax, legal and business due diligence.

        During the evening of May 27, 2009, Lowenstein circulated a revised merger agreement reflecting the resolution of issues reached in the earlier conference call.

        On May 28, 2009, a conference call between WilmerHale, Lowenstein, Prickett, Jones & Elliott, P.A., Delaware counsel to Celldex, and Richards, Layton & Finger, P.A., Delaware counsel to CuraGen, was held to finalize the remaining legal issues in the merger agreement.

        Later in the day on May 28, 2009, Lowenstein circulated a revised merger agreement reflecting the morning's call.

        On May 28, 2009, the Celldex board of directors held a meeting to review, discuss and consider the final merger agreement. Management, WBB Securities, Brean, Murray Carret & Co. (BMC, whom Celldex's Board of Directors retained to render a fairness opinion related to the merger), Lowenstein, and Prickett, Jones & Elliott discussed and reviewed the terms of the merger agreement, the state of the capital markets for biotechnology companies, and the results of final due diligence. BMC presented its fairness opinion and Prickett, Jones & Elliott reviewed with the board its fiduciary duties under Delaware law with respect to the proposed acquisition. Members of the board asked questions of management and the financial and legal advisors. Following that discussion and review, Celldex's board unanimously approved the issuance of shares of Celldex common stock pursuant to the merger agreement, and recommended that Celldex's stockholders vote "for" the approval of the issuance of such shares, as required under NASDAQ regulations.

        During the evening of May 28, 2009, a telephonic meeting of CuraGen's board of directors was held. CuraGen management, WilmerHale and Piper Jaffray discussed and reviewed the resolution of outstanding issues and the final terms of the merger agreement. Piper Jaffray presented its fairness opinion and WilmerHale reviewed with the board its fiduciary duties in relation to the merger. Members of the board asked questions of management, WilmerHale and Piper Jaffray representatives. Following such discussion and review, CuraGen's board unanimously approved the merger agreement and recommended that CuraGen's stockholders vote "for" the adoption of the merger agreement. Later the same evening, the parties exchanged signatures to the merger agreement.

        On the morning of May 29, 2009 CuraGen and Celldex issued a joint press release announcing their entry into the merger agreement.

General Description of the Merger

        This section of the joint proxy statement/prospectus describes material aspects of the merger. While Celldex and CuraGen believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. For a more complete understanding of the merger, you should carefully read this entire joint proxy statement/prospectus, the attached annexes and the other documents referred to in this joint proxy statement/prospectus.

        At the effective time of the merger, Cottrell Merger Sub, a wholly-owned subsidiary of Celldex, will merge with and into CuraGen with CuraGen surviving the merger as a wholly-owned subsidiary of Celldex. CuraGen stockholders will be entitled to receive shares of Celldex common stock in exchange for the shares of CuraGen stock they own in accordance with the terms of the merger agreement, described in more detail below. Additionally, at the effective time of the merger, all options to purchase common stock then outstanding under the 2007 Stock Plan will be assumed by Celldex and converted into options to purchase shares of Celldex common stock in accordance with the terms of the merger agreement. All options outstanding under the 1997 Stock Plan that are not exercised prior to the effective time of the merger will terminate and be of no further force and effect upon the effective time of the merger.

        The terms of the merger agreement provide for Celldex to issue shares of its common stock to CuraGen stockholders in exchange for all of the outstanding shares of CuraGen, other than shares of CuraGen common stock owned by Celldex or held in CuraGen's treasury immediately prior to the effective time of the merger, which shares will be canceled without payment.

        Although the applicable exchange ratio cannot be definitively calculated until the closing, we currently estimate that the number of Celldex shares issuable in exchange for one CuraGen share (also known as the "exchange ratio") will be 0.2026335. This estimate assumes that the price of Celldex common stock used in determining the exchange ratio is $7.60 (which was the closing price of Celldex common stock on July 31, 2009) and that the purchase price for purposes of calculating the exchange ratio is $93,500,000.

        Under the merger agreement, the exchange ratio will be determined by the following formula:

CuraGen Common Stock Per Share value (as defined on page 92) Celldex Common Stock Per Share Value (as defined on page 92)

However, if the formula results in an exchange ratio that would require Celldex to issue a number of shares of common stock pursuant to the merger (including shares issued upon the exercise of CuraGen in-the-money options assumed by Celldex in the merger) that would exceed 58% of the sum of the total number of shares of Celldex common stock outstanding immediately after the effective time of the merger (which number includes the shares of CuraGen common stock outstanding immediately prior to the effective time of the merger that are converted into shares of Celldex common stock in the merger) plus the maximum number of shares of Celldex common stock issuable upon exercise of CuraGen in-the-money options assumed by Celldex in the merger, the exchange ratio will automatically be reduced so that Celldex will be required to issue a number of shares of common stock pursuant to the merger equal to 58% of such number of shares. Similarly, if the formula results in an exchange ratio that would require Celldex to issue a number of shares of common stock pursuant to the merger (including shares issued upon the exercise of CuraGen in-the-money options assumed by Celldex in the merger) that is less than 32.5% of the sum of the total number of shares of Celldex common stock outstanding immediately after the effective time of the merger (which number includes the shares of CuraGen common stock outstanding immediately prior to the effective time of the merger that are converted into shares of Celldex common stock in the merger) plus the maximum number of shares of Celldex common stock issuable upon exercise of CuraGen in-the-money options assumed by Celldex in the merger, the exchange ratio will automatically be increased so that Celldex will be required to issue a number of shares of Celldex common stock pursuant to the merger equal to 32.5% of such number of shares.

        After the effective time of the merger, each of CuraGen's outstanding stock certificates or book-entry shares representing shares of CuraGen common stock converted in the merger will represent only the right to receive the number of shares of Celldex common stock determined in accordance with the formula shown above without any interest. The consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of CuraGen's common stock represented by that certificate or book-entry share.

        For a more complete description of the terms of the merger agreement, see "The Merger Agreement" commencing on page 91.

Celldex's Reasons for the Merger

        In evaluating the merger, the Celldex board of directors consulted with Celldex's management, Celldex's outside financial and legal advisors and external experts in various aspects of its review of CuraGen's clinical development programs, CuraGen's portfolio of oncology-focused, fully-owned antibodies and the potential market therefor, Celldex's and CuraGen's respective intellectual property portfolios, CuraGen's current cash position and various other market analyses. These consultations included, among other things, discussions regarding: (a) continuing to operate the Celldex business without entering into a merger transaction; (b) the business and strategic plans and financial position of the combined company and of an independent Celldex; (c) the risks associated with executing the business and strategic plans of the combined company and of an independent Celldex; (d) the historical trading prices of Celldex's and CuraGen's common stock; and (e) the terms and conditions of the merger agreement. In evaluating the merger, Celldex's board of directors considered both Celldex's short-term and long-term interests, as well as those of its stockholders, consulted with management and legal and financial advisors and considered the following factors which in the aggregate it deemed favorable in reaching its decision to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement and to recommend approval of the issuance of shares to its stockholders:

  •
  CuraGen's cash resources;

  •
  the depth of CuraGen's oncology-focused portfolio and its enhancement of Celldex's antibody-based technology pipeline and integration into Celldex's Precision Targeted Immunotherapy Platform and the opportunity for Celldex to evaluate the commercial potential of that pipeline;

  •
  Celldex's ability to enhance, streamline and reduce the costs of all phases of testing of CuraGen's antibodies portfolio, including CR011, and its ability, through its in-house expertise and, if necessary, through its external collaborations and relationships, to bring CR011 to market by providing (a) preclinical development and testing; (b) toxicology testing; (c) process development; (d) manufacturing of antibodies; (e) quality control and quality assurance; (f) clinical and regulatory compliance; and (g) business development;

  •
  the ability of Celldex to offer expanded product offerings after combining with CuraGen through obtaining CR011 and other pre-clinical products;

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  the expansion that would be made to Celldex's intellectual property portfolio;

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  the high probability that the merger would be completed;

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  the terms and conditions of the merger agreement, which were reviewed by our board of directors with our financial and legal advisors, and in particular the fact that such terms were the product of arm's-length negotiations between the parties;

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  the financial analysis of BMC, and its oral opinion, which was subsequently confirmed in writing, to Celldex's board of directors that as of May 28, 2009, and based upon and subject to the factors and assumptions set forth therein, the exchange ratio was fair from a financial point of view to Celldex;

  •
  the fact that Celldex's management team recommended the merger to Celldex's board of directors;

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  the fact that the closing of the merger agreement is subject to the approval of Celldex's common stockholders of the issuance of Celldex common stock pursuant to the merger;

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  Celldex's directors' familiarity with, and presentations by CuraGen's management regarding, the business, operations, properties and assets, financial condition and balance sheet, business strategy, the estimated net asset value of CuraGen's assets and prospects of CuraGen, as well as the risks involved in achieving those prospects, the nature of the industry in which CuraGen competes, industry trends and economic and market conditions, both on an historical and on a prospective basis; and

  •
  the potential stockholder value that could be expected to be generated from the various strategic alternatives available to Celldex, including (1) the alternative of remaining independent, (2) alternatives involving the purchase of certain assets and (3) other measures to create value and the risks associated with executing such strategic alternatives and achieving such potential values.

        Celldex's board of directors also considered the following potentially negative factors in its deliberations concerning the merger agreement and the merger:

  •
  the risk that the merger might not be completed as a result of the failure of the closing conditions to be satisfied or waived;

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  the possibility that the merger might not be consummated, or that consummation of the merger might be unduly delayed;

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  the risk that the potential benefits of the merger might not be fully realized;

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  the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to consummate the merger and related disruptions to the operation of our business;

  •
  the restrictions on the conduct of Celldex's business prior to the completion of the merger, which could delay or prevent us from undertaking business opportunities that may arise pending completion of the merger (including the covenant prohibiting a change of control transaction); and

  •
  the risk that the pending merger or failure to complete the merger may divert management and employee attention away from the day to day operation of Celldex's business.

        The preceding discussion of the reasons for the Celldex board of director's recommendation is not intended to be exhaustive, but does set forth the principal reasons for the Celldex board of directors' recommendation. The Celldex board of directors did not quantify or otherwise assign relative weights to the specific reasons supporting its recommendation.

        The Celldex board of directors evaluated the factors described above, including discussions with, and questioning of, the management of Celldex and Celldex's legal and financial advisors and reached a consensus that the merger was advisable and in the best interests of Celldex and its stockholders. In considering the factors described above, individual members of the Celldex board of directors may have given different weights to different factors.

 Recommendation of Celldex's Board of Directors

        After careful consideration, the Celldex board of directors approved the merger, the merger agreement and the issuance of Celldex common stock as a result thereof and determined that the merger and the merger agreement and the issuance of Celldex common stock as a result thereof are advisable, fair to, and in the best interests of, the stockholders of Celldex. Therefore, the Celldex board of directors recommends Celldex stockholders vote FOR the issuance of the shares of Celldex common stock pursuant to the merger.

CuraGen's Reasons for the Merger

        The CuraGen board of directors consulted with CuraGen management as well as with legal and financial advisors and determined that the merger is in the best interests of CuraGen and CuraGen's stockholders.

        In reaching its conclusion to approve the merger agreement, the CuraGen board considered a number of factors, including the following material factors:

  •
  Celldex's immunotherapy expertise and platform technology and their compatibility with CuraGen's antibody portfolio, industry collaborations, technological assets and intellectual property;

  •
  the directors' familiarity with, and presentations by Celldex's management regarding, the business, operations, properties and assets, financial condition, business strategy and prospects of Celldex, as well as the risks involved in achieving those prospects, the nature of the industry in which Celldex competes, industry trends and economic and market conditions, both on an historical and on a prospective basis;

  •
  its belief that the merger offers CuraGen's existing stockholders increased liquidity and an opportunity to participate in, and benefit from the future growth potential of, a larger company with additional products and product candidates, manufacturing capabilities, members of management and other financial and operating resources, while still retaining the potential of CR011 in the combined company;

  •
  its evaluation of the risks associated with, as an alternative to the merger, continuing to advance CR011 through clinical trials as an independent entity, which include, among others, the possibility of product failure; retention by CuraGen and its stockholders of the full risk of an early stage drug development program with large capital requirements and uncertain prospects, especially in light of CuraGen's high level of dependence on CR011 due to its lack of other potential value generating clinical stage development assets; CuraGen's potential difficulties in obtaining necessary additional financing to remain a stand-alone entity on terms acceptable to CuraGen and its stockholders, especially given the increasing financial demands of the CR011 program as it progressed into the next, more advanced stage of development for breast cancer and melanoma; and CuraGen's uncertain ability to compete effectively against larger and better capitalized competitors;

  •
  the potential stockholder value that could be expected to be generated from the various strategic alternatives available to CuraGen, including (1) remaining independent, (2) liquidating and dissolving the company and making a distribution to stockholders, (3) licensing or selling CR011, (4) acquiring one or more assets of another business; or (5) selling CuraGen to another acquirer;

  •
  the current and historical market prices of CuraGen's common stock, including the fact that CuraGen's common stock often traded below $1 per share and that it had on two occasions received notice of failure to meet the listing standards of the NASDAQ Global Market due to its stock price remaining below that level for 30 consecutive business days;

  •
  its review with management and its outside financial and legal advisors of the terms and provisions of the merger agreement and the financial and other terms of the merger;

  •
  the fact that CuraGen's management team recommended the merger to the board of directors;

  •
  the financial analysis of Piper Jaffray and its opinion that as of May 28, 2009 and based upon and subject to the factors and assumptions set forth therein, the purchase price was fair from a financial point of view to CuraGen's stockholders;

  •
  CuraGen's ability under the merger agreement, prior to obtaining the approval of its stockholders and subject to certain conditions (i) to furnish information to and participate in negotiations with a third party in response to an unsolicited written acquisition proposal if the board of directors determines in good faith, after receiving advice from outside legal counsel and its financial advisors, that such acquisition proposal would be or is reasonably likely to lead to a superior proposal and that failure to take such action would cause the board to breach its fiduciary duties to CuraGen's stockholders, (ii) to withdraw its recommendation to CuraGen's stockholders to vote in favor of the adoption of the merger agreement in response to an unsolicited written acquisition proposal that the board determines in good faith is a superior proposal and, after consulting with outside legal counsel, that doing so is required by its fiduciary duties to CuraGen's stockholders and (iii) to terminate the merger agreement and to enter into a definitive agreement with respect to a superior proposal, if CuraGen provides Celldex with three business days notice of the proposed termination and an opportunity to negotiate a revised proposal and, if a revised proposal is not successfully negotiated, pays Celldex a termination fee of $3,500,000;

  •
  its belief that the consideration provided for in the merger agreement ascribed a higher value to CR011 than any offers for the license or sale of CR011 that would be identified through the JSB Partners process, which belief was based on, among other things, the fact that, beginning in March 2009, JSB Partners had contacted hundreds of potential licensors and acquirors of CR011, which had resulted in over 20 companies entering into confidentiality agreements with CuraGen and conducting due diligence on CR011, but no bids for the asset; and

  •
  its belief, in light of the processes conducted by Piper Jaffray and JSB Partners, that the consideration provided for in the merger agreement represented a significant premium for CuraGen's stockholders and also likely represented the best per-share price reasonably obtainable for CuraGen's stockholders.

        CuraGen's board of directors also considered the following potentially negative factors in its deliberations concerning the merger agreement and the merger:

  •
  the risk that the merger might not be completed as a result of the failure of the closing conditions to be satisfied or waived;

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  the loss of control over strategic decisions and dilution of potential long term financial benefits, including financial benefits that may result if the development of CR011 proved to be successful, that would not occur if CuraGen remained a stand-alone entity;

  •
  the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to consummate the merger and related disruptions to the operation of CuraGen's business;

  •
  the restrictions on the conduct of CuraGen's business prior to the completion of the merger, which could delay or prevent CuraGen from undertaking business opportunities that may arise pending completion of the merger;

  •
  the risk that the pending merger or failure to complete the merger may cause substantial harm to relationships with CuraGen employees and may divert management and employee attention away from the day to day operation of CuraGen's business;

  •
  the concern that CuraGen's inability to solicit competing acquisition proposals and the possibility that the $3,500,000 termination fee payable by CuraGen upon the termination of the merger agreement under certain circumstances could discourage other potential bidders from making a competing bid to acquire the company; and

  •
  the fact that some of CuraGen's directors and executive officers may have interests in the merger that may be different from, or in addition to, CuraGen stockholders.

        The CuraGen board of directors considered all of the foregoing factors as a whole along with other factors it deemed appropriate and, on balance, concluded that it would be advisable for CuraGen and CuraGen's stockholders for CuraGen to enter into the merger agreement.

        The foregoing discussion of the information and factors considered by the CuraGen board of directors is not exhaustive, but includes the material factors considered by the CuraGen board of directors. In view of the wide variety of factors considered by the CuraGen board of directors in connection with its evaluation of the merger and the complexity of these matters, the CuraGen board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision.

        The CuraGen board of directors evaluated the factors described above, including discussions with, and questioning of, the management of CuraGen and CuraGen's legal and financial advisors and reached a consensus that the merger was advisable and in the best interests of CuraGen and its stockholders. In considering the factors described above, individual members of the CuraGen board of directors may have given different weights to different factors.

Recommendation of CuraGen's Board of Directors

        CuraGen's board of directors, by a unanimous vote, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of CuraGen and its stockholders, has approved the merger agreement, and recommends that CuraGen stockholders vote "FOR" adoption of the merger agreement.

Opinion of Celldex's Financial Advisor

        In addition to the factors listed above and the Risk Factors described starting on page 10 above, Celldex's board of directors considered Brean Murray, Carret & Co. LLC's ("BMC") Fairness Opinion described below in reaching the conclusion to approve the merger agreement and the merger. Celldex did not instruct BMC with respect to its opinion or impose any limitations on it in connection with its underlying investigation.

Presentation to the Celldex Board of Directors

        Pursuant to an engagement letter, dated May 26, 2009, Celldex retained BMC to render an opinion to the board of directors of Celldex as to the fairness, from a financial point of view, of the Common Stock Exchange Ratio to Celldex pursuant to the merger agreement.

        On May 28, 2009, the Celldex board of directors met to review the proposed merger. During this meeting, BMC reviewed with the Celldex board of directors certain financial analyses, which are summarized below. Also, at this meeting, BMC delivered its oral opinion, subsequently confirmed in writing as of the same date, to the effect that and subject to the various assumptions set forth in its written opinion, as of May 28, 2009, that the Common Stock Exchange Ratio was fair, from a financial point of view, to Celldex. The amount of the Common Stock Exchange Ratio was determined pursuant to negotiations between Celldex and CuraGen and not pursuant to recommendations of BMC. The full text of the written opinion of BMC dated May 28, 2009, is attached as Annex B and is incorporated by reference. Holders of Celldex common stock are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by BMC. The summary of the written opinion of BMC set forth herein is qualified in its entirety by reference to the full text of such opinion.

        BMC's advisory services and opinion were provided for the information and assistance of the Celldex board of directors in connection with its consideration of the acquisition and are not intended to be and does not constitute a recommendation to you as to how you should vote or proceed with respect to the acquisition. BMC was not requested to, and did not, negotiate the terms of the acquisition or advise Celldex or any members of its board of directors with respect to alternatives to it. BMC was not requested to opine as to, and the BMC opinion does not address, Celldex's underlying business decision to proceed with or effect the acquisition, the relative merits of the transaction as compared to any alternative business strategy that might exist for Celldex and the other alternatives to the acquisition that might exist for Celldex. BMC does not express any opinion as to the underlying valuation or future performance of Celldex, CuraGen or the price at which Celldex might trade at any time in the future. BMC's opinion was delivered subject to the conditions, scope of engagement, limitations and understandings set forth in the opinion and BMC's engagement letter, and subject to the understanding that the obligations of BMC in the transaction are solely corporate obligations, and no officer, director, employee, agent, stockholder or controlling person of BMC shall be subject to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of Celldex or its affiliates. BMC has advised Celldex that it does not believe any person other than the Celldex Board of Directors has the legal right to rely on the opinion and, absent any controlling precedent, BMC would resist any assertion otherwise, including, but not limited to, by asserting the substance of the disclaimer contained in this joint proxy statement/prospectus and in the opinion. In the absence of controlling precedent, the ability of a stockholder to rely on the BMC fairness opinion would be resolved by a court of competent jurisdiction. We acknowledge that resolution of the question of a stockholder's ability to rely on the BMC fairness opinion will have no effect on the rights and responsibilities of the Celldex board of directors under applicable state law or on the rights or responsibilities of either BMC or Celldex's Board of Directors under federal securities laws.

        In arriving at its opinion, BMC considered such financial and other matters it deemed relevant and took into account an assessment of general economic, market and financial conditions, as well as its experience in connection with similar transactions and securities valuations generally. In so doing, among other things, BMC:

  (a)
  Reviewed the merger agreement;

  (b)
  Reviewed publicly available historical financial and operating data concerning CuraGen and Celldex, including, without limitation, the Annual Reports on Form 10-K for the fiscal years ended December 31, 2008, December 31, 2007, and December 31, 2006; and the quarterly report on Form 10-Q for the period ending March 31, 2009;

  (c)
  Reviewed certain updated financial information provided directly to it by both Celldex and CuraGen;

  (d)
  Reviewed publicly available non-financial information concerning CuraGen and Celldex;

  (e)
  Conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as BMC deemed appropriate in arriving at its opinion, including a thorough comparison of recent equity offerings that BMC considered relevant in evaluating the consideration received in connection with the acquisition;

  (f)
  Analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations BMC considered comparable and relevant in evaluating those of Celldex and CuraGen;

  (g)
  Evaluated the pro forma financial impact of the merger on Celldex;

  (h)
  Reviewed Celldex's historical financial and operating data; and

  (j)
  Conducted discussions with Celldex's senior management concerning Celldex's historical financial results and business prospects.

        In arriving at its opinion, BMC assumed and relied upon the accuracy and completeness of the financial and other information provided to it without assuming any responsibility for the independent verification of such information. Further, BMC relied upon the assurances of Celldex and CuraGen that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial information utilized, BMC assumed that such information has been reasonably prepared on a basis reflecting the best then currently available estimates and judgments, and that such information provides a reasonable basis upon which it could make an analysis and form an opinion.

        BMC assumed that the transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. BMC also assumed that obtaining all regulatory approvals and third party consents, if any, required for the consummation of the acquisition would not have an adverse impact on Celldex, CuraGen or on the anticipated benefits of the acquisition. BMC further assumed that the acquisition of CuraGen as described in the merger agreement would be consummated in a timely manner without waiver or modification of any of the material terms or conditions contained therein. In arriving at its opinion, BMC did not conduct a physical inspection of CuraGen's properties or facilities and did not make or obtain any evaluation or appraisal of the assets or liabilities of CuraGen. In addition, BMC did not attempt to confirm whether Celldex and CuraGen had good title to their respective assets. BMC's opinion set forth herein is necessarily based upon financial, market, economic and other conditions and circumstances as they existed and were disclosed on, and were evaluated as of May 28, 2009. Accordingly, although subsequent developments may affect its opinion, BMC has not assumed any obligation to update, review or reaffirm its opinion.

        The summary set forth below does not purport to be a complete description of all the analyses performed by BMC. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. BMC did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, BMC believes, and has advised the Celldex board of directors, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, BMC made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Celldex and CuraGen. These analyses performed by BMC are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of Celldex, CuraGen, BMC or any other person assumes responsibility if future results are materially different from those projected.

        The analyses performed were prepared solely as part of BMC's analysis of the fairness, from a financial point of view, of the Common Stock Exchange Ratio to Celldex pursuant to Celldex's acquisition of CuraGen, and were provided to the Celldex board of directors in connection with the delivery of BMC's opinion. The opinion of BMC was just one of the many factors taken into account by the Celldex board of directors in making its determination to approve the transaction, including those described elsewhere in this joint proxy statement/prospectus.

Analysis—Overview

        Pursuant to the merger agreement, the purchase price of CuraGen is $94.5 million, subject to adjustment as described in the merger agreement ("Purchase Price") to the extent that CuraGen fails to deliver to Celldex net cash and related assets of $54.5 million at closing ("Net Cash"). The anticipated $40 million difference between the Purchase Price and the Net Cash, implies the value that is being ascribed to CuraGen's technology in the merger ("CuraGen Technology Value").

        BMC considered in its analysis that the Common Stock Exchange Ratio may range between 0.36x ("Maximum Exchange Ratio", which represents the maximum number of shares of Celldex common stock issuable pursuant to the merger as a result of the collar on the exchange ratio) and 0.13x ("Minimum Exchange Ratio", which represents the minimum number of shares of Celldex common stock issuable pursuant to the merger as a result of the collar on the exchange ratio). BMC noted that the Common Stock Exchange Ratio became more favorable to Celldex as it decreased.

        BMC considered and analyzed the acquisition of CuraGen in two parts, the receipt of cash (deemed comparable to an equity offering) and an acquisition of CuraGen technology and other non-cash assets.

Comparable Offering Analysis—Celldex

        As part of its analysis, BMC selected and evaluated 26 biotech common stock equity offerings completed between August 2008 to present that were deemed by BMC to be comparable to what Celldex would encounter if it were required to raise a similar amount of funding currently. Below are 26 issuers of common stock equity offerings BMC analyzed:

  •
  Vical Inc.

  •
  Oncothyreon Inc.

  •
  Hemispherx Biopharma, Inc.

  •
  Cytokinetics Inc.

  •
  XOMA Ltd.

  •
  Discovery Laboratories Inc.

  •
  Hemispherx Biopharma, Inc.

  •
  Savient Pharmaceuticals Inc.

  •
  Cytori Therapeutics, Inc.

  •
  Ariad Pharmaceuticals Inc.

  •
  Cadence Pharmaceuticals Inc.

  •
  Algeta ASA

  •
  Affymax, Inc.

  •
  Affymax, Inc. (subsequent offering)

  •
  AVI Biopharma, Inc.

  •
  Stereotaxis Inc.

  •
  Stereotaxis Inc. (subsequent offering)

  •
  ATS Medical Inc.

  •
  Ardea Biosciences, Inc.

  •
  StemCells Inc.

  •
  ARYx Therapeutics, Inc.

  •
  MAKO Surgical Corp.

  •
  Micromet, Inc.

  •
  Repros Therapeutics Inc.

  •
  Cytori Therapeutics, Inc.

  •
  Achillion Pharmaceuticals, Inc.

        BMC noted that the average cost of capital (or effective discount) to the 26 issuing companies was:

  •
  42.7% Mean

  •
  32.7% Median

Based on the above, BMC estimated that Celldex would incur a 40.0% cost of capital to raise net cash of $54.5 million in a common stock equity offering without warrants. A 40.0% cost of capital applied against Celldex's 30-day volume weighted average common stock price ("30-Day VWAP") of $8.34/share as of May 26, 2009, equaled $5.00/share. As such, in order for Celldex to raise $58.0 million of gross proceeds (net proceeds of $54.5 million after 6% transaction costs), Celldex would be required to issue 11.6 million shares, which constitutes 42.3% of its outstanding shares of common stock post-issuance ("Comparable Equity Offering").

        Comparably, if the share price of Celldex common stock used in the exchange ratio were to be at or above the 30-Day VWAP (assuming net cash of $54.5 million at closing) and, as a result, the exchange ratio were to be 0.19x, then the number of shares issued at Closing would be 11.33 million—substantially equivalent to that required to be issued in a Comparable Equity Offering. As such, BMC calculated that at a Common Stock Exchange Ratio of 0.19x (or below), all CuraGen Technology Value would be accretive and obtained without substantial cost to Celldex. BMC determined that this was supportive of BMC's conclusion that the Common Stock Exchange Ratio is fair, from a financial point of view, to Celldex.

        Alternatively and pursuant to the merger agreement, BMC's analysis showed that (i) at the Maximum Exchange Ratio (0.36x), the worst case scenario for purposes of its opinion, Celldex would issue to CuraGen approximately 21.8 million shares in the merger (representing 58% of the shares of Celldex common stock outstanding immediately post-Closing); and (ii) that the Celldex share price would need to be 47% below the 30-Day VWAP in order to arrive at the share price ($4.33) necessary to reach the Maximum Exchange Ratio. BMC determined that this was supportive of BMC's conclusion that the Common Stock Exchange Ratio is fair, from a financial point of view, to Celldex.

Comparable Company Analysis

        BMC selected and analyzed 10 companies (6 Large Molecule and 4 Other Phase II Oncology) deemed to be reasonably comparable to CuraGen. Below are the 10 comparable companies BMC analyzed:

  •
  Geron Corporation

  •
  Immunogen Inc.

  •
  Medarex, Inc.

  •
  Peregrine Pharmaceuticals Inc.

  •
  Pharmacyclics Inc.

  •
  XOMA Ltd.

  •
  ArQule Inc.

  •
  Curis Inc.

  •
  Cytokinetics Inc.

  •
  Exelixis, Inc.

        BMC analyzed a variety of operating and financial metrics of each company and the Technology Values (Enterprise Values) for each. BMC calculated the Mean and Median Technology Values as follows:

  •
  Mean Technology Value: $241.3 million

  •
  Median Technology Value: $129.1 million

This analysis supported BMC's determination that the Common Stock Exchange Ratio was fair, from a financial point of view, to Celldex because the CuraGen technology value implied by the anticipated purchase price is less than the mean and median values determined by the foregoing analysis.

        No company utilized in the comparable public company analysis is identical to CuraGen. Mathematical analyses of comparable public companies in isolation from other analyses are not an effective method of evaluating transactions.

Comparable Transaction Analyses

        BMC analyzed two types of transactions deemed to be reasonably comparable to the acquisition, the purchase of publicly traded biotech companies and the purchase of privately-held biotech companies.

Public Biotech Transactions

        BMC analyzed more than 50 public biotech transactions between May 2007 and present. Of these transactions, 10 were selected as reasonably comparable to the acquisition and would provide technology values indicative and insightful when compared to CuraGen. Below are the 10 comparable transactions BMC analyzed (acquirer / target):

  •
  SmithKline Beecham Corporation / Sirtris Pharmaceuticals, Inc.

  •
  Bristol-Myers Squibb Co. / Kosan Biosciences Inc.

  •
  Intercell Biomedical R&D AG / Iomai Corporation

  •
  Pfizer Inc. / Coley Pharmaceutical Group, Inc.

  •
  Merck & Co. Inc. / Insmed Inc.

  •
  Peptech Ltd. / Evogenix Pty Ltd.

  •
  Evotec AG / Renovis Inc.

  •
  Takeda America Holdings Inc. / IDM Pharma, Inc.

  •
  Eli Lilly & Co. / SGX Pharmaceuticals, Inc.

  •
  Ligand Pharmaceuticals Inc. / Pharmacopeia, Inc.

        BMC calculated the Mean and Median Technology Values as follows:

  •
  Mean Technology Value: $151.6 million

  •
  Median Technology Value: $125.5 million

Private Biotech Transactions

        BMC selected and analyzed 14 transactions deemed to be reasonably comparable to the acquisition and would provide technology values indicative and insightful when compared to CuraGen. Below are 14 comparable private transactions BMC analyzed (acquirer / target):

  •
  Amgen Inc. / Ilypsa, Inc.

  •
  Teva Pharmaceutical Industries Ltd. / Cogenesys, Inc.

  •
  Vertex Pharmaceuticals Incorporated / ViroChem Pharma, Inc.

  •
  Astellas Pharma US Inc. / Agensys, Inc.

  •
  Eisai Corporation of North America / Morphotek, Inc.

  •
  Eli Lilly & Co. / Hypnion, Inc.

  •
  Amgen Inc. / Alantos Pharmaceuticals Holding, Inc.

  •
  Hoffmann-La Roche Inc. / Piramed Limited

  •
  Novartis AG / Protez Pharmaceutical, Inc.

  •
  Cephalon Inc. / Ception Therapeutics, Inc.

  •
  Orexo AB / Biolipox AB

  •
  Cypress Bioscience, Inc. / Proprius Pharmaceutical, Inc.

  •
  Antisoma plc / Xanthus Pharmaceuticals, Inc.

  •
  Cell Therapeutics, Inc. / Systems Medicine, Inc.

        BMC calculated the Mean and Median Technology Values as follows:

  •
  Mean Technology Value: $216.6 million

  •
  Median Technology Value: $225.5 million

Summary Observed Technology Valuations

        BMC observed that at the Maximum Exchange Ratio possible pursuant to the terms of the merger agreement, CuraGen's implied Technology Value equaled $85.5 million.

        Across the aforementioned analyses, BMC analyzed and triangulated 34 comparable data points for companies with Phase II oncology indications and observed Mean and Median results substantially above $85.5 million, with Mean and Median Observed Technology Values as follows:

  •
  Mean Observed Technology Value: $160.7 million

  •
  Median Observed Technology Value: $151.6 million

        Below are the comparable data points for companies with Phase II oncology indications along with technology values (in millions):

  •
  Vical Inc: $65.1

  •
  Oncothyreon Inc: $39.8

  •
  Hemispherx Biopharma, Inc: $116.2

  •
  Cytokinetics Inc: $57.9

  •
  XOMA Ltd: $159.8

  •
  Discovery Laboratories Inc: $80.4

  •
  Hemispherx Biopharma, Inc: $84.7

  •
  Savient Pharmaceuticals Inc: $212.3

  •
  Cytori Therapeutics, Inc: $58.6

  •
  Ariad Pharmaceuticals Inc: $88.6

  •
  Cadence Pharmaceuticals Inc: $238.7

  •
  Algeta ASA: $100.3

  •
  Affymax, Inc: $128.0

  •
  Affymax, Inc (subsequent offering): $128.0

  •
  AVI Biopharma, Inc: $70.3

  •
  Stereotaxis Inc: $180.5

  •
  Stereotaxis Inc. (subsequent offering): $180.5

  •
  ATS Medical Inc: $174.7

  •
  Ardea Biosciences, Inc: $138.8

  •
  StemCells Inc: $87.0

  •
  ARYx Therapeutics, Inc: $25.5

  •
  MAKO Surgical Corp: $90.6

  •
  Micromet, Inc: $155.0

  •
  Repros Therapeutics Inc: $96.9

  •
  Cytori Therapeutics, Inc: $175.2

  •
  Achillion Pharmaceuticals, Inc: $25.7

  •
  Sirtris Pharmaceuticals, Inc: $600.0

  •
  Kosan Biosciences Inc: $177.0

  •
  Iomai Corp: $174.0

  •
  Coley Pharmaceutical Group, Inc: $142.0

  •
  Insmed Inc: $129.0

  •
  Evogenix Pty Ltd: $122.0

  •
  Renovis Inc: $65.0

  •
  IDM Pharma, Inc: $63.0

  •
  SGX Pharmaceuticals, Inc: $33.0

  •
  Pharmacopeia, Inc: $11.0

  •
  Ilypsa, Inc.: $420.0

  •
  Cogenesys, Inc: $400.0

  •
  ViroChem Pharma, Inc: $377.0

  •
  Agensys, Inc: $357.0

  •
  Morphotek, Inc: $325.0

  •
  Hypnion, Inc: $315.0

  •
  Alantos Pharmaceuticals Holding, Inc: $300.0

  •
  Piramed Limited: $151.0

  •
  Protez Pharmaceutical, Inc: $100.0

  •
  Ception Therapeutics, Inc: $100.0

  •
  Biolipox AB: $97.0

  •
  Proprius Pharmaceuticals, Inc: $38.0

  •
  Xanthus Pharmaceuticals, Inc.: $32.0

  •
  Systems Medicine, Inc: $20.0

        Pursuant to the above analysis and based upon the aggregate analyses, and upon no single analysis or factor in particular, BMC noted that the Maximum Exchange Ratio fell within an acceptable range to Celldex. BMC further noted that as the Common Stock Exchange Ratio decreased from 0.36x, the acquisition became increasingly attractive to Celldex.

Summary

        Based on the information and analyses set forth above, BMC delivered its written opinion to Celldex's Board of Directors, which stated that, as of May 28, 2009, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the Common Stock Exchange Ratio was fair, from a financial point of view, to Celldex.

        BMC was selected by the Celldex board of directors to render an opinion to the Celldex board because BMC is a nationally recognized investment banking firm and because, as part of its investment banking business, BMC is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. BMC is providing financial services for Celldex for which it will receive customary fees. In addition, in the ordinary course of its business, BMC and its affiliates may trade the equity securities of Celldex and CuraGen for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. BMC and its affiliates in the ordinary course of business have, from time to time, provided, and in the future may continue to provide, commercial and investment banking services to Celldex, including serving as a financial advisor on potential acquisitions and as an underwriter or private placement agent for equity offerings, and may in the future receive, fees for the rendering of such services. BMC was paid a fee of $130,000 and reimbursed in the amount of $5,565 for expenses by Celldex in connection with BMC's delivery of a fairness opinion related to the merger between Celldex and Avant Immunetherapeutics, Inc. in 2007. BMC received no other fees from Celldex during 2007 and 2008. Pursuant to the BMC engagement letter, BMC will be entitled to receive a customary fee. Additionally, Celldex has agreed to indemnify BMC against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with BMC, which are customary in transactions of this nature, were negotiated at arm's length between Celldex and BMC, and the Celldex board of directors was aware of and approved the arrangement. BMC was paid a fee of $150,000 by Celldex in connection with the fairness opinion, which was not conditioned upon the closing of the merger. Except as described above, BMC has not received any compensation from Celldex during the previous two fiscal years and the current year to date.

CuraGen Unaudited Financial Projections

        CuraGen does not as a matter of course publicly disclose its internal forecasts or projections as to future performance, earnings or other results due to, among other reasons, the unpredictability and uncertainty of the underlying assumptions and estimates. However, CuraGen is including unaudited financial projections in this joint proxy statement/prospectus to provide its shareholders access to non-public, unaudited financial projections that were made available to Piper Jaffray in connection with the merger and Piper Jaffray's preparation of its fairness opinion and which are referred to in "Opinion of CuraGen's Financial Advisor" beginning on page 66 of this joint proxy statement/prospectus. The unaudited financial projections are based on CuraGen alone and do not give effect to or include any effect of the merger.

        The unaudited financial projections set forth below were prepared for internal budgeting and other purposes and not with a view toward public disclosure, and the inclusion of these projections should not be regarded as an indication that any of CuraGen, Celldex, their respective financial advisors or any other recipient of this information considered, or now considers, it to be either material to CuraGen or Celldex or necessarily predictive of actual future results.

        While prepared in good faith and presented with numeric specificity, the unaudited financial projections are not fact, constitute "forward-looking statements" and are based upon estimates and assumptions that require management to make judgments with respect to, among other things, future economic, competitive and financial market conditions and future business decisions that are inherently subject to significant uncertainties and contingencies, including, among others, the risks and uncertainties described under "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements" beginning on pages 10 and 35, respectively. Such risks and uncertainties are difficult to predict and many are beyond the control of CuraGen and/or Celldex and will be beyond the control of the combined company.

        There can be no assurance that the estimates and assumptions underlying the unaudited financial projections will prove to be accurate or that the projected results will be realized. Actual results likely will differ, and may differ materially, from those reflected in the unaudited financial projections particularly because, among other things, such projections do not give effect to or include any effect of the merger. In light of the foregoing, and considering that the CuraGen special meeting will be held several months after the date that the unaudited financial projections were prepared, though prepared in good faith based upon all information then available to CuraGen's management and considered reasonable and sufficiently comprehensive by CuraGen's management at the time made, the unaudited financial projections cannot presently be considered a reliable predictor of future results and you should not rely on the unaudited financial projections.

        The unaudited financial projections were not prepared with a view toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The unaudited financial projections included in this joint proxy statement/prospectus have been prepared by, and are the responsibility of, CuraGen's management. Neither Deloitte & Touche LLP, CuraGen's independent registered public accounting firm, nor PricewaterhouseCoopers LLP, Celldex's independent registered public accounting firm, have compiled, examined, or performed any procedures with respect to the unaudited financial projections contained herein, nor have they expressed any opinion or any other form of assurance on such projections or their achievability. The report of CuraGen's independent registered public accounting firm incorporated by reference into this joint proxy statement/prospectus relates to CuraGen's historical financial information (See "Where You Can Find More Information" beginning on page 119 of this joint proxy statement/prospectus). The report of Celldex's independent registered public accounting firm incorporated by reference into this proxy statement/prospectus relates to Celldex's historical financial information (See "Where You Can Find More Information" beginning on page 119 of this joint proxy statement/prospectus). These reports do not extend to the unaudited financial projections and should not be read to do so. Furthermore, the unaudited financial projections do not take into account any circumstances or events occurring after the date they were prepared.

        Selected unaudited financial projections which were provided to Piper Jaffray in connection with the merger and the preparation of its fairness opinion, and which are referred to in "Opinion of CuraGen's Financial Advisor" commencing on page 66 of this joint proxy statement/prospectus, are set forth below.

(i) Cash Balance at August 31, 2009:	$76.5 million (includes potential proceeds from option exercises of up to $1.9 million)
(ii) Current and Future Obligations as of August 31, 2009	$22.5 million (the "base case", assuming average transaction advisor fees);
$21.5 million (the "upside case", assuming below average transaction advisor fees)
(iii) Liquidation Value of Technology and Other Assets as of August 31, 2009	$0.0 (the "base case", assumes no value for CR011 upon liquidation);
$10.1 million (the "upside case", includes assumed value for CR011 upon liquidation)
(i) Total Assets as of August 31, 2009	$75.3 million (assumes no liquidation, no change of control transaction and no proceeds from option exercises)
(ii) Total Liabilities as of August 31, 2009	$15.5 million (assumes no liquidation and no change of control transaction)

        The unaudited financial projections were prepared based on information available to CuraGen's management at the time of their preparation.

        No representation is made by CuraGen, Celldex or any other person to any CuraGen stockholder or any other person regarding the ultimate performance of CuraGen or the combined company compared to the information included in the above unaudited prospective financial information.

        The unaudited prospective financial information is not included in this joint proxy statement/prospectus in order to induce any CuraGen stockholder to vote in favor of any of the proposals to be voted on at the CuraGen special meeting.

        CURAGEN DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE UNAUDITED FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED FINANCIAL PROJECTIONS ARE NO LONGER APPROPRIATE.

Opinion of CuraGen's Financial Advisor

        CuraGen's board of directors retained Piper Jaffray & Co., or Piper Jaffray, to act as its financial advisor, and if requested, to render an opinion to it as to the fairness, from a financial point of view, of the purchase price to be paid by Celldex in connection with the merger. On May 28, 2009, the CuraGen board of directors met to review the proposed merger. During this meeting, Piper Jaffray reviewed with the CuraGen board of directors certain financial analyses, which are summarized below. Also at this meeting, Piper Jaffray delivered its oral fairness opinion to CuraGen's board of directors, which was subsequently confirmed in writing, to the effect that, as of May 28, 2009, and based upon and subject to the factors, assumptions made, matters considered, procedures followed and limitations on the scope of the review undertaken by Piper Jaffray set forth in its written opinion, the purchase price specified in the merger agreement is fair, from a financial point of view, to the holders of CuraGen common stock, other than Celldex and its affiliates, if any.

        The full text of the Piper Jaffray written opinion dated May 28, 2009, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Jaffray in rendering its opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated in its entirety herein by reference. You are urged to, and should, carefully read the Piper Jaffray opinion in its entirety. The Piper Jaffray opinion addresses only the fairness, from a financial point of view and as of the date of the opinion, of the purchase price to the holders of CuraGen common stock. The Piper Jaffray opinion was directed solely to the CuraGen board of directors and was not intended to be, and does not constitute, a recommendation to any CuraGen stockholder as to how any CuraGen stockholder should vote or act on any matter relating to the proposed merger. The opinion of Piper Jaffray was not intended to confer rights and remedies upon Celldex, or any stockholders of CuraGen or Celldex or any other person.

        In arriving at its opinion, Piper Jaffray, among other things, reviewed:

  •
  the financial terms of a draft of the merger agreement dated May 28, 2009;

  •
  certain publicly available financial, business and operating information relating to CuraGen and Celldex;

  •
  certain internal financial, operating and other data with respect to CuraGen and Celldex prepared and furnished to Piper Jaffray by the management of CuraGen and Celldex;

  •
  certain internal estimates regarding, among other things, CuraGen's expected assets of $75.3 million and liabilities of $15.5 million at the closing of the merger, assuming no liquidation, no change in control transaction and no proceeds from option exercises, and the liquidation value of certain of CuraGen's development programs, which were prepared for internal planning purposes and furnished to Piper Jaffray by the management of CuraGen;

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  certain financial, market performance and other data of selected publicly held companies;

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  the financial terms, to the extent publicly available, of certain other merger transactions;

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  the reported prices and trading activity of the CuraGen common stock;

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  the reported prices and trading activity of the Celldex common stock; and

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  other information, financial studies, analyses and investigations and other factors that Piper Jaffray deemed relevant for the purpose of rendering its opinion.

        Piper Jaffray also conducted discussions with members of the senior management of CuraGen and Celldex concerning the financial condition, historical and current operating results, business and prospects for CuraGen and Celldex.

        The following is a summary of the material financial analyses performed by Piper Jaffray in connection with the preparation of its fairness opinion, which was reviewed with the CuraGen board of directors at a meeting of the board held on May 28, 2009. The preparation of analyses and a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, this summary does not purport to be a complete description of the analyses performed by Piper Jaffray or of its presentation to the CuraGen board of directors on May 28, 2009.

        This summary includes information presented in tabular format, which tables must be read together with the text of each analysis summary, and considered as a whole, in order to fully understand the financial analyses presented by Piper Jaffray. The tables alone do not constitute a complete summary of the financial analyses. The order in which these analyses are presented below, and the results of those analyses, should not be taken as any indication of the relative importance or weight given to these analyses by Piper Jaffray or the CuraGen board of directors. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 28, 2009, and is not necessarily indicative of current market conditions.

        Piper Jaffray reviewed the financial terms of the proposed transaction, including the purchase price to be paid by Celldex for all of the outstanding shares of common stock of CuraGen. The purchase price for all outstanding shares of CuraGen common stock is $94.5 million and is subject to adjustment. The purchase price shall be adjusted to the extent that the CuraGen cash at closing is more or less than $54.5 million but the purchase price shall not be adjusted above $100.0 million. Celldex common stock issued as consideration for the merger shall be deemed to have a value equal to the volume weighted average of the closing prices of Celldex common stock on The NASDAQ Stock Market on fifteen randomly selected days during the period of thirty trading days ending two trading days prior to the effective date of the merger. The aggregate number of shares of Celldex common stock issuable pursuant to the merger shall not be lower than 32.5% nor more than 58% of Celldex's outstanding common stock immediately after the effective time of the merger. Piper Jaffray assumed that the potential adjustment to the purchase price based on the amount of CuraGen cash at closing and the limitation on the amount of Celldex common stock to be issued as consideration for the merger shall not result in any adjustment to the purchase price that is material to the analysis or opinion of Piper Jaffray.

CuraGen Analyses

Selected Market and Financial Information Concerning CuraGen

        Piper Jaffray reviewed selected market information concerning CuraGen and Celldex's common stock. Piper Jaffray valued the shares of Celldex received by CuraGen stockholders upon the closing of the merger at $94.5 million.

        Among other things, Piper Jaffray noted that the $94.5 million purchase price in connection with the offer and the merger represented the following premiums to the equity value of CuraGen:

Reference Closing Price as of May 22, 2009 ($1.07)	45.8%
1-day close price previous to Reference Price ($1.12)	39.3%
5-day average close price previous to Reference Price ($1.08)	44.4%
20-day average close price previous to Reference Price ($0.99)	57.6%
52-week high price previous to Reference Price ($1.20)	30.0%

        For reference purposes only, Piper Jaffray presented a daily stock price and volume graph for the 24-month period ending May 22, 2009 and charts summarizing CuraGen common stock trading activity for the 12-month period ending May 22, 2009. In addition and for reference purposes only, Piper Jaffray presented a daily stock price and volume graph for the period from March 2008 to May 22, 2009 and charts summarizing Celldex common stock trading activity for the 12-month period ending May 22, 2009.

M&A Premium Analysis

        Piper Jaffray considered selected precedent M&A transactions of biopharmaceutical companies in which at least one of the parties was based in the United States, had a listing on a US stock exchange, or was a multi-national company. Each of the 20 merger and acquisition transactions involved a biopharmaceutical target that was publicly-traded and included both development stage and commercial stage companies.

Gilead Sciences / CV Therapeutics	Shire / Jerini
Endo / Indevus	GlaxoSmithKline / Sirtris
Eli Lilly / ImClone	Takeda / Millennium
Ligand / Pharmacopeia	Galderma Laboratories / CollaGenex
BTG / Protherics	Pfizer / Encysive
Shionogi / Sciele	Eisai / MGI Pharma
Sanofi-Aventis / Acambis	Celgene / Pharmion
Roche / Arius Research	Pfizer / Coley
ViroPharma / LEV	Genzyme / Bioenvision
Eli Lilly / SGX	AstraZeneca / MedImmune

        For each of the selected transactions, Piper Jaffray calculated the premium represented by the price paid for the target based on the closing price per share of the target one day prior to the merger announcement date and at the 5- and 20-trading day average prices prior to the merger announcement date. Piper Jaffray excluded the value of any milestone, earn-out or contingent value right from its calculations. The premiums ranged from 1.1% to 200.6%. Piper Jaffray then determined a representative range of premiums derived from these analyses and applied such range to the equity value of CuraGen to determine an implied equity valuation for the company of $83.4 million to $117.8 million based on a premium range of 28.4% to 81.4%, which represented the 25th and 75th percentiles, respectively. The purchase price of $94.5 million is within the representative range of implied values based on this analysis.

Precedent Transaction Enterprise Value Analysis

        Piper Jaffray reviewed selected data for CuraGen and compared this to corresponding data for selected precedent M&A transactions of companies in which at least one of the parties was based in the United States, had a listing on a US stock exchange, or was a multi-national company. Piper Jaffray's analysis included both public and private biopharmaceutical companies that were in a stage of clinical development comparable to that of CuraGen, without limiting its analysis to oncology-focused companies. Piper Jaffray considered those companies comparable that were in Phase 2 clinical development (with interim or complete Phase 2 data) or in Phase 3 clinical development (with no Phase 3 data). Piper Jaffray determined the following public biopharmaceutical companies were relevant to an evaluation of CuraGen for reference purposes:

Clinical Data / Adenosine Therapeutics	Eli Lilly / Hypnion
Amgen / Ilypsa	Forest Laboratories / Cerexa
Bristol-Myers Squibb / Kosan Biosciences	Pharmion / Cabrellis
Cypress Bioscience / Proprius	Genzyme / AnorMED
Pfizer / Coley

        Piper Jaffray calculated the implied equity value for CuraGen by determining the enterprise values of the selected public and private biopharmaceutical companies based on the acquisition value for such transaction adjusted, where applicable, for cash, net of debt, based on publicly available information and then added the estimate of CuraGen's cash, net of debt, at the expected closing date of the merger as estimated by CuraGen management. Enterprise values were calculated for public companies using the equity value of the purchase price, less cash and cash equivalents plus debt as of the latest public filing, adjusted where applicable for subsequent publicly available information. Private company enterprise values were determined using publicly available information. Piper Jaffray excluded the value of any milestone, earn-out or contingent value right from its calculations. The enterprise values of the selected transactions ranged from $36.2 million to $551.0 million, with an average of $245.4 million, resulting in an implied range of equity values for CuraGen of $90.7 million to $605.5 million, with an average of $299.9 million. The purchase price of $94.5 million is above the $90.7 million minimum value implied by the transactions included in this analysis. In incorporating this analysis into Piper Jaffray's fairness opinion, Piper Jaffray considered that cash, net of debt, is a substantial portion of the value of CuraGen in this transaction.

Net Cash Analysis

        Piper Jaffray considered the estimate of CuraGen's net cash at close, based on management's estimate of August 31, 2009 for the closing date of the merger. Piper Jaffray relied on CuraGen's management for estimates of expected cash balances, liabilities, transaction costs and severance expenses. The estimate of net cash was $54.5 million. The purchase price of $94.5 million is above the estimated net cash at the expected closing date of the merger.

Liquidation Analysis

        Piper Jaffray conducted an analysis of the estimated liquidation value of CuraGen assuming an effective date concurrent with CuraGen management's estimate of August 31, 2009 for the closing date of the merger. Piper Jaffray relied on the management of CuraGen for estimates of, among other items, the expected cash balance as of the estimated effective date of the liquidation, current and future obligations, and the potential liquidation value of CuraGen's technology and other assets on a base case and upside case scenario. The base case estimates of expected cash balance, current and future obligations and potential liquidation value of technology and other assets were $76.5 million (including proceeds from the exercise of options of $1.9 million), $22.5 million and $0.0 million, respectively. The upside case estimates of expected cash balance, current and future obligations and potential liquidation value of technology and other assets were $76.5 million (including proceeds from the exercise of options of $1.9 million), $21.5 million and $10.1 million, respectively. This analysis yielded a range of implied values for CuraGen of between $54.1 million and $65.1 million. The purchase price of $94.5 million is above the estimated liquidation value of CuraGen.

Public Company Enterprise Valuation Analysis

        Piper Jaffray reviewed trading statistics and selected financial data for CuraGen and compared this to corresponding data for selected publicly traded biopharmaceutical companies focused on oncology at a comparable stage of clinical development to CuraGen. Piper Jaffray did not limit its analysis to solid tumors or antibody based therapies. Piper Jaffray believed that the following public biopharmaceutical companies with an oncology focus and a lead product in Phase 2 clinical development (with interim or full Phase 2 data) or in Phase 3 clinical development (with no Phase 3 data) were relevant to an evaluation of CuraGen for reference purposes:

Synta Pharmaceuticals	Protox Therapeutics
Poniard Pharmaceuticals	Sunesis Pharmaceuticals
Oncothyreon	Access Pharmaceuticals
YM BioSciences	MethylGene
ZIOPHARM Oncology	Hana Biosciences

        Piper Jaffray calculated the implied equity value for CuraGen by determining the enterprise values of the selected public biotechnology companies as of May 22, 2009, adjusting for cash, net of debt, based on publicly available information, and then added the estimate of the CuraGen's cash, net of debt, at the closing of the merger as estimated by CuraGen management. The enterprise values of the selected public biotechnology companies ranged from ($14.2) million to $108.7 million. Piper Jaffray then determined a representative range of enterprise values derived from this analysis and used such range to determine an implied equity value of CuraGen of $61.3 million to $87.6 million, which represented the 25th and 75th percentiles, respectively. The purchase price of $94.5 million is above the representative range of values implied by the companies included in this analysis.

Miscellaneous

        Although the summary set forth above does not purport to be a complete description of the analyses performed by Piper Jaffray, the material analyses performed by Piper Jaffray in rendering its opinion have been summarized above. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Piper Jaffray believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete, misleading and/or inaccurate view of the processes underlying the analyses set forth in the Piper Jaffray opinion. In arriving at its opinion, Piper Jaffray considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it, assign any relative weights to the factors or analyses or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. Instead Piper Jaffray made its determination as to the fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. No company or transaction used in the above analyses as a comparison is directly comparable to CuraGen, Celldex or the proposed merger. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies and target companies in the selected transactions and other factors that could affect the public trading value of the selected companies and target companies in the selected transactions.

        The analyses were prepared solely for purposes of Piper Jaffray providing its opinion to the CuraGen board of directors that the purchase price set forth in the merger agreement to be paid by Celldex was fair, from a financial point of view, to the holders of CuraGen common stock as of the date of the opinion. These analyses do not purport to be appraisals or to reflect the prices at which CuraGen might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In performing its analyses, Piper Jaffray made numerous assumptions with respect to CuraGen, Celldex, the proposed merger, industry performance, general business, economic, market and financial conditions and other matters. The analyses performed by Piper Jaffray such as the net cash analysis and liquidation analysis discussed above are based upon forecasts by CuraGen management of future results, which are not necessarily indicative of actual values or predictive of actual future results or values and may be significantly more or less favorable than suggested by these analyses. Additionally, analyses relating to the value of businesses or securities of CuraGen or Celldex are not appraisals. These analyses are inherently subject to substantial uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. Piper Jaffray does not assume responsibility if future results are materially different from those forecasted.

        Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial, accounting and other information publicly available, furnished to it by CuraGen or otherwise made available to it, and did not assume the liability or responsibility to independently verify this information. CuraGen has advised Piper Jaffray that it does not publicly disclose internal financial information of the type provided to Piper Jaffray and used in the net cash analysis and liquidation analysis discussed above and that such information was prepared for financial planning purposes and not with the expectation of public disclosure. Piper Jaffray also assumed, in reliance upon the assurances of the management of CuraGen and Celldex, that the information provided to Piper Jaffray by CuraGen and Celldex was prepared on a reasonable basis in accordance with industry practice and, with respect to any financial forecasts, projections and other estimates and other business outlook information, reflected the best currently available estimates and judgments of the management of CuraGen and Celldex as of the date of the opinion, is based on reasonable assumptions, and that there is not, and the management of CuraGen and Celldex, was not aware of, any information or facts that would make the information provided to Piper Jaffray incomplete or misleading. Piper Jaffray expresses no opinion as to any such financial forecasts, projections and other estimates and other business outlook information or the assumptions on which they are based. Piper Jaffray relied, with CuraGen's consent, on advice of the outside counsel and the independent accountants to CuraGen, and on the assumptions of the management of CuraGen, as to all accounting, legal, tax and financial reporting matters with respect to CuraGen, Celldex, the merger and the merger agreement. Without limiting the generality of the foregoing, Piper Jaffray assumed that CuraGen and Celldex were not parties to any material pending transactions, including any external financing, recapitalization, acquisition or merger, divestiture or spinoff, other than the proposed merger, and did not consider any other transactions in its analysis.

        Piper Jaffray assumed that the executed merger agreement would be in all material respects identical to the last drafts reviewed by it. Piper Jaffray assumed that the merger would be completed on the terms set forth in the draft merger agreement dated May 28, 2009 and all other related documents and instruments that are referred to therein, without amendments and with full accuracy of the representations and warranties therein, and full and timely satisfaction of all covenants, agreements and conditions without any waiver. Piper Jaffray assumed that the potential adjustment to the purchase price based on the amount of CuraGen cash at closing and the limitation on the amount of Celldex common stock to be issued as consideration for the merger shall not result in any adjustment to the purchase price that is material to the analysis or opinion of Piper Jaffray. Without limiting the foregoing, Piper Jaffray assumed that the merger will qualify as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. In addition, Piper Jaffray assumed that all necessary regulatory approvals and consents required for the merger will be obtained in a manner that will not result in the disposition of any material portion of the assets of CuraGen or Celldex, or otherwise adversely affect CuraGen or Celldex, and will not affect the terms of the merger.

        Piper Jaffray did not assume responsibility for performing, and did not perform, any appraisals or valuations of specific assets or liabilities, either fixed, contingent or other, of CuraGen or Celldex and was not furnished with any appraisals or valuations. Piper Jaffray expresses no opinion regarding the liquidation value of any entity. Piper Jaffray did not undertake any independent analysis of any outstanding, pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which CuraGen, Celldex or any of CuraGen's or Celldex's respective affiliates is a party or may be subject. At the direction of the CuraGen board of directors, and with its consent, Piper Jaffray's opinion made no assumption concerning, and therefore did not consider, the potential effects of litigation, claims, investigations, or possible assertions of claims, or the outcomes or damages arising out of any such matters. Except as described herein, CuraGen did not provide any other instructions to Piper Jaffray or impose any limitations on Piper Jaffray in connection with the underlying investigation made or procedures followed by Piper Jaffray with respect to its fairness opinion.

        Piper Jaffray's opinion was necessarily based on the information available to it, the facts and circumstances as they existed and were subject to evaluation as of the date of the opinion; events occurring after the date of the opinion could materially affect the assumptions used by Piper Jaffray in preparing its opinion. Piper Jaffray expresses no opinion as to the prices at which shares of CuraGen or Celldex common stock have traded or may trade following announcement of the merger or at any future time after the date of the opinion. Piper Jaffray has not undertaken and is not obligated to update, reaffirm or revise its opinion or otherwise comment on any events occurring after the date it was given.

        In connection with its engagement, Piper Jaffray was requested to and did solicit indications of interest from, and hold discussions with, selected third parties regarding the possible acquisition of all or part of CuraGen. While Piper Jaffray rendered its opinion and provided certain analyses to the CuraGen board of directors, Piper Jaffray was not requested to, and did not make, any recommendation to the CuraGen board of directors as to the specific form of the consideration to be received by CuraGen stockholders in the proposed merger, which was determined through negotiations between CuraGen and Celldex.

        Piper Jaffray's opinion addresses solely the fairness, from a financial point of view, to holders of CuraGen common stock of the purchase price to be paid by Celldex as set forth in the merger agreement as of May 28, 2009 and does not address any other terms of or agreement relating to the merger, the merger agreement, any related agreements or agreement ancillary thereto. Piper Jaffray was not requested to opine as to, and its opinion does not address, (A) the basic business decision to proceed with or effect the proposed merger, (B) the merits of the proposed merger, relative to any alternative transaction or business strategy that may be available to CuraGen, (C) the structure of the merger, (D) Celldex's ability to issue shares of Celldex common stock sufficient to fund the purchase price, or (E) any other terms contemplated by the merger agreement or the fairness of the merger to any other class of securities, creditor or other constituency of CuraGen. Furthermore, Piper Jaffray expresses no opinion with respect to the amount or nature of any compensation to any officer, director or employee of any party to the proposed transaction, or any class of such persons, relative to the consideration to be paid by Celldex in the proposed transaction or with respect to the fairness of any such compensation, including whether such payments are reasonable in the context of the merger.

        Piper Jaffray's opinion was provided to the CuraGen board of directors in connection with its consideration of the merger and is not intended to be and does not constitute a recommendation to any stockholder of CuraGen as to how such stockholder should act or vote with respect to the merger or any other matter. As described above, Piper Jaffray's opinion was one of many factors taken into consideration by the CuraGen board of directors in making its determination to approve the merger.

        Piper Jaffray has advised CuraGen that it does not believe any person other than the CuraGen Board of Directors has the legal right to rely on the opinion and, absent any controlling precedent, Piper Jaffray would resist any assertion otherwise, including, but not limited to, by asserting the substance of the disclaimer contained in this joint proxy statement/prospectus and in the opinion. In the absence of controlling precedent, the ability of a stockholder to rely on the Piper Jaffray fairness opinion would be resolved by a court of competent jurisdiction. We acknowledge that resolution of the question of a stockholder's ability to rely on the Piper Jaffray fairness opinion will have no effect on the rights and responsibilities of the CuraGen board of directors under applicable state law or on the rights or responsibilities of either Piper Jaffray or CuraGen's Board of Directors under federal securities laws.

Information about Piper Jaffray

        Piper Jaffray is a nationally recognized investment banking firm and is regularly engaged as a financial advisor in connection with mergers and acquisitions, underwritings and secondary distributions of securities and private placements. The CuraGen board of directors selected Piper Jaffray to render its fairness opinion in connection with the proposed merger on the basis of its experience and reputation in acting as a financial advisor in connection with mergers and acquisitions. Piper Jaffray's fairness opinion was approved for issuance by the Piper Jaffray Opinion Committee.

        Piper Jaffray acted as financial advisor to CuraGen in connection with the merger and will receive an estimated fee of approximately $1.25 million from CuraGen, which is contingent upon the consummation of the merger. Piper Jaffray also received a fee of $500,000 from CuraGen for providing its opinion. The opinion fee was not contingent upon the consummation of the merger. CuraGen has also agreed to indemnify Piper Jaffray against certain liabilities, including liabilities arising under federal securities laws, and reimburse it for certain expenses in connection with its services. These fees and expenses are customary amounts for transactions of this type.

        Prior to approving the Celldex offer, CuraGen's board of directors engaged Piper Jaffray to assist CuraGen in reviewing, analyzing and evaluating strategic alternatives for CuraGen. Piper Jaffray has, in the past, also provided financial advisory and financing services to CuraGen and/or its affiliates, for which Piper Jaffray did not receive compensation. Except as described above, Piper Jaffray has not received any compensation from CuraGen during the previous two fiscal years and the current year to date. Piper Jaffray may continue to provide similar services, and may receive customary fees for the rendering of such services, in the future. Piper Jaffray may also, in the future, provide investment banking and financial advisory services to CuraGen, Celldex or entities that are affiliated with CuraGen or Celldex, for which it would expect to receive compensation.

        In addition, in the ordinary course of its business, Piper Jaffray and its affiliates may actively trade securities of CuraGen and Celldex for their own account or the account of their customers and, accordingly, may at any time hold a long or short position in such securities.

Accounting Treatment of the Merger

        The merger will be accounted for by applying the acquisition method in accordance with Statement of Financial Accounting Standards ("SFAS") No. 141(R), Business Combinations (Revised) ("SFAS 141(R)") with CuraGen considered the acquiree and Celldex the acquirer for accounting and financial reporting purposes. CuraGen's assets, liabilities and other items will be adjusted to their estimated fair value on the closing date of the merger and combined with the historical book values of the assets and liabilities of Celldex. The difference between the estimated fair value of CuraGen's assets, liabilities and other items (adjusted as discussed above) and the purchase price will be recorded as goodwill on the financial statements of Celldex. The financial statements of Celldex issued after the merger will reflect the estimated fair values of CuraGen's assets, liabilities and other items (adjusted as discussed above) and will not be restated retroactively to reflect the historical financial position or results of operations of CuraGen.

Material United States Federal Income Tax Consequences of the Merger

        The following discussion sets forth the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of CuraGen common stock. This discussion addresses only those U.S. holders who hold their CuraGen common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all the U.S. federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, including, without limitation:

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  banks or other financial institutions, insurance companies, regulated investment companies or real estate investment trusts;

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  pass-through entities or investors in such entities;

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  tax-exempt organizations;

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  dealers in securities or currencies, or traders in securities that elect to use a mark-to-market method of accounting;

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  persons that hold CuraGen common stock as part of a straddle or as part of a hedging, integrated, constructive sale or conversion transaction;

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  persons who are not U.S. holders;

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  expatriates or other former long-term residents of the U.S.;

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  individual retirement and other tax deferred accounts;

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  persons that have a functional currency other than the U.S. dollar;

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  persons who acquired their shares of CuraGen common stock through the exercise of an employee stock option or otherwise as compensation; and

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  persons whose CuraGen common stock is "qualified small business stock" for purposes of Section 1202 of the Code.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of CuraGen common stock that is:

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  a citizen or individual resident of the U.S.;

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  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any of its political subdivisions;

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  a trust that (1) is subject to the supervision of a court within the U.S. and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

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  an estate, the income of which, is subject to U.S. federal income tax regardless of its source.

        If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds CuraGen common stock, the tax treatment of a partner in that partnership will generally depend on the status of that partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the tax consequences to it of the merger and ownership of Celldex common stock.

        The following discussion is based upon the Code, its legislative history, existing and proposed regulations thereunder, administrative rulings and pronouncements and judicial decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect, or to differing interpretations. Tax considerations under state, local and foreign laws, or Federal laws other than those pertaining to the income tax, are not addressed in this joint proxy statement/prospectus. You should consult with your own tax advisor as to the tax consequences of the merger to you in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

        Assuming that the merger is completed according to the terms of the merger agreement and based upon facts, factual representations and assumptions contained in representation letters provided by Celldex and CuraGen, all of which must continue to be true and accurate in all material respects through the effective time of the merger, and subject to the assumptions and qualifications contained in their respective opinions, it is the opinion of each of Lowenstein Sandler PC, counsel to Celldex, and Wilmer Cutler Pickering Hale and Dorr LLP, counsel to CuraGen, that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code.

        In addition, it is a condition to Celldex's obligation to complete the merger that Celldex receive, on the closing date of the merger, a written opinion of its counsel, Lowenstein Sandler PC, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Similarly, it is a condition to CuraGen's obligation to complete the merger that, on the closing date of the merger, CuraGen receive an opinion of its counsel, Wilmer Cutler Pickering Hale and Dorr LLP, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

        In rendering these opinions, counsel may require and rely upon representations contained in letters and certificates to be received from Celldex, Cottrell Merger Sub and CuraGen. If the letters or certificates are incorrect, the conclusions reached in the tax opinions could be jeopardized. In addition, the opinions will be subject to certain qualifications and limitations as set forth in the opinions. Further, if events occur between the date of this document and the closing of the merger that render Celldex and/or CuraGen unable to make the representations required by Lowenstein Sandler PC and Wilmer Cutler Pickering Hale and Dorr LLP, either or both of Lowenstein Sandler PC and Wilmer Cutler Pickering Hale and Dorr LLP may be unable to deliver an opinion on the closing date that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Each of Celldex and CuraGen will resolicit stockholder approval of the proposals subject to this joint proxy statement/prospectus if its respective board of directors waives this condition to the merger.

        None of the tax opinions given in connection with the merger will be binding on the Internal Revenue Service. Neither Celldex nor CuraGen intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the representations or assumptions upon which those opinions are based is inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

  Tax Consequences of the Merger Generally

        As a result of the merger qualifing for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences of the merger to CuraGen, Celldex and U.S. holders of CuraGen common stock will be as follows:

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  no income, gain or loss will be recognized by Celldex or CuraGen as a result of the merger;

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  no income, gain or loss will be recognized by a U.S. holder who receives Celldex common stock pursuant to the merger, except with respect to any cash received in lieu of a fractional share of Celldex common stock, the treatment of which is discussed below under "—Cash Received For Fractional Shares of Celldex Common Stock";

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  the aggregate tax basis of the Celldex common stock received by a U.S. holder pursuant to the merger, including any fractional share of Celldex common stock for which cash is received, will equal such U.S. holder's aggregate tax basis in the CuraGen common stock surrendered in exchange therefor; and

  •
  the holding period of a U.S. holder for the Celldex common stock received pursuant to the merger, including any fractional share of Celldex common stock that is deemed received and immediately redeemed will include the holding period of the CuraGen common stock surrendered in exchange therefor.

        If the merger is not completed pursuant to the terms of the merger agreement or if the assumptions or representations on which the tax opinions are and will be based are incorrect in certain material respects, the tax consequences of the merger could differ materially from those set forth above. In particular, in such event, the exchange by U.S. holders of their CuraGen common stock for Celldex common stock pursuant to the merger could be taxable depending on the particular facts surrounding the merger, some of which may not be known until completion of the merger. If the merger is taxable, then a U.S. holder generally would recognize gain or loss on the exchange of CuraGen common stock for Celldex common stock measured by the difference between the fair market value of the Celldex common stock (together with any cash received in lieu of a fractional interest in Celldex common stock) received by such U.S. holder and such U.S. holder's basis in the CuraGen common stock surrendered.

  Cash Received For Fractional Shares of Celldex Common Stock

        A U.S. holder who receives cash in lieu of a fractional share of Celldex common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Celldex. As a result, a U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such fractional share is greater than one year. The deductibility of capital losses is subject to limitations.

  Backup Withholding and Information Reporting

        Payments of cash to a U.S. holder pursuant to the merger will be subject to information reporting and backup withholding (currently at a rate of 28%), unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amount withheld from payments to a holder under the backup withholding rules is not an additional tax and will be allowed as a refund or credit against the holder's U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

  Reporting Requirements

        A U.S. holder who receives shares of Celldex common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder who is required to file a United States federal income tax return and who is a "significant holder" that receives Celldex common stock generally will be required to file a statement with such holder's United States federal income tax return setting forth the names and employer identification numbers of all of the parties to the merger, the date of the merger, and the fair market value, determined immediately before the exchange, of all of the CuraGen common stock held by such significant holder that is transferred in the merger and such significant holder's basis, determined immediately before the exchange, in the CuraGen common stock. A "significant holder" is a U.S. holder who immediately before the merger owned at least 5% (by vote or value) of the outstanding stock of CuraGen.

        THE FOREGOING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES

RELATING TO THE MERGER. TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND UPON THE FACTS OF YOUR PARTICULAR SITUATION. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, WE URGE YOU TO CONSULT WITH YOUR TAX ADVISOR REGARDING THE APPLICABILITY TO YOU OF THE RULES DISCUSSED ABOVE AND THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL, OR FOREIGN AND OTHER TAX LAWS.

 Appraisal Rights

        As CuraGen's common stock is listed on the NASDAQ Global Market, and CuraGen's stockholders will receive shares of Celldex common stock pursuant to the merger (plus cash in lieu of fractional shares), under the General Corporation Law of the State of Delaware, CuraGen stockholders will not be entitled to appraisal rights.

Federal Securities Laws Consequences

        This joint proxy statement/prospectus does not cover any resales of Celldex common stock received pursuant to the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any such resale.

        All shares of Celldex common stock received by CuraGen stockholders pursuant to the merger should be freely transferable, except that if a CuraGen stockholder is deemed to be an "affiliate" of Celldex under the Securities Act at the time of the special meeting, the CuraGen stockholder may resell those shares only in transactions permitted by Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be affiliates of Celldex under the Securities Act generally include individuals or entities that control, are controlled by, or are under common control with, Celldex and generally would not include stockholders who are not officers, directors or principal stockholders of Celldex.

Interests of Celldex's Directors and Executive Officers

        When considering the recommendation of Celldex's board of directors and in considering how to vote on the issuance of shares of Celldex common stock pursuant to the merger agreement, you should be aware that Celldex's directors and executive officers have interests in the merger which may be additional to, or different from the interests of Celldex's stockholders, and that may create potential or actual conflicts of interest. Together, upon completion of the merger the current directors and officers of Celldex will collectively beneficially own approximately 3.0% of the outstanding stock of Celldex. Upon completion of the merger, the current directors of Celldex are expected to remain members of the Celldex board of directors, specifically: Herbert J. Conrad, Larry Ellberger, George O. Elston, Karen Shoos Lipton, Anthony S. Marucci, Rajesh B. Parekh, Harry H. Penner, and Charles R. Schaller. Celldex's board of directors was aware of these interests and considered them, among other matters, in approving the issuance of shares of Celldex common stock pursuant to the merger agreement and recommending that Celldex's stockholders vote to approve such issuance.

Interests of CuraGen's Directors and Executive Officers

        When considering the recommendation of CuraGen's board of directors and in considering how to vote on the adoption of the merger agreement, you should be aware that CuraGen's directors and executive officers may have interests in the merger which may be in addition to, or different from, the interests of CuraGen's stockholders, and that create potential or actual conflicts of interest. Together these persons beneficially own approximately 4.8% of CuraGen's common stock as of the CuraGen record date. In addition, CuraGen's executive officers may become entitled to certain payments upon consummation of the merger. CuraGen's board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and recommending that CuraGen's stockholders vote to adopt the merger agreement. These interests are described below.

One of CuraGen's Directors is Expected to Become a Director of Celldex Following the Merger

        Timothy M. Shannon, M.D., CuraGen's President and Chief Executive Officer and a member of CuraGen's board of directors, is expected to be appointed to the board of directors of Celldex immediately following the effective time of the merger, pursuant to the terms of the merger agreement. Celldex will increase the size of its board of directors to nine members to accommodate Dr. Shannon's appointment.

Certain Other Executive Officers May be Employed by Celldex Following the Merger

        Following the merger, any or all of CuraGen's employees may continue to be employed by the surviving corporation. The merger agreement requires Celldex to notify CuraGen of the identity of the employees to whom it intends to make offers of employment no less than 40 business days prior to closing. However, no employment terms were negotiated in advance of the signing of the merger agreement, and the merger is not conditioned on any such arrangements.

Directors' and Officers' Liability Insurance and Indemnification

        Under the merger agreement, Celldex has agreed that for a period of six years after the completion of the merger, Celldex and the surviving corporation will maintain CuraGen's current directors' and officers' liability insurance policies (or comparable replacement coverage) with respect to claims arising from facts or events that existed or occurred prior to the effective time of the merger, subject to certain limitations. In addition, for six years, Celldex and the surviving corporation will indemnify CuraGen's directors and executive officers to the fullest extent permitted under the General Corporation Law of the State of Delaware (which we sometimes refer to in this joint proxy statement/prospectus as the "DGCL"), and Celldex and the surviving corporation will cause the surviving corporation to maintain indemnification provisions in the surviving corporation's organizational documents which are not less favorable than in CuraGen's current organizational documents. See "The Merger Agreement—Directors' and Officers' Indemnification and Liability Insurance commencing on page 103."

Current Employment and Severance Arrangements

        CuraGen has entered into an employment agreement with each of its executive officers. Under the terms of these agreements, the merger will likely constitute a change in control of CuraGen.

        Pursuant to the employment agreements, if the executive officer is terminated for reasons other than cause (as defined in the agreement), disability or death within twelve months of a change in control, or if the executive officer terminates his employment for good reason (as defined in the agreement) within twelve months of a change in control, the executive officer will be entitled to receive salary continuation for twenty-four (24) months, an amount equal to two (2) times his target annual bonus under CuraGen's Executive Incentive Plan, paid in an immediate lump sum, and insurance continuation under COBRA for any employee health and welfare benefit in which the executive officer was a participant prior to termination, with the applicable premiums being paid by CuraGen at the same percentage as immediately prior to termination, for up to twenty-four (24) months following termination of his or her employment, provided that, if COBRA continuation coverage is otherwise earlier terminated under applicable law, then, in lieu of coverage, the surviving corporation will pay its share of the monthly employer premium in effect prior to the termination of COBRA continuation coverage directly to the executive officer each month for the remainder of the relevant period. The timing of severance payments made under the employment agreements are subject to certain restrictions specified in the agreements for purposes of compliance with Section 409A of the Code. In the event it is determined that any payment under the agreements to an executive officer in the event of a change in control would be subject to Section 280G of the Code or the excise tax imposed by Section 4999 of the Code, such executive officer will receive the greater of (i) the total value of the payments to be paid to the executive officer upon a change of control, reduced to an amount that will avoid triggering the excise tax and (ii) the total value of the payments to be paid to the executive officer upon a change in control with the application of the excise tax. All of the foregoing payments and benefits are subject to execution by the applicable officer of a release of claims in favor of CuraGen.

        In addition, under the employment agreements, all stock options and restricted stock held by the executive officers become fully vested upon a change in control of CuraGen, regardless of loss of employment.

        CuraGen estimates that the value of the benefits (excluding accelerated vesting of equity awards, which are discussed below) that could be paid to each executive officer of CuraGen under his respective employment agreement if his employment is terminated (or if he leaves CuraGen for good reason) within twelve months of the closing of the merger is as follows:

  •
  Timothy M. Shannon, M.D.—$1,177,445, consisting of the following components:

  –
  $750,000 in salary continuation;

  –
  $375,000 in a lump sum payment, which equates to two times Dr. Shannon's target annual cash bonus under CuraGen's Executive Incentive Plan for 2009, which was 50% of his base salary, or $187,500;

  –
  $18,190 for twelve months of COBRA continuation payments, which figure assumes Dr. Shannon will become eligible for coverage through another employer after twelve months; and

  –
  $34,255 in accrued vacation payout assuming no vacation is taken prior to the effective time of the merger.

  •
  Sean A. Cassidy—$547,036, consisting of the following components:

  –
  $400,000 in salary continuation;

  –
  $100,000 in a lump sum payment, which equates to two times Mr. Cassidy's target annual cash bonus under CuraGen's Executive Incentive Plan for 2009, which was 25% of his base salary, or $50,000;

  –
  $18,190 for twelve months of COBRA continuation payments, which figure assumes Mr. Cassidy will become eligible for coverage through another employer after twelve months; and

  –
  $28,846 in accrued vacation payout assuming no vacation is taken prior to the effective time of the merger.

  •
  Paul M. Finigan—$868,690, consisting of the following components:

  –
  $630,000 in salary continuation;

  –
  $220,500 in a lump sum payment, which equates to two times Mr. Finigan's target annual cash bonus under CuraGen's Executive Incentive Plan for 2009, which was 35% of his base salary, or $110,250; and

  –
  $18,190 for twelve months of COBRA continuation payments, which figure assumes Mr. Finigan will become eligible for coverage through another employer after twelve months.

Executive Incentive Plan—2009 Bonuses

        Prior to the closing of the merger, the compensation committee of CuraGen's board of directors may, in its sole discretion, decide to grant cash bonuses to executive officers and other employees under the CuraGen Executive Incentive Plan for 2009 in a maximum aggregate amount of $1,156,833 if it determines that certain corporate goals have been met. These broad goals include implementing strategic initiatives and transactions, maintaining financial and operational performance and advancing CuraGen's pipeline, and are similar to CuraGen's corporate goals for 2008. Under the Executive Incentive Plan and his respective employment agreement, each CuraGen executive may receive from zero to two times his target annual cash bonus set forth above, with the amount of the bonus to be determined in the sole discretion of the compensation committee. Any such bonuses would be in addition to amounts described above that the executive officers may be entitled to under their employment agreements.

Merger Consideration

        CuraGen's executive officers and directors will receive the same merger consideration per share as other CuraGen stockholders for each share of CuraGen common stock that they hold. See "Security Ownership of Certain Beneficial Owners and Management of CuraGen" commencing on page 114 for a summary of the shares of CuraGen common stock held by CuraGen directors and executive officers.

Restricted Stock Vesting

        Under the terms of the executive employment agreements, the merger will likely constitute a change of control of CuraGen and all unvested restricted common stock will become fully vested at the effective time and be treated like other shares of CuraGen common stock for purposes of the merger. As of July 31, 2009, the number of shares of restricted common stock held by the executive officers was as follows:

  •
  Timothy M. Shannon, M.D.—0

  •
  Sean A. Cassidy—37,500

  •
  Paul M. Finigan—75,000

None of CuraGen's non-employee directors held shares of restricted stock as of July 31, 2009.

Options

        CuraGen's directors and executive officers hold options to purchase CuraGen's common stock. All options granted under CuraGen's 2007 Stock Plan will be assumed by Celldex and, following the merger, will represent options to purchase the number of shares of Celldex common stock equal to the merger consideration that would have been received for the shares of CuraGen common stock issuable upon exercise of such options, with the exercise price proportionally adjusted. All options granted under CuraGen's 1997 Stock Plan will become fully vested for a specified period prior to the effective time of the merger, and if not exercised, will be cancelled immediately prior to the merger. All options held by CuraGen non-employee directors are currently vested, and all options held by CuraGen's executive officers, to the extent not currently vested, will vest in fully immediately prior to the effective time of the merger in accordance with the terms of the executive employment agreements. As of the CuraGen record date, options to purchase 5,047,504 shares of CuraGen common stock were outstanding.

        The following table summarizes the number of shares subject to vested options, the number of shares subject to unvested options and the total number of shares subject to options held by each non-employee director and executive officer as of July 31, 2009 for CuraGen's 1997 Stock Plan and 2007 Stock Plan.

Name of Officer or Non-Employee Director	Common Shares Subject to Vested 1997 Plan Options	Common Shares Subject to Vested 2007 Plan Options	Common Shares Subject to Unvested 1997 Plan Options	Common Shares Subject to Unvested 2007 Plan Options	Total
Timothy M. Shannon, M.D.(1)	391,604	218,750	22,772	850,750	1,483,876
Sean A. Cassidy(2)	0	18,750	0	190,850	209,600
Paul M. Finigan(3)	137,500	108,375	62,500	385,425	693,800
Vincent T. DeVita, Jr., M.D.(4)	75,000	80,000	0	0	155,000
John H. Forsgren(5)	125,000	97,500	0	0	222,500
James J. Noble(6)	30,000	81,667	0	0	111,667
Robert E. Patricelli, J.D.(7)	100,438	125,000	0	0	225,438
Patrick J. Zenner(8)	176,500	85,000	0	0	261,500

1.
Includes 200,000 shares with an exercise price of $4.37, 13,000 shares with an exercise price of $3.94, 57,000 shares with an exercise price of $8.71, 63,000 shares with an exercise price of $5.97, 81,376 shares with an exercise price of $3.56, 500,000 shares with an exercise price of $1.34, and 569,500 shares with an exercise price of $0.68.

2.
Includes 50,000 shares with an exercise price of $0.69 and 159,600 shares with an exercise price of $0.68.

3.
Includes 200,000 shares with an exercise price of $2.96, 289,000 shares with an exercise price of $0.69, and 204,800 shares with an exercise price of $0.68.

4.
Includes 7,500 shares with an exercise price of $24.9375, 7,500 shares with an exercise price of $31.66, 7,500 shares with an exercise price of $8.48, 10,000 shares with an exercise price of $5.09, 12,500 shares with an exercise price of $5.34, 15,000 shares with an exercise price of $3.44, 15,000 shares with an exercise price of $3.85, 15,000 shares with an exercise price of $2.73, 15,000 shares with an exercise price of $0.69, 15,000 shares with an exercise price of $1.09, and 35,000 shares with an exercise price of $0.57.

5.
Includes 20,000 shares with an exercise price of $15.83, 7,500 shares with an exercise price of $8.48, 10,000 shares with an exercise price of $5.09, 17,500 shares with an exercise price of $5.34, 20,000 shares with an exercise price of $3.44, 30,000 shares with an exercise price of $4.61, 20,000 shares with an exercise price of $3.85, 20,000 shares with an exercise price of $2.73, 20,000 shares with an exercise price of $0.69, 20,000 shares with an exercise price of $1.09, 35,000 shares with an exercise price of $0.57, and 2,500 shares with an exercise price of $1.00.

6.
Includes 30,000 shares with an exercise price of $4.40, 15,000 shares with an exercise price of $2.73, 15,000 shares with an exercise price of $0.69, 15,000 shares with an exercise price of $1.09, 35,000 shares with an exercise price of $0.57, and 1,667 shares with an exercise price of $1.00.

7.
Includes 7,500 shares with an exercise price of $24.9375, 7,500 shares with an exercise price of $31.66, 7,500 shares with an exercise price of $8.48, 2,000 shares with an exercise price of $5.90, 12,500 shares with an exercise price of $5.09, 17,500 shares with an exercise price of $5.34, 20,000 shares with an exercise price of $3.44, 938 shares with an exercise price of $4.74, 25,000 shares with an exercise price of $3.85, 25,000 shares with an exercise price of $2.73, 25,000 shares with an exercise price of $0.69, 25,000 shares with an exercise price of $1.09, and 50,000 shares with an exercise price of $0.57.

8.
Includes 20,000 shares with an exercise price of $5.90, 10,000 shares with an exercise price of $5.09, 12,500 shares with an exercise price of $5.34, 15,000 shares with an exercise price of $3.44, 104,000 shares with an exercise price of $4.54, 15,000 shares with an exercise price of $3.85, 15,000 shares with an exercise price of $2.73, 17,500 shares with an exercise price of $0.69, 17,500 shares with an exercise price of $1.09, and 35,000 shares with an exercise price of $0.57.

Option Grants

        Following the merger, from time to time, Celldex may elect to grant to CuraGen's employees who accept offers of employment with Celldex options to purchase Celldex stock. However, no such grants were negotiated in advance of the signing of the merger agreement.

Continuation of Benefits

        Celldex has agreed to maintain, for a period of one year following the effective time, CuraGen's current severance pay levels and to provide total compensation and benefits generally comparable in the aggregate to the benefits and compensation provided to similarly situated employees of Celldex for any CuraGen employee who continues to be an employee following the merger, and to assume the liability for the accrued personal, sick or vacation time of such employees. Celldex has also agreed to continue to provide any such employee with full credit for prior service for certain purposes of eligibility and vesting (and for purposes of benefits determined under severance and vacation plans) under the benefit plans of the surviving corporation. See "The Merger Agreement—Employee Matters" commencing on page 103.

Delisting and Deregistration of CuraGen Common Stock After the Merger

  Effects on the Market for CuraGen Common Stock

        Shares of CuraGen common stock are currently listed and traded on the NASDAQ Global Market under the symbol "CRGN." If the merger is completed, shares of CuraGen common stock will be delisted from the NASDAQ Global Market and shares of CuraGen common stock will not be publicly traded.

  Exchange Act Deregistration

        Shares of CuraGen common stock are currently registered under the Exchange Act. Following the merger, CuraGen will file a Form 15 with the SEC requesting the suspension and termination of registration of its common stock under the Exchange Act.

Listing of Celldex Common Stock

        CuraGen's obligation to consummate the merger is conditioned on the approval of the shares of common stock issuable in connection with the merger to be approved for listing upon the effective time of the merger on the NASDAQ Global Market, subject to official notice of issuance.

CELLDEX AND CURAGEN PROPOSAL NO. 2: ADJOURNMENT OF THE SPECIAL MEETING

        If approval of the proposal to adjourn the Celldex special meeting for the purpose of soliciting additional proxies is submitted to Celldex stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Celldex special meeting unless there is less than a quorum present, in which case the affirmative vote of the holders of a majority of the shares present and entitled to vote at the Celldex special meeting is required for approval of Proposal No. 2. If approval of the proposal to adjourn the CuraGen special meeting for the purpose of soliciting additional proxies is submitted to CuraGen stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively in person or by proxy at the CuraGen special meeting, unless there is less than a quorum present, in which case such approval requires the affirmative vote of the holders of a majority of the shares present and entitled to vote at the CuraGen special meeting.

Recommendation of Celldex's Board of Directors

        The Celldex board of directors recommends that the Celldex stockholders vote "FOR" Proposal No. 2, the adjournment of the Celldex special meeting, if necessary, to solicit additional proxies, in the event that there are insufficient votes to constitute a quorum or to approve Proposal No. 1 at the time of the Celldex special meeting.

Recommendation of CuraGen's Board of Directors

        The CuraGen board of directors recommends that CuraGen stockholders vote "FOR" CuraGen proposal No. 2, the adjournment of the CuraGen special meeting, if necessary, to solicit additional proxies, in the event that there are insufficient votes to constitute a quorum or approve CuraGen Proposal No. 1 at the time of the CuraGen special meeting.

COMPARISON OF RIGHTS OF CELLDEX AND CURAGEN STOCKHOLDERS

        The rights of CuraGen stockholders who become Celldex stockholders will be governed by the DGCL, Celldex's certificate of incorporation and Celldex's bylaws.

        This section describes material differences between the rights of Celldex stockholders and the rights of CuraGen stockholders. The following discussion is a summary only and is not intended to be a complete discussion of the differences that may affect a CuraGen stockholder. CuraGen stockholders should carefully review the entire documents referenced above for a more complete understanding of the differences between being a stockholder of Celldex and being a stockholder of CuraGen. Copies of these documents may be obtained as described under "Where You Can Find More Information" commencing on page 119.

 SUMMARY OF MATERIAL DIFFERENCES BETWEEN THE CURRENT RIGHTS OF CURAGEN
STOCKHOLDERS AND RIGHTS THOSE STOCKHOLDERS WILL HAVE AS CELLDEX
STOCKHOLDERS FOLLOWING THE MERGER

CuraGen		Celldex
GENERAL
•	CuraGen is a Delaware corporation and a public company subject to the provisions of the DGCL.	•	Celldex is a Delaware corporation and a public company subject to the provisions of the DGCL.
•	The rights of CuraGen stockholders are governed by CuraGen's certificate of incorporation and bylaws, in addition to the DGCL.	•	The rights of Celldex stockholders are governed by Celldex's certificate of incorporation and bylaws, in addition to the DGCL.
•	Upon the completion of the merger, CuraGen stockholders will be entitled to become Celldex stockholders and their rights will be governed by the DGCL and Celldex's certificate of incorporation and bylaws.	•	Celldex's certificate of incorporation and bylaws will not be affected by the merger.
AUTHORIZED SHARES OF CAPITAL STOCK
•	The authorized capital stock of CuraGen consists of 258,000,000 shares, of which 250,000,000 shares are common stock, par value $0.01 per share (the "Common Stock"), 3,000,000 shares are non-voting common stock (the "non-voting Common Stock"), par value $0.01 per share and 5,000,000 shares are preferred stock, par value $0.01 per share, of which 1,000,000 shares have been designated as Series A Junior Participating Preferred Stock.	•	The authorized capital stock of Celldex consists of 300,000,000 shares, of which 297,000,000 shares are common stock, par value $0.001 per share and 3,000,000 shares are preferred stock, par value $0.01 per share, all of which are designated Class C preferred of which 350,000 are designated Series C-1 Junior Participating Cumulative preferred stock.
•	As of July 31, 2009, 57,205,231 shares of common stock (which number includes 112,500 shares of restricted common stock (the "Restricted Shares") outstanding pursuant to CuraGen's 2007 Stock Incentive Plan (the "2007 Stock Plan") and CuraGen's 1997 Employee, Director and Consultant Stock Plan (the "1997 Stock Plan", and together with the 2007 Stock Plan, the "CuraGen's Stock Plans")) and no shares of the preferred stock were issued and outstanding.	•	As of July 31, 2009, there were (i) 15,879,475 shares of common stock issued and outstanding, and (ii) no shares of Series C preferred stock issued and outstanding, and (iii) Celldex options to purchase an aggregate of 2,784,068 shares of common stock.

CuraGen		Celldex
•	(A) CuraGen has reserved 6,000,000 shares of CuraGen Common Stock for issuance under the 2007 Stock Plan, of which options to purchase 3,598,475 shares have been granted and are outstanding as of July 31, 2009, (B) CuraGen has reserved 10,500,000 shares of Company Common Stock for issuance under the 1997 Stock Plan, of which options to purchase 1,449,029 shares have been granted and are outstanding as of July 31, 2009 and (C) there are no shares reserved for issuance or options outstanding under CuraGen's 1993 Stock Option Plan (the "1993 Stock Plan")
VOTING SHARES
•	Each outstanding share of CuraGen Common Stock is entitled to one vote on each matter submitted to a vote of the stockholders of CuraGen. Except as provided under the DGCL, the holders of non-voting Common Stock are not entitled to vote. There is no cumulative voting.	•	Each outstanding share of Celldex common stock is entitled to one vote on each matter submitted to a vote of the stockholders of Celldex.
LIQUIDATION PREFERENCE
•	None.	•	None.
CONVERSION RIGHTS
•	Shares of CuraGen Common Stock are not convertible. Shares of CuraGen non-voting Common Stock are convertible at the holder's option into shares of Common Stock at the rate of one share of Common Stock for each share of non-voting Common Stock. Non-voting Common Stock will automatically convert into Common Stock upon the transfer of the beneficial ownership of any shares of non-voting Common Stock, except in the case of transfer to Genentech, Inc., or one of its affiliates.	•	Shares of Celldex common stock are not convertible.
RESTRICTION ON TRANSFER
•	CuraGen stockholders are not subject to any restriction on transfer.	•	Celldex stockholders are not subject to any restriction on transfer.

CuraGen		Celldex
AMENDMENT OF GOVERNING DOCUMENTS
The DGCL requires a vote of the corporation's board of directors followed by the affirmative vote of a majority of the outstanding stock entitled to vote, and the affirmative vote of a majority of the outstanding stock of each class entitled to vote for any amendment to the certificate of incorporation, unless a greater level of approval is required by the certificate of incorporation.
Certificate of Incorporation
•	In addition to any vote of the holders of any class or series of stock of CuraGen required by law, the affirmative vote of the holders of at least 70% of the voting power of all of the then outstanding shares of capital stock of CuraGen entitled to vote generally in the election of directors, voting together as a single class, shall be required to (i) reduce or eliminate the number of authorized shares of any class of stock or (ii) amend or repeal, or adopt any provision inconsistent with certain Articles of the Amended and Restated Certificate of Incorporation of CuraGen.	•	Celldex's certificate of incorporation does not require a greater level of approval for amendment to the certificate of incorporation.
Bylaws
•	CuraGen's certificate of incorporation expressly authorizes the board of directors or stockholders to make, alter, amend or repeal the CuraGen bylaws upon the affirmative vote of the majority of the whole board or the holders of 70% of the outstanding shares of capital stock, respectively.	•	Celldex's certificate of incorporation expressly authorizes the board of directors to make, alter, amend or repeal the Celldex bylaws.
DIRECTORS
Under the DGCL, a majority of the directors in office can fill any vacancy or newly created directorship. A director may be removed with or without cause by a majority of the shares entitled to vote at an election of directors.
Number of Directors
•
	CuraGen's certificate of incorporation and bylaws provide that the number of directors shall be fixed from time to time exclusively by the board of directors. Pursuant to the DGCL, CuraGen must have at least one director.	• •
Celldex's bylaws provide that the number of directors must be no fewer than three and no more than nine.

Upon completion of the merger, the board of directors of Celldex will be fixed at nine members, 8 of whom shall be the existing Celldex directors appointed by Celldex and 1 of whom will be appointed by CuraGen and Celldex, and is expected to be Timothy M. Shannon, M.D.

CuraGen		Celldex
Classified Board of Directors
•	CuraGen's directors are divided into three classes and are elected to three-year terms. The three year terms are staggered by class such that, each year, the terms of one class of directors expire.	•	Celldex's directors are elected annually by Celldex stockholders at Celldex's annual meeting.
Removal of Directors
•	Under CuraGen's certificate of incorporation and bylaws, any CuraGen director may be removed from office only for cause.	•	Under Celldex's bylaws, any Celldex director may be removed from office with or without cause upon the affirmative vote of holders of a majority of the then outstanding common stock entitled to vote.
Vacancies on the Board of Directors
•	A vacancy in the CuraGen board of directors resulting from a death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office even though less than a quorum, or by the sole remaining director.	•	A vacancy occurring on the Celldex board of directors may be filled by a vote of the majority of the directors then in office, although less than a quorum. A director chosen in this manner shall hold office until the expiration of the term and until a successor is duly elected unless sooner displaced.
Board Quorum and Vote Requirements
•	A majority of the total number of directors shall constitute a quorum.	•	A majority of the authorized number of directors shall constitute a quorum.
•	CuraGen's bylaws provide that the act of a majority of CuraGen's directors present at any meeting at which there is quorum shall be the act of its board of directors.	•	Celldex's bylaws provide that the act of a majority of Celldex's directors present at any meeting at which there is quorum shall be the act of its board of directors.
Limitation of Personal Liability of Directors
The certificate of incorporation of each of CuraGen and Celldex provides that no director is personally liable to its respective company or its respective stockholders for monetary damages arising from a breach of fiduciary duty as a director, except for liability (i) for breach of the directors' duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.
Indemnification
•	CuraGen's certificate of incorporation and bylaws provide that CuraGen shall indemnify its directors and officers, and is permitted to indemnify employees and agents for any liability incurred in their official capacity to the fullest extent permitted under the DGCL; provided that no such indemnification will be required if the action was initiated by such director, officer, employee or agent, unless such proceeding was authorized by the board of directors.	•	Celldex's certificate of incorporation and bylaws provide that the corporation shall indemnify its directors, officers, employees or agents for any liability incurred in their official capacity to the extent permitted under the DGCL.

CuraGen		Celldex
STOCKHOLDERS
Special Meeting of Stockholders
•	CuraGen's bylaws provide that special meetings of stockholders may be called only by the board of directors pursuant to a resolution adopted by a majority of the total number of directors authorized.	•	Celldex's bylaws provide that special meetings of stockholders may be called at any time by the Chairman of the board of directors, the President, the Secretary, or by resolution of the board of directors.
Stockholder Inspection of Books and Records
The DGCL permits any stockholder, upon written demand under oath stating the purpose, to inspect the corporation's stock ledger, a list of its stockholders, and its other books and records, for any proper purpose during the usual hours for business, and to make copies and extracts therefrom.
•	Pursuant to CuraGen's bylaws, any stockholder may inspect the complete list of stockholders and the number of shares held by each, for any purpose related to the stockholders meeting, during ordinary business hours, during the time of the meeting and for a period of at least ten days prior to the meeting.	•	Pursuant to Celldex's bylaws, any stockholder may inspect the complete list of stockholders and the number of shares held by each, for any purpose related to the stockholders meeting, during ordinary business hours, for a period of at least ten days prior to the meeting.
Notice Requirements for Stockholder Proposals, Including Director Nominations
•	Nominations for persons for election to the board of directors may be made at an annual meeting of stockholders pursuant to (i) CuraGen's notice of meeting (as described below), (ii) by or at the direction of the board of directors or (iii) by any stockholder of CuraGen who was a stockholder of record at the time of giving of CuraGen's notice, who complies with notice provisions as set forth in CuraGen's bylaws.	•	Nominations for persons for election to the board of directors may be made at an annual meeting of stockholders pursuant to (i) Celldex's notice of meeting (as described below), (ii) by or at the direction of the majority of the board of directors or (iii) by any stockholder of Celldex who was a stockholder of record at the time of giving of Celldex's notice, who complies with notice provisions as set forth in Celldex's bylaws.
Notice of Meeting and Record Date
•	Notice of meeting must state the place, date and hour of the meeting, and notice must be given not more than 60 nor less than 10 days before the date of the meeting.	•	Notice of meeting must state the place, date and hour of the meeting, and, if a special meeting, the purpose or purposes for which the special meeting is called.
•	CuraGen's bylaws state that in the case of determination of stockholders entitled to vote at a meeting, the record date shall not be more than 60 nor less than 10 days before the date of the meeting.	•	Celldex's bylaws state that in the case of determination of stockholders entitled to vote at a meeting, the record date shall not be more than 60 nor less than 10 days before the date of the meeting.

CuraGen		Celldex
Preemptive Rights
•	As permitted by the DGCL, CuraGen common stock has no preemptive rights enabling a holder to subscribe for or receive shares of any class of stock of CuraGen or any other securities convertible into shares of any class of stock of CuraGen under CuraGen's certificate of incorporation.	•	As permitted by the DGCL, Celldex common stock has no preemptive rights enabling a holder to subscribe for or receive shares of any class of stock of Celldex or any other securities convertible into shares of any class of stock of Celldex under Celldex's certificate of incorporation.
Stockholder Action Without Meeting
•	CuraGen's certificate of incorporation states that action required or permitted to be taken by the stockholders of CuraGen may be effected only at a duly called annual or special meeting of CuraGen stockholders and not by written consent.	•	Celldex's bylaws state that action may be taken without a meeting, and without prior notice, if a consent in writing is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote on that action were present and voted.
Dividends
The DGCL allows directors, subject to restrictions in a corporation's certificate of incorporation, to declare and pay dividends upon the shares of its capital stock, either out of its surplus or, in case there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.
•	CuraGen's certificate of incorporation provides that holders of Common Stock and non-voting Common Stock shall be entitled to receive dividends as declared by the board of directors, however no dividend can be declared and paid to either Common Stock unless an equal dividend is declared and paid to the other Common Stock.	•	Celldex's certificate of incorporation and bylaws do not restrict the declaration or payment of dividends.

Litigation Related to the Merger

        Following the announcement of the proposed acquisition by Celldex of CuraGen, a putative class action complaint, Margaret Capps v. Timothy Shannon, et al., was filed in the Connecticut Superior Court, Judicial District of New Haven, on June 9, 2009. A second putative class action complaint, Cheryl Smith v. CuraGen Corporation, et al., was filed in the Court of Chancery of the State of Delaware on June 15, 2009. Both lawsuits (referred to in this joint proxy statement/prospectus as the "Actions") purport to be brought on behalf of all public stockholders of CuraGen, and name CuraGen, all of its directors, Celldex, and Cottrell Merger Sub as defendants. The complaints allege, among other things, that the merger consideration to be paid to CuraGen stockholders in the merger is unfair and undervalues CuraGen. In addition, the complaints allege that CuraGen's directors violated their fiduciary duties by, among other things, failing to maximize stockholder value and failing to engage in a fair sale process. The Plaintiffs in the Actions also sought to add claims that CuraGen's directors breached their fiduciary duty of disclosure by making purportedly misleading and incomplete disclosures in the preliminary joint proxy statement/prospectus concerning the merger. The complaints also allege that CuraGen and Celldex aided and abetted the alleged breaches of fiduciary duties by CuraGen's directors.

        On July 21, 2009, the attorneys for the parties in the Actions executed a memorandum of understanding (the "MOU") pursuant to which such Actions will be dismissed with prejudice, subject to final court approval of the settlement outlined in the MOU. CuraGen agreed to make certain revisions to this joint proxy statement/prospectus as part of the agreement among the parties to settle the Actions and agreed to pay attorneys' fees and expenses as awarded by the court (which payment of attorneys' fees and expenses is expressly conditioned on, among things, the closing of the merger). The settlement of the Actions, subject to court approval, will result in a dismissal of all merger-related claims against CuraGen's Board of Directors, CuraGen and Celldex. The MOU resolves the allegations by the plaintiffs against the defendants in connection with the proposed acquisition, and includes no admission of wrongdoing. As part of the settlement outlined in the MOU, CuraGen agreed to provide in this joint proxy statement/prospectus (i) the non-public, unaudited financial projections and estimates that were made available to Piper Jaffray in connection with the merger and Piper Jaffray's preparation of its fairness opinion, which are included in "Celldex Proposal 1 and CuraGen Proposal 1: The Merger—CuraGen Unaudited Financial Projections" beginning at page 64 and (ii) additional disclosure regarding

  •
  the analyses performed by and the criteria for selecting comparable companies and comparable and precedent transactions employed by Piper Jaffray in connection with rendering its fairness opinion, included in "Celldex Proposal 1 and CuraGen Proposal 1: The Merger—Opinion of CuraGen's Financial Advisor," beginning on page 66,

  •
  CuraGen's conduct of the sale process and evaluation of Celldex's bid described under "Celldex Proposal 1 and CuraGen Proposal 1: The Merger—Background of the Transaction" beginning on page 42; and

  •
  CuraGen's board of directors' reasons for the merger, including reasons why CuraGen's board decided to cease negotiations with certain bidders and the positive and negative factors CuraGen's board weighed in deciding to approve the merger, including its evaluation of options for realizing value from CR011, described in "Celldex Proposal 1 and CuraGen Proposal 1: The Merger—CuraGen's Reasons for the Merger" beginning at page 53.

        The settlement outlined in the MOU is subject to, among other things, (i) drafting and execution of a formal stipulation of settlement and such other documentation as may be required to obtain final court approval of the settlement, (ii) consummation of the merger, (iii) final court approval of the settlement and entry of a final order and judgment by the court providing for such release language as is contained in the settlement documents, and (iv) the entry of orders dismissing the Actions with prejudice on the merits.

THE MERGER AGREEMENT

        The following summary describes certain material provisions of the merger agreement. The full text of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference. This summary may not contain all of the information that is important to you, and you are encouraged to read carefully the entire merger agreement. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

        The description of the merger agreement in this joint proxy statement/prospectus has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to Celldex, CuraGen and Cottrell Merger Sub as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. The representations and warranties have been qualified by certain disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement. In addition, certain representations and warranties may be subject to contractual standards of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Structure of the Merger

        At the effective time of the merger, Celldex's wholly-owned subsidiary, Cottrell Merger Sub, will merge with and into CuraGen, and the separate corporate existence of Cottrell Merger Sub shall cease. Upon completion of the merger, CuraGen will continue its corporate existence under the DGCL as the surviving corporation of the merger, and a wholly-owned subsidiary of Celldex. Following completion of the merger, CuraGen's common stock will be delisted from NASDAQ, deregistered under the Exchange Act, and no longer be publicly traded.

Effective Time of the Transaction

        The closing of the transaction contemplated by the merger agreement will occur on the second business date after the last of the conditions to the transaction have been satisfied or waived, or at a different time agreed upon by Celldex and CuraGen in writing. Contemporaneously with the closing, or as soon as practicable thereafter, Celldex and CuraGen will file a certificate of merger with the Secretary of State of the State of Delaware. The transaction will become effective upon the filing of the certificate of merger, or such later time as Celldex and CuraGen agree to in writing (the "effective time of the merger").

Officers and Directors

        Immediately following the effective time of the merger, the officers and directors of Cottrell Merger Sub shall be the officers and directors of the surviving corporation, subject to change thereafter.

Conversion of CuraGen Shares

        Each share of CuraGen common stock issued and outstanding immediately prior to the effective time of the merger will be automatically converted into the right to receive a number of shares of common stock of Celldex equal to the exchange ratio (discussed below) and cash in lieu of fractional shares of Celldex common stock.

 The Exchange Ratio

        The terms of the merger agreement provide for Celldex to issue shares of its common stock to CuraGen stockholders in exchange for all of the outstanding shares of CuraGen, other than shares of CuraGen common stock owned directly or indirectly by Celldex or held in CuraGen's treasury immediately prior to the effective time of the merger, which shares will be canceled without payment.

        Although the applicable exchange ratio cannot be definitively calculated until the closing, we currently estimate that the number of Celldex shares issuable in exchange for one CuraGen share (also known as the "exchange ratio") will be .2026335. This estimate assumes that the price of Celldex common stock used in determining the exchange ratio is $7.60 (which was the closing price of Celldex common stock on July 31, 2009) and that CuraGen will have Cash at Closing (as defined below) equal to $53,500,000. The actual exchange ratio, however, may differ from this estimate.

        Under the merger agreement, the exchange ratio will be determined by the following formula:

CuraGen Common Stock Per Share value (as defined below) Celldex Common Stock Per Share Value (as defined below)

However, if the formula results in an exchange ratio that would require Celldex to issue a number of shares of common stock (including shares issued upon exercise of CuraGen in-the-money options assumed by Celldex in the merger) that would exceed 58% of the sum of the total number of shares of Celldex common stock outstanding immediately after the effective time of the merger (which number includes the shares of CuraGen common stock outstanding immediately prior to the effective time of the merger that are converted into shares of Celldex common stock in the merger) plus the maximum number of shares of Celldex common stock issuable upon exercise of CuraGen in-the-money options assumed by Celldex in the merger, the exchange ratio will automatically be reduced so that Celldex will be required to issue a number of shares of common stock equal to 58% of such number of shares. Similarly, if the formula results in an exchange ratio that would require Celldex to issue a number of shares of common stock (including shares issued upon exercise of CuraGen in-the-money options assumed by Celldex in the merger) that is less than 32.5% of the sum of the total number of shares of Celldex common stock outstanding immediately after the effective time of the merger (which number includes the shares of CuraGen common stock outstanding immediately prior to the effective time of the merger that are converted into shares of Celldex common stock in the merger) plus the maximum number of shares of Celldex common stock issuable upon exercise of CuraGen in-the-money options assumed by Celldex in the merger, the exchange ratio will automatically be increased so that Celldex will be required to issue a number of shares of Celldex common stock equal to 32.5% of such number of shares.

        After the effective time of the merger, each of CuraGen's outstanding stock certificates or book-entry shares representing shares of CuraGen common stock converted in the merger will represent only the right to receive the number of shares of Celldex common stock determined in accordance with the formula shown above without any interest. The consideration paid upon surrender of each certificate or book-entry share will be paid in full satisfaction of all rights pertaining to the shares of CuraGen's common stock represented by that certificate or book-entry share.

        The components of the exchange ratio formula are described below:

  •
  "Celldex Common Stock Per Share Value" means the volume weighted average of the closing prices of sales of Celldex's common stock on the NASDAQ Stock Market on fifteen randomly selected days during the period of thirty trading days ending on the trading day that is two days prior to the effective time of the merger.

  •
  "CuraGen Common Stock Per Share Value" means the quotient obtained by dividing the Purchase Price (as defined below) by the sum of (1) the number of shares of CuraGen's common stock outstanding immediately prior to the effective time of the merger plus (2) the number of shares of CuraGen's common stock issuable upon exercise of CuraGen's "in-the-money options" (discussed below) that are assumed by Celldex in the merger.

  •
  "Purchase Price" is determined as follows:

  •
  if CuraGen's Cash at Closing (as defined below) is equal to $54,500,000, the Purchase Price is equal to $94,500,000;

  •
  if CuraGen's Cash at Closing is greater than $54,500,000, the Purchase Price will be equal to $94,500,000 plus

  •
  $1.30 for each $1.00 of Cash at Closing in excess of $54,500,000, up to a Purchase Price of $97,500,000 plus

  •
  $1.00 for each additional $1.00 of Cash at Closing in excess of $54,500,000 that has not been adjusted as described above, up to a maximum Purchase Price of $100,000,000; and

  •
  if CuraGen's Cash at Closing is less than $54,500,000, the Purchase Price will be equal to $94,500,000 minus $1.00 for each $1.00 by which the Cash at Closing falls short of $54,500,000 (rounded to the nearest whole dollar).

  •
  "Cash at Closing" means the amount obtained by adding together:

  •
  CuraGen's cash, cash equivalents, marketable securities and short term investments as of the closing;

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  the amount of CuraGen's non-cash current assets, property and equipment (net) and other assets (net), reflected on a closing balance sheet to be prepared by CuraGen in connection with the closing; and

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  the aggregate exercise price of the CuraGen options assumed by Celldex in the merger with an exercise price less than or equal to $1.67 (the "in-the-money options");

    and subtracting from the total the sum of:

    •
    CuraGen's transaction expenses in connection with the merger, including the cost of a prepaid tail insurance policy of directors' and officer's liability insurance (as described below under "The Merger Agreement—Directors' and Officers' Indemnification and Liability Insurance, commencing on page 103");

    •
    the aggregate principal amount of CuraGen's outstanding convertible notes at the time of the closing, and any accrued but unpaid interest on those notes to the extent not reflected as a liability on the closing balance sheet;

    •
    the aggregate severance costs expected to be incurred by CuraGen as a result of the merger; and

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    the aggregate amount of other current liabilities reflected on the closing balance sheet prepared by CuraGen in connection with the closing.

Stock Options

        At the effective time of the merger, all options to purchase CuraGen's common stock then outstanding under CuraGen's 2007 Stock Plan will be assumed by Celldex and converted into options to purchase shares of Celldex common stock. The number of shares of Celldex common stock subject to those options will be equal to the product of the number of shares of CuraGen common stock that were purchasable under the CuraGen option multiplied by the exchange ratio. The exercise price of each assumed option will be equal to the quotient of the exercise price per share of CuraGen's common stock at which such option was exercisable immediately prior to the effective time of the merger divided by the exchange ratio.

        Immediately prior to the effective time of the merger, the outstanding options under CuraGen's 1997 Stock Plan will become fully exercisable and optionees will be afforded an opportunity to exercise them. If the options are not exercised, upon the effective time of the merger, CuraGen's obligations with respect to each outstanding option to purchase shares of CuraGen common stock under the 1997 Stock Plan will terminate and be of no further force and effect.

Convertible Notes

        The merger agreement provides for Celldex to assume CuraGen's obligations in respect of its outstanding convertible notes in connection with the merger through execution and delivery of a supplemental indenture as of the closing.

Fractional Shares

        No fraction of a share of Celldex common stock will be issued in the merger, but in lieu thereof each holder of CuraGen shares who would otherwise be entitled to a fraction of a share of Celldex common stock shall receive from Celldex an amount of cash equal to the closing price of a share of Celldex common stock as reported on the NASDAQ Stock Market on the last full trading day immediately prior to the effective time of the merger (rounded to the nearest whole cent).

Exchange and Payment Procedures

        As soon as practicable after the effective time of the merger, the exchange agent (who will either be Computershare Inc. or another agent reasonably acceptable to Celldex) will mail a letter of transmittal and instructions to CuraGen's stockholders. The letter of transmittal and instructions will tell CuraGen's stockholders how to surrender their stock certificates or shares represented by book entry in exchange for the merger consideration.

CuraGen stockholders should not return their stock certificates with the enclosed proxy card, and should not forward their stock certificates to the exchange agent without a letter of transmittal.

        A CuraGen stockholder will not be entitled to receive the merger consideration until the stockholder surrenders its stock certificate or certificates (or book-entry shares) to the exchange agent, together with a duly completed and executed letter of transmittal and any other documents as may be required by the letter of transmittal. The merger consideration may be issued to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or the shares are otherwise in the proper form for transfer. In addition, the person who surrenders such certificate (or book-entry shares) must establish to the exchange agent that any applicable transfer taxes have been paid.

        No interest will be paid or will accrue on the cash payable in lieu of fractional shares of Celldex common stock upon surrender of the certificates (or book-entry shares). The exchange agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum which is withheld and paid to a taxing authority by the exchange agent will be deemed to have been paid to the person with regard to whom it is withheld.

        Any portion of the merger consideration deposited with the exchange agent that remains undistributed to the holders of CuraGen common stock for twelve months after the effective time of the merger will be delivered, upon demand, to the surviving corporation. Holders of CuraGen common stock who have not surrendered their shares prior to the delivery of such funds to the surviving corporation may only look to the surviving corporation for the payment of the merger consideration.

        If a CuraGen stockholder shall have lost a certificate, or if the certificate has been stolen or destroyed, then such stockholder must submit an affidavit of loss and provide a surety bond to the exchange agent or an appropriate indemnity in favor of the exchange agent against any claim that may be made against it with respect to that certificate before such stockholder will be entitled to receive the merger consideration.

Representations and Warranties

        The merger agreement contains customary representations and warranties made by Celldex and CuraGen to each other. These representations and warranties are subject to qualifications and limitations agreed to by Celldex and CuraGen in connection with their negotiation of the terms of the merger agreement. Some of the more significant mutual representations and warranties relate to:

  •
  organization;

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  corporate authority to enter into the merger agreement and the other transactions contemplated by the merger agreement;

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  the absence of required governmental approvals;

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  capital stock;

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  SEC filings, financial statements and compliance with the Sarbanes-Oxley Act of 2002;

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  absence of changes or events that have had or could reasonably be expected to have a material adverse effect;

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  litigation;

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  taxes and other tax matters;

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  possession of requisite permits and compliance with laws (including applicable FDA and FTC regulations);

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  finders' fees;

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  non-contravention;

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  undisclosed liabilities;

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  opinions of their respective financial advisors;

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  existence and validity of, and compliance with, material contracts;

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  environmental issues;

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  intellectual property; and

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  significant suppliers and manufacturers.

        CuraGen has made additional representations to Celldex relating to:

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  certain employee and labor relation matters;

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  transactions with affiliates;

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  inapplicability of state anti-takeover statutes;

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  required approvals for the transaction;

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  real property;

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  maintenance of insurance;

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  absence of unlawful payments; and

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  ability to enter into government contracts.

Additionally, Celldex has made certain representations relating to its lack of ownership of CuraGen common stock prior to the transaction and to the organization and operations of Cottrell Merger Sub. Several of Celldex's and CuraGen's representations and warranties are qualified by a material adverse effect standard.

        For purposes of the merger agreement, "material adverse effect," with respect to either party, is defined to mean a material adverse effect on the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of each company; provided, that any effect resulting from any of the following events shall not be considered when determining whether a material adverse effect has occurred:

  •
  any change in the market price or trading volume of the relevant party's common stock;

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  any change in general economic or business conditions, except to the extent that such changes have a materially disproportionate adverse effect on the relevant party relative to other similarly situated participants in the business or industry in which the relevant party operates;

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  any change in financial or securities market conditions generally, except to the extent that such changes have a disproportionate adverse effect on the relevant party relative to other similarly situated participants in the business or industry in which the relevant party operates;

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  any effects generally affecting the United States biotechnology industry except to the extent that such changes have a disproportionate adverse effect on the relevant party relative to other similarly situated participants in the business or industry in which the relevant party operates;

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  any change in legal, political or regulatory conditions generally or in any geographic region in which the relevant party operates, except to the extent that such changes have a disproportionate adverse effect on the relevant party relative to other similarly situated participants in the business or industry which the relevant party operates;

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  the announcement of the execution of the merger agreement or anticipation of the merger or the pendency thereof;

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  acts of war, armed hostilities, sabotage or terrorism, or any escalation of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of the merger agreement, except to the extent that such changes have a disproportionate adverse effect on the relevant party relative to other similarly situated participants in the business or industry and in any geographic region in which the relevant party operates;

  •
  any failure to meet any internal or published projections, forecasts or revenue or earnings predictions for any period; or

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  changes in law or generally accepted accounting principles after the date of the merger agreement.

 Conduct of Business Prior to the Completion of the Merger

  CuraGen

        Under the merger agreement, CuraGen has agreed that, subject to certain agreed-upon exceptions or unless Celldex gives its prior written consent, between May 28, 2009 and the completion of the merger, CuraGen will:

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  conduct business in the ordinary course of business consistent with past practice;

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  comply with all applicable laws, the requirements of its material contracts and its permits;

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  make all voluntary disclosures deemed appropriate to governmental entities; and

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  use commercially reasonable efforts to (i) maintain and preserve its business organization, assets and properties and preserve the goodwill of its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it, (ii) retain the services of its current officers and key employees, and (iii) keep in full force and effect all insurance policies, other than changes to such policies made in the ordinary course of business consistent with past practice.

        CuraGen has also agreed that during the same time period, and again subject to certain agreed-upon exceptions or unless Celldex gives its prior written consent, CuraGen will be subject to restrictions that prohibit it from:

  •
  declaring, setting aside or paying any dividend or other distribution on any of its capital stock (whether in cash, securities or other property);

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  splitting, combining, subdividing or reclassifying any of its capital stock or authorizing the issuance of any securities in lieu of shares of its capital stock or its other securities;

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  purchasing, redeeming or otherwise acquiring any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls or commitments, or entering into any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests, except for acquiring shares of CuraGen common stock (1) from holders of CuraGen options in full or partial payment of the exercise price and any applicable taxes payable by such holder upon exercise of CuraGen options to the extent required or permitted under the terms of such CuraGen options; or (2) from former employees, directors or consultants in accordance with agreements providing for the repurchase of shares of CuraGen common stock at their original issuance price in connection with any termination of services to CuraGen;

  •
  issuing, delivering, selling, granting, pledging or otherwise disposing of or encumbering any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than issuing, prior to the effective time of the merger, shares of CuraGen common stock (i) upon the exercise of CuraGen options outstanding on the date of the merger agreement under the 2007 Stock Plan and the 1997 Stock Plan; and (ii) upon conversion of CuraGen's convertible notes, except as permitted by the merger agreement);

  •
  amending CuraGen's organizational documents;

  •
  acquiring by merging or consolidating with, or by purchasing all or a substantial portion of the assets or stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division;

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  selling, transferring, leasing, licensing, pledging or otherwise disposing of or encumbering with any mortgage, lien, pledge, charge, security interest, any of its properties or assets (including intellectual property);

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  incurring or assuming any indebtedness for borrowed money or guaranteeing any indebtedness for borrowed money, other than letters of credit or similar arrangements issued for the benefit of suppliers and manufacturers in the ordinary course of business consistent with past practice and reflected as current liabilities on CuraGen's closing balance sheet prepared in connection with the closing;

  •
  issuing, selling or amending any debt securities or options, warrants, calls or other rights to acquire any debt securities of CuraGen, guaranteeing any debt securities of any other person, entering into any "keep well" or other agreement to maintain any financial statement condition of another person or entering into any arrangement having the economic effect of any of the foregoing;

  •
  making any loans, advances (other than routine advances in the ordinary course of business consistent with past practice) or capital contributions to, or investments in (by property transfers, purchase of securities or otherwise), any person, other than a direct or indirect wholly owned subsidiary of CuraGen, except as contemplated by the merger agreement;

  •
  making any changes in financial or tax accounting methods, principles, policies or practices (or changing an annual accounting period), except insofar as may be required by United States generally accepted accounting principles or applicable law or, except as so required, changing any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

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  except as required by applicable law or pursuant to existing agreements that have been disclosed to Celldex, and except for the payment of bonuses to CuraGen executive officers and other employees pursuant to the CuraGen Executive Incentive Plan for 2009 in an aggregate amount of up to $1,156,833 (as described in "Interests of CuraGen's Directors and Executive Officers" commencing on page 77):

  •
  adopting, entering into, terminating or amending any employment, consulting, retention, change in control or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer or employee, or any collective bargaining agreement;

  •
  increasing in any respect the compensation or fringe benefits of, or pay any bonus to, any directors, officers or employees;

  •
  amending (including by reducing an exercise price or extending a term) or waiving any of its rights under, or accelerating the vesting under, any provision of CuraGen's stock plans or any agreement evidencing any outstanding stock option or other right to acquire capital stock of CuraGen or any restricted stock purchase agreement or any similar or related contract, other than as contemplated by the merger agreement;

  •
  entering into, establishing, amending, modifying or terminating any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, profit-sharing, health or welfare, stock option or other equity (or equity-based) pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan (including any plan that would constitute a company plan), policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or affiliate, other than the grant of stock options or restricted stock to new hires and newly promoted employees, which grants shall not exceed 50,000 shares in the aggregate or 5,000 shares to any one person and shall be on CuraGen's customary terms for such grants; or

    •
    taking any action other than in the ordinary course of business, consistent with past practice, to fund or in any other way secure the payment of compensation or benefits under any company benefit plan, except as contemplated by the merger agreement;

  •
  making, changing or rescinding any material election concerning taxes or tax returns, filing any amended tax return, entering into any closing agreement with respect to taxes, settling or compromising any material tax claim or assessment or surrendering any right to claim a refund of taxes or obtaining any tax ruling;

  •
  initiating, compromising or settling any litigation, proceeding or investigation that is material to CuraGen, except as contemplated by the merger agreement;

  •
  entering into, terminating or amending any material contract or any permit, including any material environmental permits; entering into any contract which would have been a material contract for purposes of the merger agreement if it had been in effect on the date of the merger agreement that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated by the merger agreement; or amending or modifying the engagement letter between CuraGen and Piper Jaffray;

  •
  authorizing or making any capital expenditures other than in accordance with CuraGen's 2009 budget as approved by its board of directors and furnished to Celldex prior to the date of the merger agreement;

  •
  adopting a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

  •
  paying, discharging, settling or satisfying any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business or in accordance with their terms as in effect on the date of the merger agreement of liabilities, claims or obligations reflected or reserved against on CuraGen's balance sheet (or in the notes thereto) or incurred since the date of CuraGen's balance sheet in the ordinary course of business consistent with past practice, except that CuraGen may repurchase its convertible notes for 85% or less of the principal value thereof;

  •
  taking or causing to be taken any action that would reasonably be expected to prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

  •
  authorizing any of, or committing or agreeing, in writing or otherwise, to take any of, the foregoing actions or take any action or agree, in writing or otherwise, to take any action, that would cause (i) any of the representations and warranties of CuraGen (1) that are qualified as to materiality or material adverse effect on the CuraGen to be untrue or (2) that are not so qualified to be untrue in any material respect or (ii) any of the conditions to the merger set forth in the merger agreement not to be satisfied.

  Celldex

        Under the merger agreement, Celldex has agreed that, subject to certain agreed-upon exceptions or unless CuraGen gives its prior written consent, between May 28, 2009 and the completion of the merger, Celldex will use its reasonable best efforts to conduct business in the ordinary course of business consistent with past practice.

        Celldex has also agreed that during the same time period, and again subject to certain agreed-upon exceptions or unless CuraGen gives its prior written consent, Celldex will be subject to restrictions that prohibit it from:

  •
  adopting any change in the organizational documents of Celldex or any subsidiary;

  •
  issuing, delivering, selling, granting, pledging or disposing or encumbering more than 50,000 shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, except as contemplated in the merger agreement;

  •
  selling or disposing of all or substantially all of its assets or securities, including by merger, consolidation, asset sale or other business combination (including by formation of a material joint venture);

  •
  declaring, establishing a record date for, setting aside or paying any dividend or other distribution (whether in cash, stock or property) with respect to its securities;

  •
  adopting a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Celldex or any of its subsidiaries, or entering into a letter of intent or agreement in principle with respect thereto;

  •
  acquiring by merging or consolidating with, or by purchasing all or a substantial portion of the assets or stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, if the consideration paid by Celldex in such transaction is in the form of shares of Celldex's capital stock or any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities;

  •
  incurring or assuming any indebtedness for borrowed money or guaranteeing any indebtedness for borrowed money, other than letters of credit or similar arrangements issued for the benefit of suppliers and manufacturers in the ordinary course of business consistent with past practice;

  •
  issuing, selling or amending any debt securities or options, warrants, calls or other rights to acquire any debt securities of Celldex, guaranteeing any debt securities of another person, entering into any "keep well" or other agreement to maintain any financial statement condition of another person or entering into any arrangement having the economic effect of any of the foregoing

  •
  making any loans, advances (other than routine advances in the ordinary course of business consistent with past practice) or capital contributions to, or investments in (by property transfers, purchase of securities or otherwise), any person, other than a direct or indirect wholly owned subsidiary of Celldex, except that Celldex may continue to invest in money market accounts and U.S. Treasury bonds consistent with past practice;

  •
  taking or causing to be taken any action, whether before or after the effective time of the merger, that would reasonably be expected to prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

  •
  authorizing any of, or committing or agreeing, in writing, to take any of, the foregoing actions or taking any action or agreeing, in writing, to take any action, that would cause (i) any of the representations and warranties of Celldex or Cottrell Merger Sub to be untrue in any material respect or (ii) any of the conditions to the merger set forth in the merger agreement not to be satisfied.

Stockholders Meetings

        CuraGen has agreed to hold a meeting of its stockholders to vote on the adoption of the merger agreement and the board of directors of CuraGen has agreed to include in this joint proxy statement/prospectus, among other things, and, subject to the specified exceptions described in "The Merger Agreement—Restrictions on Solicitation of Third-Party Acquisition Proposals" below, its recommendation that CuraGen's stockholders vote in favor of the adoption of the merger agreement.

        Celldex has agreed to hold a meeting of its stockholders to vote on the approval of the issuance of shares of Celldex common stock in connection with the merger and the board of directors of Celldex has agreed to include in this joint proxy statement/prospectus, among other things, and, subject to the specified exceptions described in "The Merger Agreement—Celldex's Board of Directors Recommendation" commencing on page 102, its recommendation that Celldex's stockholders vote in favor of the approval of the share issuance.

Restrictions on Solicitation of Third-Party Acquisition Proposals

        CuraGen and its representatives may not:

  •
  initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or induce, or knowingly facilitate the making of, any inquiry, offer or proposal which constitutes or could reasonably be expected to lead to an acquisition proposal;

  •
  enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (other than Celldex or any of its affiliates or representatives) any non-public information for the purpose of encouraging or facilitating, an acquisition proposal;

  •
  fail to make, or withdraw or modify in any manner adverse to Celldex, its board's recommendation that its stockholders vote in favor of the adoption of the merger agreement or recommend, adopt or approve an acquisition proposal;

  •
  grant (other than to Celldex or any of its affiliates or representatives) any waiver or release under any standstill or similar agreement (except that CuraGen may grant a limited waiver of any provision of any such standstill or similar agreement solely to the extent necessary to permit a person to submit an acquisition proposal); or

  •
  enter into any letter of intent or similar document or any understanding or agreement contemplating or otherwise relating to, or that is intended to or could reasonably be expected to lead to, an acquisition proposal.

        Notwithstanding these prohibitions, at any time prior to obtaining the approval of its stockholders, the board of directors of CuraGen may take the following actions in response to an unsolicited written acquisition proposal that the board determines in good faith, after receiving advice from outside legal counsel and its financial advisors, would be or is reasonably likely to lead to a superior proposal, but only if the board determines in good faith, after receiving advice from outside legal counsel and its financial advisors, that failure to take such action would cause the board to breach its fiduciary duties:

  •
  furnish non-public information with respect to CuraGen to any person and its representatives pursuant to a confidentiality agreement with terms not materially less restrictive with respect to confidentiality of the other party than those contained in the confidentiality agreement between Celldex and CuraGen, and

  •
  participate in discussions and negotiations with such person concerning an acquisition proposal.

        Prior to obtaining the approval of its stockholders, CuraGen's board of directors may, in response to an unsolicited written acquisition proposal that the board determines in good faith is a superior proposal, withdraw its recommendation to its stockholders to vote in favor of the adoption of the merger agreement if it determines in good faith, after consulting with outside legal counsel, that doing so is required by its fiduciary duties, but only if CuraGen has given Celldex three business days' notice of its intent to withdraw its recommendation and Celldex has not made a proposal within that three business day period that in the good faith judgment in CuraGen's board of directors (after considering the advice of its legal counsel and financial advisors) would result in the board of directors' recommendation of the merger to its stockholders being consistent with its fiduciary duties.

        In addition, the board of directors of CuraGen may, in response to an acquisition proposal which the board determines in good faith is a superior proposal, terminate the merger agreement to enter into a definitive agreement with respect to such superior proposal, but only if:

  •
  CuraGen notifies Celldex three business days prior to termination that it intends to terminate the merger agreement to enter into an agreement with respect to a superior proposal and describes to Celldex the material terms and conditions of the agreement with respect to the superior proposal;

  •
  Upon Celldex's request, CuraGen negotiates during the three business day period described above with respect to a revised proposal from Celldex; and

  •
  CuraGen terminates the merger agreement at the end of the three business day period described above and concurrently pays Celldex a termination fee of $3,500,000 in the event Celldex has not during the three business day period described above submitted a revised proposal that CuraGen's board of directors determines in good faith, after considering the advice of its financial advisor, is as favorable to its stockholders as the superior proposal.

        An "acquisition proposal" means an inquiry, offer or proposal by a third party concerning:

  •
  a merger, consolidation, liquidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange, business combination or similar transaction involving CuraGen;

  •
  an acquisition in any manner, directly or indirectly (whether in a single transaction or a series of related transactions) of 15% or more of any class of equity securities of CuraGen; or

  •
  an acquisition in any manner, directly or indirectly (whether in a single transaction or a series of related transactions and including by means of license) of assets of CuraGen equal to 15% or more of the Company's consolidated assets or to which 15% or more of CuraGen's consolidated revenues are attributable.

        A "superior proposal" means a written acquisition proposal by a third party that did not result from the breach by CuraGen or its representatives of the restrictions on soliciting third party acquisition proposals described above to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, asset purchase or other business combination, (A) more than 50% of the assets of CuraGen or (B) more than 50% of the equity securities of CuraGen, in each case on terms which CuraGen's board of directors determines (after consultation with its financial advisors and outside legal counsel) in good faith by resolution duly adopted (A) would result in a transaction that, if consummated, is more favorable to the stockholders of CuraGen (in their capacity as stockholders) from a financial point of view than the merger with Celldex, taking into account all the terms and conditions of such proposal and the Celldex merger agreement (including any adjustments to the terms and conditions of the Celldex merger agreement proposed by Celldex in response to the superior proposal, and (B) is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such superior proposal.

Celldex's Board of Directors Recommendation

        Prior to obtaining the approval of its stockholders, Celldex's board of directors may withdraw its recommendation to its stockholders to vote in favor of the approval of issuance of shares of Celldex common stock in the merger if it determines in good faith, after consulting with outside legal counsel and its financial advisors, that doing so is required by its fiduciary duties, but only if Celldex has given CuraGen three business days' notice of its intent to withdraw its recommendation and Celldex has not made a proposal within that three business day period that Celldex's board of directors determines, after considering the advice of its outside legal counsel and financial advisors, would result in the board of directors' recommendation of the merger to its stockholders being consistent with the board of directors' fiduciary duties.

Directors' and Officers' Indemnification and Liability Insurance

        For a period of six years after the closing, Celldex is required to indemnify present and former directors, officers and employees of CuraGen to the same extent that they were entitled to indemnification on the date of the merger agreement under CuraGen's charter or existing agreements. Celldex and the surviving corporation are also required during this six year period to maintain in effect the current policies of directors' and officers' liability insurance maintained by CuraGen (or comparable replacement coverage) with respect to claims that arise from events that occurred prior to or at the effective time of the merger. Celldex and the surviving corporation shall not, however, be required to expend an aggregate annual premium amount in excess of an amount equal to two hundred percent (200%) of CuraGen's annual premium as of the date of the merger agreement. CuraGen may purchase a six-year prepaid tail policy providing substantially equivalent benefits as the current policy of directors' and officers' insurance maintained by CuraGen with respect to matters arising before the closing. The cost of this tail policy will be deducted in computing CuraGen's Cash at Closing for purposes of the exchange ratio, as described above under "The Merger Agreement—Exchange Ratio" commencing on page 92.

Public Announcements

        Each party has agreed that, except in order to comply with applicable law or regulations, no public release or announcement regarding the transactions will be issued by any party without the prior written consent of the other party (which consent will not be unreasonably withheld or delayed).

Employee Matters

        For one year following the effective time of the merger, Celldex is required to maintain CuraGen's levels of severance pay and to use commercially reasonable efforts to provide to employees of CuraGen immediately prior to the effective time of the merger who shall have accepted an offer of employment made by Celldex in connection with the merger (a "continuing employee"), a total compensation package (including benefits and equity based compensation) that, in the aggregate, is no less favorable than the total compensation package provided to similarly situated employees of Celldex. Celldex is also required to assume CuraGen's liability for any accrued personal, sick or vacation time of continuing employees prior to the closing and allow such continuing employees to use such accrued personal, sick or vacation time in accordance with Celldex's practice and policies.

        Celldex is required to give continuing employees full credit for purposes of eligibility and vesting and benefit levels under CuraGen's existing severance and vacation plans or arrangements.

Listing

        Celldex has agreed to use its reasonable best efforts to maintain Celldex's existing listing on the NASDAQ Stock Market and to cause the shares of Celldex common stock to be issued pursuant to the merger to be approved for listing (subject to notice of issuance) on the NASDAQ Stock Market at or prior to the effective time of the merger.

 Tax Matters

        CuraGen, Celldex and Cottrell Merger Sub have agreed to use their respective reasonable best efforts to cause the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, and each of CuraGen and Celldex is required to obtain a legal opinion to that effect as a condition to closing.

        CuraGen is required to prepare and file its 2008 tax returns on or before August 1, 2009, but only after Celldex has had a fifteen-day period in which to review and comment on those returns.

Board of Directors of Celldex

        In connection with the merger, Celldex has agreed to expand its board of directors by one seat and designate Timothy M. Shannon, M.D. to the newly created board position. In the event that Dr. Shannon is unable or unwilling to serve as a director, Celldex and CuraGen have agreed to work together in good faith to designate another person acceptable to Celldex to fill the newly created position.

Other Covenants and Agreements

        The merger agreement contains additional agreements between Celldex, CuraGen and Cottrell Merger Sub relating to, among other things:

  •
  the filing of this joint proxy statement/prospectus with the SEC, and cooperation in preparing this joint proxy statement/prospectus and in responding to any comments received from the SEC on those documents;

  •
  obtaining resignations of the directors of CuraGen and its subsidiaries as requested by Celldex;

  •
  giving each party and its advisors reasonable access to the other party's officers, employees, properties, offices and other facilities and its books and records;

  •
  actions necessary to exempt the transactions contemplated by the merger agreement and related agreements from the effect of any takeover statutes;

  •
  actions necessary to exempt dispositions of equity securities by CuraGen's directors and officers pursuant to the merger under Rule 16b-3 under the Exchange Act; and

  •
  notices of certain events and consultation to mitigate any adverse consequences of those events.

Conditions to the Completion of the Merger

        The merger agreement contains customary closing conditions, including the following closing conditions that apply to the obligations of both CuraGen and Celldex to consummate the merger:

  •
  the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part and the absence of a stop order suspending its effectiveness;

  •
  CuraGen stockholder approval of the adoption of the merger agreement and Celldex stockholder approval of the issuance of shares of Celldex common stock to be issued in connection with the merger;

  •
  the absence of an order, injunction or law issued by any court of competent jurisdiction or other governmental entity preventing the consummation of the merger;

  •
  the accuracy of the representations of the other party (with certain exceptions for inaccuracies that are de minimis, not material or would not have a material adverse effect on that other party) and receipt of an officer's certificate to that effect;

  •
  the performance in all material respects by the other party of its material agreements and covenants in the merger agreement and receipt of an officer's certificate to that effect;

  •
  the absence of the occurrence of an event or events that have had or would be reasonably expected to have a material adverse effect on the other party, and receipt of an officer's certificate to that effect; and

  •
  the receipt by each party of a written opinion from its counsel that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

        In addition, the following closing conditions apply to the obligations of Celldex:

  •
  the accuracy of the closing statement and statement of transaction expenses delivered by CuraGen in connection with the closing, and receipt of an officer's certificate to that effect;

  •
  CuraGen's payment or accrual on the closing balance sheet delivered by CuraGen in connection with the closing of its transaction expenses; and

  •
  Celldex's receipt of the resignations of each director of CuraGen, effective as of the effective time of the merger.

        In addition, the following closing conditions apply to the obligations of CuraGen:

  •
  Celldex having complied with its obligations under the merger agreement regarding the appointment of the CuraGen designee to Celldex's board of directors;

  •
  The authorization of Celldex's common stock to be issued pursuant to the merger for listing on the NASDAQ Stock Market; and

  •
  CuraGen's receipt from Celldex of the executed supplemental indenture relating to CuraGen's convertible notes.

Termination of the Merger Agreement

        The merger agreement may be terminated at any time before the effective time of the merger (notwithstanding the prior adoption by the stockholders of CuraGen (except as described below)):

  •
  by mutual written consent of CuraGen and Celldex;

  •
  by either CuraGen or Celldex if the merger shall not have been consummated by October 31, 2009 (provided that the delay has not been caused by a breach of the merger agreement by the party seeking to terminate);

  •
  by either CuraGen or Celldex if a governmental entity shall have issued a final and nonappealable order that prohibits the consummation of the merger (provided that the party seeking to terminate under these circumstances must have fulfilled its obligations under the merger agreement with respect to using its reasonable best efforts to consummate the merger);

  •
  by either CuraGen or Celldex if the stockholders of CuraGen fail to adopt the merger agreement at the stockholders' meeting or any adjournment of the meeting (provided that the failure is not attributable to a breach of the merger agreement by the party seeking to terminate);

  •
  by either CuraGen or Celldex if the stockholders of Celldex fail to approve the issuance of Celldex common stock in connection with the merger agreement at the stockholders' meeting or any adjournment of the meeting (provided that the failure is not attributable to a breach of the merger agreement by the party seeking to terminate);

  •
  by CuraGen:

  •
  if Celldex breaches any representation, warranty, covenant or agreement in the merger agreement (with certain exceptions for breaches that are de minimis, not material or that would not have a material adverse effect on Celldex), and such breach is incapable of being cured by October 31, 2009 (provided that CuraGen is not in material breach of any of its obligations under the merger agreement);

  •
  at any time prior to the time at which it receives its stockholder approval, if the board of directors of CuraGen determines to enter into a definitive agreement with respect to a superior proposal, provided it pays to Celldex the termination fee (as described below);

  •
  if the board of directors of Celldex shall have withdrawn its recommendation to its stockholders or publicly proposed to do the same, or if Celldex has failed to include its recommendation to its stockholders in this joint proxy statement/prospectus; or

  •
  if Celldex shall have materially breached its obligations with respect to the solicitation of its stockholders' approval of the issuance of shares of Celldex common stock in the merger; or

  •
  by Celldex:

  •
  if CuraGen breaches any representation, warranty, covenant or agreement in the merger agreement (with certain exceptions for breaches that are de minimis, not material or that would not have a material adverse effect on CuraGen), and such breach is incapable of being cured by October 31, 2009 (provided that Celldex is not in material breach of any of its obligations under the merger agreement);

  •
  if (A) the board of directors of CuraGen shall have withdrawn its recommendation to its stockholders or publicly proposed to do the same; (B) CuraGen's board of directors or any committee thereof shall have approved or recommended to the stockholders of CuraGen an acquisition proposal other than the Celldex merger; (C) CuraGen shall have entered into a contract (other than a confidentiality agreement pursuant to and in compliance with the merger agreement) relating to an acquisition proposal; or (D) CuraGen shall have failed to include its recommendation in support of the merger agreement in this proxy statement/prospectus;

  •
  if a tender offer or exchange offer for any outstanding shares of capital stock of CuraGen is commenced prior to the adoption of the merger agreement by CuraGen's stockholders and CuraGen's board of directors fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten business days after commencement, or CuraGen or its board of directors publicly announces its intention to do any of the foregoing;

  •
  if CuraGen's board of directors exempts any person other than Celldex or any of its affiliates from the provisions of Section 203 of the DGCL; or

  •
  if CuraGen shall have materially breached its obligations related to third party acquisition proposals, as described above in "The Merger Agreement—Restrictions on Solicitation of Third-Party Acquisition Proposals" commencing on page 101 or with respect to the solicitation of its stockholders' adoption of the merger agreement.

 Termination Fee

        Except as set forth in the merger agreement, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, whether or not the merger is consummated.

        CuraGen shall pay Celldex a fee of $3,500,000 if:

  •
  CuraGen terminates the merger agreement to enter into an acquisition agreement with respect to a superior proposal prior to the adoption of the merger agreement by CuraGen's stockholders;

  •
  Celldex terminates the merger agreement because (A) CuraGen's board of directors shall have withdrawn its recommendation to its stockholders or publicly proposed to do the same; (B) CuraGen's board of directors or any committee thereof shall have approved or recommended to the stockholders of the CuraGen an acquisition proposal other than the Celldex merger; (C) CuraGen shall have entered into a contract (other than a confidentiality agreement pursuant to and in compliance with the merger agreement) relating to an acquisition proposal; or (D) CuraGen shall have failed to include its recommendation, in support of the merger agreement, in this joint proxy statement/prospectus;

  •
  Celldex terminates the merger agreement because a tender offer or exchange offer for any outstanding shares of capital stock of CuraGen is commenced prior to the adoption of the merger agreement by CuraGen's stockholders and CuraGen's board of directors has failed to recommend against acceptance of such tender offer or exchange offer by its stockholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten business days after commencement, or CuraGen or its board of directors has publicly announced its intention to do any of the foregoing; or

  •
  The merger agreement is terminated under the circumstances described below:

  •
  The merger agreement is terminated:

  •
  By either Celldex or CuraGen on account of the failure of the parties to close the merger by October 31, 2009 or the failure of CuraGen's stockholders to adopt the merger agreement; or

  •
  By Celldex on account of (i) the failure of CuraGen to satisfy any representation, warranty, covenant or agreement set forth in the merger agreement (with certain exceptions for breaches that are de minimis, not material or that would not have a material adverse effect on CuraGen); (ii) the exemption by CuraGen's board of directors of any person other than Celldex from the provisions of Section 203 of the DGCL; or (iii) CuraGen's material breach of its obligations related to third party acquisition proposals, as described above in "The Merger Agreement—Restrictions on Solicitation of Third-Party Acquisition Proposals" or with respect to solicitation of its stockholders adoption of the merger agreement; and

  •
  at any time after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide, written acquisition proposal has been publicly announced or publicly made known; and

  •
  within 12 months after such termination of the merger agreement, CuraGen enters into any definitive agreement with respect to, or consummates, any acquisition proposal.

        Celldex shall pay CuraGen a fee of $3,500,000 if:

  •
  CuraGen terminates the merger agreement because the board of directors of Celldex has withdrawn its recommendation to its stockholders or publicly proposed to do the same, or Celldex has failed to include its recommendation to its stockholders in this joint proxy statement/prospectus; or

  •
  The merger agreement is terminated under the circumstances described below:

  •
  The merger agreement is terminated:

  •
  By CuraGen on account of the breach by Celldex of any representation, warranty, covenant or agreement set forth in the merger agreement (with certain exceptions for breaches that are de minimis, not material or that would not have a material adverse effect on Celldex); or

  •
  By either Celldex or CuraGen on account of the failure of Celldex's stockholders to approve the issuance of Celldex common stock in connection with the merger agreement at the stockholders' meeting or any adjournment of the meeting; and

  •
  at any time after the date of the merger agreement and prior to the termination of the merger agreement, a third party has made or publicly announced a proposal to acquire Celldex; and

  •
  within 12 months after termination of the merger agreement, Celldex enters into any definitive agreement with respect to, or consummates, the sale of Celldex.

Amendment and Waiver

        Subject to applicable law, the merger agreement may be amended by the written agreement of the parties by action taken by or on behalf of their respective board of directors at any time prior to the effective time of the merger, unless the merger agreement has already been adopted by CuraGen's stockholders and under applicable law such amendment would require the further approval of the Company's stockholders.

        The merger agreement also provides that, at any time prior to the effective time of the merger, any party may, by written agreement with the other party:

  •
  extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

  •
  waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

  •
  subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained in the merger agreement.

        The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

COMBINED COMPANY MANAGEMENT AFTER THE MERGER

Management and Board of Directors

        Upon consummation of the merger, the board of directors of Celldex will be comprised of nine members. The following table lists the names, ages and positions of individuals designated by Celldex and CuraGen and the executive officers of the combined company upon consummation of the merger. The ages of the individuals are provided as of December 31, 2008.

Name	Age	Position
Executive Officers:
Anthony S. Marucci	46	President and Chief Executive Officer
Avery W. Catlin	60	Senior Vice President, Chief Financial Officer and Secretary
Dr. Tibor Keler	50	Senior Vice President and Chief Scientific Officer
Dr. Thomas Davis	45	Senior Vice President and Chief Medical Officer
Directors:
Charles Schaller	72	Chairman
George O. Elston	43	Director
Herbert J. Conrad	75	Director
Dr. Rajesh B. Parekh	47	Director
Anthony S. Marucci	46	Director
Harry Penner	63	Director
Larry Ellberger	60	Director
Karen Shoos Lipton	54	Director
Timothy M. Shannon, M.D*	50	Director

*
Expected to be designated to Celldex's board of directors.

Board of Directors

        Charles R. Schaller has been the Chairman of the board of directors of Celldex since March 2008. Mr. Schaller had been a director of Celldex Research since November 2006. Mr. Schaller also has been a director of Medarex, Inc., an affiliate of Celldex, since 1987, and was Chairman of the Medarex board of directors from 1987 to 1997. Since 1989, Mr. Schaller has been a chemical industry management consultant and, until June 2002, he served as a director of AstroPower, Inc., a publicly traded U.S. manufacturer of photo-voltaic (PV) products until being acquired by General Electric. Mr. Schaller is a graduate of Yale University and is a graduate of the program in management development at Harvard Business School.

        Herbert J. Conrad has been a director of Celldex since March 2008. Mr. Conrad had been a director of Celldex Research since March 2004. Mr. Conrad is currently a director of Pharmasset, Inc., Savient Pharmaceuticals and Symphony Evolution and serves on the Medical Advisory Board of Henry Schein. He served as chairman of the board of directors of GenVec, Inc. from 1996 to 2003, where he was the Chief Executive Officer from September 1996 to December 1996. From 1960 to 1993 Mr. Conrad was with Hoffmann La Roche where he was President of the U.S. Pharmaceuticals Division from 1982 through 1993. He received B.S. and M.S. degrees from Brooklyn College of Pharmacy and an honorary Doctorate in Humane Letters from Long Island University.

        Larry Ellberger has been a director of Celldex since August 2003. He is a Founder and Principal of Healthcare Ventures Associates, Inc., a consulting firm for the pharmaceutical, biotechnology and medical device industries. He was most recently Interim Chief Executive Officer of PDI, Inc., a diversified sales and marketing services provider to the biopharmaceutical, medical device and diagnostic industries. From 2000 to 2003, he was Senior Vice President of Powderject plc. He also served as a director of Powderject. Previously, Mr. Ellberger was an employee of W.R. Grace & Co. from 1995 to 1999, serving as Chief Financial Officer from 1996 and Senior Vice President, Strategic Planning and Development from 1995 and Acting Chief Executive Officer in 1997. From 1975 to 1995, Mr. Ellberger held numerous senior executive positions at American Cyanamid Company, serving the last four years as Vice President, Corporate Development. Mr. Ellberger currently serves on the Board of Directors of Transpharma, Ltd. and The Jewish Children's Museum and was formerly Chairman of the Board of Omrix BioPharmaceuticals, Inc. until its acquisition by Johnson & Johnson.

        George O. Elston has been a director of Celldex since March 2008. Mr. Elston had been a director of Celldex Research since March 2004 and is currently Chief Financial Officer of Optherion, Inc., a privately held biopharmaceutical company located in New Haven, CT. Mr. Elston has more than 20 years of financial and business expertise in the biotechnology and medical device industries. Before joining Optherion, Mr. Elston was with Elusys Therapeutics where he raised significant funding from government and private sources, completed multiple strategic collaborations with large pharmaceutical and biotechnology firms, and oversaw collaborations with the U.S. Department of Defense and the National Institutes of Health. Before joining Elusys, Mr. Elston was Chief Financial Officer of Trillium USA, Inc., where he established the financial and administrative functions for the company's multi-national operations. Previously, Mr. Elston was with C.R. Bard, Inc., an international manufacturer and distributor of medical devices, where he directed financial operations for multiple manufacturing facilities in several countries and successfully integrated strategic acquisitions; and with Price Waterhouse. Mr. Elston received his BBA in Public Accounting from Pace University and is a Certified Public Accountant.

        Karen Shoos Lipton has been a director of Celldex since May 2001. Ms. Lipton was appointed Chief Executive Officer of the American Association of Blood Banks (d/b/a AABB) in October 1994. Previously she has held senior positions at the American Red Cross since 1984, including Acting Senior Vice President, Biomedical Services (1993-1994) and Secretary and General Counsel (1990-1993). Prior to the American Red Cross, Ms. Lipton was a lawyer in private practice.

        Dr. Rajesh B. Parekh has been a director of Celldex since March 2008. Dr. Parekh had been a director of Celldex Research since March 2004 and has been a General Partner at Advent Venture Partners (UK) since 2006. Prior to joining Advent, Dr. Parekh was an Entrepreneur-in-Residence at Abingworth Management Limited (UK) from 2003-2005. Dr. Parekh has also been a Visiting Professor at the University of Oxford. He was a co-founder and served as Chief Scientific Officer and Senior Vice President of Research and Development of Oxford GlycoSciences, plc (UK) from 1988 to 2003. Dr. Parekh was also chairman of Galapagos NV (Belgium) since 2004 and currently serves on the boards of directors of seven companies including private companies in the United States and Europe and one public European company. He received his B.A. and D. Phil. degrees in Biochemistry and Molecular Medicine from the University of Oxford.

        Harry H. Penner, has been a director of Celldex since January 1997 and was Chairman of Celldex from 2007 until the merger of Celldex Research and AVANT. He is Chairman and CEO of Nascent BioScience, LLC, a firm which has been instrumental in the founding and development of a number of new biotechnology companies, including New Haven Pharmaceuticals, Inc. (of which he is currently Chairman and CEO), Rib-X Pharmaceuticals, Inc., Marinus Pharmaceuticals, Inc., RHEI Pharmaceuticals, Inc., RxGen Inc., and MAK Scientific. He has served as BioScience Advisor to the Governor of the State of Connecticut, and as Chair of the Connecticut Board of Governors of Higher Education, CURE, the Connecticut BioScience Cluster, and the Connecticut Technology Council. From 1993 to 2001, Mr. Penner was President, CEO and a director of Neurogen Corporation. Previously, he served as Executive Vice President of Novo Nordisk A/S and President of Novo Nordisk of North

America, Inc. from 1988 to 1993. He serves on the boards of Altus Pharmaceuticals, Inc., Ikonisys, Inc. Rib-X, Marinus, Rhei, and RxGen. Mr. Penner holds degrees from the University of Virginia (BA), Fordham University (JD), and New York University (LLM).

        Anthony S. Marucci was appointed as permanent President and Chief Executive Officer of Celldex in October 2008 and as a director of Celldex in December 2008. Mr. Marucci had been Executive Vice President, Corporate Development of Celldex upon consummation of the merger of Celldex Research and AVANT. Mr. Marucci had been Celldex Research's Acting Chief Executive Officer since October 2007 and its Vice President, Chief Financial Officer, Treasurer and Secretary since May 2003. In addition, he was Treasurer of Medarex from December 1998 to March 2004. Mr. Marucci held a series of senior financial positions at Medarex from December 1998 to May 2003. Mr. Marucci is a member of the Board of Trustees of BioNJ and also serves as its Treasurer. Mr. Marucci received his M.B.A. from Columbia University.

        Timothy M. Shannon, M.D. is expected to become a director of Celldex upon the consummation of the merger. He had been a CuraGen Director since his appointment as CuraGen's President and Chief Executive Officer in September 2007. Dr. Shannon served as CuraGen's Executive Vice President and Chief Medical Officer from January 2004 until his promotion to President and Chief Executive Officer in September 2007. From September 2002 until December 2003, Dr. Shannon served as CuraGen's Senior Vice President of Research and Development. Prior to joining CuraGen, Dr. Shannon worked in positions of increasing responsibility for Bayer's Pharmaceutical Business Group, where his last position was Head and Senior Vice President of Global Medical Development. Dr. Shannon earned his B.A. in Chemistry from Amherst College and his M.D. from the University of Connecticut School of Medicine.

Officers

        Anthony S. Marucci was appointed as permanent President and Chief Executive Officer of Celldex in September 2008 and as a director of the Company in December 2008. See Mr. Marucci's biography under Directors above.

        Avery W. Catlin joined Celldex in January 2000. Prior to joining Celldex, he served as Vice President, Operations and Finance, and Chief Financial Officer of Endogen, Inc., a public life science research products company, from 1996 to 1999. From 1992 to 1996, Mr. Catlin held various financial positions at Repligen Corporation, a public biopharmaceutical company, serving the last two years as Chief Financial Officer. Earlier in his career, Mr. Catlin held the position of Chief Financial Officer at MediSense, Inc., a Massachusetts-based medical device company. Mr. Catlin received his B.A. degree from the University of Virginia and M.B.A. from Babson College and is a Certified Public Accountant.

        Dr. Tibor Keler became Senior Vice President and Chief Scientific Officer of Celldex in March 2008. Dr. Keler had been Celldex Research's Vice President, Research and Discovery and Chief Scientific Officer since May 2003. In addition, he was Senior Director of Preclinical Development and Principal Scientist at Medarex, Inc. from September 1993 to March 2004. While at Medarex, he was responsible for the development of Celldex's technology and products, as well as for the preclinical development and testing of numerous Medarex products now in Phase II clinical trials. Dr. Keler received his Ph.D. in Microbiology from the University of Pennsylvania.

        Thomas Davis, MD became Senior Vice President and Chief Medical Officer of Celldex in March 2008. Dr. Davis was Vice President of Clinical Development and Chief Medical Officer of Celldex Research. Dr. Davis was formerly Chief Medical Officer at GenVec, and Senior Director of Clinical Science at Medarex. He has supervised clinical efforts in adult hematologic malignancies and marrow transplantation and therapeutic antibodies at the Cancer Therapy Evaluation Program (CTEP) of the National Cancer Institute (NCI) and worked with Dr. Ron Levy on the development of rituximab and idiotype vaccines at Stanford University. Dr. Davis received his B.A. degree in Biophysics from Johns Hopkins University, M.S. degree in Physiology from Georgetown University and his M.D. from Georgetown University School of Medicine.

Committees of the Board

        The combined company's board of directors, referred to in this section of this joint proxy statement/prospectus as the "Board" or "Board of Directors," has established three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. In addition, after the merger the composition of the committees will change as a result of the election of one CuraGen director to the combined company's board.

        Audit Committee.    The Board of Directors has established an Audit Committee currently consisting of Larry Ellberger, Chairman, Harry H. Penner, and George O. Elston. Karen Shoos Lipton was also a member of the Audit Committee during a portion of 2008. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the scope and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees, and reviews the adequacy of our internal accounting controls. Each member of the Audit Committee is "independent" as that term is defined in the rules of the Securities and Exchange Commission and the applicable NASDAQ listing standards. The Board has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee. The Board has designated George O. Elston as an "audit committee financial expert," as defined under the applicable rules of the Securities and Exchange Commission and the applicable NASDAQ listing standards. The Audit Committee met eight times during 2008. Celldex's Board has adopted an Audit Committee Charter, which is available for viewing at www.celldextherapeutics.com.

        Compensation Committee.    The Board of Directors has established a Compensation Committee currently consisting of Dr. Rajesh B. Parekh, Chairman, Harry H. Penner, and Charles R. Schaller. During 2008, Karen Shoos Lipton and Larry Ellberger also were members of the Compensation Committee during a portion of 2008. The primary function of the Compensation Committee is to assist the Board in the establishment of compensation for the Chief Executive Officer and, upon his recommendation, to approve the compensation of other officers and senior employees and to approve certain other personnel and employee benefit matters. The Compensation Committee met four times during 2008. Celldex's Board has adopted a Compensation Committee Charter, which is available for viewing at www.celldextherapeutics.com. Each member of the Compensation Committee is "independent" as that term is defined in the rules of the Securities and Exchange Commission and the applicable NASDAQ listing standards.

        Nominating and Corporate Governance Committee.    The Board of Directors has established a Nominating and Corporate Governance Committee consisting of Herbert J. Conrad, Chairman, Karen Shoos Lipton and Charles R. Schaller. The primary function of the Nominating and Corporate Governance Committee is to assist the Board in reviewing, investigating and addressing issues regarding Board composition, policy and structure; membership on Board committees; and other matters regarding the governance of Celldex. The Nominating and Corporate Governance Committee met once during 2008. Celldex's Board has adopted a Nominating and Corporate Governance Charter, which is available for viewing at www.celldextherapeutics.com. Each member of the Nominating and Corporate Governance Committee is "independent" as that term is defined in the rules of the Securities and Exchange Commission and the applicable NASDAQ listing standards.

        The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes (i) the review of requests from Board members, management, members of the Nominating and Corporate Governance Committee, stockholders and other external sources; (ii) meetings from time to time to evaluate biographical information and background material relating to potential candidates to the Board; and (iii) interviews of selected candidates by members of the Committee and the Board. All nominees must have, at a minimum, high personal and professional integrity, exceptional ability and judgment, and be effective in collectively serving the long-term interests of all stockholders. Other qualifications that may be considered by the Committee are described in the Nominating and Corporate Governance Charter.

        Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names and background to the Secretary of Celldex at the address set forth below under "Stockholder Communications." All such recommendations will be forwarded to the Nominating and Corporate Governance Committee, which will review and consider only such recommendations if appropriate biographical and other information is provided, as described below, on a timely basis. All securityholder recommendations for director candidates must be submitted to Celldex not less than 120 calendar days prior to the date on which Celldex's proxy statement is released to stockholders in connection with the its annual meeting, and must include the following information:

  •
  the name and address of record of the securityholder;

  •
  a representation that the securityholder is a record holder of Celldex's securities, or if the securityholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act;

  •
  the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate;

  •
  a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time and set forth in the Nominating and Corporate Governance Committee's written charter;

  •
  a description of any arrangements or understandings between the securityholder and the proposed director candidate; and

  •
  the consent of the proposed director candidate to be named in the proxy statement relating to Celldex's annual meeting of stockholders and to serve as a director if elected at such annual meeting.

        Assuming that appropriate information is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members or other persons, as described above and as set forth in its written charter.

Compensation of Celldex's Board of Directors

        Celldex expects to compensate the members of its board of directors and the committees thereof in accordance with Celldex's current compensation policies incorporated by reference into this joint proxy statement/prospectus. These compensation polices are described more fully in Celldex's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which is incorporated by reference into this joint proxy statement/prospectus. Information with respect to the compensation of Mr. Timothy M. Shannon, M.D can be found in CuraGen's Definitive Proxy Statement for its 2009 Annual Meeting of Stockholders filed with the SEC on May 19, 2009, which is incorporated by reference into this joint proxy statement/prospectus.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF CURAGEN

        The following table sets forth information regarding beneficial ownership of CuraGen's common stock as of the CuraGen record date by:

  •
  each person, or group of affiliated persons, known to CuraGen to be the beneficial owner of more than 5% of the outstanding shares of CuraGen's common stock as of such date based on currently available Schedules 13D and 13G filed with Securities and Exchange Commission, or the SEC;

  •
  each of CuraGen's directors (which includes all nominees);

  •
  CuraGen's chief executive officer, chief financial officer, and other most highly compensated executive officer during the fiscal year ended December 31, 2008, referred to as the executive officers; and

  •
  all of CuraGen's directors and executive officers as a group.

        The number of shares of common stock beneficially owned by each person or entity is determined in accordance with the applicable rules of the SEC and includes shares of CuraGen common stock over which such individual has voting or investment power. The information is not necessarily indicative of beneficial ownership for any other purpose. Shares of CuraGen common stock issuable under option awards exercisable on or before September 29, 2009 are deemed beneficially owned for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, to CuraGen's knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws where applicable. Unless otherwise indicated, the address of all directors and executive officers is c/o CuraGen Corporation, 322 East Main Street, Branford, Connecticut 06405. The inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares.

        There were, as of July 31, 2009, approximately 187 stockholders of record of CuraGen's common stock and, according to CuraGen's estimates, 7,449 beneficial owners of CuraGen's common stock.

Name and Address	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned(1)
Holders of more than 5% of CuraGen's common stock
Renaissance Technologies LLC	4,300,162	(2)	7.5%
James H. Simons
800 Third Avenue
New York, New York 10022
DellaCamera Capital Master Fund, Ltd.	3,758,988	(3)	6.6%
DellaCamera Capital Fund, Ltd. DellaCamera Capital Management, LLC Ralph DellaCamera, Jr. Andrew Kurtz Vincent Spinnato
c/o DellaCamera Capital Management, LLC
461 Fifth Avenue, 10th Floor
New York, New York 10017
Bayer AGD	3,112,482	(4)	5.4%
51368 Leverkeusen
Federal Republic of Germany
MMCAP International Inc. SPC	2,925,146	(5)	5.1%
P.O. Box 32021 SMB, Admiral Financial Centre
90 Fort Street
Grand Cayman, Cayman Islands KY1-1208
CQS Cayman Limited Partnership	2,893,300	(6)	5.1%
P.O. Box 309
Ugland House
Grand Cayman KY1-1104, Cayman Islands
Directors and executive officers
Sean A. Cassidy	83,292	(7)	*
Paul M. Finigan	428,440	(8)	*
Timothy M. Shannon, M.D.	888,000	(9)	1.6%
Vincent T. DeVita, Jr., M.D.	185,000	(10)	*
John H. Forsgren	277,500	(11)	*
James J. Noble, M.A., F.C.A.	131,667	(12)	*
Robert E. Patricelli, J.D.	590,088	(13)	1.0%
Patrick J. Zenner	271,500	(14)	*
All current directors and executive officers as a group (8 persons)	2,855,487	(15)	4.8%

*
Less than 1% of CuraGen's outstanding common stock.

(1)
Applicable percentage of ownership for each holder is based on 57,205,231 shares of common stock outstanding on July 31, 2009, plus any common stock equivalents and presently exercisable stock options or warrants held by each such holder, and stock options or warrants held by each such holder which will become exercisable on or before September 29, 2009.

(2)
Information is based on a Schedule 13G/A (Amendment No. 1) dated February 13, 2009 as filed with the SEC. Renaissance Technologies LLC, in its capacity as investment adviser, and James H.

  Simons may be deemed to each beneficially own 4,300,162 shares of common stock, which shares are held of record by clients of Renaissance Technologies LLC. Renaissance Technologies LLC and James H. Simons report that they each have the sole power to vote or direct the vote of 4,300,162 shares of common stock and sole power to dispose or direct the disposition of 4,300,162 shares of common stock.

(3)
Information is based on a Schedule 13D/A dated March 3, 2009 as filed with the SEC. Each of DellaCamera Capital Master Fund, Ltd., DellaCamera Capital Fund, Ltd., DellaCamera Capital Management, LLC, Ralph DellaCamera, Jr., Andrew Kurtz and Vincent Spinnato beneficially owns 3,758,988 shares of common stock. Each of DellaCamera Capital Master Fund, Ltd., DellaCamera Capital Fund, Ltd., DellaCamera Capital Management, LLC, Ralph DellaCamera, Jr., Andrew Kurtz and Vincent Spinnato reports having shared power to vote or direct the vote and shared power to dispose or direct the disposition of 3,758,988 shares of common stock.

(4)
Information is based on a Schedule 13G dated February 26, 2001 as filed with the SEC. Bayer AG beneficially owns 3,112,482 shares of common stock. Bayer AG reports that it has sole power to vote or direct the vote and sole power to dispose or direct the disposition of 3,112,482 shares of common stock.

(5)
Information is based on a Schedule 13G dated June 9, 2009 as filed with the SEC. Each of MMCAP International Inc. SPC and MM Asset Management Inc. beneficially own 2,925,146 shares of common stock and report that each has shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of 2,925,146 shares of common stock.

(6)
Information is based on a Schedule 13G/A (Amendment No. 1) dated February 17, 2009 as filed with the SEC. CQS Cayman Limited Partnership owns 2,893,300 shares of common stock. CQS Cayman Limited Partnership reports that it has sole power to vote or direct the vote of 2,893,300 shares of common stock and sole power to dispose or direct the disposition of 2,893,300 shares of common stock.

(7)
Includes 18,750 shares of common stock underlying options which are or may be exercisable as of July 31, 2009 or 60 days after such date and 37,500 shares of restricted stock held.

(8)
Includes 258,375 shares of common stock underlying options which are or may be exercisable as of July 31, 2009 or 60 days after such date and 75,000 shares of restricted stock held.

(9)
Includes 641,604 shares of common stock underlying options which are or may be exercisable as of July 31, 2009 or 60 days after such date.

(10)
Includes 155,000 shares of common stock underlying options which are or may be exercisable as of July 31, 2009 or 60 days after such date.

(11)
Includes 222,500 shares of common stock underlying options which are or may be exercisable as of July 31, 2009 or 60 days after such date.

(12)
Includes 111,667 shares of common stock underlying options which are or may be exercisable as of July 31, 2009 or 60 days after such date.

(13)
Includes 225,438 shares of common stock underlying options which are or may be exercisable as of July 31, 2009 or 60 days after such date.

(14)
Includes 261,500 shares of common stock underlying options which are or may be exercisable as of July 31, 2009 or 60 days after such date.

(15)
See footnotes 7 through 14.

 DESCRIPTION OF CELLDEX COMMON STOCK

        As of the date of the joint proxy statement/prospectus, Celldex is authorized to issue up to 297,000,000 shares of common stock, $.001 par value per share. As of July 31, 2009, Celldex had 15,879,475 shares of common stock outstanding.

  Dividends

        The board of directors of Celldex may, out of funds legally available, at any regular or special meeting, declare dividends to the holders of shares of Celldex's common stock as and when they deem expedient, subject to the rights of holders of the preferred stock, if any.

  Voting

        Each share of common stock of Celldex entitles the holders to one vote per share on all matters requiring a vote of the stockholders, including the election of directors. No holders of shares of common stock shall have the right to vote such shares cumulatively in any election for the board of directors.

  Rights Upon Liquidation

        In the event of Celldex's voluntary or involuntary liquidation, dissolution, or winding up, the holders of Celldex's common stock will be entitled to share equally in Celldex's assets available for distribution after payment in full of all debts and after the holders of preferred stock, if any, have received their liquidation preferences in full.

  Miscellaneous

        No holders of shares of Celldex's common stock shall have any preemptive rights to subscribe for, purchase or receive any shares of any class, whether now or hereafter authorized, or any options or warrants to purchase any such shares, or any securities convertible into or exchanged for any such shares, which may at any time be issued, sold or offered for sale by Celldex.

DESCRIPTION OF CELLDEX RIGHTS PLAN

        Celldex is a party to a shareholder rights agreement (referred to in this joint proxy statement/prospectus as the rights agreement), pursuant to which a dividend of one Preferred Stock Purchase Right (referred to in this joint proxy statement/prospectus as a right) for each share of common stock of Celldex was declared for each outstanding share of common stock of Celldex on November 11, 2004. Each share of common stock of Celldex issued after such date is also issued with a right. Each right entitles the registered holder to purchase from Celldex a unit consisting of one one-ten thousandth of a share of Celldex Series C-1 Junior Participating Cumulative Preferred Stock, at a cash exercise price of $35 per unit, subject to adjustment as specified in the rights agreement.

EXPERTS

        The consolidated financial statements of Celldex Therapeutics, Inc. (formerly AVANT Immunotherapeutics, Inc.) as of December 31, 2008 and for the year ended December 31, 2008 and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) as of December 31, 2008 included in this joint proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Celldex Research Corporation (formerly Celldex Therapeutics, Inc.) as of December 31, 2006 and 2007 and for each of the two years in the period ended December 31, 2007 incorporated by reference in this joint proxy statement/prospectus have been so included in reliance on the report of Ernst and Young LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The financial statements, incorporated into this joint proxy statement/prospectus by reference from CuraGen Corporation's Annual Report on Form 10-K for the year ended December 31, 2008, as amended by Amendments No. 1 and 2 to CuraGen's Annual Report on Form 10-K for the year ended December 31, 2008 and the effectiveness of CuraGen Corporation's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

        The validity of Celldex common stock to be issued in connection with the merger and certain tax matters related to the merger will be passed upon for Celldex by Lowenstein Sandler PC, Roseland, NJ. Certain tax matters related to the merger will be passed upon for CuraGen by Wilmer Cutler Pickering Hale and Dorr LLP, Boston, MA.

STOCKHOLDER PROPOSALS

        The proxy rules of the Securities and Exchange Commission permit stockholders, after timely notice to issuers, to present proposals for stockholder action in issuer proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by issuer action in accordance with the proxy rules. Proposals on matters appropriate for stockholder consideration consistent with the regulations of the SEC submitted by Celldex stockholders for timely inclusion in the proxy statement and form of proxy for Celldex's 2010 Annual Meeting of stockholders must be submitted in writing not earlier than seventy-five (75) days nor later than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting (the "Anniversary Date"); provided, however, that in the event the annual meeting is scheduled to be held on a date more than thirty (30) days before the Anniversary Date or more than sixty (60) days after the Anniversary Date, a stockholder's notice shall be timely if received by Celldex at Celldex's principal executive office not later than the close of business on the later of (1) the seventy-fifth (75th) day prior to the scheduled date of such annual meeting or (2) the fifteenth (15th) day following the day on which such public announcement of the date of such annual meeting is first made by Celldex. Proxies solicited by Celldex's board of directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules and regulations governing the exercise of this authority. Any such proposal shall be mailed to Celldex's Secretary at 119 Fourth Avenue, Needham, Massachusetts 02494-2725.

        CuraGen will only hold its 2010 annual meeting of stockholders if the merger will not be completed as contemplated by the merger agreement. In the event the merger is not consummated, CuraGen will provide notice of the date fixed for the annual meeting.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Celldex's certificate of incorporation and bylaws provide that the corporation shall indemnify its directors, officers, employees or agents for any liability incurred in their official capacity to the extent permitted under the DGCL. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

        The SEC allows Celldex and CuraGen to "incorporate by reference" information into this joint proxy statement/prospectus. This means that Celldex and CuraGen can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this joint proxy statement/prospectus.

        Celldex and CuraGen have filed reports, proxy statements and other information with the SEC. Copies of the documents incorporated by reference into this joint proxy statement/prospectus along with other reports, proxy statements and other information regarding Celldex and CuraGen may be read and copied at the SEC at the SEC's Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website at http://www.sec.gov that contains reports, proxy statements and other information regarding Celldex and CuraGen (including all of the documents incorporated by reference into this joint proxy statement/prospectus) and allows you to review and print these materials.

        This joint proxy statement/prospectus incorporates by reference the documents listed below, which were previously filed by Celldex and CuraGen with the SEC. They contain important business and financial information about the companies.

Celldex SEC Filings	Period or Date Filed
Annual report on Form 10-K	Fiscal year ended December 31, 2008, filed on March 2, 2009
Quarterly report on Form 10-Q	Period Ended March 31, 2009, filed on May 8, 2009 and Period Ended June 30, 2009, filed August 8, 2009
Current Reports on Form 8-K	Filed on May 5, 2009, May 29, 2009, June 6, 2009 and August 5, 2009 (in each case except to the extent furnished but not filed)

The description of Celldex's common stock and the associated rights to purchase Celldex's Series C-1 Junior Participating Cumulative Preferred Stock contained in Celldex's registration statement on Form S-4, filed with the SEC on December 21, 2007, Celldex's registration statement on Form 8-A filed with the SEC on November 8, 2004, Celldex's registration statement on Form 8-A/A filed with the SEC on October 22, 2007, Celldex's registration statement on Form 8-A/A filed with the SEC on March 7, 2008, and any amendment or report filed with the SEC for the purposes of updating such descriptions.

CuraGen SEC Filings	Period or Date Filed
Annual report on Form 10-K	Fiscal year ended December 31, 2008, filed on March 10, 2009 as amended by Amendment No. 1 to CuraGen's Annual Report on Form 10-K for the Fiscal Year ended December 31, 2008 filed on April 30, 2009 and Amendment No. 2 to CuraGen's Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed on June 19, 2009
Quarterly report on Form 10-Q	Period Ended March 31, 2009, filed on May 7, 2009 and Period Ended June 30, 2009, filed August 5, 2009
Current Reports on Form 8-K	Filed on March 27, 2009, May 29, 2009, June 3, 2009, June 18, 2009 and July 31, 2009 (in each case except to the extent furnished but not filed)
Proxy Statement on Schedule 14A	Filed on May 19, 2009

        In addition, all documents filed by Celldex and CuraGen pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the date of the Celldex stockholders' meeting and the date of the CuraGen stockholders meeting, as applicable, are deemed to be incorporated by reference into, and to be a part of, this joint proxy statement/prospectus from the date of filing of those documents and any additional filings are deemed to be incorporated by reference into this joint proxy statement/prospectus from the date such meetings are held. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements (other than any portions of those documents not deemed to be filed).

        Any statement contained in this joint proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this joint proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this joint proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

        The documents incorporated by reference into this joint proxy statement/prospectus, excluding exhibits to such documents, are available from the appropriate company without charge upon written or oral request to the following addresses:

Celldex Therapeutics, Inc.	CuraGen Corporation
119 Fourth Avenue	322 East Main Street
Needham, Massachusetts 02494	Branford, Connecticut 06405
(781) 433-0771	(203) 481-1104
Attn: Investor Relations	Attn: Investor Relations
www.celldextherapeutics.com/wt/page/investors	http://ir.curagen.com

        Stockholders of Celldex and CuraGen should make any requests for documents incorporated by reference from Celldex or CuraGen, respectively, no later than September 23, 2009 to receive documents before the Celldex stockholders' meeting and no later than September 23, 2009 to receive documents before the Celldex stockholders' meeting. If you request any of the documents incorporated by reference from Celldex or CuraGen, Celldex or CuraGen will mail them to you by first class mail, or another equally prompt means, as soon as practicable after it receives your request.

        Celldex has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to Celldex common stock to be issued to CuraGen stockholders in connection with the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of Celldex in addition to being a joint proxy statement/prospectus of Celldex and CuraGen. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

        You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. Neither Celldex nor CuraGen has authorized anyone to provide you with information that is different from, or in addition to, what is contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated by reference in this joint proxy statement/prospectus. If anyone does give you any other information, you should not rely on it. You should assume that the information in this joint proxy statement/prospectus is accurate only as of August 28, 2009. You should also assume that the information contained in any document incorporated by reference herein is accurate only as of the date of such document, except to the extent that such information is contained in an additional document filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the date of the Celldex stockholder meeting or the CuraGen stockholder meeting, as applicable, and is incorporated by reference herein. Neither the mailing of this joint proxy statement/prospectus to stockholders nor the issuance of Celldex common stock in the merger creates any implication to the contrary.

        This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities described in this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CELLDEX THERAPEUTICS, INC.,

COTTRELL MERGER SUB, INC.

AND

CURAGEN CORPORATION

May 28, 2009

i

ii

INDEX OF SCHEDULES AND EXHIBITS

Exhibit A    Form of Certificate of Incorporation of Surviving Corporation

Exhibit B    Form of Bylaws of Merger Sub

Buyer Disclosure Letter

Company Disclosure Letter

iii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of May 28, 2009, by and among CuraGen Corporation, a Delaware corporation (the "Company"), Celldex Therapeutics, Inc., a Delaware corporation ("Buyer") and Cottrell Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Buyer ("Merger Sub").

RECITALS

        WHEREAS, the parties intend that Merger Sub be merged with and into the Company upon the terms set forth herein, with the Company surviving the Merger as a wholly owned subsidiary of Buyer;

        WHEREAS the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement in accordance with the DGCL, and (iii) resolved to recommend the adoption of this Agreement by the stockholders of the Company;

        WHEREAS, the Board of Directors of each of Buyer and Merger Sub has approved and declared it advisable for Buyer and Merger Sub to enter into this Agreement;

        WHEREAS, the parties intend to adopt this Agreement as a plan of reorganization and for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder; and

        WHEREAS, the Company, Buyer and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

        1.1    Definitions.    For purposes of this Agreement, the following terms have the respective meanings set forth below:

        "Accountant" has the meaning set forth in Section 2.8(a).

        "Acquisition Agreement" has the meaning set forth in Section 7.4(d).

        "Affiliate" means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term "control" (including the correlative terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        "Aggregate Exercise Price" has the meaning set forth in Section 3.1(b)(i).

        "Agreement" has the meaning set forth in the Preamble.

        "Assumed Options" means all options to acquire Company Common Stock granted under the 2007 Stock Plan outstanding immediately prior to the Effective Time.

        "Book Entry Shares" has the meaning set forth in Section 3.3(b).

        "Business Day" means any day other than the days on which banks in New York, New York are required or authorized to close.

        "Buyer" has the meaning set forth in the Preamble.

        "Buyer Balance Sheet Date" has the meaning set forth in Section 5.8.

        "Buyer Common Stock" has the meaning set forth in Section 3.1(b).

        "Buyer Common Stock Per Share Value" has the meaning set forth in Section 3.1(b)(ii).

        "Buyer Designated Contract" has the meaning set forth in Section 5.15.

        "Buyer Disclosure Letter" has the meaning set forth in the preamble to Article V.

        "Buyer Intellectual Property" has the meaning set forth in Section 5.12(a).

        "Buyer IP Licenses" has the meaning set forth in Section 5.12(a).

        "Buyer Material Adverse Effect" means any Effect that has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, assets, liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of Buyer; provided, however, that in no event shall any of the following, to the extent occurring after the date hereof, alone or in combination with each other, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Buyer Material Adverse Effect: (A) any change in the market price or trading volume of the Buyer Common Stock, (B) any change in general economic or business conditions except to the extent that such changes have a materially disproportionate adverse effect on Buyer relative to other similarly situated participants in the business or industry in which Buyer operates, (C) any change in financial or securities market conditions generally, except to the extent that such changes have a disproportionate adverse effect on Buyer relative to other similarly situated participants in the business or industry in which Buyer operates, (D) any Effects generally affecting the United States biotechnology industry except to the extent that such changes have a disproportionate adverse effect on Buyer relative to other similarly situated participants in the business or industry which Buyer operates, (E) any change in legal, political or regulatory conditions generally or in any geographic region in which Buyer or any of its Subsidiaries operates except to the extent that such changes have a disproportionate adverse effect on Buyer relative to other similarly situated participants in the business or industry which Buyer operates, (F) the announcement of the execution of this Agreement or anticipation of the Merger or the pendency thereof, (G) acts of war, armed hostilities, sabotage or terrorism, or any escalation of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent that such changes have a disproportionate adverse effect on Buyer relative to other similarly situated participants in the business or industry and in any geographic region in which Buyer operates or (H) any failure to meet any internal or published projections, forecasts or revenue or earnings predictions for any period, or (I) changes in Law or GAAP after the date of this Agreement.

        "Buyer Objection Statement" has the meaning set forth in Section 2.8(a).

        "Buyer Recommendation" has the meaning set forth in Section 7.1(a).

        "Buyer Recommendation Withdrawal" has the meaning set forth in Section 7.1(d).

        "Buyer Registrations" has the meaning set forth in Section 5.13(b).

        "Buyer Sale" means any acquisition in any manner, directly or indirectly (whether in a single transaction or a series of related transactions and whether effected as a merger, consolidation, sale of all or substantially all of the assets, sale of stock or other similar transaction) of more than 50% of any class of equity securities of the Buyer or acquisition in any manner, directly or indirectly (whether in a single transaction or a series of related transactions and including by means of license) of assets of the Buyer (including securities of Subsidiaries) equal to more than 50% of the Buyer's consolidated assets or to which more than 50% of the Buyer's consolidated revenues are attributable; in each case other than the transactions contemplated by this Agreement."Buyer SEC Reports" has the meaning set forth in Section 5.6(a).

        "Buyer Securities" has the meaning set forth in Section 5.5(b).

        "Buyer Stockholder Meeting" has the meaning set forth in Section 7.1(d).

        "Buyer Termination Fee" means $3,500,000.

        "Cancelled Share" has the meaning set forth in Section 3.1(c).

        "Capitalization Date" has the meaning set forth in Section 4.5(b).

        "Cash" has the meaning set forth in Section 2.7(a).

        "Cash at Closing Amount" has the meaning set forth in Section 3.1(b)(iii).

        "Certificates" has the meaning set forth in Section 3.3(b).

        "Certificate of Merger" has the meaning set forth in Section 2.3.

        "Closing" has the meaning set forth in Section 2.2.

        "Closing Balance Sheet" has the meaning set forth in Section 2.7(b).

        "Closing Statement" has the meaning set forth in Section 2.7.

        "Closing Date" has the meaning set forth in Section 2.2.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Common Stock Exchange Ratio" has the meaning set forth in Section 3.1(b)(iv).

        "Company" has the meaning set forth in the Preamble.

        "Company Acquisition Proposal" means any inquiry, proposal or offer from any Person or "group" (as defined in Section 13(d) of the Exchange Act), other than Buyer and its Subsidiaries, relating to any (i) merger, consolidation, liquidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries, (ii) acquisition in any manner, directly or indirectly (whether in a single transaction or a series of related transactions) of 15% or more of any class of equity securities of the Company or any of its Subsidiaries or (iii) acquisition in any manner, directly or indirectly (whether in a single transaction or a series of related transactions and including by means of license) of assets of the Company or any of its Subsidiaries (including securities of Subsidiaries) equal to 15% or more of the Company's consolidated assets or to which 15% or more of the Company's consolidated revenues are attributable; in each case other than the transactions contemplated by this Agreement.

        "Company Balance Sheet Date" has the meaning set forth in Section 4.8.

        "Company Benefit Plan" has the meaning set forth in Section 4.11(a).

        "Company Common Stock" has the meaning set forth in Section 3.1(b).

        "Company Common Stock Per Share Value" has the meaning set forth in Section 3.1(b)(v).

        "Company Disclosure Letter" has the meaning set forth in the preamble to Article IV.

        "Company Employees" has the meaning set forth in Section 4.11(a).

        "Company Insiders" has the meaning set forth in Section 7.13(c).

        "Company Intellectual Property" has the meaning set forth in Section 4.22(a).

        "Company IP Licenses" has the meaning set forth in Section 4.22(a).

        "Company Options" means all options to acquire Company Common Stock granted under the Company Stock Plans outstanding immediately prior to the Effective Time.

        "Company Registrations" has the meaning set forth in Section 4.27(b).

        "Company Rights" has the meaning set forth in Section 4.5(a).

        "Company SEC Reports" has the meaning set forth in Section 4.6(a).

        "Company Securities" has the meaning set forth in Section 4.5(c).

        "Company Stockholder Meeting" has the meaning set forth in Section 4.2.

        "Company Stock Plans" has the meaning set forth in Section 4.5(b)(i).

        "Company Termination Fee" means $3,500,000.

        "Confidentiality Agreement" means the Confidentiality Agreement between Buyer and the Company, dated as of March 24, 2009.

        "Continuing Employees" has the meaning set forth in Section 7.9(a).

        "Contract" has the meaning set forth in Section 4.4.

        "Convertible Notes" has the meaning set forth in Section 4.5(b)(v).

        "Copyrights" has the meaning set forth in Section 4.22(a).

        "Current Policy" has the meaning set forth in Section 7.5(c).

        "Designated Severance Obligations" has the meaning set forth in Section 3.1(b)(vi).

        "DGCL" has the meaning set forth in Section 2.1.

        "DOL" has the meaning set forth in Section 4.11(a).

        "Effect" means any change, event, effect, fact or state of circumstances.

        "Effective Time" has the meaning set forth in Section 2.3.

        "End Date" has the meaning set forth in Section 9.1(b)(i).

        "Engagement Letter" has the meaning set forth in Section 4.13.

        "Environmental Laws" means all applicable federal, state, local and foreign Laws (including international conventions, protocols and treaties), common law, rules, regulations, orders, decrees, judgments, binding agreements or Environmental Permits issued, promulgated or entered into, by or with any Governmental Authority, relating to pollution, the release of or exposure to Hazardous Materials, natural resources or the protection, investigation or restoration of the environment as in effect on the date of this Agreement.

        "Environmental Permits" means all permits, licenses, registrations and other governmental authorizations required under applicable Environmental Laws.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" has the meaning set forth in Section 4.11(b).

        "Excess Cash at Closing" has the meaning set forth in Section 3.1(b)(viii)(B).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Exchange Agent" has the meaning set forth in Section 3.3(a).

        "Exchange Fund" has the meaning set forth in Section 3.3(a).

        "Exercise Period" has the meaning set forth in Section 3.4(b).

        "FDA" has the meaning set forth in Section 4.27(a).

        "FDA Laws" has the meaning set forth in Section 4.27(a).

        "Form S-4" has the meaning set forth in Section 7.1(a)(i).

        "FTC" has the meaning set forth in Section 4.27(a).

        "FTC Laws" has the meaning set forth in Section 4.27(a).

        "GAAP" means United States generally accepted accounting principles.

        "Governmental Authority" means any nation or government or any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal.

        "Hazardous Materials" means (i) any substance that is listed, classified or regulated as hazardous or toxic or a pollutant or contaminant under any Environmental Laws; or (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, toxic molds or radon.

        "Indenture" means the indenture between the Company and the Bank of New York, as trustee, dated as of February 17, 2004, relating to the Convertible Notes.

        "Insurance Amount" has the meaning set forth in Section 7.5(c).

        "Intellectual Property" has the meaning set forth in Section 4.22(a).

        "In the Money Options" has the meaning set forth in Section 3.1(b)(vii).

        "IRS" has the meaning set forth in Section 4.11(a).

        "Joint Proxy Statement/Prospectus" has the meaning set forth in Section 7.1(a)(i).

        "Junior Preferred Stock" has the meaning set forth in Section 4.5(a).

        "Knowledge" means (a)(i) with respect to the Company, the actual knowledge of the individuals set forth in Schedule 1.1 of the Company Disclosure Letter and (ii) with respect to Buyer, the actual knowledge of the individuals set forth in Schedule 1.1 of the Buyer Disclosure Letter or (b) in the case of an individual, the actual knowledge of such individual.

        "Law" means applicable statutes, common laws, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, governmental guidelines or interpretations having the force of law or bylaws, in each case, of a Governmental Authority.

        "Leased Real Property" has the meaning set forth in Section 4.21(b).

        "Liens" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

        "Material Adverse Effect on the Company" means any Effect that has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, assets, liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of the Company; provided, however, that in no event shall any of the following, to the extent occurring after the date hereof, alone or in combination with each other, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect on the Company: (A) any change in the market price or trading volume of the Company Common Stock, (B) any change in general economic or business conditions except to the extent that such changes have a materially disproportionate adverse effect on the Company relative to other similarly situated participants in the business or industry in which the Company operates, (C) any change in financial or securities market conditions generally, except to the extent that such changes have a disproportionate adverse effect on the Company relative to other similarly situated participants in the business or industry in which the Company operates, (D) any Effects generally affecting the United States biotechnology industry except to the extent that such changes have a disproportionate adverse effect on the Company relative to other similarly situated participants in the business or industry which the Company operates, (E) any change in legal, political or regulatory conditions generally or in any geographic region in which the Company operates except to the extent that such changes have a disproportionate adverse effect on the Company relative to other similarly situated participants in the business or industry which the Company operates, (F) the announcement of the execution of this Agreement or anticipation of the Merger or the pendency thereof, (G) acts of war, armed hostilities, sabotage or terrorism, or any escalation of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent that such changes have a disproportionate adverse effect on the Company relative to other similarly situated participants in the business or industry and in any geographic region in which the Company operates or (H) any failure to meet any internal or published projections, forecasts or revenue or earnings predictions for any period, or (I) changes in Law or GAAP after the date of this Agreement.

        "Material Contracts" has the meaning set forth in Section 4.18(b).

        "Material Licenses" has the meaning set forth in Section 4.18(b).

        "Materials of Environmental Concern" shall mean any hazardous, acutely hazardous, or toxic substance or waste defined and regulated as such under applicable Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act or the federal Resource Conservation and Recovery Act.

        "Merger" has the meaning set forth in Section 2.1.

        "Merger Sub" has the meaning set forth in the Preamble.

        "Multiemployer Plan" has the meaning set forth in Section 4.11(b).

        "NASDAQ" has the meaning set forth in Section 3.2(a).

        "Non-Voting Common Stock" has the meaning set forth in Section 4.5(a).

        "Patents" has the meaning set forth in Section 4.22(a).

        "Permits" means any licenses, franchises, permits, certificates, consents, approvals or other similar authorizations of, from or by a Governmental Authority possessed by or granted to or necessary for the ownership of the material assets or conduct of the business of the applicable party.

        "Permitted Liens" means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics', carriers', workmen's, repairmen's, materialmen's or other Liens or security interests that arise in the ordinary course of business or that are being contested in good faith and by appropriate proceedings; (iii) pledges or deposits to secure obligations under workers' compensation Laws or similar legislation or to secure public or statutory obligations; (iv) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; and (v) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by a party or any of its Subsidiaries.

        "Person" means any individual, corporation, company, limited liability company, partnership, association, trust, joint venture or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

        "Purchase Price" has the meaning set forth in Section 3.1(b)(viii).

        "Pre-Closing Period" has the meaning set forth in Section 6.1.

        "Preferred Stock" has the meaning set forth in Section 4.5(a).

        "Proceeding" has the meaning set forth in Section 5.10.

        "PSV Policies" has the meaning set forth in Section 7.9(b).

        "Real Property Lease" has the meaning set forth in Section 4.21(b).

        "Recommendation" has the meaning set forth in Section 7.1(a)(i).

        "Recommendation Withdrawal" has the meaning set forth in Section 7.4(a).

        "Representatives" has the meaning set forth in Section 7.4(a).

        "Required Stockholders Meetings" has the meaning set forth in Section 7.1(d).

        "Requisite Company Stockholder Vote" means the affirmative vote of the holders of a majority of the voting power of the Company Common Stock.

        "Requisite Buyer Stockholder Vote" means the majority of the total votes cast by holders of the Buyer Common Stock at the Buyer Stockholder Meeting.

        "Restricted Shares" has the meaning set forth in Section 4.5(b)(i).

        "Rights Plan" has the meaning set forth in Section 4.5(a).

        "Sarbanes-Oxley Act" has the meaning set forth in Section 4.6(a).

        "SEC" means the United States Securities and Exchange Commission.

        "Section 16 Information" has the meaning set forth in Section 7.13(b).

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Severance Amount" has the meaning set forth in Section 4.5(h).

        "Software" has the meaning set forth in Section 4.22(a).

        "Statement" has the meaning set forth in Section 2.7.

        "Subsidiary," with respect to any Person, means any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions (or, if there are no such voting interests, more than 50% of the equity interests of the second Person).

        "Superior Proposal" has the meaning set forth in Section 7.4(b).

        "Supplemental Indenture" means a supplemental indenture whereby the Buyer assumes the Company's obligations under the Indenture.

        "Surviving Corporation" has the meaning set forth in Section 2.1.

        "Surviving Corporation Plan" has the meaning set forth in Section 7.9(c).

        "Tax" means (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other comparable assessments, in each case in the nature of a tax, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, alternative and estimated taxes, customs duties, fees, assessments and other charges in the nature of Taxes imposed by any Tax authority or Governmental Entity, (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax authority or Governmental Entity in connection with any item described in clauses (A) or (B), and (C) any amounts in respect of any items described in clauses (A) and/or (B) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under federal, state, local or foreign Law) or otherwise.

        "Tax Return" means any return, declaration, report, statement, information statement or other document, together with all associated schedules, filed or required to be filed with a Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

        "Trademarks" has the meaning set forth in Section 4.22(a).

        "Trade Secrets" has the meaning set forth in Section 4.22(a).

        "Transaction Expenses" has the meaning set forth in Section 3.1(b)(ix).

        "1993 Stock Plan" has the meaning set forth in Section 4.5(b)(iv).

        "1997 Plan Options" has the meaning set forth in Section 3.4(b).

        "1997 Stock Plan" has the meaning set forth in Section 4.5(b)(i).

        "2007 Stock Plan" has the meaning set forth in Section 4.5(b)(i).

        "2009 Budget" has the meaning set forth in Section 6.1(l).

        1.2    Terms Generally.    The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation," unless the context expressly provides otherwise. All references herein to Sections, paragraphs, subparagraphs, clauses, Exhibits or Schedules shall be deemed references to Sections, paragraphs, subparagraphs or clauses of, or Exhibits or Schedules to this Agreement, unless the context requires otherwise. Unless otherwise expressly defined, terms defined in this Agreement have the same meanings when used in any Exhibit or Schedule hereto, including the Company Disclosure Letter. Unless otherwise specified, the words "this Agreement," "herein," "hereof," "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole (including the Schedules, Exhibits and the Company Disclosure Letter) and not to any particular provision of this Agreement.

ARTICLE II
THE MERGER

        2.1    The Merger.    On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time, Merger Sub will merge with and into the Company (the "Merger"), the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (the "Surviving Corporation").

        2.2    Closing.    Unless otherwise mutually agreed in writing by the Company and Buyer, the closing of the Merger (the "Closing") will take place at the offices of Lowenstein Sandler PC, 65 Livingston Ave., Roseland, New Jersey, at 10:00 a.m. on the second Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (excluding conditions that, by their terms, cannot be satisfied until the Closing but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place, date and time as the Company and Buyer may agree in writing. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date."

        2.3    Effective Time.    Subject to the provisions of this Agreement, at the Closing, the parties hereto shall cause the Merger to be consummated by executing and filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger will become effective at such date and time as the Certificate of Merger has been duly filed with and accepted for recording by the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Buyer in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the "Effective Time").

        2.4    Effects of the Merger.    The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

        2.5    Organizational Documents.    At the Effective Time, (a) the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety in the form attached hereto as Exhibit A and (b) the bylaws of the Surviving Corporation shall be amended so as to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, in the form attached hereto as Exhibit B, until thereafter amended in accordance with applicable Law.

        2.6    Directors and Officers of Surviving Corporation.    The directors of the Company immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time, which resignations shall be a condition of the Merger. Immediately after the Effective Time, Buyer shall take the necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal.

        2.7    Closing Statement.    No later than three (3) Business Days prior to the Closing, the Company shall deliver a statement certified by the Chief Financial Officer of the Company, which shall set forth the Company's calculation of the Cash at Closing Amount and which shall include the items described in Section 2.7(a), (b) and (c), below (the "Statement"). During the period between Buyer's receipt of the Statement and the Closing, Buyer and the Company shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Statement and the Company shall afford to Buyer such access to its books and records related to the Statement as Buyer may deem necessary to verify the Statement. The Statement shall become final upon the earlier to occur of (i) the resolution (whether pursuant to the procedures set forth in Section 2.8 or otherwise) by Buyer and the Company of any disagreements they have with respect thereto (the "Closing Statement") or (ii) at 5:00 PM, New York time, on the second Business Day after the date the Company delivers the Statement to the Buyer, if Buyer has not notified the Company of any disagreements with respect to the Statement by that time. The Statement shall include the following:

          (a)   (i) bank statements for the most recently concluded month and (ii) a roll-forward of the balances shown on such bank statements showing the amount in cash, cash equivalents, marketable securities and short term investments available in the Company's accounts as of the close of business on the day immediately prior to the date of delivery of such Closing Statement which is not subject to any lien or right of set-off in favor of any third party, calculated using the same methods used in the calculation of Cash in the preparation of the Company's audited financial statements and the process and methods described in Schedule 4.6(h) of the Company Disclosure Letter, including the same methods and assumptions used in making good faith estimates in respect of cash equivalents, marketable securities and short term investments for which market valuations are not readily obtainable ("Cash"); and

          (b)   an unaudited balance sheet of the Company as of the day immediately prior to the date of delivery of the Statement prepared in accordance with GAAP applied on a consistent basis using the same procedures and methods as used in preparing the audited financial statements of the Company (the "Closing Balance Sheet"), including a schedule of anticipated payments to be made by the Company during the period following delivery of the Statement to the extent liabilities for such payments have not been accrued on the Closing Balance Sheet; and

          (c)   the aggregate amount of the Designated Severance Obligations.

        2.8    Disagreements Regarding Closing Statement.

          (a)   In the event of a disagreement between Buyer and the Company with respect to the Statement, Buyer and the Company shall work together in good faith to resolve such disagreement. If, after a period of five (5) Business Days after the Company's delivery of the Statement to Buyer, the parties have not reached agreement, they shall promptly thereafter cause an independent accountant of nationally recognized standing reasonably satisfactory to Buyer and the Company (who shall not be either party's independent registered public accounting firm) (the "Accountant"), to review, as promptly as possible, this Agreement and the disputed items or amounts for the purpose of calculating the Cash at Closing Amount. Concurrently with commencement of this review, Buyer shall provide to the Company and the Accountant a statement describing its disagreements with the Company with respect to the Statement and what it believes to be the correct amounts for the disputed item or amounts and for the Cash at Closing Amount in total (the "Buyer Objection Statement"). In making its calculation of the disputed items or amounts and the total Cash at Closing Amount, the Accountant shall consider only those items or amounts in the Statement as to which Buyer and the Company have a disagreement. The Accountant shall deliver to Buyer and the Company, as promptly as practicable, a report setting forth its calculation of the disputed items and amounts and the total Cash at Closing Amount, which shall be final, conclusive and binding upon the Buyer and the Company. Upon delivery of the Accountant's report, the Statement shall be modified as necessary to reflect the Accountant's conclusions and the total Cash at Closing Amount, and upon such modification, the Statement shall be considered the Closing Statement for purposes of Section 2.7 above.

          (b)   Buyer and the Company shall share the fees and expenses of the Accountant's review and report based upon what portion of the changes called for in the Buyer Objection Statement are reflected in the Closing Statement, as follows: (1) the Buyer shall be responsible for an amount equal to the total amount of such fees and expenses multiplied by a fraction, the numerator of which is the difference (if any) between (A) the Cash at Closing Amount shown on the Statement (after adjusting the Statement to reflect all of the changes called for in the Buyer Objection Statement) and (B) the Cash at Closing Amount as shown on the Closing Statement, and the denominator of which is the difference between (C) the Cash at Closing Amount as shown on the

  Statement (after adjusting the Statement to reflect all of the changes called for in the Buyer Objection Statement) and (D) the Cash at Closing Amount as shown on the Statement and (2) the Company shall be responsible for the balance of such fees and expenses.

        2.9    Transaction Expenses.    Concurrently with the delivery of the Statement and no later than three (3) Business Days prior to the Closing Date, the Company shall provide to Buyer the amount, in the aggregate, of all Transaction Expenses that have not been paid prior to Closing and shall provide Buyer with a certificate setting forth (a) the identity of each Person that is owed such amounts; (b) the amount owed or to be owed to each such Person; and (c) the bank account and wire transfer information for each such Person.

ARTICLE III
EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

        3.1    Conversion of Securities.    At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of the Company, Buyer, Merger Sub or their stockholders:

          (a)   Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

          (b)   Each share of common stock, par value $0.01 per share, of the Company (including the Restricted Shares) ("Company Common Stock") issued and outstanding immediately prior to the Effective Time, other than any Cancelled Shares, shall be converted into the right to receive a number of shares of common stock of Buyer ("Buyer Common Stock") equal to the Common Stock Exchange Ratio after surrender of such share of Company Common Stock in the manner provided in Section 3.3. Subject to the other provisions of this Article III, as of the Effective Time, each such share of Company Common Stock shall, by virtue of the Merger, cease to be outstanding and shall be cancelled, and each certificate representing any such shares and each book entry on the Company's stock register representing any such shares which are non-certificated shares shall thereafter represent only the right to receive (i) the number of whole shares of Buyer Common Stock into which the shares represented by such certificate or book entry have been converted, and (ii) cash in lieu of fractional shares of Buyer Common Stock in accordance with Section 3.2(a), without interest.

              (i)  "Aggregate Exercise Price" shall mean the aggregate exercise price of all In the Money Options.

             (ii)  "Buyer Common Stock Per Share Value" shall mean, with respect to Buyer Common Stock, the volume weighted average of the closing prices of sales of Buyer Common Stock on NASDAQ on fifteen randomly selected days during the period of thirty trading days ending on the trading day that is two days prior to the Effective Time.

            (iii)  "Cash at Closing Amount" shall mean the result obtained by subtracting the sum of (A) (1) the amount of the Transaction Expenses plus (2) the aggregate principal amount and the amount of accrued but unpaid interest owed by the Company in respect of the Convertible Notes outstanding as of the Closing Date to the extent not reflected as a current liability in the Closing Balance Sheet plus (3) the amount of the Designated Severance Obligations plus (4) the aggregate amount of other current liabilities as indicated on the Closing Balance Sheet from (B) the sum of (1) the amount of Cash available in the Company's accounts as of the Closing Date, plus (2) the amount of other current assets, property and equipment, net and other assets, net reflected on the Closing Balance Sheet less the amount of deferred financing fees included in other assets, net, plus (3) the Aggregate Exercise Price.

            (iv)  "Common Stock Exchange Ratio" shall equal the quotient of (A) the Company Common Stock Per Share Value divided by (B) the Buyer Common Stock Per Share Value.

             (v)  "Company Common Stock Per Share Value" shall equal the quotient of (A) the Purchase Price divided by (B) the sum of (1) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus (2) the number of shares of Company Common Stock issuable upon exercise of In the Money Options outstanding immediately prior to the Effective Time.

            (vi)  "Designated Severance Obligations" shall mean the sum of (A) the Severance Amount in respect of each Company employee or officer who will not be a Continuing Employee, plus (B) the total cash cost to the Company reasonably expected to be incurred in connection with the loss of any federal Tax deduction for the Severance Amounts by virtue of Section 280G of the Code; provided, for the avoidance of doubt, that any reduction of net operating losses as a result of a lost federal Tax deduction for the Severance Amounts shall not in any circumstances be considered a cash cost that is included in the amount of Designated Severance Obligations.

           (vii)  "In the Money Options" means each Assumed Option with an exercise price that is less than or equal to $1.67 per share as of the date of this Agreement (without giving effect to any adjustment to the exercise price of such options arising from the Merger or the other transactions contemplated by this Agreement).

          (viii)  "Purchase Price" shall be defined as follows:

      (A)
      if the Cash at Closing amount is $54,500,000, "Purchase Price" shall mean $94,500,000;

      (B)
      if the Cash at Closing amount is greater than $54,500,000, the "Purchase Price" shall be adjusted upward from $94,500,000 on the basis of the amount by which the Cash at Closing Amount exceeds $54,500,000 (the "Excess Cash at Closing") as follows: (X) the "Purchase Price" shall be increased by $1.30 for each $1 of Excess Cash at Closing until the Purchase Price has been increased to $97,500,000 and (Y) the "Purchase Price" shall be increased above $97,500,000 to a maximum of $100,000,000 by $1 for each $1 of Excess Cash at Closing for which no adjustment has been made pursuant to the preceding clause (X); and

      (C)
      if the Cash at Closing amount is less than $54,500,000, "Purchase Price" shall mean the result obtained by subtracting (X) the amount by which $54,500,000 exceeds the Cash at Closing Amount from (Y) $94,500,000 (rounded to the nearest whole dollar).

            (ix)  "Transaction Expenses" shall mean the sum of (a) all fees, costs and expenses of any brokers, financial advisors, consultants, accountants, attorneys or other professionals engaged by the Company in connection with the structuring, negotiation or consummation of the transactions contemplated by this Agreement and (b) the cost of the tail policy of directors' and officers' liability insurance referred to in Section 7.5(c).

          (c)   Cancelled Shares.    Each share of Company Common Stock held by the Company as treasury stock or owned by Buyer immediately prior to the Effective Time shall be, automatically and without the need for any action on the part of the holders thereof, cancelled and shall cease to exist, and no payment or distribution shall be made or delivered with respect thereto (each a "Cancelled Share").

          (d)   Convertible Notes.    The Convertible Notes shall remain outstanding in accordance with their terms and the Buyer shall assume the Company's obligations under such Convertible Notes and related agreements by execution and delivery of a Supplemental Indenture as of the Closing.

          (e)   Limitations on Aggregate Share Issuance.    Notwithstanding anything to the contrary contained in this Agreement, the aggregate number of shares of Buyer Common Stock issuable pursuant to the Merger shall in no event exceed 58% or fall below 32.5% of the outstanding shares of Buyer Common Stock immediately after the Effective Time, calculated on the basis of the total number of shares of Buyer Common Stock outstanding immediately after the Effective Time. The Common Stock Exchange Ratio shall be automatically adjusted to effect the foregoing limitations.

        3.2    Fractional Shares; Adjustments.

          (a)   No fractional shares of Company Common Stock shall be issued as a result of the conversion provided for in Section 3.1(b). In lieu of any such fractional shares, each holder of a fractional interest in Company Common Stock shall be entitled to receive from the Exchange Agent a cash payment therefor in an amount equal to the value (determined with reference to the closing price of a share of Buyer Common Stock as reported on The Nasdaq Stock Market ("NASDAQ") on the last full trading day immediately prior to date the Merger becomes effective) of such fractional interest. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration. Any payment owed with respect to fractional shares shall be rounded upward to the nearest whole cent.

          (b)   If, prior to the Effective Time, the Company or Buyer shall declare a stock dividend or other similar distribution of Company Common Stock or Buyer Common Stock or securities convertible into shares of Company Common Stock or Buyer Common Stock, as applicable, or effect a stock split, reclassification, recapitalization, stock combination or other change with respect to the Company Common Stock or Buyer Common Stock, as applicable, the Common Stock Exchange Ratio shall be adjusted to reflect such dividend, distribution, stock split, reclassification, recapitalization, stock combination or other change.

        3.3    Exchange of Certificates.

          (a)    Exchange Agent.    At or as soon as practicable following the Effective Time, Buyer shall deposit pursuant to an Exchange Agent Agreement in form and substance reasonably satisfactory to the Company with Computershare Inc. or such other exchange agent as may be designated by Buyer and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of Company Common Stock, for exchange in accordance with this Section 3.3, certificates representing shares of Buyer Common Stock issuable pursuant to Section 3.1(b) in exchange for outstanding shares of Company Common Stock and shall from time to time deposit cash in an amount sufficient to make payments in lieu of fractional shares in accordance with Section 3.2(a) (such shares of Buyer Common Stock and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund").

          (b)    Procedures.    At or as soon as practicable after the Effective Time, Buyer shall instruct the Exchange Agent to mail to each holder of record of (1) a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive shares of Buyer Common Stock pursuant to Section 3.1(b) ("Certificates") and (2) shares of Company Common Stock that were non-certificated shares represented by book entry immediately prior to the Effective Time and which were converted into the right to receive shares of Buyer Common Stock pursuant to Section 3.1(b) ("Book Entry Shares"), (i) a letter of transmittal (which shall be in customary form and which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates or Book Entry Shares to the Exchange Agent), and (ii) instructions for effecting the surrender of the Certificates or Book Entry Shares in exchange for certificates representing shares of Buyer Common Stock. Upon surrender of a Certificate or Book Entry Shares for cancellation to the Exchange Agent or an affidavit as provided in Section 3.3(h) , together with a duly executed letter of transmittal, the holder of such Certificate or Book Entry Shares shall be entitled to receive in exchange therefor (x) a certificate or certificates representing that whole number of shares of Buyer Common Stock which such holder has the right to receive pursuant to Section 3.1(b) in such denominations and registered in such names as such holder may request and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article III, after giving effect to any required withholding Tax. No interest will be paid or accrued on the cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, payable to holders of shares of Buyer Common Stock. In the event of a transfer of ownership of shares of Company Common Stock which is not registered on the transfer records of the Company, a certificate representing the proper number of shares of Buyer Common Stock, together with a check for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to such transferee if the Certificate representing such shares of Company Common Stock held by such transferee or the Book Entry Shares held by such transferee is presented or otherwise surrendered to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid.

          (c)    Distributions with Respect to Unexchanged Shares.    Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to any shares of Buyer Common Stock having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book Entry Shares, and no cash payment in lieu of fractional shares shall be paid to any such holder, until the holder shall surrender such Certificate or Book Entry Shares as provided in this Section 3.3. Subject to the effect of applicable abandoned property, escheat or similar Laws, there shall be paid to such holder at the time of surrender of such Certificate or Book Entry Shares, without interest, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable and not paid, and there shall be paid to such holder on the relevant payment date the amount of dividends or other distributions with a record date after the Effective Time and a payment date after such surrender, less the amount of any withholding Taxes which may be required thereon.

          (d)    No Further Ownership Rights in Company Common Stock.    All shares of Buyer Common Stock issued upon surrender of Certificates or Book Entry Shares in accordance with the terms hereof (including any cash paid pursuant to this Article III) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock represented thereby, and there shall be no further registration of transfers on the stock transfer books of the Company of shares of Company Common Stock or outstanding immediately prior to the Effective Time. All Certificates or Book Entry Shares presented to the Surviving Corporation or the Exchange Agent after the Effective Time for any reason shall be cancelled and exchanged as provided in this Section 3.3.

          (e)    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to holders of Buyer Common Stock one year after the Closing Date shall be delivered to the Surviving Corporation upon demand, and holders of Certificates or Book Entry Shares previously representing shares of Company Common Stock who have not theretofore complied with this Section 3.3 shall thereafter look only to the Surviving Corporation for payment of any claim to shares of Buyer Common Stock, cash in lieu of fractional shares thereof, or dividends or distributions, if any, in respect thereof.

          (f)    No Liability.    None of Buyer, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Buyer Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (g)    Investment of Exchange Fund.    The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Buyer, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation upon termination of the Exchange Fund pursuant to Section 3.3(e).

          (h)    Missing Certificates.    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and providing an appropriate indemnity or surety bond by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Buyer Common Stock (including the dividends and distributions with respect thereto) and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

          (i)    Withholding.    Buyer, Company, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable hereunder any amounts required to be deducted and withheld under any applicable Tax Law. To the extent any amounts are so withheld and timely paid to the applicable Tax authority, such amounts shall be treated for all purposes as having been paid to the holder to whom such amounts would otherwise have been paid.

        3.4    Treatment of Options.

          (a)   At the Effective Time, the Company's obligations with respect to each Assumed Option will be assumed by the Buyer. Each Assumed Option so assumed by the Buyer under this Agreement shall be subject to substantially the same terms and conditions set forth in the agreement pursuant to which such Assumed Option was issued as in effect immediately prior to the Effective Time, except that (i) such Assumed Option will be exercisable for that number of shares of Buyer Common Stock equal to the product of the number of shares of Company Common Stock that were purchasable under such Company Option immediately prior to the Effective Time multiplied by the Common Stock Exchange Ratio, rounded down to the nearest whole number of shares of Buyer Common Stock and (ii) the per share exercise price for the shares of Buyer Common Stock issuable upon exercise of such Assumed Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Assumed Option was exercisable immediately prior to the Effective Time by the Common Stock Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent. The adjustment to each Assumed Option pursuant to this Agreement shall be made in a manner that complies with Treasury Regulation Sections 1.424-1 and 1.409A-1(b)(5)(v)(D).

          (b)   Prior to the Effective Time, the vesting of each outstanding option to purchase shares of Company Common Stock under the 1997 Stock Plan (the "1997 Plan Options"), to the extent not yet fully vested, shall be accelerated such that all outstanding 1997 Plan Options are exercisable in full for a specified period of time prior to the Effective Time (the "Exercise Period"). At the Effective Time, each 1997 Plan Option that has not been previously exercised shall terminate, and the Company shall have no further obligations with respect to any such unexercised 1997 Plan Option. The Company shall take all action that may be reasonably necessary to effectuate the provisions of this Section 3.4, including without limitation providing written notice to all holders of 1997 Plan Options by no later than 30 days prior to the Effective Time, which notice shall specify the Exercise Period and indicate that the vesting of 1997 Plan Options, to the extent not fully vested, will be accelerated, that any exercises of 1997 Plan Options must occur prior to the end of the Exercise Period, and that any 1997 Plan Option that has not previously been exercised will automatically terminate at the Effective Time.

          (c)   Buyer will reserve sufficient shares of Buyer Common Stock for issuance pursuant to the Assumed Options under this Section 3.4. As soon as practicable after the Effective Time, Buyer shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of Buyer Common Stock subject to the Assumed Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Assumed Options remain outstanding.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except (i) as set forth in the disclosure letter (the "Company Disclosure Letter") delivered to Buyer and Merger Sub by the Company concurrently with entering into this Agreement (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to which the relevance of such disclosure is readily apparent on its face), or (ii) as disclosed in the Company SEC Reports (as defined herein) filed prior to the date of this Agreement (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other similar disclosures included therein to the extent they are primarily predictive or forward-looking in nature), the Company hereby represents and warrants to Buyer and Merger Sub that:

        4.1    Corporate Existence and Power.    The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company has all corporate or similar powers and authority required to own, lease and operate its respective properties and to carry on its business as now conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except for any failures to be so licensed or qualified that would not reasonably be expected to have a Material Adverse Effect on the Company. The Company is not in violation of its organizational or governing documents in any respect.

        4.2    Corporate Authorization.    The Company has the corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the Requisite Company Stockholder Vote, to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company. The Board of Directors of the Company at a duly held meeting has (i) determined that it is in the best interests of the Company and its stockholders to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement and directed that such matter be submitted for consideration of the stockholders of the Company at a meeting called for the purpose of approving and adopting this Agreement (the "Company Stockholder Meeting").

        4.3    Governmental Authorization.    The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than (i) the filing of the Certificate of Merger; (ii) compliance with the applicable requirements of the Exchange Act, including the filing of the Form S-4; (iii) compliance with the rules and regulations of NASDAQ; (iv) compliance with any applicable foreign or state securities or blue sky laws; (v) such filings and consents as may be required under any environmental, health or safety law or regulation, or any health care licensure laws, reimbursement authorities and their agents, certificate of need laws and other health care laws and regulations, pertaining to any notification, disclosure or approval required by the Merger or the other transactions contemplated by this Agreement; and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to be made or obtained would not (A) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or (B) reasonably be expected to prevent or materially delay the consummation of the Merger.

        4.4    Non-Contravention.    Assuming compliance with the matters referenced in Section 5.3, the receipt of the Requisite Company Stockholder Vote and Buyer's execution of the Supplemental Indenture, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of the Company; (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company, or any of its properties or assets; (iii) require the consent, approval or authorization of, or notice to or filing with any third party with respect to, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company, or result in the creation of any Lien on any of the properties or assets of the Company under, any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a "Contract") to which the Company is a party or by which the Company or its properties or assets are bound, except, in the case of clause (iii) above, as would not (A) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or (B) reasonably be expected to prevent or materially delay the consummation of the Merger.

        4.5    Capitalization; Subsidiaries.

          (a)   The authorized capital stock of the Company consists of (i) 250,000,000 shares of Company Common Stock, (ii) 3,000,000 shares of Non-Voting Common Stock (the "Non-Voting Common Stock"), and (iii) 5,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), of which 1,000,000 shares have been designated as Series A Junior Participating Preferred Stock (the "Junior Preferred Stock") and have been reserved for issuance upon the exercise of the rights (the "Company Rights") distributed to the holders of Common Stock pursuant to that certain Stockholder Rights Agreement, dated as of March 27, 2002 (the "Rights Plan"), by and between the Company and American Stock Transfer & Trust Company, as Rights Agent.

          (b)   As of May 27, 2009 (the "Capitalization Date"):

              (i)  57,194,682 shares of Company Common Stock were issued and outstanding (which number includes 150,000 shares of restricted Company Common Stock (the "Restricted Shares") outstanding pursuant to the Company's 2007 Stock Incentive Plan (the "2007 Stock Plan") and the Company's 1997 Employee, Director and Consultant Stock Plan (the "1997 Stock Plan", and together with the 2007 Stock Plan, the "Company Stock Plans");

             (ii)  no shares of Company Common Stock were held by the Company in its treasury;

            (iii)  no shares of Preferred Stock were issued and outstanding;

            (iv)  (A) the Company has reserved 6,000,000 shares of Company Common Stock for issuance under the 2007 Stock Plan, of which options to purchase 3,643,632 shares have been granted and are currently outstanding, (B) the Company has reserved 10,500,000 shares of Company Common Stock for issuance under the Company's 1997 Stock Plan, of which options to purchase 1,493,348 shares have been granted and are currently outstanding and (C) there are no options outstanding under the Company's 1993 Stock Option Plan (the "1993 Stock Plan");

             (v)  1,460,061 shares of Company Common Stock were reserved for issuance upon conversion of the Company's outstanding 4.00% Convertible Subordinated Notes due 2011 (the "Convertible Notes"); and

            (vi)  no warrants to purchase shares of Company Common Stock were issued or outstanding.

  All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.

          (c)   Except as set forth in Section 4.5(b), there have not been reserved for issuance, and there are no outstanding (i) shares of capital stock or other voting securities of the Company; (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, other than Company Options and the Convertible Notes; (iii) Company Options or other rights or options to acquire from the Company, or obligations of the Company to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of the Company, as the case may be; or (iv) equity equivalent interests in the ownership or earnings of the Company (the items in clauses (i) through (iv) collectively, "Company Securities"). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. There are no preemptive rights of any kind which obligate the Company to issue or deliver any Company Securities.

          (d)   Other than the issuance of shares of Company Common Stock upon exercise of Company Options, from the Company Balance Sheet Date to the date of this Agreement, the Company has not declared or paid any dividend or distribution in respect of any Company Securities, and the Company has not issued, sold, repurchased, redeemed or otherwise acquired any Company Securities, and the Board of Directors has not authorized any of the foregoing.

          (e)   As of the date hereof, the Company has not entered into any commitment, arrangement or agreement, or is otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any Person.

          (f)    Prior to the date of this Agreement, the Company has amended the Rights Plan in accordance with its terms (i) to render the Rights Plan inapplicable to the transactions contemplated by this Agreement and (ii) so that the Company Rights will expire immediately prior to the Effective Time, provided that no Distribution Date (as defined in the Rights Plan) or Stock Acquisition Date (as defined in the Rights Plan) shall have occurred.

          (g)   The Company does not own, directly or indirectly, any capital stock or equity securities of any Person.

          (h)   Section 4.5(h) of the Company Disclosure Letter sets forth, in respect of each officer and employee of the Company, the aggregate amount of severance payments that are payable or may become payable by the Company to such employee or officer in connection with the Merger under an employment agreement set forth in Section 4.11 of the Company Disclosure Letter, the CuraGen Corporation Severance Pay Policy (for each such employee, the "Severance Amount").

        4.6    Reports and Financial Statements; Cash.

          (a)   The Company and its Subsidiaries have filed all forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) required to be filed by them with the SEC since January 1, 2005 (all such forms, reports, statements, certificates and other documents filed since January 1, 2005, including any amendments thereto, collectively, the "Company SEC Reports") and all Company SEC Reports have been filed on a timely basis. As of their respective dates the Company SEC Reports complied, and each of the SEC Reports filed subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), as the case may be, and the applicable rules and regulations promulgated thereunder. As of the time of filing with the SEC, none of the Company SEC Reports so filed or that will be filed subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b)   The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company SEC Reports have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated statements of operations and comprehensive income, cash flows and changes in stockholders' equity for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the Company SEC Reports have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated statements of operations and comprehensive income and cash flows for the periods indicated (subject to normal and recurring period-end adjustments that have not been and are not expected to be material to the Company and its Subsidiaries taken as a whole).

          (c)   Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its subsidiaries, on the one hand, and any affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company's published consolidated financial statements.

          (d)   The Company has made available to Buyer a complete and correct copy of any amendments or modifications which have not yet been filed (but which the Company intends to file) with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act, and the regulations promulgated thereunder.

          (e)   The principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act and the regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were as of the respective dates made, and are, complete and correct.

          (f)    The Company has (A) designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to its principal executive officer and principal financial officer; (B) designed internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (C) evaluated the effectiveness of the Company's disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Report that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation; and (D) to the extent required by applicable Law, disclosed in such report or amendment any change in the Company's internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

          (g)   The Company has disclosed, based on the most recent evaluation of internal control over financial reporting, to the Company's auditors and the audit committee of the Company's Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. Since January 1, 2005, (i) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

          (h)   As of May 22, 2009, the Company has Cash in an amount equal to the amount set forth in Schedule 4.6(h) of the Company Disclosure Letter, which amount has been determined using the process and methods described in such schedule.

        4.7    Undisclosed Liabilities.    Except (i) for those liabilities that are reflected or reserved against on the balance sheet of the Company (including the notes thereto) included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, (ii) for liabilities incurred that are reflected as current liabilities on the Closing Balance Sheet, (iii) for liabilities that have been discharged or paid in full prior to the date that is five Business Days prior to the date of this Agreement in the ordinary course of business consistent with past practice, and (iv) for liabilities in respect of the Transaction Expenses (whether absolute, accrued or contingent or otherwise and whether due or to become due), the Company does not have any liabilities, commitments or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or un-matured or otherwise, of a nature required by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto.

        4.8    Absence of Certain Changes or Events.    Since the date of the financial statements included or incorporated by reference in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 (the "Company Balance Sheet Date"), (a) no Effect has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (b) the Company has not taken or omitted to take any action that would, if taken or omitted to be taken after the date hereof, result in a breach of Section 6.1 of this Agreement.

        4.9    Litigation.    The Company is not a party to any, and there are no pending or, to the Company's Knowledge, threatened, Proceedings of any nature against the Company, in each case that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company, nor its business or properties is subject to or bound by any injunction, order, judgment, decree or regulatory restriction of any Governmental Authority specifically imposed upon the Company or its properties or assets.

        4.10    Taxes.    The representations and warranties contained in this Section 4.10 are the only representations and warranties made by the Company in this Agreement with respect to Tax matters. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company:

          (a)   All Tax Returns required to be filed by or with respect to the Company have been timely filed, and all such Tax Returns are true, correct and complete. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

          (b)   The Company (i) has timely paid all Taxes due and payable (whether or not shown to be due on the Tax Returns referred to in this Section 4.10), except for Taxes for which adequate reserves have been established in accordance with GAAP, and (ii) has made adequate provision in the applicable financial statements, in accordance with GAAP, for all Taxes not yet due and payable with respect to taxable periods, or portions thereof, for which no Tax Return has yet been filed.

          (c)   As of the date hereof, no audit or other proceeding by any Governmental Authority is pending or, to the Knowledge of the Company, threatened with respect to any Taxes of the Company.

          (d)   There are no Tax sharing agreements (or similar agreements) under which the Company is liable for Taxes of any other Person (other than the Company).

          (e)   The Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying or intended to qualify for Tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

          (f)    The Company has not participated in a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b).

          (g)   The Company does not have any liability for Taxes of any Person (other than the Company) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

          (h)   There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company. The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and has duly and timely withheld and paid over to the appropriate Governmental Authority all amounts required to be so withheld and paid under all applicable Laws, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

          (i)    The Company has delivered or made available to Buyer complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Company relating to the Taxable periods since January 1, 2005 and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to the Company.

          (j)    The Company has never been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than a group of which the Company is the common parent.

          (k)   No Person has granted any extension or waiver of the statute of limitations period applicable to any Tax of the Company, which period (after giving effect to such extension or waiver) has not yet expired.

          (l)    The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (m)  The Company has not changed any of its methods of reporting income or deductions for Tax purposes from those employed in the preparation of its Tax Returns for the Tax year ended December 31, 2007.

          (n)   The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any: (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax Law); (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date; (iii) installment sale or other open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

          (o)   To the Knowledge of the Company, after consulting with its Tax advisors, neither the Company nor any of its Affiliates has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

        4.11    Employee Benefit Plans.

          (a)   Section 4.11(a)  of the Company Disclosure Letter sets forth a correct and complete list of (i) all employee welfare benefit plans (as defined in Section 3(1) of ERISA), (ii) all employee pension benefit plans (as defined in Section 3(2) of ERISA) and (iii) all other employee benefit plans, programs, policies, agreements or arrangements, including any deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award plan or other equity-based plan, change in control agreement, retention, severance pay plan, dependent care plan, sick leave, disability, death benefit, group insurance, hospitalization, dental, life, any fund, trust or arrangement providing health benefits including multiemployer welfare arrangements, a multiple employer welfare fund or arrangement, cafeteria plan, employee assistance program, scholarship program, employment contract, retention incentive agreement, termination agreement, severance agreement, noncompetition agreement, consulting agreement, confidentiality agreement, vacation policy, employee loan, or other similar plan, agreement or arrangement, whether written or oral, funded or unfunded, or actual or contingent that (A) is maintained by the Company or any of its Subsidiaries for the benefit of any current or former employees, consultants or directors of the Company or any of its Subsidiaries, or their beneficiaries (collectively, "Company Employees"), (B) has been approved by the Company or any of its Subsidiaries but is not yet effective for the benefit of Company Employees, or (C) was previously maintained by the Company or any of its Subsidiaries for the benefit of the Company Employees and with respect to which the Company or any of its Subsidiaries has any liability (each a "Company Benefit Plan"). The Company has made available to Buyer a correct and complete copy (where applicable) of (1) each Company Benefit Plan (or, where a Company Benefit Plan has not been reduced to writing, a summary of all material terms of such Company Benefit Plan), (2) each trust or funding arrangement prepared in connection with each Company Benefit Plan, (3) the three most recently filed annual reports on Internal Revenue Service ("IRS") Form 5500 or any other annual report required by applicable Law with respect to each Company Benefit, (4) the most recently received IRS determination letter for each Company Benefit Plan, (5) the most recently prepared actuarial report and financial statement in connection with each Company Benefit Plan, (6) the most recent summary plan description, any summaries of material modification, any employee handbooks and any material written communications (or a description of any material oral communications) by the Company or any of its Subsidiaries to any Company Employee concerning the extent of the benefits provided under any Plan, (7) all material correspondence during the past five years with the IRS, United States Department of Labor ("DOL") and any other Governmental Authority regarding any Company Benefit Plan, (8) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Company Benefit Plan and (9) any other documents in respect of any Company Benefit Plan reasonably requested by Buyer. Neither the Company nor any of its Subsidiaries has any plan or commitment to establish any new Company Benefit Plan or to modify any Company Benefit Plan, except to the extent required by Law.

          (b)   None of the Company or any of its Subsidiaries or any other Person or entity that, together with the Company or any of its Subsidiaries, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with the Company and any of its Subsidiaries, an "ERISA Affiliate"), has now or at any time within the past six years (and in the case of any such other Person or entity, only during the period within the past six years that such other Person or entity was an ERISA Affiliate) contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or the comparable provisions of any other applicable Law) (a "Multiemployer Plan") or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate would reasonably be expected to incur liability under Section 4063, 4064 or 4069 of ERISA.

          (c)   (i) Each Company Benefit Plan has been maintained and operated in all material respects in compliance with its terms and applicable Law, including ERISA, the Code, Section 4980B of the Code and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as "COBRA", and any other applicable Laws, including the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, (ii) with respect to each Company Benefit Plan, all reports, returns, notices and other documentation that are required to have been filed with or furnished to the IRS, the DOL or any other Governmental Authority, or to the participants or beneficiaries of such Company Benefit Plan have been filed or furnished on a timely basis, except for failures to timely file that have not resulted, and are not reasonably likely to result, in material liability to the Company, and (iii) each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS to the effect that the Company Benefit Plan satisfies the requirements of Section 401(a) of the Code taking into account all changes in qualification requirements under Section 401(a) for which the applicable "remedial amendment period" under Section 401(b) of the Code has expired, and there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of any material liability, penalty or Tax under ERISA, the Code or any other applicable Laws.

          (d)   With respect to any Company Benefit Plan, (i) no actions, claims or proceedings (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, (ii) no facts or circumstances exist that would reasonably be expected to give rise to any such actions, claims or proceedings, and (iii) no administrative investigation, audit or other administrative proceeding by the DOL, the IRS or other Governmental Authority, including any voluntary compliance submission through the IRS's Employee Plans Compliance Resolution System or the DOL's Voluntary Fiduciary Correction Program, is pending, in progress or, to the Knowledge of the Company, threatened.

          (e)   Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other "party in interest" or "disqualified person" with respect to any Company Benefit Plan has engaged in a non-exempt "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code involving such Company Benefit Plan. No fiduciary has any material liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable Laws in connection with the administration or investment of the assets of any Company Benefit Plan.

          (f)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment or benefit becoming due, or increase the amount of any compensation due, to any Company Employee, (ii) increase any benefits otherwise payable under any Company Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; and no such payment or benefit will be characterized as an "excess parachute payment," as such term is defined in Section 280G of the Code. Neither the Company nor any of its Subsidiaries is a party to any contract, arrangement or plan pursuant to which it is bound to compensate any Person for any excise or other additional Taxes under Section 409A or 4999 of the Code or any similar provision of state, local or foreign Law.

          (g)   The Company may amend or terminate any Company Benefit Plan (other than an employment agreement or any similar agreement that cannot be terminated without the consent of the other party) at any time without incurring liability thereunder, other than in respect of accrued and vested obligations and medical or welfare claims incurred prior to such amendment or termination.

          (h)   All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any Plan, and in accordance with applicable Law (including pursuant to 29 C.F.R. Section 2510.3-102), as of the date hereof have been made or reflected on the Company's financial statements in accordance with GAAP.

          (i)    Except for the continuation coverage requirements under COBRA or other applicable Law, neither the Company nor its Subsidiaries have any obligations or potential liability for health, life or similar welfare benefits to Company Employees or their respective dependents following termination of employment.

          (j)    Each Plan subject to the provisions of Section 401(k) or 401(m) of the Code, or both, has been tested for and has satisfied the requirements of Section 401(k)(3), Section 401(m)(2) and Section 416 of the Code, as applicable, for each plan year ending prior to Effective Time.

          (k)   No Company Benefit Plan is maintained in a jurisdiction outside of the United States or for employees outside of the United States.

          (l)    The Company has identified each Company Benefit Plan that is a "nonqualified deferred compensation plan" (within the meaning of Section 409A of the Code) subject to Section 409A of the Code, and each Company Benefit Plan so identified, to the extent subject to Section 409A of the Code, has been operated and administered since January 1, 2005 in reasonable, good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and the regulations issued thereunder.

        4.12    Compliance With Laws.

          (a)   The Company is, and at all times since January 1, 2006 has been, in compliance with all Laws applicable to the Company and its business and activities, except for failures to comply that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

          (b)   As of the date hereof, the Company has not received written notice from a Governmental Authority that it is a target of, or the subject of, any action, proceeding, suit, investigation or sanction by or on behalf of any Governmental Authority brought pursuant to any Law, nor, to the Knowledge of the Company, has any such action, proceeding, suit, investigation or sanction been threatened in writing.

          (c)   The Company has and maintains in full force and effect, and is in compliance with, all Permits and all orders from Governmental Authorities necessary for the Company to carry on its business as currently conducted, except where the failure to so maintain or be in compliance would not reasonably be expected to result in a Material Adverse Effect on the Company.

        4.13    Finders' Fees.    No agent, broker, investment banker, financial advisor or other firm or person except Piper Jaffray is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon Contracts made by or on behalf of the Company. The Company has disclosed to Buyer all terms of the engagement of Piper Jaffray (the terms of such engagement, the "Engagement Letter"), including the amount of such fees and any right of first offer or other "tail" provisions, and the aggregate amount of fees payable or to become payable to Piper Jaffray is included in the Transaction Expenses.

        4.14    Opinion of Financial Advisor.    The Company has received the opinion of Piper Jaffray, dated May 28, 2009, to the effect that the Purchase Price is fair from a financial point of view to the holders of Company Common Stock, a copy of which opinion has been delivered to Buyer or will be delivered to Buyer promptly following the date of this Agreement.

        4.15    Affiliate Transactions.    Except for this Agreement and the Merger, there are no transactions, or series of related transactions, agreements, arrangements or understandings, between the Company, on the one hand, and the Company's Affiliates, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act as currently applicable to the Company that are not so disclosed.

        4.16    Anti-Takeover Provisions.    Subject to the accuracy of the representation set forth in Section 5.19 hereof, the Board of Directors of the Company has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other transactions contemplated by this Agreement.

        4.17    Voting.

          (a)   The Requisite Company Stockholder Vote is the only vote of the holders of any class or series of the capital stock of the Company or other Company Security necessary to approve and adopt this Agreement and approve the Merger and the other transactions contemplated thereby.

          (b)   There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company is a party with respect to the voting or registration of any shares of capital stock of the Company. There are no bonds, other debentures, notes or other instruments of indebtedness of the Company that have the right to vote, or that are convertible or exchangeable into or exercisable for securities or other rights having the right to vote, on any matters on which stockholders of the Company may vote.

        4.18    Contracts.

          (a)   Neither the Company nor, to the Company's Knowledge, any other party, is in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any Material Contracts to which it is a party; and, to the Knowledge of the Company, there has not occurred any event that, with the lapse of time or giving of notice or both, could constitute such a default.

          (b)   Section 4.18(b)  of the Company Disclosure Letter sets forth a list as of the date of this Agreement of (i) all agreements or contracts regarding the acquisition of a Person or business, whether in the form of an asset purchase, merger, consolidation or otherwise (including any such agreement or contract that has closed but under which one or more of the parties has executory indemnification, earn-out or other liabilities) to which the Company is a party, (ii) all credit agreements, indentures, and other agreements related to any indebtedness for borrowed money of the Company, (iii) all joint venture or other similar agreements to which the Company is a party, (iv) all material lease agreements to which the Company is a party, (v) contracts under which the Company has advanced or loaned any other person any material amounts, (vi) guarantees of any obligations, (vii) contracts or groups of related contracts with the same party or group of parties the performance of which involves annual consideration in excess of $100,000 which are not cancelable by the Company on thirty (30) days' or less notice without premium or penalty, (viii) each supply agreement and each "single source" supply contract pursuant to which goods or materials that are material to the Company's business are supplied to the Company from an exclusive source, (ix) each exclusive sales representative or exclusive distribution contract to which the Company is a party, (x) agreements under which the Company has granted any person registration rights (including demand and piggy-back registration rights), (xi) all contracts or agreements purporting to restrict or prohibit the Company from engaging or competing in any business or engaging or competing in any business in any geographic area, (xii) all employment, consulting, retention, severance, change in control, non-competition, termination or indemnification agreements between the Company and any director or officer of the Company or any other employee earning noncontingent cash compensation in excess of $100,000 per year, (xiii) all labor agreements, collective bargaining agreements or other labor related contracts (including work rules and practices) to which the Company is a party with respect to any labor union, labor organization, trade union, works council or similar organization or association of employees, (xiv) all licenses, consents to use, non-assertion agreements and coexistence agreements concerning Intellectual Property to which the Company is a party and material software used by the Company other than non-customized software subject to customary "shrink-wrap" or "click-through" type contracts (the "Material Licenses"), (xv) each contract to which the Company is a party with any Governmental Authority, (xvi) any contract which provides for termination, acceleration of payment or other special rights upon the occurrence of a change in control of the Company and (xvii) all other contracts which are material to the Company taken as a whole (collectively, the "Material

  Contracts"). The Company has made available to Buyer a correct and complete copy of each agreement listed in Section 4.18(a) of the Company Disclosure Letter.

          (c)   No Material Contract will, by its terms, terminate as a result of the transactions contemplated hereby or require any consent from any party thereto in order to remain in full force and effect immediately after the Effective Time.

          (d)   Section 4.18(d)  of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of all agreements of the Company with any executive officer or director of the Company. No officer or director of the Company, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to the business of the Company which interest would be required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated by the SEC.

        4.19    Labor and Employee Matters.    With respect to the Company: (i) there has not been within the six (6) years preceding the Effective Time, and there are not now pending, or to the Company's Knowledge threatened, labor or employment controversies, including any Proceeding alleging unlawful harassment, employment discrimination or unfair labor practices; (ii) to the Company's Knowledge, no union organizing efforts are underway or threatened as of the date hereof with respect to any Company Employee; and (iii) there is, as of the date hereof, no strike, slowdown, work stoppage or lockout underway or, to the Company's Knowledge, threatened in writing. Section 4.19 of the Company Disclosure Letter sets forth a list of collective bargaining agreements with any labor organization to which Company is a party and a list of any labor organization with which Company is currently in labor negotiations. No "mass layoff," plant closing or similar event as defined by the Worker Adjustment and Retraining Notification Act (WARN) has occurred with respect to the Company during the six (6) years preceding the Effective Time. The Company does not have any liability for any payment to any trust or other fund governed by or maintained on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations of any employee, contractor or other service provider (other than routine payments to be made in the normal course of business consistent with past practice). Each Person classified as an independent contractor by the Company has satisfied the requirements of applicable Law to be so classified, and Company has fully and accurately reported such independent contractor's compensation on IRS Forms 1099 when required to do so. The Company has not entered into any written agreement, arrangement or understanding restricting its ability to terminate the employment of any Company Employee, for any lawful or no reason, without penalty or liability. The Company has not, directly or through agents and independent contractors, employed any unauthorized aliens, as defined in 8 U.S.C. Section 1324a(h)(3) and has complied, or caused any such agent or independent contractor, to comply with the employment verification and record-keeping requirements of 8 U.S.C. Section 1324a and 8 C.F.R. Section 274a, as amended. To the Company's Knowledge, the Company is in compliance with the Immigration and Nationality Act and the Immigration Reform and Control Act.

        4.20    Environmental.    (i) The Company is in compliance in all material respects with all applicable Environmental Laws, and possesses and complies in all material respects with all applicable Environmental Permits required under such Laws to operate as it presently operates; (ii) there are no Materials of Environmental Concern at any property owned or operated by the Company, under circumstances that are reasonably likely to result in a material liability of the Company under any applicable Environmental Law; (iii) neither the Company nor any of its Subsidiaries has received any written notification alleging that it is liable for, or request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning, any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; and (iv) neither the Company nor any of its Subsidiaries has received any written claim or complaint, or is subject to any proceeding, relating to material noncompliance with Environmental Laws or any other material liabilities pursuant to Environmental Laws, and no such matter has been threatened in writing to the Knowledge of the Company.

        4.21    Property.

          (a)   The Company does not own any real property as of the date of this Agreement.

          (b)   Section 4.21(b) of the Company Disclosure Letter contains a true and complete list of all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company as of the date of this Agreement (collectively, including the improvements thereon, the "Leased Real Property") and a true and complete description of all oral Real Property Leases to which the Company is currently a party. True and complete copies of all agreements under which the Company is the landlord, sublandlord, tenant, subtenant or occupant (each a "Real Property Lease") that have not been terminated or expired as of the date hereof have been made available to Buyer.

          (c)   The Company has a valid leasehold estate in all Leased Real Property free and clear of all Liens, except Permitted Liens.

          (d)   Other than the Real Property Leases, none of the Leased Real Properties is subject to any lease, sub-lease, license or other agreement granting to any other Person any right to the use, occupancy or enjoyment of such Leased Real Property or any part thereof.

          (e)   Each Real Property Lease is in full force and effect and is valid and enforceable in accordance with its terms, and there is no material default under any Real Property Lease by the Company, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Company thereunder.

        4.22    Intellectual Property; Software.

          (a)   As used herein: (i) "Intellectual Property" means all U. S. and foreign (A) trade names, corporate names, logos, slogans, trade dress, trademarks, service marks, and trademark and service mark registrations and applications therefor and all goodwill associated therewith ("Trademarks"); (B) patents and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including, without limitation, invention disclosures ("Patents"); (C) copyrights, copyright registrations and applications therefor ("Copyrights"); and (D) trade secrets, know-how and other proprietary information which derives independent economic value from not being generally known to the public (collectively, "Trade Secrets"); (ii) "Company IP Licenses" means all Contracts (excluding "click-wrap" or "shrink-wrap" agreements or agreements contained in "off-the-shelf" computer programs (whether in source code, object code, or other form), databases, compilations and data, and all documentation, including user manuals and training materials relating to the foregoing ("Software") or the terms of use or service for any Web site) pursuant to which the Company has acquired rights in (including usage rights) any Intellectual Property, or licenses and agreements pursuant to which the Company has out-licensed or transferred the right to use any Intellectual Property, including license agreements, settlement agreements and covenants not to sue; and (iii) "Company Intellectual Property" means the Intellectual Property, Company IP Licenses and Software held for use or used in the business of the Company as presently conducted; provided that, with respect to Patents, the Company Intellectual Property includes only those Patents set forth in Section 4.22(b) of the Company Disclosure Letter.

          (b)   Section 4.22(b) of the Company Disclosure Letter sets forth a complete and accurate list of the following items, to the extent included in the Company Intellectual Property owned or exclusively in-licensed by the Company: (i) each Patent, (ii) each Trademark application and registration and (iii) each Copyright registration and application.

          (c)   Neither the Company nor any of its Subsidiaries has misrepresented, or failed to disclose, any facts or circumstances in any application for any Patent or Trademark registration included in the Company Intellectual Property that would constitute fraud with respect to such application.

          (d)   To the Knowledge of the Company, the Company owns or possesses all licenses or other legal rights to use, sell or license all material Company Intellectual Property in the manner used, sold or licensed in the business of the Company as presently conducted, free and clear of all Liens, other than Permitted Liens. The Company is the sole owner of each item of material Company Intellectual Property that the Company purports to own (including, but not limited to, each item of Company Intellectual Property listed on Section 4.22(d) of the Company Disclosure Letter).

          (e)   No Company Intellectual Property is subject to any proceeding or outstanding judgment that restricts and/or conditions in any manner the use, transfer or licensing thereof by the Company or which would reasonably be expected to affect in any material respect the validity, use or enforceability of such Company Intellectual Property.

          (f)    To the Knowledge of the Company, no Person is infringing, misappropriating, or diluting any Company Intellectual Property.

          (g)   All material Trademark registrations and applications for registration, material Patents issued or pending and material Copyright registrations and applications for registration owned by the Company are subsisting, have not lapsed, expired or been abandoned, and, to the Knowledge of the Company, are not, as of the date hereof, the subject of any opposition, interference or similar proceeding filed with the United States Patent and Trademark Office or any other intellectual property registry.

          (h)   To the Knowledge of the Company, the Company Intellectual Property constitutes all the Intellectual Property and Software necessary for the continuing conduct and operation of the Company's business as conducted and operated by the Company as of the date hereof in all material respects. The Company has not received any written notice within the two (2) year period preceding the date hereof that any of the products or services provided or sold by the Company, or proposed to be provided or sold by the Company, or any method, process or know-how used by the Company, infringes or is alleged to infringe any Intellectual Property of any other Person.

        4.23    Insurance.    The Company Disclosure Letter sets forth a list and brief description (including nature of coverage, limits, deductibles, premiums and the loss experience for the past three years with respect to each type of coverage) of all policies of insurance maintained, owned or held by the Company during the past three years. The Company shall use all reasonable best efforts to keep such insurance or comparable insurance in full force and effect through the Effective Time. The Company has complied in all material respects with each such insurance policy to which it is a party. Each such policy is in full force and effect and will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement.

        4.24    Certain Business Practices.    Neither the Company nor, to the Knowledge of the Company, any director, officer, employee or agent of the Company has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment.

        4.25    Suppliers And Manufacturers; Effect Of Transaction.

          (a)   Section 4.25 of the Company Disclosure Letter sets forth a true, complete and correct list of each supplier and manufacturer that is the sole supplier or manufacturer of any material product or service to the Company. Since January 1, 2008, there has not been: (A) any materially adverse change in the business relationship of the Company with any supplier or manufacturer named in the Company Disclosure Letter; or (B) any change in any material term (including credit terms) of the sales agreements or related agreements with any supplier or manufacturer named in the Company Disclosure Letter.

          (b)   Since January 1, 2008, the Company has not received any written notice of any plan or intention of the Company's material suppliers, collaborators, distributors, licensors or licensees to cancel or otherwise terminate its relationship with the Company. Without limiting the generality of the foregoing, since January 1, 2008 the Company has not received any written notice alleging that it is not in compliance in any material respects with development obligations under any material license agreements.

          (c)   To the Knowledge of the Company, since January 1, 2008, no creditor, supplier, employee, client, customer or other person having a material business relationship with the Company has informed the Company in writing that such person intends to materially change its relationship with the Company because of the transactions contemplated by this Agreement or otherwise.

        4.26    Government Contracts.    The Company has not been suspended or debarred from bidding on contracts with any Governmental Authority, and no such suspension or debarment has been initiated or, to the Knowledge of the Company, threatened. The consummation of the Merger and other transactions contemplated by this Agreement will not result in any such suspension or debarment of the Company.

        4.27    FDA Regulatory Compliance.

          (a)   The Company is in compliance with all applicable Laws, rules, regulations and orders administered or issued by (i) the U.S. Food and Drug Administration ("FDA") or any comparable Governmental Entity ("FDA Laws") or (ii) to the Knowledge of the Company, the U.S. Federal Trade Commission ("FTC") ("FTC Laws").

          (b)   The Company has all material authorizations, approvals, licenses, permits, certificates, registrations, or exemptions from the FDA or other Governmental Entities required to conduct their respective businesses and produce, market, sell and distribute their products, in each case as currently conducted and as presently contemplated by the Company to be conducted ("Company Registrations"). Each of the Company Registrations is valid and subsisting in full force and effect. The Company has received no written or oral notice that the FDA or any other Governmental Entity is or may consider limiting, suspending, or revoking such Company Registrations or changing the marketing classification or labeling of the Company's products. There is no false or misleading information or significant omission in any product application or other submission to the FDA or any comparable Governmental Entity. The Company has fulfilled and performed all material obligations under each Company Registration, and no event has occurred or condition or state of facts exists that would reasonably be expected to constitute a violation or to cause revocation or termination of any such Company Registration. To the Knowledge of the Company, all third parties that are manufacturers, contractors, or suppliers for the Company are in compliance with all applicable FDA Laws insofar as they pertain to the manufacture of product components or products for the Company.

          (c)   All products developed, manufactured, tested, distributed or marketed by or on behalf of the Company that are subject to the jurisdiction of the FDA or any comparable Governmental Entity or the FTC have been and are being developed, investigated, tested, manufactured, distributed and marketed in compliance with the FDA Laws, including, where applicable, pre-market notification, good manufacturing practices, labeling, advertising, record-keeping and adverse event reporting, and to the Knowledge of the Company, have been and are being marketed, and sold in compliance with FTC Laws.

          (d)   The Company has not received any written notice during the past three years from the FDA or any comparable Governmental Entity, or from the FTC or any comparable Governmental Entity, that alleges that the Company or a Subsidiary is not in compliance in any material respect with FDA Laws or FTC Laws. The Company and its Subsidiaries have responded to all observations made by the FDA during inspections and have not received any Warning Letters.

          (e)   No product has been seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, and to the Company's Knowledge there are no facts or circumstances reasonably likely to cause the FDA, any comparable Governmental Entity or the FTC to require (i) the seizure, withdrawal, recall, detention, field notification, field correction, safety alert or suspension of manufacturing relating to any product; (ii) a change in the labeling of any product; or (iii) a termination, seizure or suspension of marketing of any product. No proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, import detention, or seizure of any product are pending or, to the Company's Knowledge, threatened against the Company.

          (f)    Neither the Company nor any Subsidiary of the Company nor, to the Knowledge of the Company, any director, officer or employee, or other Person acting on behalf of any of them, has made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing Company Registrations for the Company or any of its Subsidiaries, (ii) to pay for favorable treatment by the FDA or any other comparable Governmental Entity or the FTC with regards to the manufacturing, labeling and marketing of their products, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Subsidiaries, or (iv) in violation of any FDA Laws or FTC Laws.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
AND MERGER SUB

        Except (i) as set forth in the disclosure letter (the "Buyer Disclosure Letter") delivered to the Company by Buyer concurrently with entering into this Agreement (it being understood that any information set forth in one section or subsection of the Buyer Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to which the relevance of such disclosure is readily apparent on its face) or (ii) as disclosed in the Buyer SEC Reports (as defined herein) filed prior to the date of this Agreement (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other similar disclosures included therein to the extent they are primarily predictive or forward-looking in nature), Buyer hereby represents and warrants to the Company that:

        5.1    Corporate Existence and Power.    Each of Buyer and Merger Sub is duly organized, validly existing and in good standing under the Laws of Delaware and has all corporate power and authority required to (a) carry on its business as presently conducted and (b) consummate the Merger and the other transactions contemplated hereby and to perform its obligations hereunder.

        5.2    Corporate Authorization.    Each of Buyer and Merger Sub has the corporate power and authority to execute and deliver this Agreement and, subject to the approval of the issuance of shares of Buyer Common Stock in connection with the Merger by the Requisite Buyer Stockholder Vote, to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder. The execution, delivery and performance by each of Buyer and Merger Sub of this Agreement and the consummation by Buyer and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Buyer and the Board of Directors of Merger Sub. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due and valid execution and delivery of the Agreement by the Company, constitutes a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

        5.3    Governmental Authorization.    The execution, delivery and performance by Buyer and Merger Sub of this Agreement and the consummation by Buyer and Merger Sub of the Merger do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than (i) the filing of the Certificate of Merger; (ii) compliance with the applicable requirements of the Exchange Act; (iii) compliance with any applicable foreign or state securities or blue sky Laws; (iv) compliance with applicable environmental, health and safety Laws and regulations and any health care licensure Laws; and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not have or reasonably be expected to have a Buyer Material Adverse Effect.

        5.4    Non-Contravention.    Assuming approval of the issuance of shares of Buyer Common Stock in connection with the Merger by the Requisite Buyer Stockholder Vote and adoption of this Agreement by Buyer in its capacity as sole stockholder of Merger Sub (which Buyer shall cause to occur as soon as reasonably practicable following the execution of this Agreement), the execution, delivery and performance by Buyer and Merger Sub of this Agreement and the consummation by Buyer and Merger Sub of the Merger and the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Buyer and Merger Sub, (ii) contravene, conflict with or constitute a violation of any provision of any Law binding upon or applicable to Buyer or Merger Sub or any of their respective properties or assets or (iii) require the consent, approval, or authorization of, or notice to or filing with any third party with respect to, result in any breach or violation of or constitute a default (or any event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or Merger Sub or to the loss of a material benefit to which Buyer is entitled under, or result in the creation of any Lien upon the properties or assets of Buyer or Merger Sub under, any Contract to which Buyer or Merger Sub is a party or by which it or any of its properties or assets are bound except in the case of clause (ii) or (iii) as would not have or reasonably be expected to have a Buyer Material Adverse Effect.

        5.5    Capitalization.

          (a)   The authorized share capital of Buyer consists of 297,000,000 shares of Buyer Common Stock and 3,000,000 shares of Series C Preferred Stock, par value $0.01 per share. As of May 27, 2009, there were (i) 15,820,593 shares of Buyer Common Stock issued and outstanding, and (B) no shares of Series C Preferred Stock issued and outstanding, and (iii) Buyer Options to purchase an aggregate of 2,784,068 shares of Buyer Common Stock, with a weighted average exercise price of $8.42 per share, issued and outstanding. All outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. No Subsidiary of Buyer owns any Buyer Common Stock or any other equity securities of Buyer.

          (b)   Except as set forth in Section 5.5(a), there have not been reserved for issuance, and there are no outstanding (i) shares of capital stock or other voting securities of Buyer; (ii) securities of Buyer or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Buyer, other than Buyer Options; (iii) Buyer Options or other rights or options to acquire from Buyer or obligations of Buyer to issue any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of Buyer; or (iv) equity equivalent interests in the ownership or earnings of Buyer (the items in clauses (i) through (iv) collectively, "Buyer Securities"). There are no outstanding obligations of Buyer to repurchase, redeem or otherwise acquire any Buyer Securities. There are no preemptive rights of any kind which obligate Buyer to issue or deliver any Buyer Securities.

          (c)   Other than the issuance of shares of Buyer Common Stock upon exercise of Buyer Options and as contemplated by this Agreement, from the Balance Sheet Date to the date of this Agreement, Buyer has not declared or paid any dividend or distribution in respect of any Buyer Securities, and neither Buyer nor any of its Subsidiaries has issued, sold, repurchased, redeemed or otherwise acquired any Buyer Securities, and their respective boards of directors have not authorized any of the foregoing.

          (d)   All of the shares of Buyer Common Stock to be issued pursuant to the Merger have been duly authorized by all necessary corporate action and will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any Law or regulation, Buyer's certificate of incorporation or bylaws or any agreement to which Buyer is a party or otherwise bound.

        5.6    SEC Reports.

          (a)   Buyer (including, for the purposes of this Section 5.6(a), all predecessor entities) and its Subsidiaries have filed all forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) required to be filed by them with the SEC since January 1, 2007 (all such forms, reports, statements, certificates and other documents filed since January 1, 2007, including any amendments thereto, collectively, the "Buyer SEC Reports") and all Buyer SEC Reports have been filed on a timely basis. As of their respective dates the Buyer SEC Reports complied, and each of the Buyer SEC Reports filed subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder. As of the time of filing with the SEC, none of the Buyer SEC Reports so filed or that will be filed subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b)   The audited consolidated financial statements of Buyer (including any related notes thereto) included in the Buyer SEC Reports have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Buyer and its Subsidiaries at the respective dates thereof and the consolidated statements of operations and comprehensive income, cash flows and changes in stockholders' equity for the periods indicated. The unaudited consolidated financial statements of Buyer (including any related notes thereto) for all interim periods included in the Buyer SEC Reports have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Buyer and its Subsidiaries as of the respective dates thereof and the consolidated statements of operations and comprehensive income and cash flows for the periods indicated (subject to normal and recurring period-end adjustments that have not been and are not expected to be material to Buyer and its Subsidiaries taken as a whole).

          (c)   Neither Buyer nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Buyer and any of its subsidiaries, on the one hand, and any affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Buyer or any of its Subsidiaries in Buyer's published consolidated financial statements.

          (d)   Buyer has made available to the Company a complete and correct copy of any amendments or modifications which have not yet been filed (but which Buyer intends to file) with the SEC to agreements, documents or other instruments which previously had been filed by Buyer with the SEC pursuant to the Securities Act or the Exchange Act, and the regulations promulgated thereunder.

          (e)   The principal executive officer and principal financial officer of Buyer have made all certifications required by the Sarbanes-Oxley Act and the regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were as of the respective dates made, and are, complete and correct.

          (f)    Buyer has (A) designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to Buyer, including its consolidated Subsidiaries, is made known to its principal executive officer and principal financial officer; (B) designed internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (C) evaluated the effectiveness of Buyer's disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Buyer SEC Report that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation; and (D) to the extent required by applicable Law, disclosed in such report or amendment any change in Buyer's internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, Buyer's internal control over financial reporting.

          (g)   Buyer has disclosed, based on the most recent evaluation of internal control over financial reporting, to Buyer's auditors and the audit committee of Buyer's Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Buyer's ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer's internal control over financial reporting. Since January 1, 2005, (i) neither Buyer nor any of its Subsidiaries, nor, to the Knowledge of Buyer, any director, officer, employee, auditor, accountant or representative of Buyer or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Buyer or any of its Subsidiaries, whether or not employed by Buyer or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Buyer or any of its Subsidiaries or their respective officers, directors, employees or agents to the Board of Directors of Buyer or any committee thereof or to any director or officer of Buyer.

        5.7    Undisclosed Liabilities.    Except (i) for those liabilities that are reflected or reserved against on the consolidated balance sheet of Buyer (including the notes thereto) included in Buyer's Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, (ii) for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2009 that do not exceed $250,000 in the aggregate and (iii) for liabilities that have been discharged or paid in full prior to the date that is five (5) Business Days prior to the date of this Agreement in the ordinary course of business consistent with past practice, Buyer does not have any liabilities, commitments or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or un-matured or otherwise, of a nature required by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto.

        5.8    Absence of Certain Changes or Events.    Since the date of the financial statements included or incorporated by reference in Buyer's Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 (the "Buyer Balance Sheet Date"), (a) no Effect has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect and (b) Buyer has not taken or omitted to take any action that would, if taken or omitted to be taken after the date hereof, result in a breach of Section 6.2 of this Agreement.

        5.9    Taxes.    The representations and warranties contained in this Section 5.9 are the only representations and warranties made by Buyer in this Agreement with respect to Tax matters. Except as would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect:

          (a)   All Tax Returns required to be filed by or with respect to Buyer have been timely filed, and all such Tax Returns are true, correct and complete. Buyer is not currently the beneficiary of any extension of time within which to file any Tax Return.

          (b)   Buyer (i) has timely paid all Taxes due and payable (whether or not shown to be due on the Tax Returns referred to in Section 5.9), except for Taxes for which adequate reserves have been established in accordance with GAAP, and (ii) has made adequate provision in the applicable financial statements, in accordance with GAAP, for all Taxes not yet due and payable with respect to taxable periods, or portions thereof, for which no Tax Return has yet been filed.

          (c)   As of the date hereof, no audit or other proceeding by any Governmental Authority is pending or, to the Knowledge of Buyer, threatened with respect to any Taxes of Buyer.

          (d)   No Person has granted any extension or waiver of the statute of limitations period applicable to any Tax of Buyer, which period (after giving effect to such extension or waiver) has not yet expired.

          (e)   Buyer has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying or intended to qualify for Tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

          (f)    There are no Tax sharing agreements (or similar agreements) under which Buyer is liable for Taxes of any other Person (other than Buyer).

          (g)   Buyer has not participated in a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b).

          (h)   To the Knowledge of Buyer, after consulting with its Tax advisors, neither Buyer nor any of its Affiliates has taken or agreed to take any action which would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

        5.10    Litigation.    As of the date hereof neither Buyer nor any of its Subsidiaries is a party to any, and there are no pending or, to Buyer's Knowledge, threatened, legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations (a "Proceeding") of any nature against Buyer or any of its Subsidiaries, in each case that, individually or in the aggregate, would reasonably be expected to have a Buyer Material Adverse Effect. Neither Buyer, its Subsidiaries, nor any of their respective businesses or properties are subject to or bound by any injunction, order, judgment, decree or regulatory restriction of any Governmental Authority specifically imposed upon Buyer, its Subsidiaries or their respective properties or assets.

        5.11    Environmental.    (i) Buyer is in compliance in all material respects with all applicable Environmental Laws, and possesses and complies in all material respects with all applicable Environmental Permits required under such Laws to operate as it presently operates; (ii) there are no Materials of Environmental Concern at any property owned or operated by Buyer, under circumstances that are reasonably likely to result in a material liability of Buyer under any applicable Environmental Law; (iii) neither Buyer nor any of its Subsidiaries has received any written notification alleging that it is liable for, or request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning, any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; and (iv) neither Buyer nor any of its Subsidiaries has received any written claim or complaint, or is subject to any proceeding, relating to material noncompliance with Environmental Laws or any other material liabilities pursuant to Environmental Laws, and no such matter has been threatened in writing to the Knowledge of Buyer.

        5.12    Intellectual Property; Software.

          (a)   As used herein: (i) "Buyer IP Licenses" means all Contracts (excluding "click-wrap" or "shrink-wrap" agreements or agreements contained in Software or the terms of use or service for any Web site) pursuant to which Buyer has acquired rights in (including usage rights) any Intellectual Property, or licenses and agreements pursuant to which Buyer has out-licensed or transferred the right to use any Intellectual Property, including license agreements, settlement agreements and covenants not to sue; and (ii) "Buyer Intellectual Property" means the material Intellectual Property, Buyer IP Licenses and Software held for use or used in the business of Buyer as presently conducted.

          (b)   Neither Buyer nor any of its Subsidiaries has misrepresented, or failed to disclose, any facts or circumstances in any application for any Patent or Trademark registration included in the Buyer Intellectual Property that would constitute fraud with respect to such application.

          (c)   To the Knowledge of Buyer, the Buyer owns or possesses all licenses or other legal rights to use, sell or license all material Buyer Intellectual Property in the manner used, sold or licensed in the business of the Buyer as presently conducted, free and clear of all Liens, other than Permitted Liens. Buyer is the sole owner of each item of material Buyer Intellectual Property that Buyer purports to solely own.

          (d)   No Buyer Intellectual Property is subject to any proceeding or outstanding judgment that restricts and/or conditions in any manner the use, transfer or licensing thereof by Buyer or which would reasonably be expected to affect in any material respect the validity, use or enforceability of such Buyer Intellectual Property.

          (e)   To the Knowledge of Buyer, no Person is infringing, misappropriating, or diluting any Buyer Intellectual Property.

          (f)    All material Trademark registrations and applications for registration, material Patents issued or pending and material Copyright registrations and applications for registration owned by Buyer are subsisting, have not lapsed, expired or been abandoned, and to the Knowledge of Buyer are not, as of the date hereof, the subject of any opposition, interference or similar proceeding filed with the United States Patent and Trademark Office or any other intellectual property registry.

          (g)   To the Knowledge of Buyer, the Buyer Intellectual Property constitutes all the Intellectual Property and Software necessary for the continuing conduct and operation of Buyer's business as conducted and operated by Buyer as of the date hereof in all material respects. Buyer has not received any material written notice within the two (2) year period preceding the date hereof that any of the products or services provided or sold by Buyer, or proposed to be provided or sold by Buyer, or any method, process or know-how used by Buyer, infringes or is alleged to infringe any Intellectual Property of any other Person.

        5.13    FDA Regulatory Compliance.

          (a)   Buyer is in compliance with the FDA Laws and, to the Knowledge of Buyer, the FTC Laws.

          (b)   Buyer has all material authorizations, approvals, licenses, permits, certificates, registrations, or exemptions from the FDA or other Governmental Entities required to conduct their respective businesses and produce, market, sell and distribute their products, in each case as currently conducted and as presently contemplated by Buyer to be conducted ("Buyer Registrations"). Each of the Buyer Registrations is valid and subsisting in full force and effect. Buyer has received no written or oral notice that the FDA or any other Governmental Entity is or may consider limiting, suspending, or revoking such Buyer Registrations or changing the marketing classification or labeling of Buyer's products. There is no false or misleading information or significant omission in any product application or other submission to the FDA or any comparable Governmental Entity. Buyer has fulfilled and performed all material obligations under each Buyer Registration, and no event has occurred or condition or state of facts exists that would reasonably be expected to constitute a violation or to cause revocation or termination of any such Buyer Registration. To the Knowledge of Buyer, all third parties that are manufacturers, contractors, or suppliers for Buyer are in compliance with all applicable FDA Laws insofar as they pertain to the manufacture of product components or products for Buyer.

          (c)   All products developed, manufactured, tested, distributed or marketed by or on behalf of Buyer that are subject to the jurisdiction of the FDA or any comparable Governmental Entity or the FTC have been and are being developed, investigated, tested, manufactured, distributed and marketed in compliance with the FDA Laws, including, where applicable, pre-market notification, good manufacturing practices, labeling, advertising, record-keeping and adverse event reporting, and to the Knowledge of Buyer, have been and are being marketed, and sold in compliance with FTC Laws.

          (d)   Buyer has not received any written notice during the past three years from the FDA or any comparable Governmental Entity, nor the FTC or any comparable Governmental Entity that alleges that Buyer or a Subsidiary is not in compliance in any respect with FDA Laws or FTC Laws. Buyer and its Subsidiaries have responded to all observations made by the FDA during inspections and have not received any Warning Letters.

          (e)   No product has been seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, and to Buyer's Knowledge, there are no facts or circumstances reasonably likely to cause the FDA, any comparable Governmental Entity or the FTC to require (i) the seizure, withdrawal, recall, detention, field notification, field correction, safety alert or suspension of manufacturing relating to any product; (ii) a change in the labeling of any product; or (iii) a termination, seizure or suspension of marketing of any product. No proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, import detention, or seizure of any product are pending or, to Buyer's Knowledge, threatened against Buyer.

          (f)    Neither Buyer nor any Subsidiary of Buyer nor, to the Knowledge of Buyer, any director, officer or employee, or other Person acting on behalf of any of them, has made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing Buyer Registrations for Buyer or any of its Subsidiaries, (ii) to pay for favorable treatment by the FDA or any other comparable Governmental Entity or the FTC with regards to the manufacturing, labeling and marketing of their products, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Buyer or any of its Subsidiaries, or (iv) in violation of any FDA Laws or FTC Laws.

        5.14    Suppliers And Manufacturers; Effect Of Transaction.

          (a)   Section 5.14(a) of the Buyer Disclosure Letter sets forth a true, complete and correct list of each supplier and manufacturer that is the sole supplier or manufacturer of any material product or service to Buyer. Since January 1, 2008, there has not been: (A) any materially adverse change in the business relationship of Buyer with any supplier or manufacturer named in the Buyer Disclosure Letter; or (B) any change in any material term (including credit terms) of the sales agreements or related agreements with any supplier or manufacturer named in the Buyer Disclosure Letter.

          (b)   Since June 30, 2008, Buyer has not received any written notice of any plan or intention of Buyer's material suppliers, collaborators, distributors, licensors or licensees to cancel or otherwise terminate its relationship with Buyer. Without limiting the generality of the foregoing, since June 30, 2008, Buyer has not received any written notice alleging that it is not in compliance in any material respects with development obligations under any material license agreements.

          (c)   To the Knowledge of Buyer, from June 30, 2008 to the date hereof, no creditor, supplier, employee, client, customer or other person having a material business relationship with Buyer informed Buyer in writing that such person intends to materially change its relationship with Buyer because of the transactions contemplated by this Agreement or otherwise.

        5.15    No Breach of Designated Contracts.    Neither Buyer nor any of its Subsidiaries has since January 1, 2008 received written notice of any breach of or default under any material contracts of Buyer and its Subsidiaries filed by Buyer with the SEC as exhibits to its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, or incorporated by reference therein (each a "Buyer Designated Contract"), other than any breach or default that has been cured, waived or otherwise resolved in all material respects. To Buyer's Knowledge, no other party to a Buyer Designated Contract is in default of any of its obligations thereunder. Each Buyer Designated Contract is in full force and effect. Each Buyer Designated Contract is a legal, valid and binding obligation of Buyer or its Subsidiary and the other party thereto, except as to the legality, validity and binding nature thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights and by general equitable principles (regardless of whether considered in a proceeding at law or equity).

        5.16    Finders' Fees.    No agent, broker, investment banker, financial advisor or other firm or Person other than WBB Securities, LLC and Brean Murray, Carret & Co., Inc., is or will be entitled to any broker's or finder's fee or any other similar commission or fee from Buyer in connection with any of the transactions contemplated by this Agreement.

        5.17    Opinion of Financial Advisor.    Buyer has received the opinion of Brean Murray, Carret & Co., Inc., dated May 28, 2009, to the effect that the Common Stock Exchange Ratio is fair, from a financial point of view, to Buyer, a copy of which opinion has been delivered to the Company or will be delivered to the Company promptly following the date of this Agreement.

        5.18    Merger Sub Operations.

          (a)   Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

          (b)   As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and immediately prior to the Effective Time will be, owned by Buyer.

        5.19    Ownership of Company Common Stock.    Buyer does not, immediately prior to entering into this Agreement, beneficially own (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Effective Time beneficially own any shares of Company Common Stock, and Buyer is not a party, or will prior to the Closing Date become a party, to any Contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock, and Buyer has not within the last three years owned (within the meaning of Section 203 of the DGCL) 15% or more of the outstanding shares of Company Common Stock.

ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER

        6.1    Conduct of the Company.    Except for matters set forth in Section 6.1 of the Company Disclosure Letter or as otherwise contemplated by or specifically provided in this Agreement or as consented to in writing by Buyer, during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the "Pre-Closing Period"), the Company shall (x) act and carry on its business in the ordinary course of business consistent with past practice, (y) comply with all applicable Laws and the requirements of all Material Contracts and Permits and make all voluntary disclosures deemed appropriate to Governmental Entities and (z) use commercially reasonable efforts to (i) maintain and preserve its business organization, assets and properties and preserve the goodwill of its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it, (ii) retain the services of its current officers and key employees, and (iii) keep in full force and effect all insurance policies, other than changes to such policies made in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as specifically set forth in the proviso immediately following Section 6.1(p) below, in Section 6.1 of the

Company Disclosure Letter or as otherwise contemplated by or specifically provided in this Agreement or as consented to in writing by Buyer, during the Pre-Closing Period the Company shall not do any of the following without the prior written consent of Buyer:

          (a)   (i) declare, set aside or pay any dividend on, or make any other distribution (whether in cash, securities or other property) in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such; (ii) split, combine, subdivide or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or enter into any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock (1) from holders of Company Options in full or partial payment of the exercise price and any applicable Taxes payable by such holder upon exercise of Company Options to the extent required or permitted under the terms of such Company Options; or (2) from former employees, directors or consultants in accordance with agreements providing for the repurchase of shares of Company Common Stock at their original issuance price in connection with any termination of services to the Company.

          (b)   except as permitted by Section 6.1(h), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance, prior to the Effective Time, of shares of Company Common Stock (i) upon the exercise of Company Options outstanding on the date of this Agreement under the relevant Company Stock Plan in accordance with the current terms thereof and (ii) upon conversion of the Convertible Notes in accordance with the current terms thereof);

          (c)   amend the organizational documents of the Company;

          (d)   acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets or stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof;

          (e)   sell, transfer, lease, license, pledge, or otherwise dispose of or encumber or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including Intellectual Property);

          (f)    (i) incur or assume any indebtedness for borrowed money or guarantee any indebtedness for borrowed money, other than letters of credit or similar arrangements issued for the benefit of suppliers and manufacturers in the ordinary course of business consistent with past practice and reflected as current liabilities on the Closing Balance Sheet, (ii) issue, sell or amend any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (iii) make any loans, advances (other than routine advances in the ordinary course of business consistent with past practice) or capital contributions to, or investments in (by property transfers, purchase of securities or otherwise), any Person, other than a direct or indirect wholly owned Subsidiary of the Company; provided, however, that the Company may, in the ordinary course of business consistent with past practice, continue to invest in money market accounts and U.S. treasury bonds and other securities guaranteed by the U.S. government;

          (g)   make any changes in financial or Tax accounting methods, principles, policies or practices (or change an annual accounting period), except insofar as may be required by GAAP or applicable Law or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

          (h)   other than (A) as required to comply with applicable Law and (B) increases in compensation or benefits required by the terms of agreements in effect on the date of this Agreement and set forth on Section 6.1(h) of the Company Disclosure Letter (complete and correct copies of which have been delivered to Buyer by the Company), (i) adopt, enter into, terminate or amend any employment, consulting, retention, change in control or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer or employee, or any collective bargaining agreement, (ii) increase in any respect the compensation or fringe benefits of, or pay any bonus to, any directors, officers or employees, (iii) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Plans or any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract, other than as contemplated by this Agreement, (iv) enter into, establish, amend, modify or terminate any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, profit-sharing, health or welfare, stock option or other equity (or equity-based) pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan (including any plan that would constitute a Company Plan), policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate, other than the grant of stock options or restricted stock to new hires and newly promoted employees, which grants shall not exceed 50,000 shares in the aggregate or 5,000 shares to any one person and shall be on the Company's customary terms for such grants or (v) take any action other than in the ordinary course of business, consistent with past practice, to fund or in any other way secure the payment of compensation or benefits under any Company Plan; provided, however, that nothing in this Section 6.1(h) shall prevent the Company from making bonus payments up to an aggregate amount of $1,156,833 pursuant to its Executive Incentive Plan (provided that such bonus payments must be reflected as current liabilities in the Closing Balance Sheet to the extent they remain unpaid as of the Effective Time).

          (i)    make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

          (j)    initiate, compromise or settle any litigation, proceeding or investigation that is material to the Company (other than in connection with the enforcement of the Company's rights under this Agreement) (this covenant being in addition to the Company's agreement set forth in Section 7.12 (Stockholder Litigation));

          (k)   (i) enter into, terminate or amend any Material Contract or any Permit, including any material Environmental Permit; (ii) enter into any Contract which would be a Material Contract had it been in effect on the date of this Agreement that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated by this Agreement; or (iii) amend or modify the Engagement Letter;

          (l)    authorize or make any capital expenditures other than in accordance with the Company's 2009 budget as approved by its Board of Directors and furnished to Buyer prior to the date hereof (the "2009 Budget");

          (m)  adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

          (n)   pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business or in accordance with their terms as in effect on the date of this Agreement of liabilities, claims or obligations reflected or reserved against on the Company Balance Sheet (or in the notes thereto) or incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice; provided, however that nothing in this Section 6.1 shall prohibit the Company from repurchasing Convertible Notes in privately negotiated transactions from time to time after the date of the public announcement of this Agreement for a purchase price in respect of any repurchased Convertible Note less than or equal to eighty-five percent (85%) of the principal value thereof (it being understood that the Company shall not be permitted to repurchase Convertible Notes at a higher price without the prior written consent of Buyer);

          (o)   take or cause to be taken any action that would reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

          (p)   authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or take any action or agree, in writing or otherwise, to take any action, that would cause (i) any of the representations and warranties of the Company (1) that are qualified as to materiality or Material Adverse Effect on the Company to be untrue or (2) that are not so qualified to be untrue in any material respect or (ii) any of the conditions to the Merger set forth in this Agreement not to be satisfied;

provided, however, that nothing in this Section 6.1 shall prohibit the Company from amending the Convertible Notes and/or the terms of the Indenture as may be necessary to allow for the assumption of the Convertible Notes by Buyer pursuant to the Supplemental Indenture.

        6.2    Conduct of Buyer.    Except for matters set forth in Section 6.2 of Buyer Disclosure Letter or as otherwise contemplated by or specifically provided in this Agreement or as subsequently consented to in writing by the Company, during the Pre-Closing Period, Buyer shall use its reasonable best efforts to conduct its business in the ordinary and usual course consistent with past practice. Without limiting the generality of the foregoing, and except for matters set forth in Section 6.2 of the Buyer Disclosure Letter or as expressly contemplated or permitted by this Agreement, without the prior written consent of the Company, Buyer shall not, and shall not permit its Subsidiaries to:

          (a)   adopt any change in the organizational documents of Buyer or any Subsidiary;

          (b)   issue, deliver, sell, grant, pledge or otherwise dispose of or encumber more than 50,000 shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than grants or issuances pursuant to and in accordance with the terms of Buyer's equity incentive plans, employee stock purchase plans and stockholder rights plan or other current Buyer agreements, in each case as in effect on the date of this Agreement);

          (c)   sell or otherwise dispose of all or substantially all of its assets or securities, including by merger, consolidation, asset sale or other business combination (including by formation of a material Buyer joint venture);

          (d)   declare, establish a record date for, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Buyer Securities;

          (e)   adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Buyer or any of its Subsidiaries, or enter into a letter of intent or agreement in principle with respect thereto (other than the Merger);

          (f)    acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets or stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, if the consideration paid by Buyer in such transaction is in the form of shares of Buyer's capital stock or any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities;

          (g)   (i) incur or assume any indebtedness for borrowed money or guarantee any indebtedness for borrowed money, other than letters of credit or similar arrangements issued for the benefit of suppliers and manufacturers in the ordinary course of business consistent with past practice, (ii) issue, sell or amend any debt securities or options, warrants, calls or other rights to acquire any debt securities of Buyer, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (iii) make any loans, advances (other than routine advances in the ordinary course of business consistent with past practice) or capital contributions to, or investments in (by property transfers, purchase of securities or otherwise), any Person, other than a direct or indirect wholly owned Subsidiary of Buyer; provided, however, that Buyer may, in the ordinary course of business consistent with past practice, continue to invest in money market accounts and U.S. treasury bonds and other securities guaranteed by the U.S. government;

          (h)   take or cause to be taken any action, whether before or after the Effective Time, that would reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

          (i)    authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or take any action or agree, in writing or otherwise, to take any action, that would cause (i) any of the representations and warranties of Buyer or Merger Sub to be untrue in any material respect or (ii) any of the conditions to the Merger set forth in this Agreement not to be satisfied.

        6.3    No Control of Other Party's Business.    Nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct the Company's operations during the Pre-Closing Period, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Buyer's or its Subsidiaries' operations during the Pre-Closing Period.

ARTICLE VII
ADDITIONAL AGREEMENTS

        7.1    Stockholder Meetings; Joint Proxy Statement/Prospectus.

          (a)   (i) Within 30 days from the date hereof, the Company, Merger Sub and Buyer shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the proxy statement/prospectus relating to the matters to be submitted to the Company stockholders at the Company Stockholder Meeting and to Buyer stockholders at the Buyer Stockholder Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus"), and Buyer shall prepare, together with the Company, and file with the SEC a registration statement on Form S-4

  (of which the Joint Proxy Statement/Prospectus shall be a part) with respect to the issuance of Buyer Common Stock pursuant to the Merger (such Form S-4, and any amendments or supplements thereto, the "Form S-4"). Subject to Section 7.1(d), Buyer shall include in the Joint Proxy Statement/Prospectus the recommendation of its Board of Directors that the stockholders of Buyer approve, as required by applicable NASDAQ rules, the issuance of shares of Buyer Common Stock in connection with the transactions contemplated by this Agreement (the "Buyer Recommendation"). Subject to Section 7.4, the Company shall include in the Joint Proxy Statement/Prospectus the recommendation of its Board of Directors that the stockholders of the Company adopt this Agreement (the "Recommendation").

             (ii)  Each of Buyer and the Company shall use reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC, to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby, and to mail the Joint Proxy Statement/Prospectus to their respective stockholders as promptly as practicable after the Form S-4 is declared effective. Buyer and the Company shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Joint Proxy Statement/Prospectus or Form S-4 received from the SEC. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and each party will provide the other party with a copy of all such filings made with the SEC.

            (iii)  None of the information supplied or to be supplied by the Company or Buyer for inclusion or incorporation by reference in the (A) Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and the (B) Joint Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty shall be made by either such party with respect to statements made or incorporated by reference therein based on information supplied by the other party for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or Form S-4.

            (iv)  The Company and Buyer shall make any necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder.

             (v)  Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Buyer Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to either of the parties, or their respective affiliates, officers or directors, should be discovered by either party which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by Law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of the Company and Buyer.

          (b)   Except as otherwise set forth in this Agreement, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of the Company and Buyer, which approval shall not be unreasonably withheld or delayed.

          (c)   The Company shall duly take all lawful action to call, give notice of, convene and hold the Company Stockholder Meeting as promptly as practicable, and in any event within 30 days, following the date upon which the Form S-4 becomes effective for the purpose of obtaining the Requisite Company Stockholder Vote with respect to the transactions contemplated by this Agreement and, unless it is permitted to make a Recommendation Withdrawal pursuant to Section 7.4, shall use all reasonable best efforts to solicit the adoption of this Agreement by its stockholders in accordance with applicable Law. The Board of Directors of the Company shall, subject to Section 7.4, include the Recommendation in the Joint Proxy Statement/Prospectus and shall not effect a Recommendation Withdrawal except as and to the extent expressly permitted by Section 7.4.

          (d)   Buyer shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, and in any event within 30 days, following the date upon which the Form S-4 becomes effective (the "Buyer Stockholder Meeting" and, together with the Company Stockholder Meeting, the "Required Stockholders Meetings") for the purpose of obtaining the approval of its stockholders required under applicable NASDAQ rules to issue shares of Buyer Common Stock in connection with the transactions contemplated by this Agreement, and shall, subject to the remainder of this Section 7.1(d), use all reasonable best efforts to solicit such approval of its stockholders in accordance with applicable Law. The Board of Directors of Buyer shall include the Buyer Recommendation in the Joint Proxy Statement/Prospectus and shall not withdraw or modify the Buyer Recommendation in any manner adverse to the Company; provided, however, that prior to the approval of the issuance of shares of Buyer Common Stock in connection with the Merger by the Requisite Buyer Stockholder Vote, Buyer's Board of Directors may, to the extent required by its fiduciary duties to Buyer's stockholders under applicable Law, as determined in good faith by Buyer's Board of Directors after consultation with outside legal counsel and its financial advisors, withdraw or modify the Buyer Recommendation (any such withdrawal or modification, a "Buyer Recommendation Withdrawal") if (i) Buyer shall have provided the Company with written notice that it intends to effect a Buyer Recommendation Withdrawal pursuant to this Section 7.1(d) and describing the basis for such Buyer Recommendation Withdrawal and (ii) within a period of three full Business Days following the delivery of the notice referred to in clause (i) above, the Company shall not have proposed adjustments in the terms and conditions of this Agreement which, after having negotiated or caused its financial and legal advisors to negotiate with the Company in good faith such proposed adjustments, Buyer's Board of Directors determines in its good faith judgment (after considering the advice of its legal counsel and financial advisors) would result in the Buyer Recommendation being consistent with its fiduciary duties to Buyer's stockholders. Nothing contained in this Agreement shall prohibit Buyer or Buyer's Board of Directors from making any disclosure to Buyer's stockholders if, in the good faith judgment of Buyer's Board of Directors, after consultation with outside counsel to Buyer, the failure to take such action would cause Buyer's Board of Directors to violate its fiduciary duties to Buyer's stockholders under applicable Law.

          (e)   Company and Buyer shall each use its reasonable best efforts to cause the Company Stockholder Meeting and the Buyer Stockholder Meeting to be held on the same date. Notwithstanding anything to the contrary contained in this Agreement, each party, after consultation with the other party, may adjourn or postpone its stockholder meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to its stockholders or, if as of the time for which its stockholders meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus), there are insufficient shares of its common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the meeting, or if additional time is reasonably required to solicit proxies in favor of, with respect to the Company, adoption of this Agreement, or with respect to Buyer, approval of the issuance of shares of Buyer Common Stock in connection with this Agreement.

        7.2    Reasonable Best Efforts.    Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including (a) preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, Permits or orders from all Governmental Authorities or other Persons, (b) defending any claim, investigation, action, suit or other legal proceeding, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (c) executing additional instruments necessary to consummate the transactions contemplated by this Agreement. Each party will promptly consult with the other and provide necessary information (including copies thereof) with respect to all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

        7.3    Access to Information.

          (a)   During the Pre-Closing Period, upon reasonable prior written notice, each of the Company and Buyer shall, and shall cause their respective Representatives to, afford the officers, employees, auditors and other authorized Representatives of the other party reasonable access, consistent with applicable Law, at all reasonable business hours to its officers, employees, properties, offices, and other facilities and to all books and records, and shall furnish the other party with all financial, operating and other data and information as such party may from time to time reasonably request in writing. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or Buyer, as applicable, or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or contravene any Law or, in the opinion of its counsel, jeopardize any attorney-client privilege; provided, however, that in the event that a party relies on this sentence to withhold access or disclosure, such party shall, to the extent permitted by Law and the protection of such attorney-client privilege, notify the other party of the nature of the withheld information.

          (b)   No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

          (c)   Each party shall keep, and shall cause its Representatives to keep, all information obtained pursuant to this Section 7.3 confidential in accordance with the Confidentiality Agreement, which shall remain in effect in accordance with its terms.

        7.4    Solicitation.

          (a)   The Company agrees that it shall immediately cease and cause to be terminated all existing discussions, negotiations and communications, if any, with any Persons with respect to any Company Acquisition Proposal and shall use reasonable good faith efforts to cause any such

  Person (and its agents and advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information. The Company shall not, and the Company shall use reasonable best efforts to cause (and shall not authorize or permit) its officers, directors, employees, consultants, investment bankers, attorneys, accountants or other agents (collectively, "Representatives") not to, directly or indirectly (i) initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or induce, or knowingly facilitate the making of, any inquiry, offer or proposal which constitutes or could reasonably be expected to lead to any Company Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (other than Buyer or any of its Affiliates or Representatives) any non-public information for the purpose of encouraging or facilitating, any Company Acquisition Proposal, (iii) fail to make, or withdraw or modify in any manner adverse to Buyer, the Recommendation, or recommend, adopt or approve any Company Acquisition Proposal (any of the foregoing in this clause (iii), a "Recommendation Withdrawal"), (iv) grant (other than to Buyer or any of its Affiliates or Representatives) any waiver or release under any standstill or similar agreement (except that the Company may grant a limited waiver of any provision of any such standstill or similar agreement solely to the extent necessary to permit a Person to submit a Company Acquisition Proposal), or (v) enter into any letter of intent or similar document or any understanding or agreement contemplating or otherwise relating to, or that is intended to or could reasonably be expected to lead to, any Company Acquisition Proposal. The Company shall promptly (and in any event within one Business Day) notify Buyer orally, with written confirmation to follow, of the Company's receipt of any written Company Acquisition Proposal, which notice shall identify the name of the Person making such Company Acquisition Proposal and the material terms and conditions of such Company Acquisition Proposal.

          (b)   Notwithstanding Section 7.4(a), prior to the adoption of this Agreement by the Requisite Company Stockholder Vote, the Company may, subject to compliance with this Section 7.4, (i) furnish non-public information with respect to the Company to any Person (and the Representatives of such Person) pursuant to a confidentiality agreement with terms not materially less restrictive with respect to confidentiality of the other party than those contained in the Confidentiality Agreement (a copy of which shall be provided to Buyer promptly after its execution), and may (ii) negotiate and participate in discussions and negotiations with such Person concerning a Company Acquisition Proposal (including solicitation of revised Company Acquisition Proposals), but only if, (x) such Person has on an unsolicited basis, submitted a bona fide, written proposal to the Company relating to any such transaction which the Board of Directors determines in good faith, after receiving advice from outside counsel and its financial advisors, would be or is reasonably likely to lead to a Superior Proposal and (y) in the good faith opinion of the Company's Board of Directors, after consultation with outside legal counsel to the Company, the failure to provide such information or access or to engage in such discussions or negotiations would cause the Company's Board of Directors to violate its fiduciary duties to the Company's stockholders under applicable Law. The Company shall promptly (and in any event within one Business Day) notify Buyer orally, with written confirmation to follow, of the Company's receipt of any written Company Acquisition Proposal, which notice shall identify the name of the Person making such Company Acquisition Proposal and the material terms and conditions of such Company Acquisition Proposal. The Company shall promptly provide to Buyer any material non-public information regarding the Company provided to any other Person which was not previously provided to Buyer, such additional information to be provided no later than the date of provision of such information to such other Person. For purposes of this Agreement, "Superior Proposal" shall mean any bona fide written Company Acquisition Proposal that did not result from the breach by the Company or any of its Representatives of Section 7.4, made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, asset purchase or other business combination, (A) more than 50% of the assets of the Company and its Subsidiaries, taken as a whole or (B) more than 50% of the equity securities of the Company, in each case on terms which the Board of Directors of the Company determines (after consultation with its financial advisors and outside legal counsel) in good faith by resolution duly adopted (A) would result in a transaction that, if consummated, is more favorable to the stockholders of the Company (in their capacity as stockholders) from a financial point of view than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any adjustments to the terms and conditions of this Agreement proposed by Buyer in response to such Superior Proposal or otherwise pursuant to Section 7.4(e)), and (B) is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

          (c)   Any violation of this Section 7.4 by any of the Company's Representatives shall be deemed to be a material breach of this Agreement by the Company.

          (d)   Except as set forth herein, neither the Company's Board of Directors nor any committee thereof shall (i) make a Recommendation Withdrawal or (ii) enter into any agreement with respect to any Company Acquisition Proposal. Notwithstanding the foregoing, prior to the adoption of this Agreement by the Requisite Company Stockholder Vote, the Company's Board of Directors may, to the extent required by its fiduciary duties to the Company's stockholders under applicable Law, as determined in good faith by the Company's Board of Directors after consultation with outside legal counsel, and subject to the terms of this and the following sentence, make a Recommendation Withdrawal or enter into an agreement with respect to a Superior Proposal (an "Acquisition Agreement"), in each case at any time after the third Business Day following the Company's delivery to Buyer of written notice advising Buyer that the Company's Board of Directors has received a Superior Proposal and otherwise in accordance with the notice requirements set forth in Section 7.4(b); provided, however, that the Company shall not enter into an Acquisition Agreement or make a Recommendation Withdrawal (as a result of a Company Acquisition Proposal) unless the Company complies with Section 7.4(e). In addition, in the absence of a Company Acquisition Proposal and prior to the adoption of this Agreement by the Requisite Company Stockholder Vote, the Company's Board of Directors may, to the extent required by its fiduciary duties to the Company's stockholders under applicable Law, as determined in good faith by the Company's Board of Directors after consultation with outside legal counsel and its financial advisors, make a Recommendation Withdrawal (it being understood that for purposes of this sentence, such term does not include recommendation, adoption or approval of any Company Acquisition Proposal) if (i) the Company shall have provided Buyer with written notice that it intends to effect a Recommendation Withdrawal pursuant to this Section 7.1(d) and describing the basis for such Recommendation Withdrawal and (ii) within a period of three full Business Days following the delivery of the notice referred to in clause (i) above, Buyer shall not have proposed adjustments in the terms and conditions of this Agreement which, after having negotiated or caused its financial and legal advisors to negotiate with Buyer in good faith such proposed adjustments, the Company's Board of Directors determines in its good faith judgment (after considering the advice of its legal counsel and financial advisors) would result in the Recommendation being consistent with its fiduciary duties to the Company's stockholders. Any such Recommendation Withdrawal or the entry by the Company into any Acquisition Agreement shall not change the approval of the Company Board of Directors for purposes of causing any state takeover statute or other state Law to be applicable to the Merger.

          (e)   Prior to the adoption of this Agreement by the Requisite Company Stockholder Vote, the Company may terminate this Agreement and enter into an Acquisition Agreement with respect to a Superior Proposal, provided that, prior to any such termination, (i) the Company shall have provided Buyer written notice that it intends to terminate this Agreement pursuant to this

  Section 7.4(e), identifying the Superior Proposal then determined to be more favorable, the parties thereto and the material terms and conditions of the Acquisition Agreement, (ii) within a period of three full Business Days following the delivery of the notice referred to in clause (i) above, Buyer shall not have proposed adjustments in the terms and conditions of this Agreement which, after having negotiated or caused its financial and legal advisors to negotiate with Buyer in good faith such proposed adjustments in the terms and conditions of this Agreement, the Company Board of Directors determines in its good faith judgment (after considering the advice of its financial advisor) to be as favorable to the Company's stockholders as such Superior Proposal, and (iii) at least three full Business Days after the Company has provided the notice referred to in clause (i) above, the Company shall have delivered to Buyer (A) a written notice of termination of this Agreement pursuant to this Section 7.4(e) and (B) a wire transfer of immediately available funds in the amount of the Company Termination Fee (it being understood and agreed that any material amendment to the financial terms or any other material term of such Superior Proposal to the detriment of the Company shall require a new written notice to Buyer pursuant to clause (i) above and a new three Business Day period).

          (f)    Nothing contained in this Agreement shall prohibit the Company or the Company's Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, or from issuing a "stop, look and listen" statement pending disclosure of its position thereunder, or (ii) making any disclosure to the Company's stockholders if, in the good faith judgment of the Company Board of Directors, after consultation with outside counsel to the Company, the failure to take such action would cause the Company's Board of Directors to violate its fiduciary duties to the Company's stockholders under applicable Law.

        7.5    Director and Officer Liability.

          (a)   Buyer agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company as provided in its certificate of incorporation or bylaws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six (6) years following the Effective Time, Buyer and the Surviving Corporation shall maintain in effect exculpation, indemnification and advancement of expenses provisions that are no less favorable than those provided in the organizational documents of the Company in effect as of the date hereof or in any indemnification agreements of the Company with any of their respective directors, officers or employees in effect immediately prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or Merger Sub.

          (b)   In addition to and not in limitation of the terms of Section 7.5(a), from and after the Effective Time, Buyer and the Surviving Corporation shall, to the greatest extent permitted by Delaware Law or the Company's certificate of incorporation and bylaws in effect on the date hereof, indemnify and hold harmless (and comply with all of the Company's existing obligations to advance funds for expenses to) any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company (or any of their respective predecessors) in respect of acts or omissions occurring or alleged to occur prior to or at the Effective Time; provided, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law.

          (c)   For a period of six (6) years after the Effective Time, each of the Buyer and the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (or comparable replacement coverage) (the

  "Current Policy") with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time; provided, however, that in no event shall the Buyer or the Surviving Corporation be required to expend an aggregate annual premium amount in excess of an amount equal to 200% of the annual premium currently paid by the Company under the Current Policy (the "Insurance Amount"); provided, however, that if the cost of such tail policy would exceed the Insurance Amount, each of the Buyer and the Surviving Corporation shall be obligated to purchase and maintain a tail policy with the greatest coverage available for a cost not exceeding the Insurance Amount, on terms and conditions that are no less favorable to the indemnified parties than the Current Policy.

          (d)   This Section 7.5 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former directors or officers of the Company, their respective heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns. In the event that the Surviving Corporation, Buyer or any of their successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person (including by dissolution), then, and in each such case, Buyer shall cause proper provision to be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, assume and honor the obligations set forth in this Section 7.5. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any such present or former director or officer is entitled, whether pursuant to Law, contract or otherwise.

        7.6    Takeover Statutes.    The parties shall use their respective reasonable best efforts (i) to take all action necessary so that no state takeover statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (ii) if any such takeover statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such takeover statute on the Merger and the other transactions contemplated by this Agreement.

        7.7    Public Announcements.    Except with respect to (a) any Buyer Recommendation Withdrawal effected pursuant to, and in accordance with, Section 7.1(d) or any action pursuant to, and in accordance with, such section, (b) any Recommendation Withdrawal or any action taken pursuant to, and in accordance with, Section 7.4 or (c) any action taken pursuant to, and in accordance with, Article IX, so long as this Agreement is in effect, the parties will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press release or public statement as may be required by applicable Law or the rules and regulations of NASDAQ with respect to which it is impossible without undue effort or expense to consult with the other parties, will not issue any such press release or make any such public statement without the consent of the other parties (not to be unreasonably withheld or delayed).

        7.8    Notice of Certain Events.    From and after the date of this Agreement until the Effective Time, the Company and Buyer shall promptly notify each other orally and in writing of (i) the inaccuracy in any material respect of any representation or warranty contained in this Agreement, (ii) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, (iii) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against or involving or otherwise affecting the Company or Buyer that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or that relate to the consummation of the transactions contemplated by this Agreement, (iv) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from the Company) and (v) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from the Company); provided, however, that the delivery of any notice pursuant to this Section 7.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice. With respect to any of the foregoing, the Company will consult with Buyer and its Representatives so as to permit the Company and Buyer and their respective Representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

        7.9    Employee Matters.

          (a)   For one year following the Effective Time, Buyer will or will cause one of its Subsidiaries to maintain the Company's current severance pay levels set forth on Section 7.9 of the Company Disclosure Letter and will or will cause one of its Subsidiaries to use commercially reasonable efforts to provide generally to those of its employees and employees of the Surviving Corporation or their respective Subsidiaries who shall have been employees of the Company immediately prior to the Effective Time and who shall have accepted an offer of employment made by Buyer in connection with the Merger ("Continuing Employees"), a total compensation package (including benefits and equity based compensation) that, in the aggregate, is no less favorable than the total compensation package (including benefits and equity based compensation) provided to similarly situated employees of Buyer. Buyer shall notify the Company of the identity of the employees to whom it intends to make offers of employment no less than 40 Business Days prior to the Closing.

          (b)   With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time (the "PSV Policies"), Buyer shall or shall cause one of its Subsidiaries to assume the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with Buyer's practice and policies.

          (c)   As of and after the Effective Time, the Surviving Corporation shall give Continuing Employees full credit for purposes of eligibility and vesting and benefit levels under the existing severance and vacation plans or arrangements of the Company that are listed in Schedule 4.11 of the Company Disclosure Letter (but not benefit accruals or any other purpose), under any employee compensation and incentive plans, benefit (including vacation) and severance plans, programs, policies and arrangements maintained for the benefit of Current Employees as of and after the Effective Time by the Surviving Corporation or any of its Subsidiaries for the Company Employees' service with the Company (each, a "Surviving Corporation Plan") to the same extent recognized by the Company immediately prior to the Effective Time, except as results in a duplication of benefits with respect to the same period of service. With respect to each Surviving Corporation Plan that is a "welfare benefit plan" (as defined in Section 3(1) of ERISA), the Surviving Corporation or its Subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, for the applicable plan year in which the Closing occurs, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Current Employees under similar plans maintained by the Company immediately prior to the Effective Time.

          (d)   The provisions of this Section 7.9 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any Company Employees), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 7.9) under or by reason of any provision of this Agreement.

        7.10    Listing.    Buyer shall use its reasonable best efforts to maintain its existing listing on NASDAQ and to cause the shares of Buyer Common Stock being issued pursuant to the Merger or issuable upon exercise of Company Options assumed by Buyer in connection with the Merger to be approved for listing (subject to notice of issuance) on NASDAQ at or prior to the Effective Time.

        7.11    Tax Matters.

          (a)   The Company, Merger Sub and Buyer shall use their respective reasonable best efforts to (i) cause the Merger to qualify, and shall use their respective reasonable best efforts not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken which would prevent the Merger from qualifying, as a "reorganization" under Section 368(a) of the Code and (ii) obtain the opinions of counsel referred to in Sections 8.2(g) and 8.3(g).

          (b)   This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a "plan of reorganization" within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). The Company, Merger Sub and Buyer shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

          (c)   On or before August 1, 2009, the Company shall prepare and file, or cause to be timely prepared and filed, on a basis consistent with past practice, all Tax Returns required to be filed with respect to the Company for the Tax year ended December 31, 2008 and shall present such Tax Returns to Buyer for review and comment at least 15 days before the date on which such Tax Returns are filed.

        7.12    Stockholder Litigation.    Each of the Company and Buyer shall give the other party the opportunity to participate in the defense or settlement of any litigation against such party and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without the other party's prior written consent, not to be unreasonably withheld or delayed.

        7.13    Exemption from Liability Under Section 16(b).

          (a)   The Board of Directors of Buyer, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders of Buyer Common Stock in exchange for shares of Company Common Stock, and of options to purchase Buyer Common Stock upon Buyer's assumption of Company Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

          (b)   For purposes of this Agreement, "Section 16 Information" means information regarding the Company Insiders and the number of shares of Company Common Stock or other Company equity securities deemed to be beneficially owned by each such Company Insider and expected to be exchanged for Buyer Common Stock, or options to purchase Buyer Common Stock, in each case, in connection with the Merger, which shall be provided by the Company to Buyer within 10 business days after the date of this Agreement.

          (c)   For purposes of this Agreement, "Company Insiders" means those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act as listed in Section 16 Information.

        7.14    Board of Directors of Buyer.    Prior to the Effective Time, Buyer shall cause, effective immediately following the Effective Time, the number of members of the Board of Directors of Buyer to be fixed at nine (9) and the person identified on Schedule 7.14 to be appointed to the Board of Directors of Buyer. If the person designated to be a director on Schedule 7.14 shall prior to the Effective Time be unable or unwilling to hold office immediately after the Effective Time, the Company and Buyer shall work together in good faith to designate another person acceptable to Buyer as a director in his or her place.

ARTICLE VIII
CONDITIONS TO THE MERGER

        8.1    Conditions to the Obligations of Each Party.    The obligations of the Company, Merger Sub and Buyer to consummate the Merger are subject to the satisfaction of the following conditions:

          (a)    Effectiveness of Form S-4.    The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding with respect to the Form S-4.

          (b)    Stockholder Approval.    This Agreement shall have been duly adopted and approved by the Requisite Company Stockholder Vote and the issuance of shares of Buyer Common Stock in connection with the Merger shall have been approved by the Requisite Buyer Stockholder Vote.

          (c)    No Injunctions or Restraints; Illegality.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. There shall not be any action taken, or any Law, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity of competent jurisdiction that makes the consummation of the Merger illegal.

        8.2    Conditions to the Obligations of Buyer and Merger Sub.    The obligations of Buyer and Merger Sub to consummate the Merger are subject to the satisfaction or valid waiver of the following further conditions:

          (a)    Representations and Warranties.    The representations and warranties of the Company set forth in (i) Section 4.5 shall be true and correct in all respects (except for de minimis inaccuracies), (ii) Sections 4.1, 4.2, 4.3, 4.7, 4.8 and 4.15 shall be true and correct in all material respects and (iii) in any other provision of this Agreement shall be true and correct in all respects (in each case without giving effect to any "materiality," "Material Adverse Effect" or similar qualifiers contained in any such representations and warranties other than those contained in Section 4.6(a)) as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date), except where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations and complied in all material respects with the agreements and covenants required to be performed by or complied with by it prior to the Effective Time hereunder.

          (c)    Closing Statement; Company Transaction Expenses.    The amounts set forth in the Closing Statement and in the certificate delivered pursuant to Section 2.9 shall be true and correct as of the date of delivery of the Statement.

          (d)    Officer's Certificate.    Buyer shall have received a certificate signed by a senior officer of the Company certifying as to the matters set forth in Sections 8.2(a), 8.2(b) and 8.2(c).

          (e)    Transaction Expenses.    The Company shall have paid the Transaction Expenses in full or accrued for such Transaction Expenses in full on the Closing Balance Sheet.

          (f)    Material Adverse Effect on the Company.    Since the Company Balance Sheet Date, there shall not have occurred a Material Adverse Effect on the Company.

          (g)    Tax Opinion.    Buyer shall have received a written opinion from its Tax counsel, Lowenstein Sandler PC, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinion shall not have been withdrawn. The issuance of such opinion shall be conditioned upon the receipt by such counsel of the Tax representation letters of Buyer, Merger Sub and Company in customary form to be provided at such time or times as reasonably requested by such Tax counsel. If Lowenstein Sandler PC is unable to provide the opinion required by this Section 8.2(g) to Buyer, but Wilmer Cutler Pickering Hale and Dorr LLP has provided to the Company the opinion required by Section 8.3(g), Buyer shall waive the condition of this Section 8.2(g) and shall be entitled to rely upon the opinion required by Section 8.3(g).

          (h)    Resignations.    Buyer shall have received copies of the resignations, effective as of the Effective Time, of each director of the Company.

          (i)    Certain Consents and Approvals.    All of the consents and approvals identified in Section 8.2(i) of the Company Disclosure Letter shall have been obtained.

        8.3    Conditions to the Obligations of the Company.    The obligation of the Company to consummate the Merger is subject to the satisfaction or valid waiver of the following further conditions:

          (a)    Representations and Warranties.    The representations and warranties of Buyer set forth in (i) Section 5.5 shall be true and correct in all respects (except for de minimis inaccuracies), (ii) Sections 5.1, 5.2, 5.3, 5.7 and 5.8 shall be true and correct in all material respects and (iii) in any other provision of this Agreement shall be true and correct in all respects (in each case without giving effect to any "materiality," "Material Adverse Effect" or similar qualifiers contained in any such representations and warranties other than those contained in Section 5.6(a)) as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date), except where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

          (b)    Performance of Obligations of Buyer.    Buyer shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.

          (c)    Officer's Certificate.    The Company shall have received a certificate signed by a senior officer of Buyer certifying as to the matters set forth in Sections 8.3(a) and 8.3(b).

          (d)    Buyer Material Adverse Effect.    Since the Buyer Balance Sheet Date, there shall not have occurred a Buyer Material Adverse Effect.

          (e)    Director Designee.    Buyer shall have complied with its obligations under Section 7.14 with respect to the appointment of the designee to Buyer's Board of Directors.

          (f)    Nasdaq.    The Buyer Common Shares to be issued to the Company's stockholders pursuant to the Merger and to be reserved for issuance upon exercise, vesting or payment under any Company Option shall have been authorized for listing on NASDAQ, subject only to official notice of issuance.

          (g)    Tax Opinion.    The Company shall have received a written opinion from its Tax counsel, Wilmer Cutler Pickering Hale and Dorr LLP, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinion shall not have been withdrawn. The issuance of such opinion shall be conditioned upon the receipt by such counsel of Tax representation letters of Buyer, Merger Sub and Company in customary form to be provided at such time or times as reasonably requested by such Tax counsel. If Wilmer Cutler Pickering Hale and Dorr LLP is unable to provide the opinion required by this Section 8.3(g) to the Company, but Lowenstein Sandler PC has provided to Buyer the opinion required by Section 8.2(g), Company shall waive the condition of this Section 8.3(g) and shall be entitled to rely upon the opinion required by Section 8.2(g).

          (h)    Convertible Notes.    The Company shall have received from Buyer the executed Supplemental Indenture.

ARTICLE IX
TERMINATION

        9.1    Termination.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any prior adoption of this Agreement by the stockholders of the Company):

          (a)   by mutual written consent of the Company, on the one hand, and Buyer, on the other hand;

          (b)   by either the Company, on the one hand, or Buyer, on the other hand, if:

              (i)  the Effective Time shall not have occurred on or before October 31, 2009 (the "End Date"), unless the failure of the Effective Time to occur by such date is the result of, or caused by, the breach of this Agreement by the party seeking to exercise such termination right;

             (ii)  there shall be any final and nonappealable order granted by a Governmental Authority that makes illegal or prohibits the consummation of the Merger, provided that, the party seeking to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall have used the efforts required by Section 7.2 to remove such order;

            (iii)  at the Company Stockholder Meeting or any adjournment thereof at which this Agreement has been voted upon, the stockholders of the Company fail to adopt this Agreement by the Requisite Company Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(b)(iii) if such failure is attributable to the breach by such party of any of its obligations under this Agreement; or

            (iv)  at the Buyer Stockholder Meeting or any adjournment thereof at which the proposal to issue shares of Buyer Common Stock in connection with this Agreement is voted on, the stockholders of Buyer have failed to approve such issuance by the Requisite Buyer Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(b)(iv) if such failure is attributable to the breach by such party of any of its obligations under this Agreement.

          (c)   by the Company:

              (i)  if a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Section 8.3(a) or 8.3(b) not to be satisfied, and such breach is incapable of being cured by the End Date; provided, however, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, 8.2(a), or 8.2(b) not to be satisfied;

             (ii)  prior to the adoption of this Agreement by the Requisite Company Stockholder Vote, in accordance with, and subject to the terms and conditions of, Section 7.4(e);

            (iii)  if the Board of Directors of Buyer or any committee thereof shall have effected a Buyer Recommendation Withdrawal or publicly proposed to effect a Buyer Recommendation Withdrawal or Buyer shall have failed to include the Buyer Recommendation in the Joint Proxy Statement/Prospectus; or

            (iv)  if Buyer shall have materially breached the terms of Section 7.1 in any respect adverse to the Company.

          (d)   by Buyer, if:

              (i)  a breach of any representation, warranty, covenant or agreement on the part of the Company or Merger Sub set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Section 8.2(a) or 8.2(b) not to be satisfied, and such breach is incapable of being cured by the End Date; provided, however, that Buyer is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, 8.3(a) or 8.3(b) not to be satisfied;

             (ii)  (A) the Board of Directors of the Company or any committee thereof shall have effected a Recommendation Withdrawal, or publicly proposed to effect a Recommendation Withdrawal, (B) the Board of Directors of the Company or any committee thereof shall have approved or recommended to the stockholders of the Company a Company Acquisition Proposal other than the Merger, (C) the Company shall have entered into a Contract (other than a confidentiality agreement pursuant to and in compliance with Section 7.4(b)) relating to a Company Acquisition Proposal or (D) the Company shall have failed to include the Recommendation in the Joint Proxy Statement/Prospectus;

            (iii)  if a tender offer or exchange offer for any outstanding shares of capital stock of the Company is commenced prior to the adoption of this Agreement by the Requisite Company Stockholder Vote and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten business days after commencement, or the Company or its Board of Directors publicly announces its intention to do any of the foregoing;

            (iv)  if the Board of Directors of the Company exempts any Person other than Buyer or any of its Affiliates from the provisions of Section 203 of the DGCL; or

             (v)  if the Company shall have materially breached the terms of Section 7.1 or Section 7.4 in any respect adverse to Buyer.

        9.2    Termination Fee.

          (a)   In the event that this Agreement is terminated (1) by the Company pursuant to Section 9.1(c)(ii), then the Company shall pay to Buyer the Company Termination Fee in accordance with Section 9.2(e), at or prior to the time of termination, or (2) by the Buyer pursuant to Section 9.1(d)(ii) or (iii), then, no later than the next Business Day following the date of such termination, the Company shall pay to Buyer the Company Termination Fee in accordance with Section 9.2(e).

          (b)   In the event that (1) this Agreement is terminated by Buyer, on the one hand, or the Company, on the other hand, pursuant to Section 9.1(b)(i) or Section 9.1(b)(iii) or by Buyer pursuant to Section 9.1(d)(i), (iv) or (v); and (2) at any time after the date of this Agreement and prior to the termination a bona fide, written Company Acquisition Proposal shall have been publicly announced or publicly made known; and (3) within 12 months after such termination the Company enters into any definitive agreement with respect to, or consummates, any Company Acquisition Proposal, then, on the date of such execution or consummation, the Company shall pay to Buyer the Company Termination Fee in accordance with Section 9.2(e). For the purpose of this Section 9.2(b) , all references in the definition of the term Company Acquisition Proposal to "15% or more" will be deemed to be references to "more than 50%".

          (c)   In the event that this Agreement is terminated by the Company pursuant to Section 9.1(c)(iii) then, no later than the next Business Day following the date of such termination, Buyer shall pay to the Company the Buyer Termination Fee in accordance with Section 9.2(e).

          (d)   In the event that (1) this Agreement is terminated by the Company pursuant to Section 9.1(c)(i) or by either the Company or Buyer pursuant to Section 9.1(b)(iv), (2) at any time after the date of this Agreement and prior to the termination a bona fide, written proposal or offer to effect a Buyer Sale shall have been publicly announced or publicly made known by any Person or "group" (as defined in Section 13(d) of the Exchange Act), other than the Company and (3) and within 12 months after such termination Buyer enters into any definitive agreement with respect to, or consummates, any Buyer Sale, then, on the date of such execution or consummation, Buyer shall pay to the Company the Buyer Termination Fee in accordance with Section 9.2(e).

          (e)   Any amount that becomes payable pursuant to Section 9.2(a), 9.2(b), 9.2(c) or 9.2(d) shall be paid by wire transfer of immediately available funds to an account designated by the party entitled to receive such payment.

          (f)    Each of the Company, Buyer and Merger Sub acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, that without these agreements the Company, Buyer and Merger Sub would not have entered into this Agreement, and that any amounts payable pursuant to this Section 9.2 do not constitute a penalty.

        9.3    Effect of Termination.    If this Agreement is terminated pursuant to Section 9. 1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Buyer, Merger Sub or their respective Subsidiaries or Affiliates, except that the provisions of Sections 7.3(c), 9.2, 9.3 and Article X will survive the termination hereof; provided, however, that nothing herein shall relieve any party from liability for willful breach or fraud.

ARTICLE X
MISCELLANEOUS

        10.1    Notices.    All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given:

  if to the Company, to:

    CuraGen Corporation
    322 East Main Street
    Branford, Connecticut 06405
    Attention: President
    Fax: (203) 315-3300

  with a copy (which shall not constitute notice) to:

    Wilmer Cutler Pickering Hale and Dorr LLP
    60 State Street
    Boston, MA 02109
    Attention: Philip P. Rossetti
    Fax: (617) 526-5000

  if to Buyer or Merger Sub, to:

    Celldex Therapeutics, Inc.
    119 Fourth Avenue
    Needham, MA 02494
    Attention: President and Chief Executive Officer
    Fax: (781) 433-3191 and (908) 454-1911

  with a copy (which shall not constitute notice) to:

    Lowenstein Sandler PC
    65 Livingston Ave.
    Roseland, N.J. 07068
    Attention: Anthony O. Pergola
    Fax: (973) 597-2445

or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the facsimile number specified above and electronic confirmation of transmission is received or (ii) if given by any other means, when delivered at the address specified in this Section 10.1.

        10.2    Representations and Warranties.    None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time and then only to such extent. Each of the Company, Merger Sub and Buyer acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) no party makes, and has not made, any representations or warranties relating to itself or its businesses or otherwise in connection with the Merger, (b) no person has been authorized by any party to make any representation or warranty relating to itself or its businesses or otherwise in connection with the Merger and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties unless any such materials or information are expressly the subject of any representation or warranty set forth in this Agreement.

        10.3    Expenses.    Except as otherwise expressly provided in Sections 7.5 and 9.2, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

        10.4    Amendment.    This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors or Board of Managers, as applicable, at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which under applicable Law requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        10.5    Waiver.    At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained for the benefit of such party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

        10.6    Successors and Assigns.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto (and any purported assignment without such consent shall be void and without effect).

        10.7    Governing Law.    This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (without regard to conflict of Laws principles).

        10.8    Counterparts; Effectiveness; Third Party Beneficiaries.    This Agreement may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective only when actually signed by each party hereto and each such party has received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to or shall confer upon any Person other than the parties hereto any rights or remedies hereunder or with respect hereto, except as otherwise expressly provided in Section 7.5 (which is intended to be for the benefit of the persons covered thereby).

        10.9    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any Law, or due to any public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

        10.10    Entire Agreement.    This Agreement (including the exhibits and schedules thereto) constitutes the entire agreement of the parties hereto with respect to its subject matter and supersedes all oral or written prior or contemporaneous agreements and understandings among the parties with respect to such subject matter.

        10.11    Remedies.    The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy they may have at law or in equity.

        10.12    Jurisdiction.

          (a)   In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto: (i) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware; (ii) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the aforementioned courts; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the aforementioned courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the aforementioned courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

          (b)   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

        10.13    Headings.    The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

        10.14    Further Assurances.    Each party will, and will cause its Subsidiaries to, execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the Merger in accordance with the terms hereof.

        10.15    Authorship.    The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed by their respective authorized officers as of the day and year first written above.

CELLDEX THERAPEUTICS, INC.
By:	/s/ Anthony S. Marucci
Its:	President and Chief Executive Officer
COTTRELL MERGER SUB, INC.
By:	/s/ Anthony S. Marucci
Its:	President
CURAGEN CORPORATION
By:	/s/ Timothy Shannon, M.D
Its:	President and Chief Executive Officer

EXHIBIT A

FORM OF CERTIFICATE OF INCORPORATION
OF
SURVIVING CORPORATION

CERTIFICATE OF INCORPORATION
OF
[    •    ]

        FIRST. The name of the corporation is [    •    ]

        SECOND. The address of its registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

        THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

        FOURTH. The total number of shares of stock which the corporation shall have authority to issue is 1,000. All such shares are to be Common Stock, par value of $.01 per share, and are to be of one class.

        FIFTH. The incorporator of the corporation is Eric J. Weiner, whose mailing address is c/o Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068.

        SIXTH. Unless and except to the extent that the bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

        SEVENTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the bylaws of the corporation.

        EIGHTH. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

        NINTH. The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

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EXHIBIT B

FORM OF BY-LAWS
OF
SURVIVING CORPORATION

BYLAWS
OF
[    •    ]

ARTICLE I
 Meetings of Stockholders

        Section 1.1.    Annual Meetings.    If required by applicable law, an annual meeting of stockholders shall be held for the election of directors at such date, time and place, if any, either within or without the State of Delaware, as may be designated by resolution of the Board of Directors from time to time. Any other proper business may be transacted at the annual meeting.

        Section 1.2.    Special Meetings.    Special meetings of stockholders for any purpose or purposes may be called at any time by the Board of Directors, but such special meetings may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

        Section 1.3.    Notice of Meetings.    Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the certificate of incorporation or these bylaws, the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder's address as it appears on the records of the corporation.

        Section 1.4.    Adjournments.    Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

        Section 1.5.    Quorum.    Except as otherwise provided by law, the certificate of incorporation or these bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. In the absence of a quorum, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time in the manner provided in Section 1.4 of these bylaws until a quorum shall attend. Shares of its own stock belonging to the corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the corporation or any subsidiary of the corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

        Section 1.6.    Organization.    Meetings of stockholders shall be presided over by the Chairperson of the Board, if any, or in his or her absence by the Vice Chairperson of the Board, if any, or in his or

1

her absence by the President, or in his or her absence by a Vice President, or in the absence of the foregoing persons by a chairperson designated by the Board of Directors, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

        Section 1.7.    Voting; Proxies.    Except as otherwise provided by or pursuant to the provisions of the certificate of incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot. At all meetings of stockholders for the election of directors at which a quorum is present a plurality of the votes cast shall be sufficient to elect. All other elections and questions presented to the stockholders at a meeting at which a quorum is present shall, unless otherwise provided by the certificate of incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the corporation, or applicable law or pursuant to any regulation applicable to the corporation or its securities, be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the corporation which are present in person or by proxy and entitled to vote thereon.

        Section 1.8.    Fixing Date for Determination of Stockholders of Record.    In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting; (2) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than ten (10) days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (3) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (2) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action of the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (3) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

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        Section 1.9.    List of Stockholders Entitled to Vote.    The officer who has charge of the stock ledger shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least ten (10) days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting or (ii) during ordinary business hours at the principal place of business of the corporation. The list of stockholders must also be open to examination at the meeting as required by applicable law. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1.9 or to vote in person or by proxy at any meeting of stockholders.

        Section 1.10.    Action By Written Consent of Stockholders.    Unless otherwise restricted by the certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by law, be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation.

        Section 1.11.    Inspectors of Election.    The corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the corporation represented at the meeting and such inspectors' count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

        Section 1.12.    Conduct of Meetings.    The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board of Directors may adopt by resolution such rules

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and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

ARTICLE II
 Board of Directors

        Section 2.1.    Number; Qualifications.    The Board of Directors shall consist of one or more members, the number thereof to be determined from time to time by resolution of the Board of Directors. Directors need not be stockholders.

        Section 2.2.    Election; Resignation; Vacancies.    The Board of Directors shall initially consist of the persons named as directors in the certificate of incorporation or elected by the incorporator of the corporation, and each director so elected shall hold office until the first annual meeting of stockholders or until his or her successor is duly elected and qualified. At the first annual meeting of stockholders and at each annual meeting thereafter, the stockholders shall elect directors each of whom shall hold office for a term of one year or until his or her successor is duly elected and qualified, subject to such director's earlier death, resignation, disqualification or removal. Any director may resign at any time upon notice to the corporation. Unless otherwise provided by law or the certificate of incorporation, any newly created directorship or any vacancy occurring in the Board of Directors for any cause may be filled by a majority of the remaining members of the Board of Directors, although such majority is less than a quorum, or by a plurality of the votes cast at a meeting of stockholders, and each director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced or until his or her successor is elected and qualified.

        Section 2.3.    Regular Meetings.    Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine.

        Section 2.4.    Special Meetings.    Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the President, any Vice President, the Secretary, or by any member of the Board of Directors. Notice of a special meeting of the Board of Directors shall be given by the person or persons calling the meeting at least twenty-four hours before the special meeting.

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        Section 2.5.    Telephonic Meetings Permitted.    Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this by-law shall constitute presence in person at such meeting.

        Section 2.6.    Quorum; Vote Required for Action.    At all meetings of the Board of Directors the directors entitled to cast a majority of the votes of the whole Board of Directors shall constitute a quorum for the transaction of business. Except in cases in which the certificate of incorporation, these bylaws or applicable law otherwise provides, a majority of the votes entitled to be cast by the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

        Section 2.7.    Organization.    Meetings of the Board of Directors shall be presided over by the Chairperson of the Board, if any, or in his or her absence by the Vice Chairperson of the Board, if any, or in his or her absence by the President, or in their absence by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

        Section 2.8.    Action by Unanimous Consent of Directors.    Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmissions are filed with the minutes of proceedings of the board or committee in accordance with applicable law.

ARTICLE III
 Committees

        Section 3.1.    Committees.    The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it.

        Section 3.2.    Committee Rules.    Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these bylaws.

ARTICLE IV
 Officers

        Section 4.1.    Officers; Election; Qualifications; Term of Office; Resignation; Removal; Vacancies.    The Board of Directors shall elect a President and Secretary, and it may, if it so determines, choose a Chairperson of the Board and a Vice Chairperson of the Board from among its members. The Board of Directors may also choose one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and such other officers as it shall from time to time deem necessary or desirable. Each such officer shall hold office until the first meeting of the Board of

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Directors after the annual meeting of stockholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the corporation. The Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the corporation. Any number of offices may be held by the same person. Any vacancy occurring in any office of the corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

        Section 4.2.    Powers and Duties of Officers.    The officers of the corporation shall have such powers and duties in the management of the corporation as may be prescribed in a resolution by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

        Section 4.3.    Appointing Attorneys and Agents; Voting Securities of Other Entities.    Unless otherwise provided by resolution adopted by the Board of Directors, the Chairperson of the Board, the President or any Vice President may from time to time appoint an attorney or attorneys or agent or agents of the corporation, in the name and on behalf of the corporation, to cast the votes which the corporation may be entitled to cast as the holder of stock or other securities in any other corporation or other entity, any of whose stock or other securities may be held by the corporation, at meetings of the holders of the stock or other securities of such other corporation or other entity, or to consent in writing, in the name of the corporation as such holder, to any action by such other corporation or other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consents, and may execute or cause to be executed in the name and on behalf of the corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he or she may deem necessary or proper. Any of the rights set forth in this Section 4.3 which may be delegated to an attorney or agent may also be exercised directly by the Chairperson of the Board, the President or the Vice President.

ARTICLE V
 Stock

        Section 5.1.    Certificates.    The shares of the corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the corporation by the Chairperson or Vice Chairperson of the Board of Directors, if any, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the corporation certifying the number of shares owned by such holder in the corporation. Any of or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue.

        Section 5.2.    Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates.    The corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or such owner's legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

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ARTICLE VI
 Indemnification and Advancement of Expenses

        Section 6.1.    Right to Indemnification.    The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a "Covered Person") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.3, the corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the corporation.

        Section 6.2.    Prepayment of Expenses.    The corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys' fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VI or otherwise.

        Section 6.3.    Claims.    If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article VI is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

        Section 6.4.    Nonexclusivity of Rights.    The rights conferred on any Covered Person by this Article VI shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

        Section 6.5.    Other Sources.    The corporation's obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

        Section 6.6.    Amendment or Repeal.    Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

        Section 6.7.    Other Indemnification and Prepayment of Expenses.    This Article VI shall not limit the right of the corporation, to the extent and in the manner permitted by law, to indemnify and to

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advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

ARTICLE VII
 Miscellaneous

        Section 7.1.    Fiscal Year.    The fiscal year of the corporation shall be determined by resolution of the Board of Directors.

        Section 7.2.    Seal.    The corporate seal shall have the name of the corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

        Section 7.3.    Manner of Notice.    Except as otherwise provided herein or permitted by applicable law, notices to directors and stockholders shall be in writing and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, and except as prohibited by applicable law, any notice to stockholders given by the corporation under any provision of applicable law, the certificate of incorporation, or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any stockholder who fails to object in writing to the corporation, within 60 days of having been given written notice by the corporation of its intention to send the single notice permitted under this Section 7.3, shall be deemed to have consented to receiving such single written notice. Notice to directors may be given by telecopier, telephone or other means of electronic transmission.

        Section 7.4.    Waiver of Notice of Meetings of Stockholders, Directors and Committees.    Any waiver of notice, given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in a waiver of notice.

        Section 7.5.    Form of Records.    Any records maintained by the corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time.

        Section 7.6.    Amendment of By-Laws.    These bylaws may be altered, amended or repealed, and new bylaws made, by the Board of Directors, but the stockholders may make additional bylaws and may alter and repeal any bylaws whether adopted by them or otherwise.

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Annex B

BREAN MURRAY, CARRET & CO. 570 Lexington Avenue New York, NY 10022-6822 212/702-6500 www.breanmurraycarret.com

May 27, 2009

Board of Directors
Celldex Therapeutics, Inc.
222 Cameron Drive, Suite 400
Phillipsburg, NJ 08865

Dear Sirs:

        We understand that Celldex Therapeutics, Inc., a Delaware corporation ("Celldex"), intends to purchase Curagen Corporation ("Curagen"), a Delaware company, listed on the Nasdaq Global Market, pursuant to a merger (the "Merger") whereby Curagen would become a wholly-owned subsidiary of Celldex. The Merger will be effected pursuant to an Agreement and Plan of Merger between Celldex, Curagen and Celldex's newly formed merger subsidiary, a draft copy of which has been provided to us on May 27, 2009 (the "Merger Agreement"). The Merger Agreement provides, among other things, for the merger (the "Proposed Transaction") of Curagen with and into a subsidiary of Celldex. The terms of the Proposed Transaction are set forth in more detail in the Merger Agreement.

        You have requested our opinion, as investment bankers, as to the fairness from a financial point of view, of the Common Stock Exchange Ratio (as defined in the Merger Agreement) to Celldex. Our opinion addresses only the fairness, from a financial point of view, of the Common Stock Exchange Ratio, and we do not express any views on any other terms of the Proposed Transaction. Specifically, we have not been requested to opine as to, and our opinion does not in any manner address, the relative merits of the Proposed Transaction as compared to any alternative business strategy that might exist for Celldex.

        In arriving at our opinion, we have:

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  reviewed publicly available historical financial and operating data concerning Curagen and Celldex, including, without limitation, the Annual Reports on Form 10-K for the fiscal years ended December 31, 2008, December 31, 2007, and December 31, 2006; the quarterly report on Form 10-Q for the period ending March 31, 2009;

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  reviewed projected financial information prepared by Curagen management contained in Curagen's online dataroom as well as certain updated financial information provided directly to us by both Celldex and Curagen;

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  reviewed publicly available non-financial information concerning Curagen and Celldex;

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  reviewed the current draft of the Merger Agreement;

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  conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our Opinion, including several discounted cash flow analyses;

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  analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Celldex and Curagen;

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  evaluated the pro forma financial impact of the Merger on Celldex;

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  reviewed Celldex's historical financial and operating data;

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  reviewed projected financial information prepared by Celldex's management; and

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  conducted discussions with Celldex's senior management concerning Celldex's historical financial results, business prospectus and projected financial information.

        In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us and we have not independently verified (nor have we assumed any responsibility for the independent verification of) any such information, and we have further relied upon the assurances of Celldex and Curagen that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. We have further assumed that the transactions described in the Proposal will be consummated in a timely manner without waiver or modification of any of the material terms or conditions contained therein. With respect to the projected financial information, we have assumed that such projected financial information has been prepared in good faith and on bases and assumptions reflecting the best currently available judgments and estimates of Celldex's management as to the expected future results of operations and financial condition. We express no opinion with respect to such projected financial information or the assumptions upon which it is based. We have not reviewed any of the books and records of Celldex or made any independent valuation or appraisal of the assets or liabilities of Celldex.

        In rendering our opinion, we have, with your consent, made the following assumptions: (i) that each of Celldex and Curagen will comply with all material terms of the Agreement; (ii) that the Proposed Transaction will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment; (iii) that the final executed form of the Merger Agreement will not differ in any material respect from the draft of the Merger Agreement reviewed by us; and (iv) that all consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Proposed Transaction. We have also assumed that the representations and warranties made by Celldex and Curagen in the Merger Agreement will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to Curagen with respect to such issues.

        Our opinion set forth herein is necessarily based upon financial, market, economic and other conditions and circumstances as they exist and have been disclosed on, and can be evaluated as of, the date hereof. We are not expressing any opinion herein as to the price at which the Curagen Common Stock will actually trade at any time. We have not been asked to, nor do we, offer any opinion as to the terms of the Proposed Transaction, the fairness of the amount or nature of the compensation to any insiders, or the form of the Proposed Transaction.

        We have acted as financial advisor to the Board of Directors of Celldex in connection with the Proposed Transaction and will receive a fee for such services and for rendering this opinion. Our fee was fully negotiated at arm's length with Celldex. In addition, Celldex has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. Please be advised that, during the two years preceding the date of this letter, neither we nor our affiliates have had any other significant financial advisory or other significant commercial or investment banking relationships with Celldex or Curagen; except with respect to our engagement by what is now a wholly-owned subsidiary of Celldex ("Celldex Research") in 2007 to act as Celldex Research's financial advisor with respect to a fairness opinion for Celldex Research's transaction with AVANT Immunotherapeutics, Inc. now named (Celldex Therapeutics, Inc.). In the ordinary course of our business, we may actively trade the debt or equity securities of Curagen for our account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        Our opinion is necessarily based on economic, market and other conditions as they exist, and the information made available to us, as of the date hereof. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion that may come or be brought to our attention after the date of this opinion. In the performance of our financial advisory services, we were not engaged to solicit, and did not solicit, interest from any party with respect to the acquisition of Celldex or any of its assets. No limitations were imposed upon us by Celldex with respect to the investigations to be made or procedures to be followed by us in rendering our opinion.

        The opinion expressed herein does not constitute a recommendation as to any action the Board of Directors of Celldex or any shareholder of Celldex should take in connection with the Proposed Transaction. Further, we express no opinion herein as to the structure, terms or effect of any other aspect of the Proposed Transaction, including, without limitation, the tax consequences thereof.

        Brean Murray, Carret & Co., Inc., as part of our investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. Our opinion is provided for the use and benefit of the Board of Directors of Celldex and is rendered to the Board of Directors in connection with the Proposed Transaction. This opinion is not intended and does not constitute a recommendation to any stockholder of Celldex as to how a stockholder should vote with respect to the Proposed Transaction. This opinion is not to be reprinted, reproduced or disseminated without our prior written consent, and is not to be quoted or referred to, in whole or in part, in connection with the Proposed Transaction or any other matter; provided that we understand and agree that if this opinion is required pursuant to any applicable statute or regulation to be included in any materials to be filed with the Securities and Exchange Commission or mailed to the shareholders of Celldex in connection with the Proposed Transaction, the opinion may be reproduced in such materials only in its entirety, and any description of or reference to us or any summary of this opinion in such materials must be in a form acceptable to and consented to in advance by us, such consent not to be unreasonably withheld.

        Based upon and subject to the foregoing, including the various assumptions, limitations, and qualifications set forth herein, we are of the opinion that, as of the date hereof, the Common Stock Exchange Ration is fair, from a financial point of view, to Celldex.

        The issuance of this opinion has been approved by a fairness opinion committee of Brean Murray, Carret & Co., Inc.

Respectfully submitted,
Brean Murray, Carret & Co., Inc.

Annex C

150 East 42nd Street, 35th Floor, New York, NY 10017 Tel: 212-284-9400 -- Toll Free: 888 819-6131 -- Piper Jaffray & Co. Since 1895 Member SIPC and NYSE

May 28, 2009

Board of Directors
CuraGen Corporation
322 East Main Street
Branford, Connecticut 06405

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the "Company Common Stock"), of CuraGen Corporation (the "Company"), of the Purchase Price (as defined below) pursuant to a draft of the Agreement and Plan of Merger, dated as of May 28, 2009 (the "Agreement"), to be entered into among the Company, Celldex Therapeutics, Inc. (the "Acquiror") and Cottrell Merger Sub Inc. ("Merger Sub"), a newly formed wholly-owned subsidiary of the Acquiror. The Agreement provides for, among other things, the merger (the "Merger") of the Merger Sub with and into the Company, pursuant to which each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror, will be converted into the right to receive shares of common stock, par value $0.001 per share, of the Acquiror (the "Acquiror Shares"). The Acquiror Shares issued as consideration for the Merger shall be deemed to have a value equal to the volume weighted average of the closing prices of the Acquiror Shares on The Nasdaq Stock Market on fifteen randomly selected days during the period of thirty trading days ending on the date that is two trading days prior to the effective time of the Merger. The "Purchase Price" shall equal $94,500,000 in the aggregate. We understand that the Purchase Price will be subject to adjustment based on and to the extent that the amount of the Company's Cash at Closing Amount (as defined in the Agreement) is more or less than $54,500,000, as set forth in the Agreement; provided, that the Purchase Price shall not exceed $100,000,000 (the "Net Cash Adjustment"). We also understand that the Agreement contains provisions providing for a minimum and maximum amount of Acquiror Shares that may be issued in connection with the Merger (the "Acquiror Share Limitation"). The terms and conditions of the Merger are more fully set forth in the Agreement.

        In connection with our review of the Merger, and in arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of a draft of the Agreement dated May 28, 2009; (ii) reviewed and analyzed certain financial and other data with respect to the Company and the Acquiror which was publicly available, (iii) reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror that were publicly available, as well as those that were furnished to us by the Company and the Acquiror; (iv) conducted discussions with members of senior management and representatives of the Company and the Acquiror concerning the matters described in clauses (ii) and (iii) above, as well as their respective businesses and prospects before and after giving effect to the Merger; (v) reviewed the current and historical reported prices and trading activity of Company Common Stock and the Acquiror Shares and similar information for certain other companies deemed by us to be comparable to the Company; (vi) compared the financial performance of the Company and the Acquiror with that of certain other publicly-traded companies that we deemed relevant; and (vii) reviewed the financial terms, to the extent publicly available, of certain business combination transactions that we deemed relevant. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

        We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the Company and the Acquiror that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company and the Acquiror as to the expected future results of operations and financial condition of the Company and the Acquiror, respectively, to which such financial forecasts, estimates and other forward-looking information relate. We express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. We have further assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company, the Acquiror and the Agreement.

        In arriving at our opinion, we have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder (v) that the Acquiror Share Limitation will not result in any adjustment that is material to our analysis, and (vi) that the Net Cash Adjustment will not result in any adjustment to the Purchase Price that is material to our analysis. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company, the Acquiror or the contemplated benefits of the Merger.

        In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company or the Acquiror, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company, the Acquiror or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company, the Acquiror or any of their affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither the Company nor the Acquiror is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.

        This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Company Common Stock or Acquiror Shares may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

        We have been engaged by the Company to act as its financial advisor and we will receive a fee from the Company for providing our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. The opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. We are currently engaged to assist the Company's Board of Directors with strategic and financial alternatives for the Company and have, in the past, provided financial advisory and financing services to a subsidiary of the Company and may continue to do so on behalf of the Company and its subsidiaries and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we and our affiliates may actively trade securities of the Company and the Acquiror for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We may also, in the future, provide investment banking and financial advisory services to the Company, the Acquiror or entities that are affiliated with the Company or the Acquiror, for which we would expect to receive compensation.

        This opinion is provided to the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should act or vote with respect to the Merger or any other matter. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Piper Jaffray Opinion Committee.

        This opinion addresses solely the fairness, from a financial point of view, to holders of Company Common Stock of the proposed Purchase Price set forth in the Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company, Acquiror's ability to fund the Purchase Price or any other terms contemplated by the Agreement or the fairness of the Merger to any other class of securities, creditor or other constituency of the Company. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the Purchase Price to be received by holders of Company Common Stock in the Merger or with respect to the fairness of any such compensation, including whether such payments are reasonable in the context of the Merger.

        Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Purchase Price is fair, from a financial point of view, to the holders of Company Common Stock (other than the Acquiror and its affiliates, if any) as of the date hereof.

Sincerely,

PIPER JAFFRAY & CO.

MAP AND DIRECTIONS TO OMNI NEW HAVEN HOTEL AT YALE

155 Temple Street
New Haven, Connecticut 06510
Telephone: (203) 772-6664
Facsimile: (203) 974-6777

From I-91 South:
Take Exit #3 (Trumbull Street)—go to the third traffic light and take a left onto Temple Street. Follow Temple Street and proceed through three traffic lights. After the third traffic light, the Hotel is located on the left (155 Temple Street)

From I-95 North and I-95 South:
Take Exit #47 and proceed onto Route 34. Take Exit #1 on Route 34 and follow to the first traffic light. Turn right at light (Church Street) and follow to the third traffic light. Turn left at the third traffic light (Chapel Street) and follow to the first traffic light—turn left (Temple Street) and the hotel is on your left (155 Temple Street). Directional city signage (Large yellow signs) is also available to assist from the I-95 exits.

CURAGEN CORPORATION

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 30, 2009

THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF CURAGEN CORPORATION

The undersigned, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Joint Proxy Statement/Prospectus, each dated August 28, 2009, and hereby appoints TIMOTHY M. SHANNON, M.D. and SEAN A. CASSIDY, and each of them (with full power to act alone), the true and lawful attorneys and proxies of the undersigned, with full power of substitution to each, to represent and to vote all shares of the common stock of CuraGen Corporation (“CuraGen”) registered in the name of the undersigned which the undersigned is entitled to vote at the Special Meeting of Stockholders of CuraGen Corporation (the “Meeting”) to be held at 5 P.M., local time, on Wednesday, September 30, 2009 at The Omni New Haven Hotel at Yale, located at 155 Temple Street, New Haven, Connecticut 06510, and at any adjournments or postponements thereof, with all the powers the undersigned would have if personally present and hereby revokes any previous proxies relating to such shares.

CuraGen Stockholders will be asked to vote on the following proposals at the Meeting:

Proposal No. 1:        To adopt the Agreement and Plan of Merger dated as of May 28, 2009, by and among CuraGen Corporation, Celldex Therapeutics, Inc. and Cottrell Merger Sub, Inc., as such agreement may be amended from time to time.

Proposal No. 2:        To approve the adjournment of the Meeting, if necessary, to solicit additional proxies in the event that there are insufficient votes to constitute a quorum or approve Proposal No. 1 at the time of the Meeting.

The Board of Directors of CuraGen recommends a vote FOR each of Proposal No. 1 and Proposal No. 2.

You may indicate how you would like your shares to be voted by the named proxies at the Meeting by

VOTING BY INTERNET — www.voteproxy.com — Use the internet to transmit your voting instructions by accessing www.voteproxy.com up until 11:59 P.M. New York City Time on September 29, 2009. Have your proxy card in hand when you access the web site and then follow the instructions on the website.

VOTING BY PHONE — 1-800-PROXIES — Use any touch-tone telephone to transmit your voting instructions by calling 1-800-PROXIES (1-800-776-9437) up until 11:59 P.M. New York City Time on September 29, 2009. Have your proxy card in hand when you call and then follow the instructions provided.

VOTING BY MAIL — Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CuraGen c/o Corporation American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

If  you vote your shares by Proxy using either the internet, the telephone or the mail, your shares will be voted by the named proxies at the Meeting in the manner you direct, unless you subsequently revoke your Proxy in the manner provided for in the Joint Proxy Statement/Prospectus mailed herewith.  If you properly submit a Proxy but do not provide direction on how to vote for either Proposal No. 1 or Proposal No. 2, then your shares will be voted in accordance with the recommendations of the CuraGen Corporation Board of Directors.  If you properly submit a Proxy then the named proxies are authorized to vote on any other matters that may properly come before the Meeting or any adjournments or postponements thereof using their discretion.   If you wish to vote in accordance with the Board of Directors’ recommendations, all you need to do is to sign, date and return this Proxy Card, you do not need to mark any boxes.

Important Notice Regarding the Availability of Proxy Materials for the Meeting:

The Joint Proxy Statement/Prospectus is available at www.curagen.com.

(SEE REVERSE SIDE)

CURAGEN CORPORATION

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 30, 2009

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

The internet and telephone voting facilities will close at 11:59 P.M. New York City time on September 29, 2009.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, MARK, SIGN AND DATE THIS PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.

Please mark your votes below in blue or black ink as follows: ☒

The Board of Directors recommends a vote FOR the following proposals.

For	Against	Abstain

1. To adopt the Agreement and Plan of Merger dated as of May 28, 2009, by and among CuraGen Corporation, Celldex Therapeutics, Inc. and Cottrell Merger Sub, Inc., as such agreement may be amended from time to time.

☐	☐	☐

2.To approve the adjournment of the Meeting, if necessary, to solicit additional proxies in the event that there are insufficient votes to constitute a quorum or approve Proposal No. 1 at the time of the Meeting.

☐	☐	☐

Authorized Signatures—This section must be completed for your vote to be counted—Date and Sign Below.

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing in a fiduciary capacity, please indicate full title as such. If a corporation or partnership, please sign in full corporate partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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